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TABLE OF CONTENTS

As filed with the Securities and Exchange Commission on May 12, 2006

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

BreitBurn Energy Partners L.P.
(Exact Name of registrant as specified in Its Charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	1311 (Primary Standard Industrial Classification Code Number)	74-3169953 (I.R.S. Employer Identification Number)
515 South Flower Street, Suite 4800 Los Angeles, California 90071 (213) 225-5900 (Address, including Zip Code, and Telephone Number, including Area Code, of Registrant's Principal Executive Offices)

Halbert S. Washburn
515 South Flower Street, Suite 4800
Los Angeles, California 90071
(213) 225-5900
(Name, Address, including Zip Code, and Telephone Number, including Area Code, of Agent for Service)

Copies to:
Alan P. Baden Shelley A. Barber Vinson & Elkins L.L.P. 666 Fifth Avenue New York, New York 10103 (212) 237-0000	Joshua Davidson Baker Botts L.L.P. 910 Louisiana Street Houston, Texas 77002 (713) 229-1234

        Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

        If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.    ☐

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

        If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

        If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Proposed Maximum Aggregate Offering Price(1)(2)	Amount of Registration Fee

Common units representing limited partner interests	$ 144,900,000	$ 15,504

(1)
Includes common units issuable upon exercise of the underwriters' option to purchase additional common units.

(2)
Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act of 1933.

        The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED MAY     , 2006

PRELIMINARY PROSPECTUS

BreitBurn Energy Partners L.P.
6,000,000 Common Units
Representing Limited Partner Interests
$                  per common unit

We are a limited partnership recently formed by a subsidiary of Provident Energy Trust. This is the initial public offering of our common units. We expect the initial public offering price to be between $                  and $                  per common unit. We intend to apply to list our common units on the New York Stock Exchange under the symbol "BBE."

Investing in our common units involves risks. Please read "Risk Factors" beginning on page 17.

These risks include the following:

  •
  We may not have sufficient cash flow from operations to pay the initial quarterly distribution on our common units following establishment of cash reserves and payment of fees and expenses, including reimbursement of expenses to our general partner.

  •
  Oil and gas prices are very volatile and currently are at historically high levels. A decline in commodity prices will cause a decline in our cash flow from operations, which may force us to reduce our distributions or cease paying distributions altogether.

  •
  If we do not set aside sufficient cash reserves or make sufficient cash expenditures to maintain our asset base, we will be unable to pay distributions at the current level from cash generated from operations and would therefore expect to reduce our distributions. If our asset base decreases and we do not reduce our distributions, a portion of the distributions may be considered a return of part of your investment in us as opposed to a return on your investment.

  •
  We may incur substantial additional debt to enable us to pay our quarterly distributions, which may negatively affect our ability to execute on our business plan.

  •
  Our general partner and its affiliates own a controlling interest in us and may have conflicts of interest with us and limited fiduciary duties to us, which may permit them to favor their own interests to your detriment. Our partnership agreement limits the remedies available to you in the event you have a claim relating to conflicts of interest.

  •
  You will experience immediate and substantial dilution of $13.56 per common unit.

  •
  You may be required to pay taxes on income from us even if you do not receive any cash distributions from us.

In order to comply with certain U.S. laws relating to the ownership of interests in oil and gas leases on federal lands, we require an owner of our units to be an "Eligible Holder." If you are not an Eligible Holder, you will not be entitled to receive distributions or allocations of income or loss on your common units and your common units will be subject to redemption. See "The Partnership Agreement—Non-Eligible Holders; Redemption."

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Common Unit	Total
Public offering price	$	$
Underwriting discount	$	$
Proceeds, before expenses, to BreitBurn Energy Partners L.P.	$	$

The underwriters expect to deliver the common units on or about                        , 2006. We have granted the underwriters a 30-day option to purchase up to an additional 900,000 common units on the same terms and conditions as set forth above if the underwriters sell more than 6,000,000 common units in this offering.

RBC CAPITAL MARKETS	CITIGROUP

                        , 2006

[Artwork]

TABLE OF CONTENTS

PROSPECTUS SUMMARY
BreitBurn Energy Partners L.P.
Business Strategy
Competitive Strengths
Summary of Risk Factors
Other Information
Our Structure
Summary of Conflicts of Interest and Fiduciary Duties
Restrictions on Ownership of Common Units
The Offering
Summary Historical and Pro Forma Consolidated Financial and Operating Data
Summary Reserve and Operating Data
RISK FACTORS
Risks Related to Our Business
Risks Related to Our Structure
Tax Risks to Unitholders
CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
USE OF PROCEEDS
CAPITALIZATION
DILUTION
CASH DISTRIBUTION POLICY AND RESTRICTIONS ON DISTRIBUTIONS
General
Our Initial Distribution Rate
Pro Forma Available Cash to Pay Distributions for the Year Ended December 31, 2005
Estimated Cash Available for Distributions
Assumptions and Considerations
How We Make Cash Distributions
SELECTED HISTORICAL AND PRO FORMA CONSOLIDATED FINANCIAL DATA
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
Overview
How We Evaluate our Operations
Outlook
Results of Operations
Liquidity and Capital Resources
Critical Accounting Policies and Estimates
Derivative Instruments and Hedging Activities
New Accounting Pronouncements
Other Legal Matters
Quantitative and Qualitative Disclosure About Market Risk
BUSINESS
Overview
Our Properties
California
Wyoming
Our Relationship with Provident Energy Trust
Business Strategy
Competitive Strengths
Development and Exploitation Activities
Crude Oil Prices
Oil and Gas Data
Operations
MANAGEMENT
Management of BreitBurn Energy Partners L.P.
Directors and Executive Officers of BreitBurn GP LLC
Key Employees of BreitBurn Management
Reimbursement of Expenses
Executive Compensation
Compensation of Directors
Long-Term Incentive Plan
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

i

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
Distributions and Payments to Our General Partner and Its Affiliates
Administrative Services Agreement
Omnibus Agreement
CONFLICTS OF INTEREST AND FIDUCIARY DUTIES
Conflicts of Interest
DESCRIPTION OF THE COMMON UNITS
The Units
Transfer Agent and Registrar
Transfer of Common Units
THE PARTNERSHIP AGREEMENT
Organization and Duration
Purpose
Power of Attorney
Capital Contributions
Limited Liability
Voting Rights
Issuance of Additional Securities
Amendments to Our Partnership Agreement
Prohibited Amendments
No Unitholder Approval
Opinion of Counsel and Unitholder Approval
Merger, Sale or Other Disposition of Assets
Termination or Dissolution
Liquidation and Distribution of Proceeds
Withdrawal or Removal of Our General Partner
Transfer of General Partner Interest
Transfer of Ownership Interests in Our General Partner
Change of Management Provisions
Limited Call Right
Meetings; Voting
Status as Limited Partner
Non-Eligible Holders; Redemption
Indemnification
Reimbursement of Expenses
Books and Reports
Right to Inspect Our Books and Records
Registration Rights
UNITS ELIGIBLE FOR FUTURE SALE
MATERIAL TAX CONSEQUENCES
Partnership Status
Limited Partner Status
Tax Consequences of Unit Ownership
Tax Treatment of Operations
Disposition of Common Units
Uniformity of Units
Tax-Exempt Organizations and Other Investors
Administrative Matters
State, Local, Foreign and Other Tax Considerations
INVESTMENT IN OUR COMPANY BY EMPLOYEE BENEFIT PLANS
UNDERWRITING
VALIDITY OF THE COMMON UNITS
EXPERTS
WHERE YOU CAN FIND MORE INFORMATION

APPENDIX A—FIRST AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP OF BREITBURN ENERGY PARTNERS L.P.
APPENDIX B—GLOSSARY OF TERMS
APPENDIX C—CERTIFICATION FOR ELIGIBLE HOLDERS
APPENDIX D—APPLICATION FOR TRANSFER OF COMMON UNITS

ii

        You should rely only on the information contained in this prospectus. We have not, and the underwriters have not, authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where an offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate as of the date on the front cover of this prospectus only. Our business, financial condition, results of operations and prospects may have changed since that date.

iii

PROSPECTUS SUMMARY

        This summary highlights information contained elsewhere in this prospectus. You should read the entire prospectus carefully, including the historical and pro forma consolidated financial statements and the notes to those financial statements. The information presented in this prospectus assumes an initial public offering price of $20.00 per common unit and that the underwriters' option to purchase additional common units is not exercised. You should read "Risk Factors" beginning on page 17 for information about important factors that you should consider carefully before buying our common units. We include a glossary of some of the terms used in this prospectus in Appendix B.

        References in this prospectus to "BreitBurn Partners," "the partnership," "we," "our," "us" or like terms refer to BreitBurn Energy Partners L.P. and its subsidiaries. References in this prospectus to "BreitBurn Energy" refer to BreitBurn Energy Company LP, our predecessor, and its predecessors and subsidiaries. References in this prospectus to "BreitBurn GP" or "our general partner" refer to BreitBurn GP, LLC, our general partner. References in this prospectus to "Provident" refer to Provident Energy Trust, the ultimate parent company of the majority owner of our general partner, and its wholly owned subsidiaries. References in this prospectus to "BreitBurn Corporation" refer to BreitBurn Energy Corporation, a corporation owned by Randall Breitenbach and Halbert Washburn, the co-Chief Executive Officers of our general partner. References in this prospectus to "BreitBurn Management" refer to BreitBurn Management Company LLC. References in this Prospectus to the "Partnership Properties" or "our properties" refer to the oil and gas properties to be contributed to us by BreitBurn Energy in connection with this offering.

BreitBurn Energy Partners L.P.

        We are an independent oil and gas partnership focused on the acquisition, exploitation and development of oil and gas properties. Our objective is to manage our oil and gas producing properties for the purpose of generating cash flow and making distributions to our unitholders. Our assets consist primarily of producing and non-producing crude oil reserves located in the Los Angeles Basin in California and the Wind River and Big Horn Basins in central Wyoming. As of December 31, 2005, our total estimated proved reserves were 29.7 MMBoe, of which approximately 98% were oil and 91% were classified as proved developed reserves, and we had estimated future net revenues discounted at 10% ("standardized measure") of $320.5 million. Of our total estimated proved reserves, 16.8 MMBoe, or 57%, are located in California and 12.9 MMBoe, or 43%, are located in Wyoming. Our major properties are characterized by long-lived reserves with stable production profiles. Based on our production of 1.7 MMBoe on a pro forma basis for the year ended December 31, 2005 and our proved reserves as of that date, our average reserve life, or reserves-to-production ratio, was approximately 17 years. We generally own a working interest of close to 100% in our oil and gas properties, and our average net revenue interest is in excess of 83%. We operate approximately 99% of the total wells in which we have interests.

        A predecessor to BreitBurn Energy was formed in May 1988 by Randall Breitenbach and Halbert Washburn. Messrs. Breitenbach and Washburn are the co-CEOs of our general partner. Since its inception in 1988, BreitBurn Energy has grown to become one of the largest independent oil companies in California and has achieved an 18-year track record of acquiring, exploiting and developing oil and gas properties. In June 2004, Provident, a publicly traded Canadian energy trust, acquired an approximate 92% indirect interest in BreitBurn Energy. Currently, Provident owns an approximate 95.6% indirect interest in BreitBurn Energy, and BreitBurn Corporation owns the remaining interest in BreitBurn Energy. In connection with this offering, BreitBurn

Energy will contribute certain oil and gas properties to us. Upon completion of this offering, Provident and BreitBurn Corporation will own our general partner, with its 2% general partner interest in us, and in the aggregate a 71.24% limited partner interest in us.

    Our Properties

        Substantially all of our properties are located in the Los Angeles Basin of California and the Wind River and Big Horn Basins of Wyoming, which are mature producing regions with well known geologic characteristics. These properties are located within fields that exhibit long-lived production. Most of our properties have been producing for more than 70 years, and one field has been producing continuously for more than 100 years.

        Our Los Angeles Basin properties are located in several large, complex oil fields. Our three largest fields in California were acquired by our predecessor from Texaco in 1999. Our principal properties in the Wind River and Big Horn Basins in Wyoming were acquired in conjunction with our predecessor's acquisition of Nautilus Resources, LLC ("Nautilus") in March 2005.

        The following table summarizes our principal properties within our operating regions:

	As of December 31, 2005
Field Name	Estimated Net Proved Reserves(1)	Percent of Total	Estimated Proved Developed Reserves	Average Daily Production(2)
	(MMBoe)		(MMBoe)	(Boe/d)
California—Los Angeles Basin
Santa Fe Springs	11.6	40%	11.4	1,708
Rosecrans	2.3	8%	2.3	394
Brea Olinda	1.9	6%	1.9	232
Other	1.0	3%	1.0	165
Wyoming—Wind River and Big Horn Basins
Black Mountain	4.6	16%	3.6	485
Gebo	3.3	11%	2.7	669
North Sunshine	2.7	9%	1.8	273
Hidden Dome	1.0	3%	1.0	185
Other(3)	1.3	4%	1.3	303
Total	29.7	100%	27.0	4,414

(1)
Our estimated net proved reserves as of December 31, 2005 were determined using $57.75 per barrel of oil for California and $34.14 per barrel of oil for Wyoming and $10.08 per MMBtu of natural gas. Our reserve estimates are based on a reserve report prepared by our independent petroleum engineers. See "Business—Oil and Gas Data—Estimated Proved Reserves."

(2)
Average for the three months ended March 31, 2006.

(3)
Includes additional Wyoming properties, one of which is outside the Wind River and Big Horn Basins.

    Our Relationship with Provident Energy Trust

        One of our principal attributes is our relationship with Provident, a publicly traded Canadian energy trust (TSX: PVE.UN; NYSE: PVX) that owns, acquires and manages oil and gas production properties and midstream infrastructure assets for the purpose of generating cash flow and distributions to its unitholders. Upon completion of this offering, Provident and BreitBurn Corporation will have a significant interest in us through their ownership in the aggregate of 15,975,758 common units, representing an approximate 71.24% limited partner interest in us, and a 2% general partner interest in us.

        Provident intends to utilize us as the primary acquisition vehicle for its upstream operations in the United States. We expect to pursue strategic acquisitions independently and to have the opportunity to participate jointly with Provident and its subsidiaries in reviewing potential U.S. acquisitions, including transactions that we would be unable to pursue on our own. Moreover, Provident has agreed that we will have a right of first offer with respect to the sale by Provident and its affiliates of any of their upstream oil and gas properties in the United States, and that we will have a preferential right over Provident to acquire any third party upstream oil and gas properties in the United States. We have agreed that Provident will have a preferential right to acquire any third party upstream oil and gas properties outside the United States, and Provident may offer us the right to participate in any such acquisition. These obligations will run until such time as Provident and its affiliates no longer control our general partner.

        We intend to enter into an Administrative Services Agreement with BreitBurn Management, which will be owned 95.6% by Provident and 4.4% by BreitBurn Corporation, pursuant to which BreitBurn Management will operate our assets and perform other administrative services for us such as accounting, corporate development, finance, land and engineering.

        While our relationship with Provident and its affiliates is a significant attribute, it is also a potential source of conflicts. We intend to enter into an Omnibus Agreement with Provident and BreitBurn Energy, which will set forth certain agreements with respect to conflicts of interest. Please read "Conflicts of Interest and Fiduciary Duties."

Business Strategy

        Our goal is to provide stability and growth in cash distributions to our unitholders. In order to meet this objective, we plan to continue to follow our core investment strategy, which includes the following principles:

  •
  Acquire long-lived assets with low-risk exploitation and development opportunities;

  •
  Use our technical expertise and state of the art technologies to identify and implement successful exploitation techniques to maximize reserve recovery;

  •
  Utilize the benefits of our relationship with Provident to pursue acquisitions; and

  •
  Reduce cash flow volatility through commodity price hedging.

Competitive Strengths

        We believe the following competitive strengths will allow us to achieve our goals of generating and growing cash available for distribution:

  •
  Our high-quality asset base is characterized by stable, long-lived production;

  •
  Our experienced management, operating and technical teams share a long working history at BreitBurn Energy and in the basins in which we operate;

  •
  Our affiliation with Provident enhances our ability to pursue attractive acquisition opportunities;

  •
  Our management has proven acquisition, development and integration expertise;

  •
  Our cost of capital should provide us with a competitive advantage in pursuing acquisitions; and

  •
  In connection with this offering, we are entering into a revolving credit facility with a borrowing base that, combined with our ability to issue additional units, will give us significant financial flexibility.

Summary of Risk Factors

        An investment in our common units involves risks associated with our business, regulatory and legal matters, our limited partnership structure and the tax characteristics of our common units. The following list of risk factors is not exhaustive. Please read carefully these and the other risks under the caption "Risk Factors" beginning on page 17.

    Risks Related to Our Business

  •
  We may not have sufficient cash flow from operations to pay the initial quarterly distribution on our common units following establishment of cash reserves and payment of fees and expenses, including reimbursement of expenses to our general partner.

  •
  Oil and gas prices are very volatile and currently are at historically high levels. A decline in commodity prices will cause a decline in our cash flow from operations, which may force us to reduce our distributions or cease paying distributions altogether.

  •
  Our estimated proved reserves are based on many assumptions that may prove to be inaccurate. Any material inaccuracies in these reserve estimates or underlying assumptions will materially affect the quantities and present value of our reserves.

  •
  If we do not set aside sufficient cash reserves or make sufficient cash expenditures to maintain our asset base, we will be unable to pay distributions at the current level from cash generated from operations and would therefore expect to reduce our distributions. If our asset base decreases and we do not reduce our distributions, a portion of the distributions may be considered a return of part of your investment in us as opposed to a return on your investment.

  •
  Drilling for and producing oil and gas are costly and high-risk activities with many uncertainties that could adversely affect our financial condition or results of operations and, as a result, our ability to pay distributions to our unitholders.

  •
  We may incur substantial additional debt to enable us to pay our quarterly distributions, which may negatively affect our ability to execute on our business plan.

  •
  Our operations expose us to significant costs and liabilities with respect to environmental and operational safety matters.

    Risks Related to Our Structure

  •
  Our general partner and its affiliates own a controlling interest in us and may have conflicts of interest with us and limited fiduciary duties to us, which may permit them to favor their own interests to your detriment. Our partnership agreement limits the remedies available to you in the event you have a claim relating to conflicts of interest.

  •
  You will experience immediate and substantial dilution of $13.56 per common unit.

  •
  We may issue additional common units without your approval, which would dilute your existing ownership interests.

  •
  Unitholders have limited voting rights and are not entitled to elect our general partner or its directors or initially to remove our general partner without its consent, which could lower the trading price of our units.

  •
  Unitholders who are not Eligible Holders will not be entitled to receive distributions or allocations of income or loss on their common units and their common units will be subject to redemption.

    Tax Risks to Unitholders

  •
  Our tax treatment depends on our status as a partnership for federal income tax purposes, as well as our not being subject to entity-level taxation by individual states. If the IRS were to treat us as a corporation for federal income tax purposes or we were to become subject to entity-level taxation for state tax purposes, taxes paid, if any, would reduce the amount of cash available for distribution.

  •
  You may be required to pay taxes on income from us even if you do not receive any cash distributions from us.

  •
  If the IRS contests the federal income tax positions we take, the market for our common units may be adversely impacted, and the costs of any contest will reduce our cash available for distribution to you.

  •
  Tax-exempt entities and foreign persons face unique tax issues from owning our common units that may result in adverse tax consequences to them.

  •
  We will treat each purchaser of our units as having the same tax benefits without regard to the common units purchased. The IRS may challenge this treatment, which could adversely affect the value of the common units.

  •
  Tax gain or loss on the disposition of our common units could be more or less than expected because prior distributions in excess of allocations of income will decrease your tax basis in your common units.

  •
  The sale or exchange of 50% or more of our capital and profits interests during any 12-month period will result in the termination of our partnership for federal income tax purposes.

  •
  You may be subject to state and local taxes and return filing requirements.

Other Information

        Our principal executive offices are located at 515 South Flower Street, Suite 4800, Los Angeles, California 90071, and our telephone number is (213) 225-5900. Our internet address is www.                        .com. We expect to make our periodic reports and other information filed or furnished to the Securities and Exchange Commission (the "SEC") available, free of charge, through our website, as soon as reasonably practicable after those reports and other information are electronically filed with or furnished to the SEC. Information on our website or any other website is not incorporated by reference into this prospectus and does not constitute a part of this prospectus.

Our Structure

        We are a Delaware limited partnership formed on March 23, 2006. The board of directors of our general partner, BreitBurn GP LLC, has sole responsibility for conducting our business and managing our operations. Our operations will be conducted through, and our operating assets will be owned by, our operating subsidiaries. We own, directly or indirectly, all of the ownership interests in our operating subsidiaries. We, our subsidiaries and our general partner do not have employees. We intend to enter into an Administrative Services Agreement with BreitBurn Management, pursuant to which BreitBurn Management will operate our assets and perform other administrative services for us.

        Upon the completion of our initial public offering:

  •
  Provident and BreitBurn Corporation together will own 15,975,758 common units, representing an aggregate 71.24% limited partner interest in us, and a 2% general partner interest in us; and

  •
  the public unitholders will own 6,000,000 common units, representing an aggregate 26.76% limited partner interest in us.

        We will use any net proceeds from the exercise of the underwriters' option to purchase additional common units to redeem pro rata the number of common units from Provident and BreitBurn Corporation equal to the number of common units issued upon the exercise of the underwriters' option. If the underwriters' option is exercised in full, Provident's and BreitBurn Corporation's ownership of common units will be reduced pro rata from 15,975,758 common units to 15,075,758 common units, representing an aggregate 67.23% limited partner interest in us, and the ownership interest of the public unitholders will increase to 6,900,000 common units, representing an aggregate 30.77% limited partner interest in us.

    Organizational Chart

        The following diagram depicts our organizational structure after giving effect to this offering and the related transactions:

Ownership of BreitBurn Energy Partners L.P.

Public Common Units	26.76%
Provident and BreitBurn Corporation:
Common Units	71.24%
General Partner Interest	2.00%

100.00%

(1)
Provident intends to own its interests in us, our general partner and BreitBurn Management through a wholly-owned subsidiary.

(2)
Following the offering, Provident and BreitBurn Corporation will continue to own 95.6% and 4.4%, respectively, of our predecessor BreitBurn Energy, which will continue to own oil and gas properties in California and other assets that are not being contributed to us.

(3)
BreitBurn Corporation is owned by Messrs. Breitenbach and Washburn, the co-CEOs of our general partner.

Summary of Conflicts of Interest and Fiduciary Duties

        BreitBurn GP, our general partner, has a legal duty to manage us in a manner beneficial to our unitholders. This legal duty originates in statutes and judicial decisions and is commonly referred to as a "fiduciary duty." However, because our general partner is indirectly owned by Provident and its affiliates and BreitBurn Corporation, the officers and directors of BreitBurn GP have fiduciary duties to manage the business of BreitBurn GP in a manner beneficial to Provident and its affiliates and BreitBurn Corporation. As a result of this relationship, conflicts of interest may arise in the future between us and our unitholders, on the one hand, and our general partner and its affiliates, on the other hand. For a more detailed description of the conflicts of interest and fiduciary duties of our general partner, please read "Risk Factors—Risks Inherent in an Investment in Us" and "Conflicts of Interest and Fiduciary Duties."

        Our partnership agreement limits the liability and reduces the fiduciary duties of our general partner to our unitholders. Our partnership agreement also restricts the remedies available to unitholders for actions that might otherwise constitute breaches of our general partner's fiduciary duties owed to unitholders. By purchasing a common unit, you are treated as having consented to various actions contemplated in our partnership agreement and conflicts of interest that might otherwise be considered a breach of fiduciary or other duties under applicable law. Please read "Conflicts of Interest and Fiduciary Duties—Fiduciary Duties" for a description of the fiduciary duties imposed on our general partner by Delaware law, the material modifications of these duties contained in our partnership agreement and certain legal rights and remedies available to unitholders.

        For a description of our other relationships with our affiliates, please read "Certain Relationships and Related Party Transactions."

Restrictions on Ownership of Common Units

        In order to comply with certain U.S. laws relating to the ownership of interests in oil and gas leases on federal lands, we have adopted requirements regarding our owners. Our partnership agreement requires that a transferee of common units, including the underwriters and those who purchase common units from the underwriters, properly complete and deliver to us a transfer application containing a certification as to a number of matters, including the status of the transferee, or all its owners, as being an Eligible Holder. As used herein, an Eligible Holder means a person or entity qualified to hold an interest in oil and gas leases on federal lands. If a transferee or a unitholder, as the case may be, does not properly complete the transfer application or recertification, for any reason, the transferee or unitholder will have no right to receive any distributions or allocations of income or loss on its common units or to vote its units on any matter and we have the right to redeem such units at a price which is equal to the lower of the transferee's or unitholder's purchase price or the then-current market price of such units. The redemption price will be paid in cash or by delivery of a promissory note, as determined by our general partner. Please read "Description of the Common Units—Transfer of Common Units" and "The Partnership Agreement—Non-Eligible Holders; Redemption."

The Offering

Common units offered by us	6,000,000 common units.
6,900,000 common units if the underwriters exercise their option to purchase additional common units in full.
Common units outstanding after this offering	21,975,758 common units.
Use of proceeds	We intend to use the estimated net proceeds of $108.1 million from this offering, after deducting the underwriting discount of approximately $8.4 million and estimated offering expenses of approximately $3.5 million, to repay $36.5 million of indebtedness and to make a distribution of $71.6 million to Provident and BreitBurn Corporation. Please read "Use of Proceeds."
We will use any net proceeds from the exercise of the underwriters' option to purchase additional common units to redeem pro rata the number of common units from Provident and BreitBurn Corporation equal to the number of common units issued upon the exercise of the underwriters' option.
Cash distributions	We expect to make an initial quarterly distribution of $0.4125 per common unit to the extent we have sufficient cash from operations after establishment of cash reserves and payment of fees and expenses. Our ability to pay distributions at this initial distribution rate is subject to various restrictions and other factors described in more detail under the caption "Cash Distribution Policy and Restrictions on Distributions." Our partnership agreement requires us to distribute all of our cash on hand at the end of each quarter, less reserves established by our general partner, or "available cash," 98% to our unitholders and 2% to our general partner. We do not have any subordinated units and our general partner is not entitled to any incentive distributions. Please read "Description of the Common Units" and "The Partnership Agreement."
We expect to pay you a prorated distribution for the first quarter during which we are a publicly traded partnership. Assuming that we become a publicly traded partnership before June 30, 2006, we will pay you a prorated distribution for the period from the first day our common units are publicly traded to and including June 30, 2006. We expect to pay this cash distribution on or before August 15, 2006.

If we had completed the transactions contemplated in this prospectus on January 1, 2005, pro forma available cash generated during the year ended December 31, 2005 would have been approximately $14.7 million. This amount of pro forma cash available for distribution would have been sufficient to allow us to pay approximately 40% of the initial quarterly distributions on our common units during this period. For a calculation of our ability to make distributions to you based on our pro forma results for the year ended December 31, 2005, please read "Cash Distribution Policy and Restrictions on Distributions" included elsewhere in this prospectus.
We believe that we will have sufficient cash available for distribution to pay the full quarterly distributions at the initial distribution rate of $0.4125 per unit on all the outstanding common units and general partner interests for each quarter for the 12 months ending June 30, 2007. Please read "Cash Distribution Policy and Restrictions on Distributions—Assumptions and Considerations."
Issuance of additional common units	We can issue an unlimited number of additional common units on the terms and conditions determined by our general partner without the approval of our unitholders. Please read "Units Eligible for Future Sale" and "The Partnership Agreement—Issuance of Additional Securities."
Voting rights	Our general partner will manage and operate us. Unlike the holders of common stock in a corporation, you will have only limited voting rights on matters affecting our business. You will have no right to elect our general partner or its directors on an annual or other continuing basis. Our general partner may not be removed except by a vote of the holders of at least 66 2/3% of the outstanding units, including any units owned by our general partner and its affiliates, voting together as a single class. Upon consummation of this offering, Provident and BreitBurn Corporation will own an aggregate of 72.70% of our common units (68.60% if the underwriters exercise their option to purchase additional common units in full). This will give Provident and BreitBurn Corporation the practical ability to prevent removal of our general partner. Please read "The Partnership Agreement—Voting Rights."

Eligible Holders and redemption	Only Eligible Holders will be entitled to receive distributions or be allocated income or loss from us. As used herein, an Eligible Holder means a person or entity qualified to hold an interest in oil and gas leases on federal lands. If a transferee or a unitholder, as the case may be, does not properly complete the transfer application or recertification, for any reason, the transferee or unitholder will have no right to receive any distributions or allocations of income or loss on its common units or to vote its units on any matter and we have the right to redeem such units at a price which is equal to the lower of the transferee's or unitholder's purchase price or the then-current market price of such units. The redemption price will be paid in cash or by delivery of a promissory note, as determined by our general partner. Please read "Description of the Common Units—Transfer of Common Units" and "The Partnership Agreement—Non-Eligible Holders; Redemption."
Limited call right	If at any time our general partner and its affiliates own more than 80% of the outstanding common units, our general partner has the right, but not the obligation, to purchase all of the remaining common units at a purchase price not less than the current market price of the common units. Please read "The Partnership Agreement—Limited Call Right."
Estimated ratio of taxable income to distributions	We estimate that if you own the common units you purchase in this offering through the record date for distributions for the period ending , you will be allocated, on a cumulative basis, an amount of federal taxable income for that period that will be % or less of the cash distributed to you with respect to that period. For example, if you receive an annual distribution of $1.65 per common unit, we estimate that your average allocated federal taxable income per year will be no more than $ per unit. Please read "Material Tax Consequences—Tax Consequences of Unit Ownership—Ratio of Taxable Income to Distributions" for the basis of this estimate.
Material tax consequences	For a discussion of other material federal income tax consequences that may be relevant to prospective unitholders who are individual citizens or residents of the United States, please read "Material Tax Consequences."
Agreement to be bound by the Partnership Agreement	By purchasing a common unit in us, you will be admitted as a unitholder of our company and will be deemed to have agreed to be bound by all of the terms of our partnership agreement.
Listing and trading symbol	We intend to apply to list our common units on the New York Stock Exchange (the "NYSE") under the symbol "BBE."

Summary Historical and Pro Forma Consolidated Financial and Operating Data

        Set forth below is summary historical consolidated financial data for BreitBurn Energy Company LP and BreitBurn Energy Company LLC, the predecessors of BreitBurn Energy Partners L.P., and pro forma consolidated financial and operating data of BreitBurn Energy Partners L.P., as of the dates and for the periods indicated.

        The summary historical consolidated financial data presented as of and for the year ended December 31, 2003, the period from January 1, 2004 to June 15, 2004, the period from June 16, 2004 (date of inception) to December 31, 2004 and the year ended December 31, 2005 is derived from the audited consolidated financial statements of BreitBurn Energy and its predecessors included elsewhere in this prospectus and includes the results of all of BreitBurn Energy's oil and gas operations. In connection with this offering, BreitBurn Energy will contribute to the Partnership certain of its oil and gas assets, liabilities and operations located in the Los Angeles Basin, which include its interests in the Santa Fe Springs, Rosecrans and Brea Olinda fields, substantially all of its oil and gas assets, liabilities and operations located in Wyoming and certain other assets and liabilities. The assets, liabilities and operations to be contributed to the Partnership are referred to as the Partnership Properties. BreitBurn Energy's historical results of operations and period-to-period comparisons of its results and certain financial data, which include combined information for the properties to be contributed to the Partnership and the properties to be retained by BreitBurn Energy and BreitBurn Energy Company LLC's 2004 acquisition by Provident and subsequent growth through acquisition and development of its properties, may not be indicative of the Partnership's future results.

        The summary pro forma financial data presented as of and for the year ended December 31, 2005 is derived from the unaudited pro forma consolidated financial statements of BreitBurn Partners included elsewhere in this prospectus. The unaudited pro forma consolidated financial statements of BreitBurn Partners give pro forma effect to (1) the acquisition of Nautilus in March 2005, (2) the contribution by BreitBurn Energy to the Partnership of the Partnership Properties and (3) the completion of this offering and the use of proceeds from this offering as described in "Use of Proceeds." The unaudited pro forma balance sheet assumes the items listed above occurred as of December 31, 2005. The unaudited pro forma statement of operations data for the year ended December 31, 2005 assumes the items listed above occurred as of January 1, 2005. We have given pro forma effect to the $1.5 million of incremental selling, general and administrative expenses that we expect to incur as a result of being a public company.

        You should read the following table in conjunction with "—Our Structure," "Use of Proceeds," "Management's Discussion and Analysis of Financial Condition and Results of Operations," the historical consolidated financial statements of BreitBurn Energy and the unaudited pro forma consolidated financial statements of BreitBurn Partners included elsewhere in this prospectus. Among other things, those historical and pro forma financial statements include more detailed information regarding the basis of presentation for the following information.

        The following table presents a non-GAAP financial measure, Adjusted EBITDA, which we use in our business. This measure is not calculated or presented in accordance with generally accepted accounting principles, or GAAP. We explain this measure below and reconcile it to the most directly comparable financial measures calculated and presented in accordance with GAAP.

			BreitBurn Energy Company LP Historical
	BreitBurn Energy Company LLC Historical
						BreitBurn Energy Partners L.P. Pro Forma, As Adjusted
			Period from June 16, 2004 to December 31, 2004 (As Restated)
		Period from January 1, 2004 to June 15, 2004
				Non-GAAP Combined Year Ended December 31, 2004
	Year Ended December 31, 2003				Year Ended December 31, 2005	Year Ended December 31, 2005
				(unaudited)		(unaudited)
	(in thousands)
Statement of Operations Data:
Revenues and other income items	$42,181	$12,213	$29,033	$41,246	$101,865	$67,001
Operating costs	15,704	6,700	10,394	17,094	32,960	22,707
Depletion, depreciation and amortization	3,618	1,388	4,305	5,693	11,862	8,591
General and administrative expenses	4,171	5,309	4,310	9,619	16,111	12,229

Operating income (loss)	$18,688	$(1,184)	$10,024	$8,840	$40,932	$23,474

Interest and other financing costs, net	5,503	4,711	143	4,854	1,631	300	(a)
Other (income) expense, net	268	501	203	704	294	242
Cumulative effect of accounting change	(1,653)	—	—	—	—	—

Net income (loss)	$14,570	$(6,396)	$9,678	$3,282	$39,007	$22,932

Cash Flow Data:
Net cash (used in) provided by operating activities	$6,626	$1,697	$111	$1,808	$45,926
Net cash (used in) provided by investing activities	20,620	(8,531)	(60,490)	(69,021)	(93,439)
Net cash (used in) provided by financing activities	(26,854)	6,302	60,698	67,000	49,617
Capital expenditures for oil and gas properties	(12,809)	(8,522)	(11,314)	(19,836)	(39,945)
Capital expenditures for property acquisitions	—	—	(47,508)	(47,508)	—
Acquisition of Nautilus	—	—	—	—	(72,700)
Balance Sheet Data:
Cash and cash equivalents	$715	$183	$636	$636	$2,740	$—
Net property, plant and equipment	96,846	104,018	212,324	212,324	310,741	165,226
Total assets	105,353	114,479	223,615	223,615	333,526	174,914
Long-term debt	—	—	10,500	10,500	36,500	—
Partners' capital	5,373	(8,172)	184,014	184,014	240,025	144,303
Total liabilities and partners' capital	105,353	114,479	223,615	223,615	333,526	174,914
Other Financial Data (unaudited):
Adjusted EBITDA(b)	$11,214	$(297)	$16,736	$16,439	$52,345	$33,301
Average Unit Costs per Boe:
Operating costs	$11.50	$12.88	$13.59	$13.30	$13.75	$13.56
General and administrative expenses	3.05	10.21	5.63	7.49	6.72	7.30
Depletion, depreciation and amortization	2.65	2.67	5.63	4.43	4.95	5.13

(a)
Assumes a commitment fee of $300,000 under our anticipated new credit facility. We have not obtained a commitment letter from any potential lenders for the credit facility.

(b)
We include in this prospectus the non-GAAP financial measure Adjusted EBITDA and provide reconciliations of Adjusted EBITDA to net income and net cash from operating activities, our most directly comparable financial performance and liquidity measures calculated and presented in accordance with GAAP. We define Adjusted EBITDA as net income plus:

•
Exploration expense;

•
Interest expense;

•
Depletion, depreciation and amortization;

•
Unrealized loss (gain) on hedging;

  •
  Loss (gain) on sale of assets;

  •
  Cumulative effect of accounting change; and

  •
  Income tax provision.

  We expect to be required to report Adjusted EBITDA to our lenders under our anticipated new credit facility, and to use Adjusted EBITDA to determine our compliance with the consolidated leverage test thereunder.

  Adjusted EBITDA is used as a supplemental financial measure by our management and by external users of our financial statements such as investors, commercial banks, research analysts and others, to assess:

  •
  the financial performance of our assets without regard to financing methods, capital structure or historical cost basis;

  •
  the ability of our assets to generate cash sufficient to pay interest costs and support our indebtedness;

  •
  our operating performance and return on capital as compared to those of other companies in our industry, without regard to financing or capital structure; and

  •
  the viability of acquisitions and capital expenditure projects and the overall rates of return on alternative investment opportunities.

  Adjusted EBITDA should not be considered an alternative to net income, operating income, cash flow from operating activities or any other measure of financial performance presented in accordance with GAAP. Our Adjusted EBITDA may not be comparable to similarly titled measures of another company because all companies may not calculate Adjusted EBITDA in the same manner. The following table presents a reconciliation of Adjusted EBITDA to net income and net cash from operating activities, our most directly comparable GAAP financial performance and liquidity measures, for each of the periods indicated.

	BreitBurn Energy Company LLC Historical		BreitBurn Energy Company LP Historical			BreitBurn Energy Partners L.P. Pro Forma, As Adjusted
	Year Ended December 31, 2003	Period from January 1, 2004 to June 15, 2004	Period from June 16, 2004 to December 31, 2004 (As Restated)	Non-GAAP Combined Year Ended December 31, 2004	Year Ended December 31, 2005	Year Ended December 31, 2005
				(unaudited)		(unaudited)
	(in thousands)
Reconciliation of consolidated net income to Adjusted EBITDA:
Net income	$14,570	$(6,396)	$9,678	$3,282	$39,007	$22,932
Unrealized loss (gain) on derivatives	—	—	2,610	2,610	(155)	1,478
Depletion, depreciation and amortization	3,618	1,388	4,305	5,693	11,862	8,591
Interest and other financing costs, net	5,503	4,711	143	4,854	1,631	300
Loss (gain) on sale of assets	(10,824)	—	—	—	—	—
Cumulative effect of accounting change	(1,653)	—	—	—	—	—

Adjusted EBITDA	$11,214	$(297)	$16,736	$16,439	$52,345	$33,301

Reconciliation of net cash from operating activities to Adjusted EBITDA:
Net cash from operating activities	$6,626	$1,697	$111	$1,808	$45,926
Add:
Increase (decrease) in working capital	1,974	(2,107)	15,973	13,866	10,510
Unrealized (gain) loss on financial derivative instruments	—	—	2,610	2,610	(155)
Cash interest expense and other financing costs, net	3,281	1,760	143	1,903	1,631
Equity in earnings from affiliates, net	(81)	(28)	(35)	(63)	1
Stock based compensation paid	—	—	—	—	1,970
Deferred stock based compensation	—	—	(1,874)	(1,874)	(7,213)
Other	(586)	(1,619)	(192)	(1,811)	(325)

Adjusted EBITDA	$11,214	$(297)	$16,736	$16,439	$52,345

Summary Reserve and Operating Data

        The following tables show estimated net proved reserves for the Partnership Properties, based on reserve reports prepared by our independent petroleum engineers and certain summary unaudited information with respect to production and sales of oil and natural gas with respect to such properties. You should refer to "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business—Oil and Gas Data—Proved Reserves and Production and Price History" in evaluating the material presented below.

	Partnership Properties As of December 31,
	2003	2004	2005(1)
Reserve Data:
Estimated net proved reserves:
Oil (MBbls)	20,394	18,504	29,183
Natural gas (MMcf)	2,361	2,537	3,114
Total (MBoe)	20,787	18,927	29,702
Proved developed (MBoe)	20,054	18,225	27,000
Proved undeveloped (MBoe)	733	702	2,702
Proved developed reserves as % of total proved reserves	96%	96%	91%
Standardized Measure (in millions)(2)	$126.8	$156.6	$320.5
Representative Oil and Gas Prices(3):
Oil—NYMEX per Bbl	$32.52	$43.45	$61.04
Natural gas—NYMEX per MMBtu	$5.80	$6.01	$9.52
Net Production(4):
Total production (MBoe)	925	866	1,558
Average daily production (Boe per day)	2,536	2,368	4,269
Average Sales Prices per Boe(5)	$27.51	$38.01	$47.20

(1)
Includes reserve and operating data for Nautilus, which was acquired by BreitBurn Energy in March 2005.

(2)
Standardized measure is the present value of estimated future net revenue to be generated from the production of proved reserves, determined in accordance with the rules and regulations of the SEC (using prices and costs in effect as of the date of estimation), less future development, production and income tax expenses, and discounted at 10% per annum to reflect the timing of future net revenue. Our standardized measure does not reflect any future income tax expenses because we are not subject to income taxes. Standardized measure does not give effect to derivative transactions. For a description of our derivative transactions, please read "Management's Discussion and Analysis of Financial Condition and Results of Operations—Quantitative and Qualitative Disclosure About Market Risk."

(3)
The NYMEX prices above are representative of market prices at the as-of date of the respective reports. Our estimated net proved reserves as of December 31, 2005 were determined using $57.75 per barrel of oil for California and $34.14 per barrel of oil for Wyoming and $10.08 per MMBtu of natural gas. As of December 31, 2005, our California and Wyoming properties' average realized oil prices represented a $5.50 per Bbl and a $17.49 per Bbl discount to NYMEX oil prices, respectively. As of December 31, 2005, our average overall realized oil prices represented a $9.22 per Bbl discount to NYMEX oil prices.

(4)
On a pro forma basis for the year ended December 31, 2005, total production was 1,675 MBoe and average daily production was 4,590 Boe per day. For the three months ended March 31, 2006, average daily production was 4,414 Boe per day.

(5)
Excludes losses on derivative transactions. BreitBurn Energy's average sales prices per barrel including losses on derivative transactions were $22.11, $32.38 and $41.68 for the years ended December 31, 2003, 2004 and 2005, respectively. On a pro forma basis for the year ended December 31, 2005, average sales prices (including losses on derivative transactions) were $40.27 and average sales prices (excluding losses on derivative transactions) were $45.90.

RISK FACTORS

        Limited partner interests are inherently different from capital stock of a corporation, although many of the business risks to which we are subject are similar to those that would be faced by a corporation engaged in a similar business. You should consider carefully the following risk factors together with all of the other information included in this prospectus in evaluating an investment in our common units.

        If any of the following risks were actually to occur, our business, financial condition or results of operations could be materially adversely affected. In that case, we might not be able to pay the distributions on our common units, the trading price of our common units could decline and you could lose part or all of your investment.

Risks Related to Our Business

    We may not have sufficient cash flow from operations to pay the initial quarterly distribution on our common units following establishment of cash reserves and payment of fees and expenses, including reimbursement of expenses to our general partner.

        We may not have sufficient available cash each quarter to pay the initial quarterly distribution of $0.4125 per unit or any other amount.

        Under the terms of our partnership agreement, the amount of cash otherwise available for distribution will be reduced by our operating expenses and the amount of any cash reserve amounts that our general partner establishes to provide for future operations, future capital expenditures, future debt service requirements and future cash distributions to our unitholders. We intend to reserve a substantial portion of our cash generated from operations to develop our oil and gas properties and to acquire additional oil and gas properties in order to maintain and grow our level of oil and gas reserves.

        The amount of cash we actually generate will depend upon numerous factors related to our business that may be beyond our control, including among other things:

  •
  the amount of oil and natural gas we produce;

  •
  demand for and price of our oil and natural gas;

  •
  continued development of oil and gas wells and proved undeveloped properties;

  •
  the level of our operating costs, including reimbursement of expenses to our general partner;

  •
  prevailing economic conditions;

  •
  the level of competition we face;

  •
  fuel conservation measures;

  •
  alternate fuel requirements;

  •
  government regulation and taxation; and

  •
  technical advances in fuel economy and energy generation devices.

        In addition, the actual amount of cash that we will have available for distribution will depend on other factors, including:

  •
  the level of our capital expenditures;

  •
  our ability to make borrowings under our credit facility to pay distributions;

  •
  sources of cash used to fund acquisitions;

  •
  debt service requirements and restrictions on distributions contained in our credit facility or future debt agreements;

  •
  fluctuations in our working capital needs;

  •
  general and administrative expenses, including expenses we will incur as a result of being a public company;

  •
  cash settlement of hedging positions;

  •
  timing and collectibility of receivables; and

  •
  the amount of cash reserves, which we expect to be substantial, established by our general partner for the proper conduct of our business.

        For a description of additional restrictions and factors that may affect our ability to make cash distributions, please read "Cash Distribution Policy and Restrictions on Distributions."

    We would not have generated sufficient available cash on a pro forma basis to have paid the initial quarterly distribution on all our units for the year ended December 31, 2005.

        The amount of available cash we will need to pay the initial quarterly distribution for four quarters on the common units and the 2% general partner interest to be outstanding immediately after this offering is $37.0 million. If we had completed the transactions contemplated in this prospectus on January 1, 2005, pro forma available cash generated during the year ended December 31, 2005 would have been approximately $14.7 million. This amount of pro forma cash available for distribution would have been sufficient to allow us to pay only 40% of the initial quarterly distribution on the common units and the general partner interest. For a calculation of our ability to have made distributions to unitholders based on our pro forma results of operations for the year ended December 31, 2005, please read "Cash Distribution Policy and Restrictions on Distributions."

    Our estimate of the minimum Adjusted EBITDA necessary for us to make a distribution on all units at the initial distribution rate for each of the four quarters ending June 30, 2007 is based on assumptions that are inherently uncertain and are subject to significant business, economic, financial, legal, regulatory and competitive risks and uncertainties that could cause actual results to differ materially from those estimated.

        Our estimate of the minimum Adjusted EBITDA necessary for us to make a distribution on all units at the initial distribution rate for each of the four quarters ending June 30, 2007, as set forth in "Cash Distribution Policy and Restrictions on Distributions" is based on our management's calculations, and we have not received an opinion or report on it from any independent accountants. This estimate is based on assumptions about drilling, production, oil and gas prices, hedging activities, capital expenditures, expenses, borrowings and other matters that are inherently uncertain and are subject to significant business, economic, financial, legal, regulatory and competitive risks and uncertainties that could cause actual results to differ materially from those estimated. If any of these assumptions proves to have been inaccurate, our actual results may differ materially from those set forth in our estimates, and we may be unable to pay all or part of the initial quarterly distribution on our common units.

    The amount of cash we have available for distribution to unitholders depends primarily on our cash flow and not solely on profitability.

        The amount of cash we have available for distribution depends primarily on our cash flow, including cash from financial reserves and working capital or other borrowings, and not solely on profitability, which will be affected by non-cash items. As a result, we may make cash distributions during periods when we record losses and may not make cash distributions during periods when we record net income.

    Oil and gas prices are very volatile and currently are at historically high levels. A decline in commodity prices will cause a decline in our cash flow from operations, which may force us to reduce our distributions or cease paying distributions altogether.

        The oil and gas markets are very volatile, and we cannot predict future oil and gas prices. Prices for oil and gas may fluctuate widely in response to relatively minor changes in the supply of and demand for oil and gas, market uncertainty and a variety of additional factors that are beyond our control, such as:

  •
  domestic and foreign supply of and demand for oil and gas;

  •
  market prices of oil and gas;

  •
  level of consumer product demand;

  •
  weather conditions;

  •
  overall domestic and global economic conditions;

  •
  political and economic conditions in oil and gas producing countries, including those in the Middle East and South America;

  •
  actions of the Organization of Petroleum Exporting Countries and other state-controlled oil companies relating to oil price and production controls;

  •
  impact of the U.S. dollar exchange rates on oil and gas prices;

  •
  technological advances affecting energy consumption;

  •
  domestic and foreign governmental regulations and taxation;

  •
  the impact of energy conservation efforts;

  •
  the proximity, capacity, cost and availability of oil and gas pipelines and other transportation facilities; and

  •
  the price and availability of alternative fuels.

        In the past, prices of oil and gas have been extremely volatile, and we expect this volatility to continue. For example, during the year ended December 31, 2005, the NYMEX WTI oil price ranged from a high of $70.50 per barrel to a low of $41.60 per barrel, while the NYMEX Henry Hub natural gas price ranged from a high of $15.52 per MMBtu to a low of $5.17 per MMBtu.

For the three years ended December 31, 2005, the NYMEX WTI oil price ranged from a high of $70.50 per barrel to a low of $25.22 per barrel, while the Henry Hub natural gas price ranged from a high of $19.38 per MMBtu to a low of $3.97 per MMBtu.

        Our revenue, profitability and cash flow depend upon the prices and demand for oil and gas, and a drop in prices can significantly affect our financial results and impede our growth. In particular, declines in commodity prices will:

  •
  negatively impact the value of our reserves, because declines in oil and gas prices would reduce the amount of oil and gas that we can produce economically;

  •
  reduce the amount of cash flow available for capital expenditures;

  •
  limit our ability to borrow money or raise additional capital; and

  •
  impair our ability to pay distributions.

        If we raise our distribution levels in response to increased cash flow during periods of relatively high commodity prices, we may not be able to sustain those distribution levels during subsequent periods of lower commodity prices.

    Future price declines may result in a write-down of our asset carrying values.

        Declines in oil and gas prices may result in our having to make substantial downward adjustments to our estimated proved reserves. If this occurs, or if our estimates of development costs increase, production data factors change or drilling results deteriorate, accounting rules may require us to write down, as a non-cash charge to earnings, the carrying value of our oil and gas properties for impairments. We are required to perform impairment tests on our assets periodically and whenever events or changes in circumstances warrant a review of our assets. To the extent such tests indicate a reduction of the estimated useful life or estimated future cash flows of our assets, the carrying value may not be recoverable and therefore require a write-down. We may incur impairment charges in the future, which could have a material adverse effect on our results of operations in the period incurred and on our ability to borrow funds under our credit facility, which in turn may adversely affect our ability to make cash distributions to our unitholders.

    Our derivative activities could result in financial losses or could reduce our income, which may adversely affect our ability to pay distributions to our unitholders.

        To achieve more predictable cash flow and to reduce our exposure to adverse fluctuations in the prices of oil and gas, we currently and may in the future enter into derivative arrangements for a significant portion of our oil and gas production that could result in both realized and unrealized hedging losses. For example, during 2004 and 2005, our average unhedged sales price for oil was $38.01 and $47.20, respectively, and our average realized price for oil was $32.38 and $41.68, respectively, resulting in realized derivative losses of $4.9 million in 2004 and $8.6 million in 2005.

        The extent of our commodity price exposure is related largely to the effectiveness and scope of our derivative activities. For example, the derivative instruments we utilize are based on posted market prices, which may differ significantly from the actual crude oil prices we realize in our operations. Furthermore, we have adopted a policy that requires, and our anticipated new credit facility will also mandate, that we enter into derivative transactions related to only a portion of our expected production volumes and, as a result, we will continue to have direct commodity price exposure on the unhedged portion of our production volumes. Please read "Management's Discussion and Analysis of Financial Condition and Results of Operations—Quantitative and Qualitative Disclosures about Market Risk."

        Our actual future production may be significantly higher or lower than we estimate at the time we enter into derivative transactions for such period. If the actual amount is higher than we estimate, we will have greater commodity price exposure than we intended. If the actual amount is lower than the nominal amount that is subject to our derivative financial instruments, we might be forced to satisfy all or a portion of our derivative transactions without the benefit of the cash flow from our sale or purchase of the underlying physical commodity, resulting in a substantial diminution of our liquidity. As a result of these factors, our derivative activities may not be as effective as we intend in reducing the volatility of our cash flows, and in certain circumstances may actually increase the volatility of our cash flows. In addition, our derivative activities are subject to the following risks:

  •
  a counterparty may not perform its obligation under the applicable derivative instrument;

  •
  there may be a change in the expected differential between the underlying commodity price in the derivative instrument and the actual price received; and

  •
  the steps we take to monitor our derivative financial instruments may not detect and prevent violations of our risk management policies and procedures, particularly if deception or other intentional misconduct is involved.

    Our estimated proved reserves are based on many assumptions that may prove to be inaccurate. Any material inaccuracies in these reserve estimates or underlying assumptions will materially affect the quantities and present value of our reserves.

        It is not possible to measure underground accumulations of oil or natural gas in an exact way. Oil and gas reserve engineering requires subjective estimates of underground accumulations of oil and gas and assumptions concerning future oil and gas prices, production levels, and operating and development costs. In estimating our level of oil and gas reserves, we and our independent reserve engineers make certain assumptions that may prove to be incorrect, including assumptions relating to:

  •
  a constant level of future oil and gas prices;

  •
  production levels;

  •
  capital expenditures;

  •
  operating and development costs;

  •
  the effects of regulation; and

  •
  availability of funds.

        If these assumptions prove to be incorrect, our estimates of reserves, the economically recoverable quantities of oil and gas attributable to any particular group of properties, the classifications of reserves based on risk of recovery and our estimates of the future net cash flows from our reserves could change significantly. For example, if oil prices at December 31, 2005 had been $5.00 less, then the standardized measure of our proved reserves as of December 31, 2005 would have decreased $16.0 million, from $320.5 million to $304.5 million.

        Our standardized measure is calculated using unhedged oil prices and is determined in accordance with the rules and regulations of the SEC. Over time, we may make material changes to reserve estimates to take into account changes in our assumptions and the results of actual drilling and production.

        The reserve estimates we make for fields that do not have a lengthy production history are less reliable than estimates for fields with lengthy production histories. A lack of production history may contribute to inaccuracy in our estimates of proved reserves, future production rates and the timing of development expenditures.

        The present value of future net cash flows from our estimated proved reserves is not necessarily the same as the current market value of our estimated proved oil and gas reserves. We base the estimated discounted future net cash flows from our estimated proved reserves on prices and costs in effect on the day of estimate. However, actual future net cash flows from our oil and gas properties also will be affected by factors such as:

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  the actual prices we receive for oil and gas;

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  our actual operating costs in producing oil and gas;

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  the amount and timing of actual production;

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  the amount and timing of our capital expenditures;

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  supply of and demand for oil and gas; and

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  changes in governmental regulations or taxation.

        The timing of both our production and our incurrence of expenses in connection with the development and production of oil and gas properties will affect the timing of actual future net cash flows from proved reserves, and thus their actual present value. In addition, the 10% discount factor we use when calculating discounted future net cash flows in compliance with the Financial Accounting Standards Board's Statement of Financial Accounting Standards No. 69 may not be the most appropriate discount factor based on interest rates in effect from time to time and risks associated with us or the oil and gas industry in general.

    If we do not set aside sufficient cash reserves or make sufficient cash expenditures to maintain our asset base, we will be unable to pay distributions at the current level from cash generated from operations and would therefore expect to reduce our distributions. If our asset base decreases and we do not reduce our distributions, a portion of the distributions may be considered a return of part of your investment in us as opposed to a return on your investment.

        Producing oil and gas reservoirs are characterized by declining production rates that vary based on reservoir characteristics and other factors. The rate of decline of our reserves and production included in our reserve report at December 31, 2005 will change if production from our existing wells declines in a different manner than we have estimated and may change when we drill additional wells, make acquisitions and under other circumstances. Our future oil and gas reserves and production and our cash flow and ability to make distributions depend on our success in developing and exploiting our current reserves efficiently and finding or acquiring additional recoverable reserves economically. We may not be able to develop, find or acquire additional reserves to replace our current and future production at acceptable costs, which would adversely affect our business, financial condition and results of operations and reduce cash available for distribution.

        We will need to make substantial capital expenditures to maintain and grow our asset base, which will reduce our cash available for distribution. Because the timing and amount of these capital expenditures fluctuates each quarter, we expect to reserve substantial amounts of cash each quarter to finance these expenditures over time. We may use the reserved cash to reduce indebtedness until we make the capital expenditures. Over a longer period of time, if we do not set aside sufficient cash reserves or make sufficient expenditures to maintain our asset base, we will be unable to pay distributions at the current level from cash generated from operations and would therefore expect to reduce our distributions. We are unlikely to be able to sustain our current level of distributions without increases in commodity prices from current levels or increases in cash flows from exploitation and development capital expenditures or accretive acquisitions. If our reserves decrease and we do not reduce our distribution, then a portion of the distribution may be considered a return of part of your investment in us as opposed to a return on your investment. Also, if we do not make sufficient growth capital expenditures, we will be unable to expand our business operations and will therefore be unable to raise the level of future distributions.

        To fund our growth capital expenditures, we will be required to use cash generated from our operations, additional borrowings or the issuance of additional partnership interests, or some combination thereof. Use of cash generated from operations will reduce cash available for distribution to our unitholders. Our ability to obtain bank financing or to access the capital markets for future equity or debt offerings may be limited by our financial condition at the time of any such financing or offering and the covenants in our existing debt agreements, as well as by adverse market conditions resulting from, among other things, general economic conditions and contingencies and uncertainties that are beyond our control. Our failure to obtain the funds for necessary future capital expenditures could have a material adverse effect on our business, results of operations, financial condition and ability to pay distributions. Even if we are successful in obtaining the necessary funds, the terms of such financings could limit our ability to pay distributions to our unitholders. In addition, incurring additional debt may significantly increase our interest expense and financial leverage and issuing additional partnership interests may result in significant unitholder dilution and would increase the aggregate amount of cash required to maintain the then-current distribution rate, which could have a material adverse effect on our ability to pay distributions at the then-current distribution rate.

    Drilling for and producing oil and gas are costly and high-risk activities with many uncertainties that could adversely affect our financial condition or results of operations and, as a result, our ability to pay distributions to our unitholders.

        The cost of drilling, completing and operating a well is often uncertain, and cost factors can adversely affect the economics of a well. Our efforts will be uneconomical if we drill dry holes or wells that are productive but do not produce enough oil and gas to be commercially viable after drilling, operating and other costs. Furthermore, our drilling and producing operations may be curtailed, delayed or canceled as a result of other factors, including:

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  high costs, shortages or delivery delays of drilling rigs, equipment, labor or other services;

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  unexpected operational events and drilling conditions;

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  reductions in oil and gas prices;

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  limitations in the market for oil and gas;

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  adverse weather conditions;

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  facility or equipment malfunctions;

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  equipment failures or accidents;

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  title problems;

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  pipe or cement failures;

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  casing collapses;

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  compliance with environmental and other governmental requirements;

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  environmental hazards, such as gas leaks, oil spills, pipeline ruptures and discharges of toxic gases;

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  lost or damaged oilfield drilling and service tools;

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  unusual or unexpected geological formations;

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  loss of drilling fluid circulation;

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  pressure or irregularities in formations;

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  fires;

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  natural disasters;

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  blowouts, surface craterings and explosions; and

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  uncontrollable flows of oil, gas or well fluids.

        If any of these factors were to occur with respect to a particular field, we could lose all or a part of our investment in the field, or we could fail to realize the expected benefits from the field, either of which could materially and adversely affect our revenue and profitability.

    If we do not make acquisitions on economically acceptable terms, our future growth and ability to pay or increase distributions will be limited.

        Our ability to grow and to increase distributions to unitholders depends in part on our ability to make acquisitions that result in an increase in pro forma available cash per unit. We may be unable to make such acquisitions because we are:

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  unable to identify attractive acquisition candidates or negotiate acceptable purchase contracts with them;

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  unable to obtain financing for these acquisitions on economically acceptable terms; or

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  outbid by competitors.

        If we are unable to acquire properties containing proved reserves, our total level of proved reserves will decline as a result of our production, and we will be limited in our ability to increase or possibly even to maintain our level of cash distributions.

    Any acquisitions we complete are subject to substantial risks that could reduce our ability to make distributions to unitholders.

        Even if we do make acquisitions that we believe will increase pro forma available cash per unit, these acquisitions may nevertheless result in a decrease in pro forma available cash per unit. Any acquisition involves potential risks, including, among other things:

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  the validity of our assumptions about reserves, future production, revenues and costs, including synergies;

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  an inability to integrate successfully the businesses we acquire;

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  a decrease in our liquidity by using a significant portion of our available cash or borrowing capacity to finance acquisitions;

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  a significant increase in our interest expense or financial leverage if we incur additional debt to finance acquisitions;

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  the assumption of unknown liabilities, losses or costs for which we are not indemnified or for which our indemnity is inadequate;

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  the diversion of management's attention from other business concerns;

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  an inability to hire, train or retain qualified personnel to manage and operate our growing business and assets;

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  the incurrences of other significant charges, such as impairment of goodwill or other intangible assets, asset devaluation or restructuring charges;

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  unforeseen difficulties encountered in operating in new geographic areas; and

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  customer or key employee losses at the acquired businesses.

        Our decision to acquire a property will depend in part on the evaluation of data obtained from production reports and engineering studies, geophysical and geological analyses and seismic and other information, the results of which are often inconclusive and subject to various interpretations.

        Also, our reviews of acquired properties are inherently incomplete because it generally is not feasible to perform an in-depth review of the individual properties involved in each acquisition. Even a detailed review of records and properties may not necessarily reveal existing or potential problems, nor will it permit a buyer to become sufficiently familiar with the properties to assess fully their deficiencies and potential. Inspections may not always be performed on every well, and environmental problems, such as ground water contamination, are not necessarily observable even when an inspection is undertaken.

        If our acquisitions do not generate expected increases in pro forma available cash per unit, we will be less able to make distributions to our unitholders.

    Many of our leases are in areas that have been partially depleted or drained by offset wells.

        Our assets are located in established fields in the Los Angeles Basin in California and in the Wind River and Big Horn Basins in Wyoming. As a result, many of our leases are in areas that have already been partially depleted or drained by earlier offset drilling. This may inhibit our ability to find economically recoverable quantities of oil and gas in these areas.

    Due to our lack of asset and geographic diversification, adverse developments in our operating areas would reduce our ability to make distributions to our unitholders.

        We rely exclusively on sales of oil and gas that we produce. Furthermore, all of our assets are located in California and Wyoming. Due to our lack of diversification in asset type and location, an adverse development in the oil and gas business of these geographic areas, would have a significantly greater impact on our results of operations and cash available for distribution to our unitholders than if we maintained more diverse assets and locations.

    We depend on two customers for a substantial amount of our sales. If these customers reduce the volumes of oil and gas they purchase from us, our revenue and cash available for distribution will decline to the extent we are not able to find new customers for our production.

        For the year ended December 31, 2005, ConocoPhillips accounted for approximately 818 MBoe, or 47%, of our total sales volumes, and Marathon Oil accounted for approximately 668 MBoe, or 38%, of our total sales volumes. If either of these customers were to reduce the volume of oil it purchases from us, our revenue and cash available for distribution will decline to the extent we are not able to find new customers for our production.

    We may be unable to compete effectively with larger companies, which may adversely affect our ability to generate sufficient revenue to allow us to pay distributions to our unitholders.

        The oil and gas industry is intensely competitive with respect to acquiring prospects and productive properties, marketing oil and gas and securing equipment and trained personnel, and we compete with other companies that have greater resources. Many of our competitors are major and large independent oil and gas companies, and possess and employ financial, technical and personnel resources substantially greater than ours. Those companies may be able to develop and acquire more prospects and productive properties than our financial or personnel resources permit. Our ability to acquire additional properties and to discover reserves in the future will depend on our ability to evaluate and select suitable properties and to consummate transactions in a highly competitive environment. Many of our larger competitors not only drill for and produce oil and gas but also carry on refining operations and market petroleum and other products on a regional, national or worldwide basis. These companies may be able to pay more for oil and gas properties and evaluate, bid for and purchase a greater number of properties than our financial or human resources permit. In addition, there is substantial competition for investment capital in the oil and gas industry. These larger companies may have a greater ability to continue drilling activities during periods of low oil and gas prices and to absorb the burden of present and future federal, state, local and other laws and regulations. Our inability to compete effectively with larger companies could have a material adverse impact on our business activities, financial condition and results of operations.

    We may incur substantial additional debt to enable us to pay our quarterly distributions, which may negatively affect our ability to execute on our business plan.

        Our business requires a significant amount of capital expenditures to maintain and grow production levels. In addition, volatility in commodity prices or other factors may reduce the amount of cash we actually generate in any particular quarter. As a consequence, we may be unable to pay a distribution at the initial distribution rate or the then-current distribution rate without borrowing under our anticipated new credit facility.

        When we borrow to pay distributions, we are distributing more cash than we are generating from our operations on a current basis. This means that we are using a portion of our borrowing capacity under our credit facility to pay distributions rather than to maintain or expand our operations. If we use borrowings under our credit facility to pay distributions for an extended period of time rather than toward funding capital expenditures and other matters relating to our operations, we may be unable to support or grow our business. Such a curtailment of our business activities, combined with our payment of principal and interest on our future indebtedness to pay these distributions, will reduce our cash available for distribution on our units and will have a material adverse effect on our business, financial condition and results of operations. If we borrow to pay distributions during periods of low commodity prices and commodity prices remain low, we may have to reduce our distribution in order to avoid excessive leverage.

    Our future debt levels may limit our flexibility to obtain additional financing and pursue other business opportunities.

        After giving effect to this offering and the related transactions, we estimate that we will have no debt as of the close of this offering. Following this offering, we estimate we will have the ability to incur debt, including under our anticipated new credit facility, subject to borrowing base limitations in our credit facility. Our future indebtedness could have important consequences to us, including:

  •
  our ability to obtain additional financing, if necessary, for working capital, capital expenditures, acquisition or other purposes may be impaired or such financing may not be available on favorable terms;

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  covenants contained in our existing and future credit and debt arrangements will require us to meet financial tests that may affect our flexibility in planning for and reacting to changes in our business, including possible acquisition opportunities;

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  we will need a substantial portion of our cash flow to make principal and interest payments on our indebtedness, reducing the funds that would otherwise be available for operations, future business opportunities and distributions to unitholders; and

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  our debt level will make us more vulnerable than our competitors with less debt to competitive pressures or a downturn in our business or the economy generally.

        Our ability to service our indebtedness will depend upon, among other things, our future financial and operating performance, which will be affected by prevailing economic conditions and financial, business, regulatory and other factors, some of which are beyond our control. If our operating results are not sufficient to service our current or future indebtedness, we will be forced to take actions such as reducing distributions, reducing or delaying business activities, acquisitions, investments and/or capital expenditures, selling assets, restructuring or refinancing our indebtedness, or seeking additional equity capital or bankruptcy protection. We may not be able to effect any of these remedies on satisfactory terms or at all.

    Our anticipated new credit facility will have substantial restrictions and financial covenants that may restrict our business and financing activities and our ability to pay distributions.

        The operating and financial restrictions and covenants in our anticipated new credit facility and any future financing agreements may restrict our ability to finance future operations or capital needs or to engage, expand or pursue our business activities or to pay distributions. Our anticipated new credit facility and any future credit facility may restrict our ability to:

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  incur indebtedness;

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  grant liens;

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  make certain acquisitions and investments;

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  lease equipment;

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  make capital expenditures above specified amounts;

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  redeem or prepay other debt;

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  make distributions to unitholders or repurchase units;

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  enter into transactions with affiliates; and

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  enter into a merger, consolidation or sale of assets.

        We also will be required to comply with certain financial covenants and ratios. Our ability to comply with these restrictions and covenants in the future is uncertain and will be affected by the levels of cash flow from our operations and events or circumstances beyond our control. If market or other economic conditions deteriorate, our ability to comply with these covenants may be impaired. If we violate any of the restrictions, covenants, ratios or tests in our credit agreement, a significant portion of our indebtedness may become immediately due and payable, our ability to make distributions will be inhibited and our lenders' commitment to make further loans to us may terminate. We might not have, or be able to obtain, sufficient funds to make these accelerated payments. In addition, our obligations under our anticipated new credit agreement will be secured by substantially all of our assets, and if we are unable to repay our indebtedness under our credit agreement, the lenders could seek to foreclose on our assets.

        Our anticipated new credit facility will limit the amounts we can borrow to a borrowing base amount, determined by the lenders in their sole discretion. Outstanding borrowings in excess of the borrowing base will be required to be repaid immediately, or we will be required to pledge other oil and gas properties as additional collateral.

    Our operations are subject to operational hazards and unforeseen interruptions for which we may not be adequately insured.

        There are a variety of operating risks inherent in our wells, gathering systems, pipelines and other facilities, such as leaks, explosions, mechanical problems and natural disasters including earthquakes and tsunamis, all of which could cause substantial financial losses. Any of these or other similar occurrences could result in the disruption of our operations, substantial repair costs, personal injury or loss of human life, significant damage to property, environmental pollution, impairment of our operations and substantial revenue losses. The location of our wells, gathering systems, pipelines and other facilities near populated areas, including residential areas, commercial business centers and industrial sites, could significantly increase the level of damages resulting from these risks.

        We currently possess property, business interruption and general liability insurance at levels we believe are appropriate and consistent with industry practice; however, insurance against all operational risk is not available to us. We are not fully insured against all risks, including drilling and completion risks that are generally not recoverable from third parties or insurance. In addition, pollution and environmental risks generally are not fully insurable. Additionally, we may elect not to obtain insurance if we believe that the cost of available insurance is excessive relative to the perceived risks presented. Losses could, therefore, occur for uninsurable or uninsured risks or in amounts in excess of existing insurance coverage. Moreover, insurance may not be available in the future at commercially reasonable costs and on commercially reasonable terms. Changes in the insurance markets subsequent to the terrorist attacks on September 11, 2001 and the hurricanes in 2005 have made it more difficult for us to obtain certain types of coverage. There can be no assurance that we will be able to obtain the levels or types of insurance we would otherwise have obtained prior to these market changes or that the insurance coverage we do obtain will not contain large deductibles or fail to cover certain hazards or cover all potential losses. Losses and liabilities from uninsured and underinsured events and delay in the payment of insurance proceeds could have a material adverse effect on our business, financial condition, results of operations and ability to make distributions to you.

    We are subject to complex federal, state, local and other laws and regulations that could adversely affect the cost, manner or feasibility of conducting our operations.

        Our oil and natural gas exploration and production operations are subject to complex and stringent laws and regulations. In order to conduct our operations in compliance with these laws and regulations, we must obtain and maintain numerous permits, approvals and certificates from various federal, state and local governmental authorities. We may incur substantial costs in order to maintain compliance with these existing laws and regulations. In addition, our costs of compliance may increase if existing laws and regulations are revised or reinterpreted, or if new laws and regulations become applicable to our operations. For instance, if a ballot initiative recently introduced in California should pass in November 2006, a severance tax will be imposed on oil produced in the state. California is also considering a bill during its current legislative session that would impose a 2% surtax on the taxable income over $10.0 million of taxpayers engaged in oil production. Although we cannot predict the effect of these potential taxes on our results of operations, we may be at a competitive disadvantage to larger companies in our industry that can spread the additional costs over a greater number of wells and larger operating staff.

        Our business is subject to federal, state and local laws and regulations as interpreted and enforced by governmental authorities possessing jurisdiction over various aspects of the exploration for, and production of, oil and natural gas. Failure to comply with such laws and regulations, as interpreted and enforced, could have a material adverse effect on our business, financial condition, results of operations and ability to make distributions to you. Please read "Business—Operations—Environmental Matters and Regulation" and "Business—Operations—Other Regulation of the Oil and Gas Industry" for a description of the laws and regulations that affect us.

    Our operations expose us to significant costs and liabilities with respect to environmental and operational safety matters.

        We may incur significant costs and liabilities as a result of environmental and safety requirements applicable to our oil and natural gas exploration and production activities. These costs and liabilities could arise under a wide range of federal, state and local environmental and safety laws and regulations, including regulations and enforcement policies, which have tended to become increasingly strict over time. Failure to comply with these laws and regulations may result in the assessment of administrative, civil and criminal penalties, imposition of cleanup and site restoration costs and liens, and to a lesser extent, issuance of injunctions to limit or cease operations. In addition, claims for damages to persons or property may result from environmental and other impacts of our operations.

        Strict, joint and several liability may be imposed under certain environmental laws, which could cause us to become liable for the conduct of others or for consequences of our own actions that were in compliance with all applicable laws at the time those actions were taken. New laws, regulations or enforcement policies could be more stringent and impose unforeseen liabilities or significantly increase compliance costs. If we are not able to recover the resulting costs through insurance or increased revenues, our ability to make distributions to you could be adversely affected. Please read "Business—Operations—Environmental Matters and Regulation" for more information.

    We depend on our general partner's Co-Chief Executive Officers, who would be difficult to replace.

        We depend on the performance of our general partner's Co-Chief Executive Officers, Randall Breitenbach and Halbert Washburn. We maintain no key person insurance for Mr. Breitenbach or Mr. Washburn. The loss of either or both of our general partner's Co-Chief Executive Officers could negatively impact our ability to execute our strategy and our results of operations.

    If we fail to develop or maintain an effective system of internal controls, we may not be able to accurately report our financial results or prevent fraud. As a result, current and potential unitholders could lose confidence in our financial reporting, which would harm our business and the trading price of our common units.

        Effective internal controls are necessary for us to provide reliable financial reports, prevent fraud and operate successfully as a public company. Although we are in the process of implementing controls to properly prepare and review our financial statements, we cannot be certain that our efforts to develop and maintain our internal controls will be successful, that we will be able to maintain adequate controls over our financial processes and reporting in the future or that we will be able to comply with our obligations under Section 404 of the Sarbanes-Oxley Act of 2002. We have in the past discovered and may in the future discover areas of our internal control over financial reporting that need improvement including items considered a material weakness. During 2005, we identified a material error relating to our 2004 annual consolidated financial statements that required a restatement of our financial statements for the period from June 16 to December 31, 2004. Specifically, we had:

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  improperly capitalized stock compensation expense as a direct cost of the business combination in conjunction with the acquisition of BreitBurn Energy by Provident in June 2004;

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  improperly classified cash flows relating to the payment of acquisition costs and debt financing costs; and

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  improperly classified accrued partner distributions in cash flow from financing activities rather that in non-cash activities.

        Any failure to develop or maintain effective internal controls, or difficulties encountered in implementing or improving our internal controls, could harm our operating results or cause us to fail to meet our reporting obligations. Ineffective internal controls also could cause investors to lose confidence in our reported financial information, which would likely have a negative effect on the trading price of our common units.

    The amount of cash distributions that we will be able to distribute to you will be reduced by the costs associated with being a public company, other general and administrative expenses, and reserves that our general partner believes prudent to maintain for the proper conduct of our business and for future distributions.

        Before we can pay distributions to our unitholders, we must first pay or reserve cash for our expenses, including capital expenditures and the costs of being a public company and other operating expenses, and we may reserve cash for future distributions during periods of limited cash flows. Prior to this offering, we have been a private partnership and have not filed reports with the SEC. Following this offering, we will become subject to the public reporting requirements of the Securities Exchange Act of 1934, as amended. The amount of cash we have available for distribution to our unitholders will be affected by our level of reserves and expenses, including the costs associated with being a public company.

Risks Related to Our Structure

    Our general partner and its affiliates own a controlling interest in us and may have conflicts of interest with us and limited fiduciary duties to us, which may permit them to favor their own interests to your detriment. Our partnership agreement limits the remedies available to you in the event you have a claim relating to conflicts of interest.

        Following the offering, affiliates of Provident and BreitBurn Corporation will own 72.70% of our common units and will own and control our general partner, which controls us. Although our general partner has a fiduciary duty to manage us in a manner beneficial to us and our unitholders, the directors and officers of our general partner have a fiduciary duty to manage our general partner in a manner beneficial to Provident. Furthermore, certain directors and officers of our general partner may be directors or officers of affiliates of our general partner, including Provident. Conflicts of interest may arise between Provident and its affiliates, including our general partner, on the one hand, and us and our unitholders, on the other hand. As a result of these conflicts, our general partner may favor its own interests and the interests of its affiliates over the interests of our unitholders. Please read "—Our partnership agreement limits our general partner's fiduciary duties to unitholders and restricts the remedies available to unitholders for actions taken by our general partner that might otherwise constitute breaches of fiduciary duty." These potential conflicts include, among others, the following situations:

  •
  We have agreed that Provident and its affiliates will have a preferential right to acquire any third party upstream oil and gas properties outside the United States.

  •
  Neither our partnership agreement nor any other agreement requires Provident or its affiliates (other than our general partner) to pursue a business strategy that favors us. Directors and officers of Provident and its affiliates have a fiduciary duty to make decisions in the best interest of its unitholders, which may be contrary to our interests.

  •
  Our general partner is allowed to take into account the interests of parties other than us, such as Provident and its affiliates, in resolving conflicts of interest, which has the effect of limiting its fiduciary duty to our unitholders.

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  Some officers of our general partner who will provide services to us will devote time to affiliates of our general partner and may be compensated for services rendered to such affiliates.

  •
  Our partnership agreement limits the liability and reduces the fiduciary duties of our general partner, while also restricting the remedies available to our unitholders for actions that, without these limitations, might constitute breaches of fiduciary duty. By purchasing common units, unitholders will be deemed to have consented to some actions and conflicts of interest that might otherwise constitute a breach of fiduciary or other duties under applicable law.

  •
  Our general partner determines the amount and timing of asset purchases and sales, capital expenditures, borrowings, repayments of indebtedness, issuances of additional partnership securities and cash reserves, each of which can affect the amount of cash that is available for distribution to our unitholders.

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  In some instances, our general partner may cause us to borrow funds in order to permit the payment of cash distributions.

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  Our general partner determines which costs, including allocated overhead, incurred by it and its affiliates are reimbursable by us.

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  Our partnership agreement does not restrict our general partner from causing us to pay it or its affiliates for any services rendered on terms that are fair and reasonable to us or entering into additional contractual arrangements with any of these entities on our behalf, and provides for reimbursement to our general partner for such amounts as are deemed fair and reasonable to us.

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  Our general partner intends to limit its liability regarding our contractual obligations.

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  Our general partner may exercise its rights to call and purchase all of our common units if at any time it and its affiliates own more than 80% of the outstanding common units.

  •
  Our general partner controls the enforcement of obligations owed to us by it and its affiliates.

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  Our general partner decides whether to retain separate counsel, accountants or others to perform services for us.

        Please read "Certain Relationships and Related Party Transactions" and "Conflicts of Interest and Fiduciary Duties."

    A subsidiary of Provident, as our controlling unitholder and the controlling owner of our general partner, will have the power to appoint and remove our directors and management.

        Since a subsidiary of Provident owns a controlling interest in our general partner, it will have the ability to elect all the members of the board of directors of our general partner. Our general partner will have control over all decisions related to our operations. Since a subsidiary of Provident also holds a majority of our common units, the public unitholders will not have an ability to influence any operating decisions and will not be able to prevent us from entering into any transactions. Furthermore, the goals and objectives of Provident and its subsidiary relating to us may not be consistent with those of a majority of the public unitholders.

    You will experience immediate and substantial dilution of $13.56 per common unit.

        At an assumed initial public offering price of $20.00 per common unit, our common unit price would exceed our pro forma net tangible book value of $6.44 per common unit. Based on the assumed initial public offering price, you would incur immediate and substantial dilution of $13.56 per common unit. This dilution results primarily because the assets contributed by our general partner and its affiliates are recorded at their historical cost, and not their fair value, in accordance with GAAP. Please read "Dilution."

    We do not have any officers or employees and rely solely on officers of our general partner and employees of BreitBurn Management and Provident and its affiliates.

        None of the officers of our general partner are employees of our general partner. We intend to enter into an Administrative Services Agreement with BreitBurn Management, pursuant to which BreitBurn Management will operate our assets and perform other administrative services for us such as accounting, corporate development, finance, land and engineering. Affiliates of our general partner and BreitBurn Management conduct businesses and activities of their own in which we have no economic interest, including businesses and activities relating to BreitBurn Energy. If these separate activities are significantly greater than our activities, there could be material competition for the time and effort of the officers and employees who provide services to our general partner, BreitBurn Management and their affiliates. If the officers of our general partner and the employees of BreitBurn Management and their affiliates do not devote sufficient attention to the management and operation of our business, our financial results may suffer and our ability to make distributions to our unitholders may be reduced.

    We may issue additional common units without your approval, which would dilute your existing ownership interests.

        We may issue an unlimited number of limited partner interests of any type, including common units, without the approval of our unitholders.

        The issuance of additional common units or other equity securities may have the following effects:

  •
  your proportionate ownership interest in us may decrease;

  •
  the amount of cash distributed on each common unit may decrease;

  •
  the relative voting strength of each previously outstanding common unit may be diminished;

  •
  the market price of the common units may decline; and

  •
  the ratio of taxable income to distributions may increase.

    Our partnership agreement limits our general partner's fiduciary duties to unitholders and restricts the remedies available to unitholders for actions taken by our general partner that might otherwise constitute breaches of fiduciary duty.

        Our partnership agreement contains provisions that reduce the standards to which our general partner would otherwise be held by state fiduciary duty law. For example, our partnership agreement:

  •
  permits our general partner to make a number of decisions in its individual capacity, as opposed to in its capacity as our general partner. This entitles our general partner to consider only the interests and factors that it desires, and it has no duty or obligation to give any consideration to any interest of, or factors affecting, us, our affiliates or any limited partner. Decisions made by our general partner in its individual capacity will be made by a majority of the owners of our general partner, and not by the board of directors of our general partner. Examples include the exercise of its limited call rights, its rights to vote and transfer the units it owns and its registration rights and the determination of whether to consent to any merger or consolidation of the partnership;

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  provides that our general partner shall not have any liability to us or our unitholders for decisions made in its capacity as general partner so long as it acted in good faith, meaning it believed that the decisions were in the best interests of the partnership;

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  generally provides that affiliate transactions and resolutions of conflicts of interest not approved by the conflicts committee of the board of directors of our general partner and not involving a vote of unitholders must be on terms no less favorable to us than those generally provided to or available from unrelated third parties or be "fair and reasonable" to us and that, in determining whether a transaction or resolution is "fair and reasonable," our general partner may consider the totality of the relationships between the parties involved, including other transactions that may be particularly advantageous or beneficial to us;

  •
  provides that in resolving conflicts of interest, it will be presumed that in making its decision the general partner acted in good faith, and in any proceeding brought by or on behalf of any limited partner or us, the person bringing or prosecuting such proceeding will have the burden of overcoming such presumption; and

  •
  provides that our general partner and its officers and directors will not be liable for monetary damages to us, our limited partners or assignees for any acts or omissions unless there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that the general partner or those other persons acted in bad faith or engaged in fraud or willful misconduct.

        By purchasing a common unit, a unitholder will become bound by the provisions of our partnership agreement, including the provisions described above. Please read "Description of the Common Units—Transfer of Common Units."

    Unitholders have limited voting rights and are not entitled to elect our general partner or its directors or initially to remove our general partner without its consent, which could lower the trading price of our common units.

        Unlike the holders of common stock in a corporation, unitholders have only limited voting rights on matters affecting our business and, therefore, limited ability to influence management's decisions regarding our business. Unitholders will have no right to elect our general partner or its board of directors on an annual or other continuing basis. The board of directors of our general partner is chosen entirely by Provident and BreitBurn Corporation and not by the unitholders. Furthermore, even if our unitholders are dissatisfied with the performance of our general partner, they will, practically speaking, have no ability to remove our general partner. As a result of these limitations, the price at which the common units will trade could be diminished because of the absence or reduction of a control premium in the trading price.

        Our unitholders will be unable to remove our general partner without Provident's consent because Provident will own a sufficient number of units upon completion of this offering to prevent removal of our general partner. The vote of the holders of at least 66 2/3% of all outstanding units voting together as a single class is required to remove our general partner. Following the closing of this offering, Provident and BreitBurn Corporation will own 72.70% of our common units (approximately 68.60% if the underwriters exercise their option to purchase additional common units in full).

    Our partnership agreement restricts the voting rights of unitholders owning 20% or more of our common units.

        Our partnership agreement restricts unitholders' voting rights by providing that any units held by a person that owns 20% or more of any class of units then outstanding, other than our general partner, its affiliates, their transferees and persons who acquired such units with the prior approval of the board of directors of our general partner, cannot vote on any matter. Our partnership agreement also contains provisions limiting the ability of unitholders to call meetings or to acquire information about our operations, as well as other provisions limiting unitholders' ability to influence the manner or direction of management.

    Unitholders who are not Eligible Holders will not be entitled to receive distributions on or allocations of income or loss on their common units and their common units will be subject to redemption.

        In order to comply with U.S. laws with respect to the ownership of interests in oil and gas leases on federal lands, we have adopted certain requirements regarding those investors who may own our common units. As used herein, an Eligible Holder means a person or entity qualified to hold an interest in oil and gas leases on federal lands. As of the date hereof, Eligible Holder means: (1) a citizen of the United States; (2) a corporation organized under the laws of the United States or of any state thereof; (3) a public body, including a municipality; or (4) an association of United States citizens, such as a partnership or limited liability company, organized under the laws of the United States or of any state thereof, but only if such association does not have any direct or indirect foreign ownership, other than foreign ownership of stock in a parent corporation organized under the laws of the United States or of any state thereof. For the avoidance of doubt, onshore mineral leases or any direct or indirect interest therein may be acquired and held by aliens only through stock ownership, holding or control in a corporation organized under the laws of the United States or of any state thereof. Unitholders who are not persons or entities who meet the requirements to be an Eligible Holder, will not receive distributions or allocations of income and loss on their units and they run the risk of having their units redeemed by us at the lower of their purchase price cost or the then-current market price. The redemption price will be paid in cash or by delivery of a promissory note, as determined by our general partner. Please read "Description of the Common Units—Transfer of Common Units" and "The Partnership Agreement—Non-Eligible Holders; Redemption."

    We have a holding company structure in which our subsidiaries conduct our operations and own our operating assets, which may affect our ability to make distributions to you.

        We are a partnership holding company and our operating subsidiaries conduct all of our operations and own all of our operating assets. We have no significant assets other than the ownership interests in our subsidiaries. As a result, our ability to make distributions to our unitholders depends on the performance of our subsidiaries and their ability to distribute funds to us. The ability of our subsidiaries to make distributions to us may be restricted by, among other things, the provisions of existing and future indebtedness, applicable state partnership and limited liability company laws and other laws and regulations.

    Unitholders may not have limited liability if a court finds that unitholder action constitutes control of our business.

        The limitations on the liability of holders of limited partner interests for the obligations of a limited partnership have not been clearly established in some of the states in which we do business. You could have unlimited liability for our obligations if a court or government agency determined that:

  •
  we were conducting business in a state but had not complied with that particular state's partnership statute; or

  •
  your right to act with other unitholders to remove or replace our general partner, to approve some amendments to our partnership agreement or to take other actions under our partnership agreement constituted "control" of our business.

        Please read "The Partnership Agreement—Limited Liability" for a discussion of the implications of the limitations of liability on a unitholder.

    Unitholders may have liability to repay distributions.

        Under certain circumstances, unitholders may have to repay amounts wrongfully returned or distributed to them. Under Section 17-607 of the Delaware Revised Uniform Limited Partnership Act (the "Delaware Act"), we may not make a distribution to you if the distribution would cause our liabilities to exceed the fair value of our assets. Liabilities to partners on account of their partnership interests and liabilities that are non-recourse to the partnership are not counted for purposes of determining whether a distribution is permitted. Delaware law provides that for a period of three years from the date of an impermissible distribution, limited partners who received the distribution and who knew at the time of the distribution that it violated Delaware law will be liable to the limited partnership for the distribution amount. A purchaser of common units who becomes a limited partner is liable for the obligations of the transferring limited partner to make contributions to the partnership that are known to such purchaser of units at the time it became a limited partner and for unknown obligations if the liabilities could be determined from our partnership agreement.

    Our general partner's interest in us and the control of our general partner may be transferred to a third party without unitholder consent.

        Our general partner may transfer its general partner interest to a third party in a merger or in a sale of all or substantially all of its assets without the consent of the unitholders. Furthermore, there is no restriction in our partnership agreement on the ability of Provident to transfer its equity interest in our general partner to a third party. The new equity owner of our general partner would then be in a position to replace the board of directors and officers of our general partner with their own choices and to influence the decisions taken by the board of directors and officers of our general partner.

    Unitholders may have limited liquidity for their common units, a trading market may not develop for the common units and you may not be able to resell your common units at the initial public offering price.

        Prior to the offering, there has been no public market for the common units. After the offering, there will be 6,000,000 publicly traded common units. We do not know the extent to which investor interest will lead to the development of a trading market or how liquid that market might be. You may not be able to resell your common units at or above the initial public offering price. Additionally, the lack of liquidity may result in wide bid-ask spreads, contribute to significant fluctuations in the market price of the common units and limit the number of investors who are able to buy the common units.

    The market price of our common units could be adversely affected by sales of substantial amounts of our common units in the public markets, including sales by our existing unitholders.

        After this offering, we will have 21,975,758 common units outstanding, which includes the 6,000,000 common units we are selling in this offering that may be resold in the public market immediately. All of our common units that were outstanding prior to our initial public offering will be subject to resale restrictions under 180-day lock-up agreements with our underwriters. Each of the lock-up arrangements with the underwriters may be waived in the discretion of RBC Capital Markets Corporation and Citigroup Global Markets Inc. Sales by any of our existing unitholders of a substantial number of our common units in the public markets following this offering, or the perception that such sales might occur, could have a material adverse effect on the price of our common units or could impair our ability to obtain capital through an offering of equity securities. In addition, our general partner has agreed to provide registration rights to these holders, subject to certain limitations. Under our partnership agreement, our general partner and its affiliates have registration rights relating to the offer and sale of any common units that they hold, subject to certain limitations. Please read "Units Eligible for Future Sale."

    If our common unit price declines after the initial public offering, you could lose a significant part of your investment.

        The market price of our common units could be subject to wide fluctuations in response to a number of factors, most of which we cannot control, including:

  •
  changes in securities analysts' recommendations and their estimates of our financial performance;

  •
  public reaction to our press releases, announcements and our filings with the SEC;

  •
  fluctuations in broader securities market prices and volumes, particularly among securities of oil and gas companies and securities of publicly traded limited partnerships and limited liability companies;

  •
  changes in market valuations of similar companies;

  •
  departures of key personnel;

  •
  commencement of or involvement in litigation;

  •
  variations in our quarterly results of operations or those of other oil and gas companies;

  •
  variations in the amount of our quarterly cash distributions;

  •
  future issuances and sales of our common units; and

  •
  changes in general conditions in the U.S. economy, financial markets or the oil and gas industry.

        In recent years, the securities market has experienced extreme price and volume fluctuations. This volatility has had a significant effect on the market price of securities issued by many companies for reasons unrelated to the operating performance of these companies. Future market fluctuations may result in a lower price of our common units.

    An increase in interest rates may cause the market price of our common units to decline.

        Like all equity investments, an investment in our common units is subject to certain risks. In exchange for accepting these risks, investors may expect to receive a higher rate of return than would otherwise be obtainable from lower-risk investments. Accordingly, as interest rates rise, the ability of investors to obtain higher risk-adjusted rates of return by purchasing government-backed debt securities may cause a corresponding decline in demand for riskier investments generally, including yield-based equity investments such as publicly-traded limited partnership interests. Reduced demand for our common units resulting from investors seeking other more favorable investment opportunities may cause the trading price of our common units to decline.

Tax Risks to Unitholders

        Please read "Material Tax Consequences" for a more complete discussion of the expected material federal income tax consequences of owning and disposing of common units.

    Our tax treatment depends on our status as a partnership for federal income tax purposes, as well as our not being subject to entity-level taxation by individual states. If the IRS were to treat us as a corporation for federal income tax purposes or we were to become subject to entity-level taxation for state tax purposes, taxes paid, if any, would reduce the amount of cash available for distribution.

        The anticipated after-tax economic benefit of an investment in our common units depends largely on us being treated as a partnership for federal income tax purposes. We have not requested, and do not plan to request, a ruling from the IRS on this or any other tax matter that affects us.

        If we were treated as a corporation for federal income tax purposes, we would pay federal income tax on our taxable income at the corporate tax rates, currently at a maximum rate of 35%, and would likely pay state income tax at varying rates. Distributions to you would generally be taxed again as corporate distributions, and no income, gain, loss, deduction or credit would flow through to you. Because a tax would be imposed on us as a corporation, our cash available for distribution to our unitholders could be reduced. Therefore, treatment of us as a corporation could result in a material reduction in the anticipated cash flow and after-tax return to our unitholders and, therefore, result in a substantial reduction in the value of our units.

        Current law or our business may change so as to cause us to be treated as a corporation for federal income tax purposes or otherwise subject us to entity-level taxation. In addition, because of widespread state budget deficits, several states are evaluating ways to subject partnerships and limited liability companies to entity-level taxation through the imposition of state income, franchise or other forms of taxation. If any state were to impose a tax upon us as an entity, the cash available for distribution to you would be reduced. Our partnership agreement provides that if a law is enacted or existing law is modified or interpreted in a manner that subjects us to taxation as a corporation or otherwise subjects us to entity-level taxation for federal, state or local income tax purposes, the initial quarterly distribution amount will be adjusted to reflect the impact of that law on us.

    You may be required to pay taxes on income from us even if you do not receive any cash distributions from us.

        You will be required to pay federal income taxes and, in some cases, state and local income taxes on your share of our taxable income, whether or not you receive cash distributions from us. You may not receive cash distributions from us equal to your share of our taxable income or even equal to the actual tax liability that results from your share of our taxable income.

    If the IRS contests the federal income tax positions we take, the market for our common units may be adversely impacted and the cost of any IRS contest will reduce our cash available for distribution to you.

        We have not requested a ruling from the IRS with respect to our treatment as a partnership for federal income tax purposes or any other matter affecting us. The IRS may adopt positions that differ from the conclusions of our counsel expressed in this prospectus or from the positions we take. It may be necessary to resort to administrative or court proceedings to sustain some or all of our counsel's conclusions or the positions we take. A court may not agree with some or all of our counsel's conclusions or positions we take. Any contest with the IRS may materially and adversely impact the market for our common units and the price at which they trade. In addition, our costs of any contest with the IRS will be borne indirectly by our unitholders and our general partner because the costs will reduce our cash available for distribution.

    Tax-exempt entities and foreign persons face unique tax issues from owning our common units that may result in adverse tax consequences to them.

        Investment in units by tax-exempt entities, including employee benefit plans and individual retirement accounts (known as IRAs), and non-U.S. persons raises issues unique to them. For example, virtually all of our income allocated to organizations exempt from federal income tax, including individual retirement accounts and other retirement plans, will be unrelated business taxable income and will be taxable to such a unitholder. Our partnership agreement generally prohibits non-U.S. persons from owning our units. However, if non-U.S. persons own our units, distributions to such non-U.S. persons will be reduced by withholding taxes imposed at the highest effective applicable tax rate, and such non-U.S. persons will be required to file United States federal income tax returns and pay tax on their share of our taxable income.

    We will treat each purchaser of our units as having the same tax benefits without regard to the common units purchased. The IRS may challenge this treatment, which could adversely affect the value of the common units.

        Because we cannot match transferors and transferees of common units, we will adopt depreciation and amortization positions that may not conform with all aspects of existing Treasury Regulations. A successful IRS challenge to those positions could adversely affect the amount of tax benefits available to our unitholders. It also could affect the timing of these tax benefits or the amount of gain on the sale of common units and could have a negative impact on the value of our common units or result in audits of and adjustments to our unitholders' tax returns. Please read "Material Tax Consequences—Uniformity of Units" for a further discussion of the effect of the depreciation and amortization positions we will adopt.

    Tax gain or loss on the disposition of our common units could be more or less than expected because prior distributions in excess of allocations of income will decrease your tax basis in your common units.

        If you sell any of your common units, you will recognize gain or loss equal to the difference between the amount realized and your tax basis in those common units. Prior distributions to you in excess of the total net taxable income you were allocated for a common unit, which decreased your tax basis in that common unit, will, in effect, become taxable income to you if the common unit is sold at a price greater than your tax basis in that common unit, even if the price you receive is less than your original cost. A substantial portion of the amount realized, whether or not representing gain, may be ordinary income to you. In addition, if you sell your units, you may incur a tax liability in excess of the amount of cash you receive from the sale.

    The sale or exchange of 50% or more of our capital and profits interests during any twelve-month period will result in the termination of our partnership for federal income tax purposes.

        We will be considered to have terminated for federal income tax purposes if there is a sale or exchange of 50% or more of the total interests in our capital and profits within a twelve-month period. Our termination would, among other things, result in the closing of our taxable year for all unitholders and could result in a deferral of depreciation deductions allowable in computing our taxable income. Please read "Material Tax Consequences—Disposition of Common Units—Constructive Termination" for a discussion of the consequences of our termination for federal income tax purposes.

    You may be subject to state and local taxes and return filing requirements.

        In addition to federal income taxes, you will likely be subject to other taxes, including state and local taxes, unincorporated business taxes and estate, inheritance or intangible taxes that are imposed by the various jurisdictions in which we do business or own property now or in the future, even if you do not reside in any of those jurisdictions. You will likely be required to file foreign, state and local income tax returns and pay state and local income taxes in some or all of these jurisdictions. Further, you may be subject to penalties for failure to comply with those requirements. We will initially do business and own assets in California and Wyoming. As we make acquisitions or expand our business, we may do business or own assets in other states in the future. It is the responsibility of each unitholder to file all United States federal, foreign, state and local tax returns that may be required of such unitholder. Our counsel has not rendered an opinion on the state or local tax consequences of an investment in the common units.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

        This prospectus contains forward-looking statements that are subject to a number of risks and uncertainties, many of which are beyond our control, which may include statements about:

  •
  the volatility of oil and natural gas prices;

  •
  discovery, estimation, development and replacement of oil and natural gas reserves;

  •
  cash flow, liquidity and financial position;

  •
  business and financial strategy;

  •
  amount, nature and timing of capital expenditures, including future development costs;

  •
  availability and terms of capital;

  •
  timing and amount of future production of oil and natural gas;

  •
  availability of drilling and production equipment;

  •
  operating costs and other expenses;

  •
  prospect development and property acquisitions;

  •
  marketing of oil and natural gas;

  •
  competition in the oil and natural gas industry;

  •
  the impact of weather and the occurrence of natural disasters such as fires, floods, earthquakes and other catastrophic events and natural disasters;

  •
  governmental regulation of the oil and natural gas industry;

  •
  developments in oil-producing and natural gas-producing countries; and

  •
  strategic plans, expectations and objectives for future operations.

        All of these types of statements, other than statements of historical fact included in this prospectus, are forward-looking statements. These forward-looking statements may be found in the "Prospectus Summary," "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business" and other sections of this prospectus. In some cases, you can identify forward-looking statements by terminology such as "may," "will," "could," "should," "expect," "plan," "project," "intend," "anticipate," "believe," "estimate," "predict," "potential," "pursue," "target," "continue," the negative of such terms or other comparable terminology.

        The forward-looking statements contained in this prospectus are largely based on our expectations, which reflect estimates and assumptions made by our management. These estimates and assumptions reflect our best judgment based on currently known market conditions and other factors. Although we believe such estimates and assumptions to be reasonable, they are inherently uncertain and involve a number of risks and uncertainties that are beyond our control. In addition, management's assumptions about future events may prove to be inaccurate. Management cautions all readers that the forward-looking statements contained in this prospectus are not guarantees of future performance, and we cannot assure any reader that such statements will be realized or the forward-looking events and circumstances will occur. Actual results may differ materially from those anticipated or implied in the forward-looking statements due to factors listed in the "Risk Factors" section and elsewhere in this prospectus. All forward-looking statements speak only as of the date of this prospectus. We do not intend to publicly update or revise any forward-looking statements as a result of new information, future events or otherwise. These cautionary statements qualify all forward-looking statements attributable to us or persons acting on our behalf.

USE OF PROCEEDS

        We intend to use the estimated net proceeds of $108.1 million from this offering, after deducting the underwriting discount of $8.4 million and estimated offering expenses of approximately $3.5 million, to repay certain indebtedness described below and to make a distribution of $71.6 million to Provident and BreitBurn Corporation. An increase or decrease in the initial public offering price of $1.00 per common unit would cause the net proceeds from the offering, after deducting the underwriting discount and estimated offering expenses payable by us, to increase or decrease by approximately $5.58 million.

        In connection with this offering and the contribution of the Partnership Properties to us, we intend to assume approximately $36.5 million in outstanding indebtedness under BreitBurn Energy's existing credit facility and to repay this indebtedness with a portion of the net proceeds from this offering. The interest rate under BreitBurn Energy's existing credit facility is determined with reference to the Prime Rate, the Federal Funds Rate and LIBOR. At December 31, 2005, the interest rate on the Prime Rate-based portion of the facility was 7.75% and the interest rate on the LIBOR-based portion of the facility was 5.88%. The maturity date of the facility is July 11, 2009.

        We will use any net proceeds from the exercise of the underwriters' option to purchase additional common units to redeem pro rata the number of common units from Provident and BreitBurn Corporation equal to the number of common units issued upon the exercise of the underwriters' option.

        An affiliate of Citigroup Global Markets Inc., an underwriter for this offering, is a lender under BreitBurn Energy's credit facility, which will be repaid with a portion of the net proceeds from this offering, and will be a lender under our anticipated new credit facility. Please read "Underwriting."

CAPITALIZATION

        The following table shows:

  •
  the historical cash and capitalization of our predecessor, BreitBurn Energy Company L.P., as of December 31, 2005;

  •
  our pro forma cash and capitalization as of December 31, 2005, adjusted to reflect the contribution of the Partnership Properties to us; and

  •
  our pro forma, as adjusted cash and capitalization as of December 31, 2005, adjusted to reflect this offering and the application of the net proceeds we expect to receive as described under "Use of Proceeds."

        We derived this table from, and it should be read in conjunction with and is qualified in its entirety by reference to, the historical and pro forma financial statements and the accompanying notes included elsewhere in this prospectus, including the pro forma adjustments described in note 2 to the pro forma financial statements. You should also read this table in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations."

	As of December 31, 2005
		BreitBurn Energy Partners L.P.
	BreitBurn Energy Company L.P. Historical	Pro Forma	Pro Forma, As Adjusted
	(in thousands)
Cash and cash equivalents	$2,740	$—	$—

Long-term debt:
Credit facility	$36,500	$36,500	$—
Total partners' capital	240,025	107,803	144,303

Total capitalization	$276,525	$144,303	$144,303

DILUTION

        Dilution is the amount by which the offering price paid by the purchasers of units sold in this offering will exceed the net tangible book value per common unit after the offering. Net tangible book value is our total tangible assets less total liabilities. Assuming an initial public offering price of $20.00 per common unit, on a pro forma basis as of December 31, 2005, after giving effect to the offering of common units and the application of the related net proceeds, our net tangible book value was $144.3 million, or $6.44 per common unit. Purchasers of common units in this offering will experience substantial and immediate dilution in net tangible book value per common unit for accounting purposes, as illustrated in the following table:

Assumed initial public offering price per common unit		$20.00
Pro forma net tangible book value per common unit before the offering(1)	$6.56
Decrease in net tangible book value per common unit attributable to purchasers in the offering	(0.12)

Less: Pro forma net tangible book value per common unit after the offering(2)		6.44

Immediate dilution in net tangible book value per common unit to new investors(3)		$13.56

(1)
Determined by dividing the net tangible book value of the Partnership Properties by the number of units (15,975,758 common units and 448,485 general partner unit equivalents) to be issued to our general partner and its affiliates for their contribution of the Partnership Properties to us.

(2)
Determined by dividing the total number of units to be outstanding after this offering (21,975,758 common units and 448,485 general partner unit equivalents) into our pro forma net tangible book value, after giving effect to the application of the expected net proceeds of this offering.

(3)
If the initial public offering price were to increase or decrease by $1.00 per common unit, then dilution in net tangible book value per common unit would equal $14.56 or $12.56, respectively.

        The following table sets forth the number of units that we will issue and the total consideration contributed to us by our general partner and its affiliates in respect of their units and by the purchasers of common units in this offering upon consummation of the transactions contemplated by this prospectus:

	Units Acquired		Total Consideration
	Number	Percent	Amount	Percent
			(in millions)
General partner and its affiliates(1)(2)	16,424,243	73.24%	$107.8	47.3%
New investors	6,000,000	26.76%	120.0	52.7%

Total	22,424,243	100%	$227.8	100.0%

(1)
Upon the consummation of the transactions contemplated by this prospectus, our general partner and its affiliates will own 15,975,758 common units and a 2% general partner interest represented by 448,485 general partner unit equivalents.

(2)
The assets contributed by affiliates of the general partner were recorded at historical cost in accordance with GAAP. Total consideration provided by affiliates of the general partner is equal to the net tangible book value of such assets as of December 31, 2005.

CASH DISTRIBUTION POLICY AND RESTRICTIONS ON DISTRIBUTIONS

        You should read the following discussion of our cash distribution policy in conjunction with the specific assumptions included in this section. For more detailed information regarding the factors and assumptions upon which our cash distribution policy is based, please see "—Assumptions and Considerations" below. In addition, you should read "Forward-Looking Statements" and "Risk Factors" for information regarding statements that do not relate strictly to historical or current facts and certain risks inherent in our business.

        For additional information regarding our historical and pro forma operating results, you should refer to the historical financial statements for the years ended December 31, 2003, 2004 and 2005 and our unaudited pro forma financial statements for the year ended December 31, 2005, included elsewhere in this prospectus.

General

    Rationale for Our Cash Distribution Policy

        Our partnership agreement requires us to distribute all of our available cash quarterly. Our available cash is our cash on hand, including cash from borrowings, at the end of a quarter after the payment of our expenses and the establishment of reserves for future capital expenditures and operational needs. We intend to fund a portion of our capital expenditures with additional borrowings or issuances of additional units. We may also borrow to make distributions to unitholders, for example, in circumstances where we believe that the distribution level is sustainable over the long term, but short-term factors have caused available cash from operations to be insufficient to pay the distribution at the current level. Our partnership agreement will not restrict our ability to borrow to pay distributions. It is the current policy of the board of directors of our general partner, however, that we should maintain or increase our level of quarterly cash distributions only when, in its judgment, we can sustain such distribution levels over a long-term period. Our cash distribution policy reflects a basic judgment that our unitholders will be better served by us distributing our available cash, after expenses and reserves, rather than retaining it. Also, because we are not subject to an entity-level federal income tax, we have more cash to distribute to you than would be the case if we were subject to federal income tax.

    Restrictions and Limitations on Cash Distributions and Our Ability to Change Our Cash Distribution Policy

        There is no guarantee that unitholders will receive quarterly distributions from us. Our distribution policy is subject to certain restrictions and may be changed at any time, including:

  •
  Our cash distribution policy will be subject to restrictions on distributions under our anticipated new credit facility. Specifically, we anticipate that our new credit facility will contain certain material financial tests and covenants that we must satisfy. Should we be unable to satisfy these restrictions under our new credit facility, or if we otherwise default under our new credit facility, we would be prohibited from making a distribution to you notwithstanding our stated cash distribution policy. These financial tests and covenants are described in the prospectus under the caption "Management's Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Credit Facility."

  •
  Our general partner's board of directors will have the authority to establish reserves for the prudent conduct of our business and for future cash distributions to our unitholders, and the establishment of those reserves could result in a reduction in cash distributions to you from levels we currently anticipate pursuant to our stated cash distribution policy. We intend to reserve a substantial portion of our cash generated from operations to fund our exploitation and development capital expenditures and to acquire additional oil and natural gas properties. Over a longer period of time, if we do not set aside sufficient cash reserves or make sufficient cash expenditures to maintain our asset base, we will be unable to pay distributions at the current level from cash generated from operations and would therefore expect to reduce our distributions. If our asset base decreases and we do not reduce our distributions, a portion of the distributions may be considered a return of part of your investment in us as opposed to a return on your investment.

  •
  While our partnership agreement requires us to distribute all of our available cash, our partnership agreement, including our cash distribution policy contained therein, may be amended by a vote of the holders of a majority of our common units. Following completion of this offering, Provident and BreitBurn Corporation together will own approximately 72.70% of our outstanding common units and will have the ability to amend our partnership agreement without the approval of any other unitholders.

  •
  Even if our cash distribution policy is not amended, modified or revoked, the amount of distributions we pay under our cash distribution policy and the decision to make any distribution is determined by our general partner, taking into consideration the terms of our partnership agreement.

  •
  Under Section 17-607 of the Delaware Revised Uniform Limited Partnership Act, we may not make a distribution to our partners if the distribution would cause our liabilities to exceed the fair value of our assets.

  •
  We may lack sufficient cash to pay distributions to our unitholders due to a number of factors, including reduced production from our wells, lower prices for the oil and natural gas we sell, increases in operating or general and administrative expenses, principal and interest payments on any current or future debt, tax expenses, capital expenditures and working capital requirements. Please read "Risk Factors" for a discussion of these factors.

    Our Ability to Grow Depends on Our Ability to Access External Growth Capital

        Our partnership agreement requires us to distribute all of our available cash to our unitholders. As a result, we expect that we will rely primarily upon external financing sources, including commercial bank borrowings and the issuance of debt and equity securities, to fund our acquisition capital expenditures. As a result, to the extent we are unable to finance growth externally, our cash distribution policy will significantly impair our ability to grow. In addition, because we distribute all of our available cash, our growth may not be as fast as that of businesses that reinvest their available cash to expand ongoing operations. To the extent we issue additional units in connection with any acquisitions or other capital expenditures, the payment of distributions on those additional units may increase the risk that we will be unable to maintain or increase our per unit distribution level, which in turn may impact the available cash that we have to distribute on each unit. There are no limitations in our partnership agreement or our credit facility on our ability to issue additional units, including units ranking senior to the common units. The incurrence of additional commercial borrowings or other debt to finance our growth strategy would result in increased interest expense, which in turn may impact the amount of available cash that we have to distribute to our unitholders.

Our Initial Distribution Rate

        Upon completion of this offering, the board of directors of our general partner will adopt a cash distribution policy pursuant to which we will declare an initial distribution of $0.4125 per unit per quarter, or $1.65 per unit per year, to be paid no later than 45 days after the end of each fiscal quarter. This equates to an aggregate cash distribution of $9.25 million per quarter, or $37.0 million per year, based on the common units outstanding immediately after completion of this offering. If the underwriters exercise their option to purchase additional common units, an equivalent number of common units will be redeemed. Accordingly, the exercise of the underwriters' option will not affect the total amount of units outstanding or the amount of cash needed to pay the initial distribution rate on all units. Our ability to make cash distributions at the initial distribution rate pursuant to this policy will be subject to the factors described above under the caption "—Restrictions and Limitations on Cash Distributions and Our Ability to Change Our Cash Distribution Policy."

        As of the date of this offering, our general partner will be entitled to 2% of all distributions that we make prior to our liquidation. The general partner's initial 2% interest in these distributions may be reduced if we issue additional units in the future and our general partner does not contribute a proportionate amount of capital to us to maintain its initial 2% general partner interest. Our general partner is not obligated to contribute a proportionate amount of capital to us to maintain its current general partner interest.

        The following table sets forth the estimated aggregate distribution amounts payable on our common units and general partner interests during the year following the closing of this offering at our initial distribution rate of $0.4125 per common unit per quarter (or $1.65 per common unit on an annualized basis):

	Initial Quarterly Distribution
	One Quarter	Four Quarters
Common units	$9,065,000	$36,260,000
General partner interests	185,000	740,000

Total	$9,250,000	$37,000,000

        These distributions will not be cumulative. Consequently, if distributions on our common units are not paid with respect to any fiscal quarter at the anticipated initial distribution rate, our unitholders will not be entitled to receive such payments in the future. We will pay our distributions on or about the 15th of each of February, May, August and November to holders of record on or about the 1st of each such month. If the distribution date does not fall on a business day, we will make the distribution on the business day immediately preceding the indicated distribution date. On or before August 15, 2006, we expect to pay a distribution to our unitholders equal to the initial quarterly distribution prorated for the portion of the quarter ending June 30, 2006 that we are public.

        We do not have a legal obligation to pay distributions at our initial distribution rate or at any other rate except as provided in our partnership agreement. Our distribution policy is consistent with the terms of our partnership agreement, which requires that we distribute all of our available cash quarterly. Under our partnership agreement, available cash is defined to generally mean, for each fiscal quarter, cash generated from our business in excess of the amount of reserves our general partner determines is necessary or appropriate to provide for the conduct of our business, to comply with applicable law, any of our debt instruments or other agreements or to provide for future distributions to our unitholders for any one or more of the upcoming four quarters. Our partnership agreement provides that any determination made by our general partner in its capacity as our general partner must be made in good faith and that any such determination will not be subject to any other standard imposed by our partnership agreement, the Delaware limited partnership statute or any other law, rule or regulation or at equity. Holders of our common units may pursue judicial action to enforce provisions of our partnership agreement, including these related to requirements to make cash distributions as described above; however, our partnership agreement provides that our general partner is entitled to make the determinations described above without regard to any standard other than the requirements to act in good faith. Our partnership agreement provides that, in order for a determination by our general partner to be made in "good faith," our general partner must believe that the determination is in our best interests.

        In the sections that follow, we present in detail the basis for our belief that we will be able to fully fund our initial distribution rate of $0.4125 per common unit per quarter through the quarter ending June 30, 2007. In those sections we present two tables, including:

  •
  Our "Unaudited Pro Forma Consolidated Available Cash to Pay Distributions," in which we present the amount of pro forma available cash that we would have had available for distribution to our unitholders with respect to the year ended December 31, 2005 based on our pro forma financial statements included in this prospectus. Our calculation of pro forma available cash in this table should only be viewed as a general indication of the amount of available cash that we might have generated had we been formed in an earlier period.

  •
  Our "Estimated Cash Available to Pay Distributions" in which we present our estimate of the minimum Adjusted EBITDA necessary for us to have sufficient cash available for distribution to pay distributions at the initial distribution rate on all the outstanding common units and general partner interests for each quarter for the 12 months ending June 30, 2007.

Pro Forma Available Cash to Pay Distributions for the Year Ended December 31, 2005

        If we had completed the transactions contemplated in this prospectus on January 1, 2005, our pro forma available cash for the year ended December 31, 2005 would have been approximately $14.7 million. This amount would have been insufficient by approximately $22.3 million to pay the full initial distribution amount on all our common units and general partner interests.

        We believe that we will have sufficient cash available for distribution to pay the full quarterly distributions at the initial distribution rate of $0.4125 per unit on all the outstanding common units and general partner interests for each quarter for the 12 months ending June 30, 2007. See "Assumptions and Considerations" below for the specific assumptions underlying this belief.

        The pro forma financial statements, upon which pro forma cash available for distribution is based, do not purport to present our results of operations had the transactions contemplated in this prospectus actually been completed as of the dates indicated. Furthermore, cash available for distribution is a cash accounting concept, while our pro forma financial statements have been prepared on an accrual basis. We derived the amounts of pro forma cash available for distribution shown above in the manner described in the table below. As a result, the amount of pro forma cash available for distribution should be viewed as only a general indication of the amount of cash available for distribution that we might have generated had we been formed in earlier periods.

        The following table illustrates, on a pro forma basis, for the year ended December 31, 2005, the amount of available cash that would have been available for distributions to our unitholders, assuming that this offering had been consummated at the beginning of such period. The year ended December 31, 2005 in the table below gives effect, on a pro forma basis, to the Nautilus acquisition and the contribution to us of the Partnership Properties as if they had occurred on January 1, 2005.

BreitBurn Energy Partners L.P.
Unaudited Pro Forma Consolidated Available Cash to Pay Distributions

Pro Forma Year Ended December 31, 2005
(in thousands, except per unit data)
Net Income(a)	$22,932
Plus:
Unrealized loss on hedging	1,478
Depletion, depreciation and amortization expense	8,591
Interest expense(b)	300

Adjusted EBITDA(c)	$33,301
Less:
Cash interest expense(b)	$300
Capital expenditures(d)	18,265

Pro Forma Consolidated Available Cash of BreitBurn Energy Partners L.P.	$14,736

Expected Cash Distributions:
Expected distribution per unit	$1.65

Distributions to our general partner	$740
Distributions to public common unitholders	9,900
Distributions to common units held by our general partner and its affiliates	26,360

Total distributions	$37,000

(Shortfall)	$(22,264)

(a)
Includes the pro forma effect of incremental general and administrative expenses that we expect to incur as a result of becoming a publicly traded entity. These costs include costs associated with annual and quarterly reports to unitholders, our annual meeting of unitholders, tax return and Schedule K-1 preparation and distribution, investor relations, registrar and transfer agent fees, incremental insurance costs, fees of independent directors, accounting fees and legal fees. We estimate that these incremental general and administrative expenses will be approximately $1.5 million annually.

(b)
Assumes a commitment fee of $300,000 under our anticipated new credit facility.

(c)
Please read note "(b)" to the summary historical consolidated financial data on page 13 for a definition of Adjusted EBITDA.

(d)
Represents pro forma capital expenditures for the Partnership Properties for the year ended December 31, 2005.

Estimated Cash Available for Distributions

        In order for us to pay the quarterly distribution to our common unitholders at our initial distribution rate of $0.4125 per unit per quarter for each quarter in the 12 months ending June 30, 2007, we estimate that during that period we must generate at least $52.4 million in Adjusted EBITDA during that period which we refer to as "Estimated Minimum Adjusted EBITDA." The Estimated Minimum Adjusted EBITDA should not be viewed as management's projection of the actual Adjusted EBITDA that we will generate during the 12 months ending June 30, 2007.

        Estimated Minimum Adjusted EBITDA of $52.4 million exceeds pro forma Adjusted EBITDA for the year ended December 31, 2005 by approximately $19.1 million. We believe that we will be able to generate the Estimated Minimum Adjusted EBITDA and pay distributions at the initial distribution rate for the 12 months ending June 30, 2007. In "Assumptions and Considerations" below, we discuss the major assumptions underlying this belief. We can give you no assurance that our assumptions will be realized or that we will generate the Estimated Minimum Adjusted EBITDA or the expected level of available cash, in which event we will not be able to pay the initial quarterly distribution on our common units. When considering how we calculate estimated cash available for distribution, please keep in mind all the risk factors and other cautionary statements under the heading "Risk Factors" and elsewhere in the prospectus, which discuss factors that could cause cash available for distribution to vary significantly from our estimates.

        We do not as a matter of course make public projections as to future sales, earnings, or other results. However, we have prepared the prospective financial information set forth below to present the table entitled "Estimated Cash Available to Pay Distributions." The accompanying prospective financial information, which is the responsibility of the Partnership's management, was not prepared with a view toward complying with the guidelines established by the American Institute of Certified Public Accountants with respect to prospective financial information, but, in our view, was prepared on a reasonable basis, reflects the best currently available estimates and judgments, and presents, to the best of management's knowledge and belief, the assumptions on which we base our belief that we can generate the minimum Adjusted EBITDA necessary for us to have sufficient cash available for distribution to pay a distribution on the common units at the initial distribution rate. However, this information is not factual and should not be relied upon as being necessarily indicative of future results, and readers of this prospectus are cautioned not to place undue reliance on the prospective financial information.

        Neither our independent auditors nor any other independent accountants have compiled, examined or performed any procedures with respect to the prospective financial information contained herein, nor have they expressed any opinion or any other form of assurance on such information or its achievability. Accordingly, they assume no responsibility for the prospective financial information.

        We do not undertake any obligation to release publicly the results of any future revisions we may make to the financial forecast or to update this financial forecast to reflect events or circumstances after the date in this prospectus. Therefore, you are cautioned not to place undue reliance on this information.

BreitBurn Energy Partners L.P.
Estimated Cash Available to Pay Distributions

12 Months Ending June 30, 2007
(in thousands, except per unit amounts)
Estimated Adjusted EBITDA	$54,383
Less:
Cash reserve(a)	1,975

Estimated Minimum Adjusted EBITDA	$52,408
Less:
Cash interest expense(b)	300
Capital expenditures(c)	15,108

Estimated Cash Available to Pay Distributions	$37,000

Estimated Cash Distributions
Annualized initial quarterly distributions per common unit	$1.65

Distributions to our general partner	$740
Distributions to our public common unitholders	9,900
Distributions to common units held by our general partner and its affiliates	26,360

Total estimated cash distributions	$37,000

(a)
Based on our estimated Adjusted EBITDA, this amount represents an estimate of our discretionary cash reserve to be used for reinvestment and other general partnership purposes.

(b)
Assumes a commitment fee of $300,000 under our anticipated new credit facility.

(c)
For purposes of this table, we are assuming that we will fund all of our capital expenditures for the 12 months ending June 30, 2007 with cash flow from operations. We may, however, borrow under our revolving credit facility to fund certain of our capital expenditure needs, particularly acquisitions. Borrowings to fund capital expenditures would result in increased interest expense.

Assumptions and Considerations

        Based upon the specific assumptions outlined below with respect to the 12 months ending June 30, 2007, we expect to generate cash flow from operations in an amount sufficient to fund our budgeted capital expenditures, establish cash reserves and pay the initial quarterly distribution on all units for each quarter through June 30, 2007.

        While we believe that these assumptions are reasonable in light of management's current expectations concerning future events, the estimates underlying these assumptions are inherently uncertain and are subject to significant business, economic, regulatory, environmental and competitive risks and uncertainties that could cause actual results to differ materially from those we anticipate. If our assumptions do not materialize, the amount of actual cash available to pay distributions could be substantially less than the amount we currently estimate and could, therefore, be insufficient to permit us to pay the full initial quarterly distribution (absent borrowings under our credit facility), or any amount, on all units, in which event the market price of our units may decline substantially. Over a longer period of time, if we do not set aside sufficient cash reserves or make sufficient cash expenditures to maintain our asset base, we will be unable to pay distributions at the current level from cash generated from operations and would therefore expect to reduce our distributions. We are unlikely to be able to sustain our current level of distributions without increases in commodity prices from current levels or increases in cash flows from exploitation and development capital expenditures or accretive acquisitions. If our asset base decreases and we do not reduce our distributions, a portion of the distribution may be considered a return of part of your investment in us as opposed to a return on your investment. When reading this section, you should keep in mind the risk factors and other cautionary statements under the headings "Risk Factors," and "Forward-Looking Statements." Any of the risks discussed in this prospectus could cause our actual results to vary significantly from our estimates.

Operations and Revenue

  •
  Based on the production estimates in our reserve report as of December 31, 2005, we estimate that our total net production will be 1,705 MBoe for the 12 months ending June 30, 2007. Total pro forma net production for the year ended December 31, 2005, giving effect to the Nautilus acquisition as if it had occurred on January 1, 2005, was 1,675 MBoe. The production for the 12 months ending June 30, 2007 will benefit from 4 gross (4 net) additional wells that have commenced production to date in 2006 and 14 gross (14 net) additional wells that are expected to commence production by June 30, 2007, which we assume will be successful in producing crude oil and natural gas in commercial quantities based on our past drilling performance in these fields. In 2005, we drilled 7 gross (7 net) wells on the Partnership Properties, all of which are producing in commercial quantities. In addition, we expect to realize increased production from our wells as a result of various improved recovery techniques we use. The increased production from these new wells will be largely offset by the natural decline in production of our existing wells.

  •
  We have assumed that we will hedge 1,260 MBbls, or approximately 75%, of our estimated crude oil production of 1,680 MBbls for the 12 months ending June 30, 2007, using swap agreements at a weighted average NYMEX crude oil price of $67.27 per barrel. Based on the two year average NYMEX crude oil price (as of May 9, 2006), we have assumed a crude oil price of $54.16 per barrel for the portion of our forecasted crude oil volumes which are unhedged (approximately 25%). As a result, we estimate that we will realize a weighted average crude oil sales price of $53.93 for the 12 months ending June 30, 2007. Our estimated weighted average crude oil sales price also includes an assumed average deduction of approximately $10.06 per barrel, which accounts for our estimate of a negative average basis differential for California and Wyoming relative to NYMEX prices. For purposes of determining our estimated average realized crude oil sales price, we have assumed an average price differential (discount) equal to 9% and 30% of NYMEX WTI for our California and Wyoming production, respectively. As of December 31, 2005, this combined average differential was a negative $9.22 per barrel. Our expected natural gas production accounts for less than 10% of our total production estimate. We have assumed a net realized natural gas sales price of $5.35, based on the two-year average NYMEX Henry Hub natural gas price (as of May 9, 2006) of $7.71. We do not currently have any hedges in place, and have not assumed any hedges, with respect to our estimated natural gas production for the 12 months ending June 30, 2007.

  •
  We estimate that we will generate oil and gas sales of approximately $92 million for the 12 months ending June 30, 2007, which we have calculated by multiplying the total estimated net crude oil and natural gas production by the weighted average crude oil and natural gas sales price estimates described above. On a pro forma basis, for the year ended December 31, 2005, the Partnership Properties generated oil and gas sales of $76.9 million. The estimated increase in revenue for the 12 months ending June 30, 2007 compared to the pro forma year ended December 31, 2005 is attributable to increases in the average sales price of crude oil and natural gas, as well as estimated increases in production from new wells drilled and optimization projects completed during 2005 and year-to-date 2006, in addition to those estimated to be completed through the remainder of 2006 and in the first six months of 2007. Based on our assumption that the average NYMEX price during the period ($54.16 per barrel) will be lower than the average NYMEX reference price under our derivative instruments' average NYMEX swaps ($67.27 per barrel), we have assumed that we will not incur derivative losses in the 12 months ending June 30, 2007.

        The following table shows estimated Adjusted EBITDA under various assumed NYMEX WTI prices for the 12 months ending June 30, 2007. For the 12 months ending June 30, 2007, we have assumed that we will hedge 1,260 MBbls, or approximately 75% of our estimated crude oil production, at a fixed price of $67.27. In addition, the estimated Adjusted EBITDA amounts shown below are based on realized oil prices that take into account our average NYMEX WTI price differential (discount) assumptions of 9% and 30% for our California and Wyoming production, respectively. We have assumed no changes in our production based on changes in prices.

NYMEX WTI ($/Bbl)	Estimated Adjusted EBITDA
(in thousands)
$30.00	$51,779
$40.00	$52,857
$50.00	$53,935
$60.00	$55,013

Capital Expenditures and Expenses

  •
  Based on our reserve report dated December 31, 2005, we estimate that our capital expenditures for the 12 months ending June 30, 2007 will be approximately $15.1 million. These capital expenditures include approximately $9.2 million for the drilling of 14 gross (14 net) wells, approximately $2.1 million for recovery improvement projects and approximately $3.8 million for equipment and facilities. We assume that we will finance these capital expenditures with cash flow from operations. On a pro forma basis, for the year ended December 31, 2005, capital expenditures by BreitBurn Energy on the Partnership Properties totaled approximately $18.3 million. The decrease in estimated capital expenditures for the 12 months ending June 30, 2007 as compared to the pro forma results for the year ended December 31, 2005 is attributable to the shift in drilling emphasis from California to Wyoming where our average capital expenditures per well are less.

  •
  We estimate that our operating expenses for the 12 months ending June 30, 2007 will be approximately $27.3 million. On a pro forma basis, for the year ended December 31, 2005, operating expenses were $22.7 million with respect to the Partnership Properties. The increase in estimated operating expenses is attributable to an increase in the overall cost of goods and services associated with our production activities as well as our estimated increase in production. These expenses reflect estimated increases of $2.2 million for utilities, $0.7 million for labor and $0.4 million for well work.

  •
  We estimate that our general and administrative expenses for the 12 months ending June 30, 2007 will be approximately $10.7 million, which includes $1.5 million of additional general and administrative expenses that we expect to incur as a result of being a public company. We expect our incremental general and administrative expenses will include costs associated with annual and quarterly reports to unitholders, our annual meeting of unitholders, tax return and Schedule K-1 preparation and distribution, investor relations, registrar and transfer agent fees, incremental insurance costs, fees of independent directors, accounting fees and legal fees. We intend to enter into an Administrative Services Agreement with BreitBurn Management, a majority-owned subsidiary of Provident, pursuant to which such subsidiary will operate our assets and perform other administrative services for us such as accounting, corporate development, finance, land and engineering. Future employee bonuses and unit-based compensation may adversely impact our cash available for distribution. On a pro forma basis, for the year ended December 31, 2005, general and administrative expenses were $12.2 million with respect to the Partnership Properties. The decrease in estimated general and administrative expenses is attributable to an expected decrease in equity-based compensation expenses, which were higher in 2005 due to a higher than usual level of equity-based compensation.

  •
  Because we do not assume any borrowings during the 12 months ending June 30, 2007, we do not assume that we will incur any interest expense during the period. We have assumed that we will incur a $300,000 commitment fee under our anticipated new credit facility.

  •
  Our forecast for the 12 months ending June 30, 2007 is based on the following significant assumptions related to regulatory, industry and economic factors:

•
There will not be any new federal, state or local regulation of portions of the energy industry in which we operate, or an interpretation of existing regulation, that will be materially adverse to our business;

•
There will not be any major adverse change in the portions of the energy industry or in general economic conditions; and

•
Market, insurance and overall economic conditions will not change substantially.

•
Distributions on our common units and general partner interests for the 12 months ending June 30, 2007 are forecast to be $37.0 million in the aggregate. Quarterly distributions will be paid within 45 days after the close of each quarter.

How We Make Cash Distributions

Distributions of Available Cash

        Our partnership agreement requires that, within 45 days after the end of each quarter, beginning with the quarter ending June 30, 2006, we distribute all of our available cash to unitholders of record on the applicable record date and to our general partner. We will distribute 98% of our available cash to our common unitholders, pro rata, and 2% of our available cash to our general partner.

        Available cash, for each fiscal quarter, means all cash on hand at the end of the quarter:

  •
  less the amount of cash reserves established by our general partner to:

•
provide for the proper conduct of our business (including reserves for future capital expenditures and for acquisitions of additional oil and natural gas properties);

•
comply with applicable law, any of our debt instruments or other agreements; or

•
provide funds for distribution to our unitholders for any one or more of the next four quarters;

•
plus all cash on hand on the date of determination of available cash for the quarter resulting from working capital borrowings made after the end of the quarter for which the determination is being made. Working capital borrowings are generally borrowings that will be made under our anticipated new credit facility and in all cases are used solely for working capital purposes or to pay distributions to unitholders.

Distributions of Cash Upon Liquidation

        If we dissolve in accordance with our partnership agreement, we will sell or otherwise dispose of our assets in a process called liquidation. We will first apply the proceeds of liquidation to the payment of our creditors. We will distribute any remaining proceeds to the unitholders and our general partner, in accordance with their capital account balances, as adjusted to reflect any gain or loss upon the sale or other disposition of our assets in liquidation.

Adjustments to Capital Accounts

        We will make adjustments to capital accounts upon the issuance of additional units. In doing so, we will allocate any unrealized and, for tax purposes, unrecognized gain or loss resulting from the adjustments to the unitholders and our general partner in the same manner as we allocate gain or loss upon liquidation. In the event that we make positive adjustments to the capital accounts upon the issuance of additional units, we will allocate any later negative adjustments to the capital accounts resulting from the issuance of additional units or upon our liquidation in a manner which results, to the extent possible, in our general partner's capital account balances equaling the amount which they would have been if no earlier positive adjustments to the capital accounts had been made.

SELECTED HISTORICAL AND PRO FORMA CONSOLIDATED FINANCIAL DATA

        Set forth below is summary historical consolidated financial data for BreitBurn Energy Company LP and BreitBurn Energy Company LLC, the predecessors of BreitBurn Energy Partners L.P., and pro forma consolidated financial and operating data of BreitBurn Energy Partners L.P., as of the dates and for the periods indicated.

        The selected historical consolidated financial data presented as of and for each of the years ended December 31, 2001, 2002 and 2003, the period from January 1, 2004 to June 15, 2004, the period from June 16, 2004 (date of inception) to December 31, 2004 and the year ended December 31, 2005 is derived from the audited consolidated financial statements of BreitBurn Energy and its predecessors included elsewhere in this prospectus and includes the results of all of BreitBurn Energy's oil and gas operations. In connection with this offering, BreitBurn Energy will contribute to the Partnership certain of its oil and gas assets, liabilities and operations located in the Los Angeles Basin, which include its interests in the Santa Fe Springs, Rosecrans and Brea Olinda fields, substantially all of its oil and gas assets, liabilities and operations located in Wyoming and certain other assets and liabilities. The assets, liabilities and operations to be contributed to the Partnership are referred to as the Partnership Properties. BreitBurn Energy's historical results of operations and period-to-period comparisons of its results and certain financial data, which include combined information for the properties to be contributed to the Partnership and the properties to be retained by BreitBurn Energy and BreitBurn Energy Company LLC's 2004 acquisition by Provident and subsequent growth through acquisition and development of its properties, may not be indicative of the Partnership's future results.

        The selected pro forma financial data presented as of and for the year ended December 31, 2005 is derived from the unaudited pro forma consolidated financial statements of BreitBurn Partners included elsewhere in this prospectus. The unaudited pro forma consolidated financial statements of BreitBurn Partners give pro forma effect to (1) the acquisition of Nautilus in March 2005, (2) the contribution by BreitBurn Energy to the Partnership of the Partnership Properties and (3) the completion of this offering and the use of proceeds from this offering as described in "Use of Proceeds." The unaudited pro forma balance sheet assumes the items listed above occurred as of December 31, 2005. The unaudited pro forma statement of operations data for the year ended December 31, 2005 assumes the items listed above occurred as of January 1, 2005. We have given pro forma effect to the $1.5 million of incremental selling, general and administrative expenses that we expect to incur as a result of being a public company.

        You should read the following table in conjunction with "Prospectus Summary—Our Structure," "Use of Proceeds," "Management's Discussion and Analysis of Financial Condition and Results of Operations," the historical consolidated financial statements of BreitBurn Energy and the unaudited pro forma consolidated financial statements of BreitBurn Partners included elsewhere in this prospectus. Among other things, those historical and pro forma financial statements include more detailed information regarding the basis of presentation for the following information.

        The following table presents a non-GAAP financial measure, Adjusted EBITDA, which we use in our business. This measure is not calculated or presented in accordance with generally accepted accounting principles, or GAAP. We explain this measure below and reconcile it to the most directly comparable financial measures calculated and presented in accordance with GAAP.

	BreitBurn Energy Company LLC Historical				BreitBurn Energy Company LP Historical			BreitBurn Energy Partners L.P. Pro Forma, As Adjusted
				Period from January 1, 2004 to June 15, 2004	Period from June 16, 2004 to December 31, 2004 (As Restated)
						Non-GAAP Combined Year Ended December 31, 2004
	Year Ended December 31,
							Year Ended December 31, 2005	Year Ended December 31, 2005
	2001	2002	2003
						(unaudited)		(unaudited)
	(in thousands)
Statement of Operations Data:
Revenues and other income items	$44,173	$38,002	$42,181	$12,213	$29,033	$41,246	$101,865	$67,001
Operating costs	19,503	16,469	15,704	6,700	10,394	17,094	32,960	22,707
Depletion, depreciation and amortization	5,278	4,523	3,618	1,388	4,305	5,693	11,862	8,591
General and administrative expenses	2,811	3,302	4,171	5,309	4,310	9,619	16,111	12,229

Operating income (loss)	$16,581	$13,708	$18,688	$(1,184)	$10,024	$8,840	$40,932	$23,474

Interest and other financing costs, net	3,192	3,476	5,503	4,711	143	4,854	1,631	300	(a)
Other (income) expense	581	(1,159)	268	501	203	704	294	242
Loss from discontinued operations	2,549	6,609	—	—	—	—	—	—
Cumulative effect of accounting change	—	—	(1,653)	—	—	—	—	—

Net income (loss)	$10,259	$4,782	$14,570	$(6,396)	$9,678	$3,282	$39,007	$22,932

Cash Flow Data:
Net cash (used in) provided by operating activities	$24,811	$10,205	$6,626	$1,697	$111	$1,808	$45,926
Net cash (used in) provided by investing activities	(18,116)	(19,261)	20,620	(8,531)	(60,490)	(69,021)	(93,439)
Net cash (used in) provided by financing activities	(6,440)	8,553	(26,854)	6,302	60,698	67,000	49,617
Capital expenditures for oil and gas properties	(21,068)	(20,619)	(12,809)	(8,522)	(11,314)	(19,836)	(39,945)
Capital expenditures for property acquisitions	—	—	—	—	(47,508)	(47,508)	—
Acquisition of Nautilus	—	—	—	—	—	—	(72,700)
Balance Sheet Data:
Cash and cash equivalents	826	323	715	183	636	636	2,740	—
Other current assets	10,510	6,356	6,467	9,527	9,839	9,839	18,933	9,466
Net property, plant and equipment	100,833	110,555	96,846	104,018	212,324	212,324	310,741	165,226
Other assets	1,966	1,309	1,325	751	816	816	1,112	222

Total assets	$114,135	$118,543	$105,353	$114,479	$223,615	$223,615	$333,526	$174,914

Current liabilities	$14,505	$14,149	$55,735	$79,381	$25,025	$25,025	$40,980	$21,008
Long-term debt	50,200	62,400	—	—	10,500	10,500	36,500	—
Other long term liabilities	9,592	9,453	6,460	2,534	4,076	4,076	16,021	9,603
Redeemable preferred shares	34,287	34,925	37,785	40,736	—	—	—	—
Partners' capital (deficit)	5,551	(2,384)	5,373	(8,172)	184,014	184,014	240,025	144,303

Total liabilities and partners' capital	$114,135	$118,543	$105,353	$114,479	$223,615	$223,615	$333,526	$174,914

Other Financial Data (unaudited):
Adjusted EBITDA(b)	$17,173	$10,515	$11,214	$(297)	$16,736	$16,439	$52,345	$33,301

(a)
Assumes a commitment fee of $300,000 under our anticipated new credit facility. We have not obtained a commitment letter from any potential lenders for the credit facility.

(b)
We include in this prospectus the non-GAAP financial measure Adjusted EBITDA and provide reconciliations of Adjusted EBITDA to net income (loss) and net cash from operating activities, our most directly comparable financial performance and liquidity measures calculated and presented in accordance with GAAP. We define Adjusted EBITDA as net income plus:

•
Exploration expense;

  •
  Interest expense;

  •
  Depletion, depreciation and amortization;

  •
  Unrealized loss (gain) on hedging;

  •
  Loss (gain) on sale of assets;

  •
  Cumulative effect of accounting change; and

  •
  Income tax provision.

We expect to be required to report Adjusted EBITDA to our lenders under our anticipated new credit facility, and to use Adjusted EBITDA to determine our compliance with the consolidated leverage test thereunder.

Adjusted EBITDA is used as a supplemental financial measure by our management and by external users of our financial statements such as investors, commercial banks, research analysts and others, to assess:

  •
  the financial performance of our assets without regard to financing methods, capital structure or historical cost basis;

  •
  the ability of our assets to generate cash sufficient to pay interest costs and support our indebtedness;

  •
  our operating performance and return on capital as compared to those of other companies in our industry, without regard to financing or capital structure; and

  •
  the viability of acquisitions and capital expenditure projects and the overall rates of return on alternative investment opportunities.

Adjusted EBITDA should not be considered an alternative to net income, operating income, cash flow from operating activities or any other measure of financial performance presented in accordance with GAAP. Our Adjusted EBITDA may not be comparable to similarly titled measures of another company because all companies may not calculate Adjusted EBITDA in the same manner. The following table presents a reconciliation of Adjusted EBITDA to net income (loss) and net cash from operating activities, our most directly comparable GAAP financial performance and liquidity measures, for each of the periods indicated.

	BreitBurn Energy Company LLC Historical				BreitBurn Energy Company LP Historical			BreitBurn Energy Partners L.P. Pro Forma, As Adjusted
					Period from June 16, 2004 to December 31, 2004 (As Restated)
				Period from January 1, 2004 to June 15, 2004		Non-GAAP Combined Year Ended December 31, 2004
	Year Ended December 31,
							Year Ended December 31, 2005	Year Ended December 31, 2005
	2001	2002	2003
						(unaudited)		(unaudited)
	(in thousands)
Reconciliation of consolidated net income to Adjusted EBITDA:
Net income (loss)	$10,259	$4,782	$14,570	$(6,396)	$9,678	$3,282	$39,007	$22,932
Unrealized loss (gain) on derivatives	—	—	—	—	2,610	2,610	(155)	1,478
Depletion, depreciation and amortization	5,278	4,523	3,618	1,388	4,305	5,693	11,862	8,591
Interest expense and other financing costs	3,192	3,476	5,503	4,711	143	4,854	1,631	300
Loss (gain) on sale of assets	(1,556)	(2,266)	(10,824)	—	—	—	—	—
Cumulative effect of accounting change	—	—	(1,653)	—	—	—	—	—

Adjusted EBITDA	$17,173	$10,515	$11,214	$(297)	$16,736	$16,439	$52,345	$33,301

Reconciliation of net cash from operating activities to Adjusted EBITDA:
Net cash from operating activities	$24,811	$10,205	$6,626	$1,697	$111	$1,808	$45,926
Add:
Increase (decrease) in working capital	(10,639)	(2,898)	1,974	(2,107)	15,973	13,866	10,510
Unrealized (gain) loss on financial derivative instruments	—	—	—	—	2,610	2,610	(155)
Cash interest expense and other financing costs, net	3,192	3,476	3,281	1,760	143	1,903	1,631
Equity in earnings from affilliates, net	(227)	7	(81)	(28)	(35)	(63)	1
Stock based compensation paid	—	—	—	—	—	—	1,970
Deferred stock based compensation	—	—	—	—	(1,874)	(1,874)	(7,213)
Other	36	(275)	(586)	(1,619)	(192)	(1,811)	(325)

Adjusted EBITDA	$17,173	$10,515	$11,214	$(297)	$16,736	$16,439	$52,345

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

        The following discussion and analysis should be read in conjunction with the "Selected Historical and Pro Forma Consolidated Financial Data" and the accompanying financial statements and related notes included elsewhere in this prospectus. The following discussion contains forward-looking statements that reflect our future plans, estimates, beliefs and expected performance. The forward-looking statements are dependent upon events, risks and uncertainties that may be outside our control. Our actual results could differ materially from those discussed in these forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, market prices for oil and gas, production volumes, estimates of proved reserves, capital expenditures, economic and competitive conditions, regulatory changes and other uncertainties, as well as those factors discussed below and elsewhere in this prospectus, particularly in "Risk Factors" and "Cautionary Note Regarding Forward-Looking Statements," all of which are difficult to predict. In light of these risks, uncertainties and assumptions, the forward-looking events discussed may not occur.

Overview

        We are an independent oil and gas partnership focused on the acquisition, exploitation and development of oil and gas properties. Our objective is to manage our oil and gas producing properties for the purpose of generating cash flow and making distributions to our unitholders. Our assets consist primarily of producing and non-producing crude oil reserves located in the Los Angeles Basin in California and the Wind River and Big Horn Basins in central Wyoming.

        BreitBurn Energy Company, L.P. ("BreitBurn Energy") is an approximately 95.6% owned indirect subsidiary of Provident Energy Trust ("Provident"), a publicly traded Canadian energy trust. Provident acquired its interest in BreitBurn Energy in June 2004 with the intent to use BreitBurn Energy as the primary acquisition vehicle to grow its upstream energy business in the United States. In October 2004, BreitBurn Energy acquired the Orcutt Hills Oil Field in California. In March 2005, BreitBurn Energy acquired Nautilus Resources, LLC ("Nautilus"), a privately held company with assets in the Wind River and Big Horn Basins in central Wyoming. Upon completion of this offering, Provident and BreitBurn Corporation will own in the aggregate approximately 72.70% of our common units.

        BreitBurn Energy Partners L.P. was formed on March 23, 2006 by BreitBurn Energy. In connection with this offering, BreitBurn Energy will contribute to us the Partnership Properties, which include certain fields in the Los Angeles Basin in California, including its interests in the Santa Fe Springs, Rosecrans and Brea Olinda Fields, and the Wind River and Big Horn Basins in central Wyoming. As of December 31, 2005, the total estimated proved reserves of the Partnership Properties were 29.7 MMBoe, of which approximately 98% were oil and 91% were classified as proved developed reserves, and the Partnership Properties had estimated future net revenues discounted at 10% ("standardized measure") of $320.5 million. Of these total estimated proved reserves, 16.8 MMBoe, or 57%, are located in California and 12.9 MMBoe, or 43%, are located in Wyoming. We operate approximately 99% of the total wells in which we have interests. For the three months ended March 31, 2006, the net production from the Partnership Properties averaged 4,414 Boe per day.

        The Partnership Properties accounted for approximately 50.5%, 67.1% and 62.7%, of BreitBurn Energy's revenue for the years ended December 31, 2003, 2004 and 2005, respectively. In addition, the Partnership Properties accounted for 46% of BreitBurn Energy's standardized measure as of December 31, 2005 and 65% of BreitBurn Energy's production for the year ended December 31, 2005.

        BreitBurn Energy will retain certain oil and gas properties and other assets after the offering (the "Retained Properties"). These assets will include oil and gas assets with a standardized measure of $381.6 million and estimated proved reserves of 31.3 MMBoe as of December 31, 2005. The Retained Properties include the West Pico Unit of the Beverly Hills East Oil Field in the Los Angeles Basin in California, the Orcutt Hills Oil Field in Santa Barbara County, California, which was acquired by BreitBurn Energy in October 2004, and two oilfields being developed in partnership with GE Capital, a subsidiary of General Electric Corporation, in the Los Angeles Basin. The Retained Properties are not being contributed to the Partnership at this time due primarily to the relatively significant levels of capital expenditures required to further develop the properties and realize meaningful production.

        The Partnership conducts its operations through, and its operating assets are owned by, its subsidiaries. The Partnership will own, directly or indirectly, all of the ownership interests in its operating subsidiaries. The Partnership will have no employees. The Partnership intends to enter into an Administrative Services Agreement with BreitBurn Management, a majority owned subsidiary of Provident, pursuant to which such subsidiary will operate the Partnership's assets and perform other administrative services for the Partnership such as accounting, corporate development, finance, land and engineering. BreitBurn Management will also manage the assets retained by BreitBurn Energy. In addition, the Partnership will enter into an Omnibus Agreement with Provident, which will detail certain agreements with respect to conflicts of interest. Please read "Conflicts of Interest and Fiduciary Duties."

How We Evaluate our Operations

        We use a variety of financial and operational measures to assess our performance. Among these measures are the following:

  •
  Volumes of oil and natural gas produced;

  •
  Realized prices;

  •
  Operating and general and administrative expenses; and

  •
  Adjusted EBITDA.

    Volumes of oil and natural gas produced

        The following table presents production volumes for the Partnership Properties for the years ended December 31, 2003, 2004 and 2005 and on a pro forma basis for the year ended December 31, 2005:

	Partnership Properties
	2003	2004	2005	Pro Forma 2005
Total production (MBoe)	925	866	1,558	1,675
Average daily production (Boe per day)	2,536	2,368	4,269	4,590

        From 2003 to 2004, the production volumes for the Partnership Properties declined by approximately 6% due primarily to natural production declines, which were partially offset by increased production from two wells drilled in the Santa Fe Springs Field in 2004. In 2005, production volumes increased by approximately 80% as a result of our acquisition of Nautilus in March 2005 and approximately 93% on a pro forma basis, including Nautilus volumes for all of 2005. Nautilus actual and pro forma production was 593 MBoe and 710 MBoe, respectively.

    Realized prices

        We analyze our realized prices and the impact on those prices resulting from differentials from market-based index prices and the effects of our derivative activities. We market our oil and natural gas production to a variety of purchasers based on regional pricing.

        Crude oil produced in the Los Angeles Basin of California and Wind River and Big Horn Basins of central Wyoming typically sells at a discount to NYMEX WTI crude oil due to, among other factors, its relatively heavier grade and relative distance to market. Our Los Angeles Basin crude oil is generally medium gravity crude. Because of its proximity to the extensive Los Angeles refinery market, it trades at only a minor discount to NYMEX WTI. Our Wyoming crude oil, while generally of similar quality to our Los Angeles Basin crude oil, trades at a significant discount to NYMEX WTI because of its distance from a major refining market and the fact that it is priced relative to the Bow River benchmark for Canadian heavy sour crude oil, which has historically traded on average at an approximate 30% discount to NYMEX WTI.

        For the years ended December 31, 2003, 2004 and 2005, the average price differential (discount) on the Partnership's Wyoming production was approximately $7.98, $11.01 and $17.48, respectively. The current differential (discount) related to our Wyoming production is significantly higher than its historical average due in part to the higher price of crude oil. We are unable to predict when, or if, the difference will revert back to historical levels. With respect to BreitBurn Energy's California production, for the years ended December 31, 2003, 2004 and 2005, its average price differential (discount) was approximately $3.24, $2.98 and $5.49, respectively. Please read "Business—Crude Oil Prices" for a more detailed discussion regarding our crude oil prices. For March 2006, the difference between the NYMEX WTI oil price and BreitBurn Energy's realized oil price was approximately $14.19 per Bbl. Our revenues and net income are sensitive to oil and natural gas prices. Please read "Cash Distribution Policy and Restrictions on Distributions—Estimated Cash Available for Distributions" for a sensitivity analysis showing the impact of commodity prices on our estimated Adjusted EBITDA.

        We enter into various derivative contracts in order to achieve more predictable cash flow and to reduce our exposure to adverse fluctuations in the prices of oil and natural gas. We currently maintain derivative arrangements for a significant portion of our oil and gas production. Please read "—Derivative Instruments and Hedging Activities" below for more detail on our hedging activities. For the years ended December 31, 2003, 2004 and 2005, derivative transactions decreased the average price realized for BreitBurn Energy's oil production by $5.35, $4.87 and $5.66 per Boe, respectively. BreitBurn Energy had no derivatives in place for gas production in 2003, 2004 and 2005.

    Operating and general and administrative expenses

        In evaluating our production operations, we frequently monitor and assess our operating and general and administrative expenses per Boe produced. This measure allows us to better evaluate our operating efficiency and is used by us in reviewing the economic feasibility of a potential acquisition or development project.

        Operating expenses are the costs incurred in the operation of producing properties. Expenses for utilities, direct labor, water injection and disposal, production taxes and materials and supplies comprise the most significant portion of our operating expenses. Operating expenses do not include general and administrative costs. A majority of our operating cost components are variable and increase or decrease along with our levels of production. For example, we incur power costs in connection with various production related activities such as pumping to recover oil and gas, separation and treatment of water produced in connection with our oil and gas production, and re-injection of water produced into the oil producing formation to maintain reservoir pressure. Although these costs typically vary with production volumes, they are driven not only by volumes of oil produced but also volumes of water produced. Consequently, fields that have a high percentage of water production relative to oil production, also known as a high water cut, will experience higher levels of power costs for each barrel of oil produced. Certain items, however, such as direct labor and materials and supplies, generally remain relatively fixed across broad production volume ranges, but can fluctuate depending on activities performed during a specific period. For instance, repairs to our pumping equipment or surface facilities result in increased expenses in periods during which they are performed.

        Production taxes vary by state. Both California and Wyoming impose ad valorem taxes on oil and gas properties. The various states regulate the drilling for, and the production, gathering and sale of, oil and natural gas, including imposing severance taxes and requirements for obtaining drilling permits. Wyoming currently imposes a severance tax on oil and gas producers at the rate of 6% of the value of the gross product extracted. Reduced rates may apply to certain types of wells and production methods, such as new wells, renewed wells, stripper production and tertiary production. A ballot initiative is currently circulating in California that would impose a similar severance tax, effective January 1, 2007. If the initiative collects a sufficient number of signatures, it will appear on the November 2006 ballot. As the ballot initiative is currently written, the California severance tax would be assessed on the gross value of oil produced at the rates of 1.5% for oil at $10.00 to $25.00 per barrel, 3% for oil at $25.01 to $40.00 per barrel, 4.5% for oil at $40.01 to $60.00 per barrel, and 6% for oil over $60.00 per barrel. Reduced rates would apply to wells that are incapable of producing an average of more than ten barrels of oil per day during a taxable month. The California legislature is also considering a bill that would impose a surtax of 2% on the taxable income over $10.0 million for taxpayers engaged in oil production, refining, wholesaling and related activities in the petroleum industry. The petroleum surtax bill, Assembly Bill 2442, is currently being reviewed by the Appropriations Committee of the California Assembly.

        The following table presents BreitBurn Energy's operating and general and administrative expenses per Boe produced for each of the three years ended December 31, 2005, in addition to the Partnership's operating and general and administrative expenses per Boe on a pro forma basis for the year ended December 31, 2005:

	BreitBurn Energy Company LLC Historical		BreitBurn Energy Company LP Historical			BreitBurn Energy Partners L.P. Pro Forma, As Adjusted
	Year Ended December 31, 2003	Period from January 1, 2004 to June 15, 2004	Period from June 16, 2004 to December 31, 2004 (As Restated)	Combined Year Ended December 31, 2004	Year Ended December 31, 2005	Year Ended December 31, 2005
	(in thousands, except per Boe data)
Operating costs	$15,704	$6,700	$10,394	$17,094	$32,960	$22,707
General and administrative expenses	4,171	5,309	4,310	9,619	16,111	12,229
Production (MBoe)	1,366	520	765	1,285	2,397	1,675
Operating costs ($/Boe)	$11.50	$12.88	$13.59	$13.30	$13.75	$13.56
General and administrative expenses ($/Boe)	$3.05	$10.21	$5.63	$7.49	$6.72	$7.30

        BreitBurn Energy's unit operating expense increased in 2004 and 2005 as a result of several factors, including general increases in utility, labor and service costs.

        The Partnership expects to incur $1.5 million of additional general and administrative expenses as a result of being a public company. The Partnership intends to enter into an Administrative Services Agreement with BreitBurn Management, a majority owned subsidiary of Provident, pursuant to which such subsidiary will operate the Partnership's assets and perform other administrative services for the Partnership such as accounting, corporate development, finance, land and engineering. BreitBurn Management will be reimbursed by the Partnership for its expenses incurred on behalf of the Partnership. BreitBurn Management will also manage the operations of BreitBurn Energy and will be reimbursed by the Partnership and BreitBurn Energy for its general and administrative expenses incurred on their behalf.

    Adjusted EBITDA

        We define Adjusted EBITDA as net income plus:

  •
  Exploration expense;

  •
  Interest expense;

  •
  Depletion, depreciation and amortization;

  •
  Unrealized loss (gain) on hedging;

  •
  Loss (gain) on sale of assets;

  •
  Cumulative effect of accounting change; and

  •
  Income tax provision.

        We use Adjusted EBITDA to assess:

  •
  the financial performance of our assets without regard to financing methods, capital structure or historical cost basis;

  •
  the ability of our assets to generate cash sufficient to pay interest costs and support our indebtedness;

  •
  our operating performance and return on capital as compared to those of other companies in our industry, without regard to financing or capital structure; and

  •
  the viability of acquisitions and capital expenditure projects and the overall rates of return on alternative investment opportunities.

        We expect to be required to report Adjusted EBITDA to our lenders under our anticipated new credit facility, and to use Adjusted EBITDA to determine our compliance with the consolidated leverage test thereunder.

        Adjusted EBITDA should not be considered an alternative to net income, operating income, cash flow from operating activities or any other measure of financial performance presented in accordance with GAAP. Our Adjusted EBITDA may not be comparable to similarly titled measures of another company because all companies may not calculate Adjusted EBITDA in the same manner.

Outlook

        Oil and natural gas prices have increased significantly since the beginning of 2004. Rising prices contributed to an increase in our oil and natural gas sales in both 2005 compared to 2004 and 2004 compared to 2003. The Partnership anticipates a continued favorable commodity price environment in 2006 and into 2007. Significant factors that will impact near-term commodity prices include political developments in Iraq, Iran and other oil producing countries, the extent to which members of the OPEC and other oil exporting nations are able to manage oil supply through export quotas and variations in key North American natural gas and refined products supply and demand indicators. A substantial portion of the Partnership's estimated production is currently hedged through June 30, 2008, and the Partnership intends to continue to enter into commodity derivative transactions to mitigate the impact of price volatility on its oil and gas revenues.

        The increase in commodity prices has resulted in increased drilling activity and demand for drilling and operating services and equipment in North America. Due to the expected continued high commodity price environment and related demand pressures, the Partnership anticipates drilling service and labor costs, as well as costs of equipment and raw materials, to remain at or exceed the levels experienced in 2005.

        The Partnership expects to fund its 2006 and 2007 capital expenditures with cash flow from operations. The Partnership also estimates that it will have sufficient cash flow from operations after funding its capital expenditures to enable it to make its initial quarterly distribution to unitholders through June 30, 2007. See "—Liquidity and Capital Reserves" below and "Cash Distribution Policy and Restrictions on Distributions."

        The Partnership expects to continue to pursue asset acquisition opportunities in 2006 and 2007, but expects to confront intense competition for these assets. The Partnership believes that its structure as a pass-through vehicle for tax purposes will allow it to have a lower cost of capital for acquisition opportunities than many of its taxable competitors.

Results of Operations

        The discussion of the results of operations and period-to-period comparisons presented below covers the historical results of BreitBurn Energy. As the historical results of BreitBurn Energy include combined information for both the Partnership Properties and the Retained Properties, BreitBurn Energy's historical results of operations and period-to-period comparisons of its results may not be indicative of the Partnership's future results. Please see "Selected Historical and Pro Forma Consolidated Financial and Operating Data" for financial information relating to BreitBurn Energy Partners L.P., and its predecessors, BreitBurn Energy Company LP and BreitBurn Energy Company LLC, as of the dates and for the periods indicated.

    Comparison of Results of BreitBurn Energy for the Three Years Ended December 31, 2005

        The following table sets forth certain operating information for BreitBurn Energy for the periods indicated.

        We believe that BreitBurn Energy's results of operations are comparable between 2003 and 2004 and between 2004 and 2005 except as follows:

  •
  Provident's acquisition of BreitBurn Energy in June 2004 was accounted for using the purchase method of accounting, which caused a step up in the basis of BreitBurn Energy's assets and an increase of $1.78 per Boe in BreitBurn Energy's depletion, depreciation and amortization expense in that year; and

  •
  Subsequent to Provident's acquisition of BreitBurn Energy, BreitBurn Energy discontinued accounting for its derivative instruments as cash flow hedges under SFAS No. 133. Accordingly, the changes in the fair value of its derivative instruments are currently reflected in earnings.

        Our presentation of BreitBurn Energy Company LLC and BreitBurn Energy Company LP on a combined basis for 2004 is not made in accordance with GAAP, but we believe this presentation provides a useful basis for understanding our predecessor's financial condition and results of operations for that year.

	BreitBurn Energy Company LLC	BreitBurn Energy Company LLC	BreitBurn Energy Company LP		BreitBurn Energy Company LP
	Predecessor		Successor		Successor
	Year Ended December 31, 2003	Period from January 1, 2004 to June 15, 2004	Period from June 16, 2004 to December 31, 2004 (As Restated)	Non-GAAP Combined 2004	Year Ended December 31, 2005	Increase/ (Decrease) % 2003-2004(a)	Increase/ (Decrease) % 2004-2005(a)
				(unaudited)
	(in thousands, except per unit information)
Revenues:
Oil and natural gas sales	$37,751	$17,400	$31,626	$49,026	$114,405	30%	133%
Realized derivative gain (loss)	(7,290)	(5,721)	(528)	(6,249)	(13,563)	(14)%	117%
Unrealized derivative gain (loss)	—	—	(2,610)	(2,610)	155	—	(106)%
Gain (loss) on sales of assets	$10,824	—	—	—	—	—	—
Other revenue	896	534	545	1,079	868	20%	(20)%

Total revenues	$42,181	$12,213	$29,033	$41,246	$101,865	(2)%	147%
Expenses:
Operating costs	$15,704	$6,700	$10,394	$17,094	$32,960	9%	93%
General and administrative expenses	4,171	5,309	4,310	9,619	16,111	131%	67%
Depletion, depreciation, and amortization	3,618	1,388	4,305	5,693	11,862	57%	108%

Total expenses	$23,493	$13,397	$19,009	$32,406	$60,933	38%	88%
Other Income and (Expenses):
Interest and other financing costs, net	$5,503	$4,711	$143	$4,854	$1,631	(12)%	(66)%
Other (income) expense	268	501	203	704	294	163%	(58)%

Total other income and expenses	5,771	5,212	346	5,558	1,925	(4)%	(65)%

Income (loss) before change in accounting principle	12,917	(6,396)	9,678	3,282	39,007	(75)%	1,089%
Cumulative effect of accounting change	1,653	—	—	—	—	—	—

Net income (loss)	$14,570	$(6,396)	$9,678	$3,282	$39,007	(77)%	1,089%

(a)
Percentage changes relative to 2004 are calculated using the non-GAAP combined 2004 totals.

        The variance in annual results for BreitBurn Energy for the three years ended December 31, 2005 was due to the following components:

        Production.    The decrease in net production of 81 MBoe from 2003 to 2004 was due to the sale of two properties accounting for 150 MBoe to the GE Partnership in May 2003 and natural production declines of 50 MBoe, offset by 119 MBoe from the Orcutt acquisition in October 2004.

        The increase in net production of 1,112 MBoe from 2004 to 2005 resulted from increases of 593 MBoe from the acquisition of Nautilus in March 2005, 367 MBoe from a full year of results from the Orcutt Hills Field in 2005, as compared to three months in 2004, and 171 MBoe from drilling and optimization programs. These increases in net production were offset in part by natural production declines.

        Revenues.    The decrease in total revenues of $0.9 million from 2003 to 2004 was the result of a decrease of $11.3 million from oil and gas sales, which includes natural production declines and the $4.2 million reduction in revenue resulting from the sale of properties to the GE Partnership and losses of $1.5 million from derivative instruments. These losses were offset by the inclusion of $3.3 million from three months of production from the Orcutt Hills Field and price increases of $13.5 million. In addition, total revenues in 2003 included revenue of $10.8 million from the sale of properties to the GE Partnership.

        The increase in total revenue of $60.6 million from 2004 to 2005 was due to increases of $65.4 million from oil and gas sales, which includes $22.6 million resulting from the Nautilus acquisition in March 2005, $22.9 million from price increases, $14.0 million from a full year of Orcutt production, as compared to three months in 2004, and $6.5 million from drilling and optimization programs. These increases were offset by natural production declines and losses of $4.8 million from derivative instruments.

        Realized prices.    The average NYMEX WTI prices per barrel for 2003, 2004 and 2005 were $31.04, $41.40 and $56.55, respectively. On an oil equivalent basis, average prices realized by BreitBurn Energy before the effects of derivative instruments for 2003, 2004 and 2005 were $27.70, $38.18 and $47.73, respectively. BreitBurn Energy enters into various derivative transactions in order to manage its exposure to oil and gas prices. Derivative transactions decreased the average price received for oil in 2003, 2004 and 2005 by $5.35 per Boe, $4.87 per Boe and $5.66 per Boe, respectively. BreitBurn Energy had no derivatives in place for natural gas production in 2003, 2004 and 2005.

        The average NYMEX WTI prices per barrel for the six months ended June 30 and December 31, 2004 were $36.73 and $46.08, respectively. On an oil equivalent basis, average prices realized by BreitBurn Energy before the effects of derivative instruments for the six months ended June 30 and December 31, 2004 were $33.40 and $41.40, respectively. BreitBurn Energy enters into various derivative transactions in order to manage its exposure to oil and gas prices. Derivative transactions decreased the average price received for oil for the six months ended June 30 and December 31, 2004 by $10.98 per Boe and $0.69 per Boe, respectively. BreitBurn Energy had no derivatives in place for natural gas production in 2003, 2004 and 2005.

        For the six months ended December 31, 2004 and the year ended December 31, 2005, BreitBurn Energy's derivative instruments were not designated as hedges under SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," and any gains and losses were recognized immediately in earnings. Please read "—Derivative Instruments and Hedging Activities."

        Operating expenses.    Operating expenses for BreitBurn Energy increased from 2003 to 2004 on a per Boe basis from $11.50 to $13.30, or 16%, and from 2004 to 2005 on a per Boe basis from $13.30 to $13.75, or 3%. These increases were primarily due to overall increases in utility, labor and service costs.

        General and administrative expenses.    General and administrative expenses increased from 2003 to 2004 by $5.4 million, of which $2.5 million was from increases in wages, $2.7 million was from costs associated with the Provident acquisition and $0.2 million was from increases in the cost of goods and services. From 2004 to 2005, general and administrative expenses increased by $6.5 million due to increases of $2.9 million relating to an increase in equity based compensation,

$1.4 million payable under a services agreement with Provident, $1.4 million relating to salaries and wages, and $0.8 million relating to legal and other expenses.

        Depletion, depreciation and amortization.    Depletion, depreciation and amortization ("DD&A") expense on oil and gas properties for BreitBurn Energy increased from $2.65 per Boe to $2.67 per Boe for the period from January 1 to June 15, 2004 when compared to the year ended December 31, 2003. DD&A expense increased $2.96 per Boe to $5.63 per Boe for the period from June 16 to December 31, 2004 when compared to the period from January 1 to June 15, 2004. The increase is attributable to the step up in basis of our oil and gas properties upon the acquisition of BreitBurn Energy by Provident. For the year ended December 31, 2005, DD&A expense decreased $0.68 per Boe to $4.95 per Boe when compared to the period from June 16 to December 31, 2004. The decrease in DD&A expense per Boe is primarily attributable to increased production at properties with lower average DD&A rates.

        Interest and financing costs.    On July 1, 2003, Breitburn Energy adopted SFAS No. 150, which required that the value of the paid-in-kind units issued and cash paid to the redeemable preferred unitholders be recorded as interest expense, whereas before the adoption of SFAS No. 150, they were recorded as an increase in accumulated deficit. Interest expense and other financing costs for BreitBurn Energy in 2003 totaled $5.5 million, net of $0.5 million of capitalized interest, compared to interest expense and other financing costs of $4.9 million, net of no capitalized interest, during 2004. Interest expense and other financing costs for BreitBurn Energy decreased in 2004 due to the repayment of debt in connection with the Provident acquisition. Interest expense and other financing costs for BreitBurn Energy decreased by approximately $3.2 million in 2005.

Liquidity and Capital Resources

        The Partnership's primary sources of liquidity are expected to be cash generated from its operations, amounts available under its anticipated new revolving credit facility described below and funds from future private and public equity and debt offerings.

        In connection with this offering, the Partnership intends to assume approximately $36.5 million in outstanding indebtedness under BreitBurn Energy's existing credit facility, which the Partnership intends to repay with a portion of the net proceeds from this offering. The Partnership intends to make a distribution of $71.6 million of the net proceeds from this offering to Provident and BreitBurn Corporation.

        The Partnership plans to make substantial capital expenditures in the future for the acquisition, exploitation and development of oil and natural gas properties. In estimating the minimum amount of Adjusted EBITDA that the Partnership must generate to pay its initial quarterly distribution to its unitholders for the 12 months ending June 30, 2007, the Partnership has assumed that its capital expenditure budget for the 12 months ending June 30, 2007 will be approximately $15.1 million. The Partnership intends to finance these capital expenditures with cash flow from operations. The Partnership intends to finance its acquisition and future development and exploitation activities with a combination of cash flow from operations and issuances of debt and equity.

        If cash flow from operations does not meet the Partnership's expectations, it may reduce the expected level of capital expenditures and/or fund a portion of the expenditures using borrowings under its credit agreement, issuances of debt and equity securities or from other sources. Funding its capital program from sources other than cash flow from operations could limit the Partnership's ability to make acquisitions. In the event the Partnership makes one or more acquisitions and the amount of capital required is greater than the amount the Partnership has available for acquisitions at that time, the Partnership would reduce the expected level of capital expenditures and/or seek additional capital. If the Partnership seeks additional capital for that or other reasons, the Partnership may do so through traditional reserve base borrowings, joint venture partnerships, production payment financings, asset sales, offerings of debt or equity securities or other means. The Partnership cannot assure you that needed capital will be available on acceptable terms or at all. The Partnership's ability to raise funds through the incurrence of additional indebtedness will be limited by covenants in its credit agreement. If the Partnership is unable to obtain funds when needed or on acceptable terms, the Partnership may not be able to complete acquisitions that may be favorable to the Partnership or finance the capital expenditures necessary to replace its reserves.

    Credit Facility

        The Partnership anticipates entering into a new revolving credit facility with a borrowing base in connection with the closing of this offering. The operating and financial restrictions and covenants in the Partnership's credit facility and any future financing agreements could adversely affect the Partnership's ability to finance future operations or capital needs or to engage, expand or pursue its business activities.

        The Partnership anticipates that its new credit facility will limit its ability to pay distributions in the event it is not in compliance with its terms. The Partnership has not obtained a commitment letter from any potential lenders for the credit facility. The Partnership will provide further disclosure with respect to the terms of the credit facility when they are determined.

    Contractual Obligations

        In addition to the new credit facility described above, the Partnership will enter into an Administrative Services Agreement with BreitBurn Management upon completion of this offering, pursuant to which BreitBurn Management will operate the Partnership's assets and perform other administrative services for the Partnership such as accounting, corporate development, finance, land and engineering. BreitBurn Management will be reimbursed by the Partnership for its direct expenses incurred on behalf of the Partnership. BreitBurn Management will also manage the operations of BreitBurn Energy and will be reimbursed by the Partnership and BreitBurn Energy for its general and administrative expenses incurred on their behalf.

Critical Accounting Policies and Estimates

        The discussion and analysis of our financial condition and results of operations are based upon the consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of these financial statements requires us to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenue and expenses, and related disclosure of contingent assets and liabilities. Certain accounting policies involve judgments and uncertainties to such an extent that there is reasonable likelihood that materially different amounts could have been reported under different conditions, or if different assumptions had been used. We evaluate our estimates and assumptions on a regular basis. We base our estimates on historical experience and various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates and assumptions used in preparation of our financial statements. Below, we have provided expanded discussion of our more significant accounting policies, estimates and judgments. After our initial public offering, we will discuss the development, selection and disclosure of each of these with our audit committee. We believe these accounting policies reflect our more significant estimates and assumptions used in preparation of our financial statements. Please read Note 3 of the Notes to the Consolidated Financial Statements for a discussion of additional accounting policies and estimates made by management.

    Successful Efforts Method of Accounting

        We account for oil and gas properties using the successful efforts method. Under this method of accounting, leasehold acquisition costs are capitalized. Subsequently, if proved reserves are found on an undeveloped property, the leasehold costs are transferred to proved properties. Under this method of accounting, costs relating to the development of proved areas are capitalized when incurred.

        Depletion and depreciation and depletion of producing oil and gas properties is recorded based on units of production. Unit rates are computed for unamortized drilling and development costs using proved developed reserves and for unamortized leasehold costs using all proved reserves. Statement of Financial Accounting Standards (SFAS) No. 19—Financial Accounting and Reporting for Oil and Gas Producing Companies requires that acquisition costs of proved properties be amortized on the basis of all proved reserves, developed and undeveloped and that capitalized development costs (wells and related equipment and facilities) be amortized on the basis of proved developed reserves. As more fully described in Note 5 of the Notes to the Unaudited Pro Forma Consolidated Financial Statements, proved reserves with respect to the Partnership Properties are estimated by an independent petroleum engineer, Netherland, Sewell & Associates, Inc., and are subject to future revisions based on availability of additional information.

        Geological, geophysical and dry hole costs on oil and gas properties relating to unsuccessful exploratory wells are charged to expense as incurred.

        Oil and gas properties are reviewed for impairment when facts and circumstances indicate that their carrying value may not be recoverable. We assess impairment of capitalized costs of proved oil and gas properties by comparing net capitalized costs to estimated undiscounted future net cash flows using expected prices. If net capitalized costs exceed estimated undiscounted future net cash flows, the measurement of impairment is based on estimated fair value, which would consider estimated future discounted cash flows.

        Unproven properties that are individually significant are assessed for impairment and if considered impaired are charged to expense when such impairment is deemed to have occurred.

        Property acquisition costs are capitalized when incurred.

    Oil and Gas Reserve Quantities

        Our estimates of proved reserves are based on the quantities of oil and gas that engineering and geological analyses demonstrate, with reasonable certainty, to be recoverable from established reservoirs in the future under current operating and economic parameters. Netherland, Sewell &

Associates, Inc. prepares a reserve and economic evaluation of all our properties on a well-by-well basis.

        Estimated proved reserves and their relation to estimated future net cash flows impact our depletion and impairment calculations. As a result, adjustments to depletion and impairment are made concurrently with changes to reserve estimates. We prepare our reserve estimates, and the projected cash flows derived from these reserve estimates, in accordance with SEC guidelines. The independent engineering firm described above adheres to the same guidelines when preparing their reserve reports. The accuracy of our reserve estimates is a function of many factors including the following: the quality and quantity of available data, the interpretation of that data, the accuracy of various mandated economic assumptions and the judgments of the individuals preparing the estimates.

        Because these estimates depend on many assumptions, all of which may substantially differ from future actual results, reserve estimates will be different from the quantities of oil and natural gas that are ultimately recovered. In addition, results of drilling, testing and production after the date of an estimate may justify, positively or negatively, material revisions to the estimate of proved reserves.

        It should not be assumed that the standardized measure included in this prospectus as of December 31, 2005 is the current market value of our estimated proved reserves. In accordance with SEC requirements, we based the standardized measure on prices and costs on the date of the estimate. Actual future prices and costs may be materially higher or lower than the prices and costs as of the date of the estimate. See "Risk Factors—Our estimated proved reserves are based on many assumptions that may prove to be inaccurate. Any material inaccuracies in these reserve estimates or underlying assumptions will materially affect the quantities and present value of our reserves." for additional information regarding estimates of reserves and future net revenues.

        Our estimates of proved reserves materially impact depletion expense. If the estimates of proved reserves decline, the rate at which we record depletion expense will increase, reducing future net income. Such a decline may result from lower market prices, which may make it uneconomical to drill for and produce higher cost fields. In addition, a decline in proved reserve estimates may impact the outcome of our assessment of our oil and gas producing properties for impairment.

    Asset Retirement Obligations

        As described in Note 7 of the Notes to the Consolidated Financial Statements, we follow SFAS No. 143, Accounting for Asset Retirement Obligations. Under SFAS No. 143, estimated asset retirement costs are recognized when the asset is placed in service and are amortized over proved reserves using the units of production method. Our engineers estimate asset retirement costs using existing regulatory requirements and anticipated future inflation rates.

    Environmental Expenditures

        We review, on an annual basis, our estimates of the cleanup costs of various sites. When it is probable that obligations have been incurred and where a reasonable estimate of the cost of compliance or remediation can be determined, the applicable amount is accrued. For other potential liabilities, the timing of accruals coincides with the related ongoing site assessments. We do not discount any of these liabilities.

Derivative Instruments and Hedging Activities

        We periodically use derivative financial instruments to achieve a more predictable cash flow from our oil and natural gas production by reducing our exposure to price fluctuations. Currently, these instruments include swaps and collars. Additionally, we may use derivative financial instruments in the form of interest rate swaps to mitigate our interest rate exposure. We account for these activities pursuant to SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, as amended. This statement establishes accounting and reporting standards requiring that derivative instruments (including certain derivative instruments embedded in other contracts) be recorded at fair market value and included in the balance sheet as assets or liabilities.

        The accounting for changes in the fair market value of a derivative instrument depends on the intended use of the derivative instrument and the resulting designation, which is established at the inception of a derivative instrument. SFAS No. 133 requires that a company formally document, at the inception of a hedge, the hedging relationship and the company's risk management objective and strategy for undertaking the hedge, including identification of the hedging instrument, the hedged item or transaction, the nature of the risk being hedged, the method that will be used to assess effectiveness and the method that will be used to measure hedge ineffectiveness of derivative instruments that receive hedge accounting treatment.

        For derivative instruments designated as cash flow hedges, changes in fair market value, to the extent the hedge is effective, are recognized in other comprehensive income until the hedged item is recognized in earnings. Hedge effectiveness is assessed at least quarterly based on the total changes in the derivative instrument's fair market value. Any ineffective portion of the derivative instrument's change in fair market value is recognized immediately in earnings.

        Subsequent to Provident's acquisition of BreitBurn Energy in June 2004, BreitBurn Energy discontinued accounting for its derivative instruments as cash flow hedges under SFAS No. 133 and began to recognize changes in the fair value of its derivative instruments immediately in earnings.

New Accounting Pronouncements

        In December 2004, SFAS No. 123(R), Share-Based Payment, was issued and established standards for transactions in which an entity exchanges its equity instruments for goods or services. This standard requires an entity to measure the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value of the award. This eliminates the exception to account for such awards using the intrinsic method previously allowable under Accounting Principles Board (APB) Opinion No. 25. In April 2005, the SEC ruled that SFAS No. 123(R) will be effective for annual reporting periods beginning on or after June 15, 2005. As a result, we adopted this statement on January 1, 2006. We believe SFAS No. 123(R) will not have a material impact on our financial statements.

        In March 2005, the Financial Accounting Standards Board (FASB) issued FASB Interpretation No. 47, Accounting for Conditional Asset Retirement Obligations ("FIN 47"). FIN 47 clarifies the definition and treatment of conditional asset retirement obligations as discussed in FASB Statement No. 143, Accounting for Asset Retirement Obligations. A conditional asset retirement obligation is defined as an asset retirement activity in which the timing and/or method of settlement are dependent on future events that may be outside the control of the company. FIN 47 states that a company must record a liability incurred for conditional asset retirement obligations if the fair value of the obligation is reasonably estimable. FIN 47 is intended to provide more information about long-lived assets and future cash outflows for these obligations and more consistent recognition of these liabilities and is effective for the fiscal year end December 31, 2005. Our adoption of FIN 47 did not have an immediate effect on our financial statements.

        On April 4, 2005 the FASB adopted FASB Staff Position ("FSP") 19-1, Accounting for Suspended Well Costs, that amends SFAS No. 19, Financial Accounting and Reporting by Oil and Gas Producing Companies, to permit the continued capitalization of exploratory well costs beyond one year if the well found a sufficient quantity of reserves to justify its completion as a producing well and the entity is making sufficient progress assessing the reserves and the economic and operating viability of the project. In accordance with the guidance in the FSP, we applied the requirements prospectively in the second quarter of 2005. Our adoption of FSP 19-1 did not have an immediate effect on our financial statements. However, it could impact the timing of our recognition of expenses for exploratory well costs in future periods.

        In May 2005, the FASB issued SFAS No. 154, Accounting Changes and Error Corrections, a replacement of APB Opinion No. 20 and FASB Statement No. 3. SFAS No. 154 requires retrospective application to prior period financial statements for changes in accounting principle, unless it is impracticable to determine either the period-specific effects or the cumulative effect of the change. SFAS No. 154 also requires that retrospective application of a change in accounting principle be limited to the direct effects of the change. Indirect effects of a change in accounting principle should be recognized in the period of the accounting change. SFAS No. 154 will become effective for our fiscal year beginning January 1, 2006. The impact of SFAS No. 154 will depend on the nature and extent of any voluntary accounting changes and correction of errors after the effective date.

Other Legal Matters

        We and our subsidiaries are parties to various legal actions arising in the normal course of business. Management believes that the disposition of outstanding legal actions will not have a material adverse effect on our future financial condition, results of operations or cash flows.

Quantitative and Qualitative Disclosure About Market Risk

        The primary objective of the following information is to provide forward-looking quantitative and qualitative information about our potential exposure to market risks. The term "market risk" refers to the risk of loss arising from adverse changes in oil and gas prices and interest rates. The disclosures are not meant to be precise indicators of expected future losses, but rather indicators of reasonably possible losses. This forward-looking information provides indicators of how we view and manage our ongoing market risk exposures. All of our market risk sensitive instruments were entered into for purposes other than speculative trading.

        Due to the historical volatility of crude oil and natural gas prices, we have entered into various derivative instruments to manage our exposure to volatility in the market price of crude oil. We intend to use options (including collars) and fixed price swaps for managing risk relating to commodity prices. All contracts are settled with cash and do not require the delivery of physical volumes to satisfy settlement. While this strategy may result in us having lower revenues than we would otherwise have if we had not utilized these instruments in times of higher oil and natural gas prices, management believes that the resulting reduced volatility of prices and cash flow is beneficial. On average, BreitBurn Energy had derivative contracts (excluding floors) in place for 57.0% of its oil production during the 12 months ended December 31, 2005.

    Cumulative Effect of Derivative Transactions

        Oil.    As of May 9, 2006, we had entered into swap agreements and collars with respect to the Partnership Properties to receive average NYMEX West Texas Intermediate prices as summarized below. Location and quality differentials attributable to our properties are not reflected in the prices. The agreements provide for monthly settlement based on the differential between the agreement price and the actual NYMEX crude oil price.

	Minimum
	Bbls/d	Weighted Average Price
Oil derivative contracts at May 9, 2006 for production:
July 1, 2006 - June 30, 2007	3,000	$67.27
July 1, 2007 - June 30, 2008	2,250	$66.85

    Portfolio of Derivative Transactions

        Our portfolio of commodity derivative transactions as of May 9, 2006 is summarized below:

Type of Contract	Basis	Quantity (Bbl/d)	Oil Strike Price— Floor/Ceiling Prices ($/Bbl)	Term
Swap	NYMEX	500	$65.86	July 1, 2006 - June 30, 2007
Swap	NYMEX	250	$66.50	July 1, 2006 - June 30, 2007
Swap	NYMEX	250	$67.80	July 1, 2006 - June 30, 2007
Swap	NYMEX	250	$69.55	July 1, 2006 - June 30, 2007
Swap	NYMEX	250	$69.65	July 1, 2006 - June 30, 2007
Swap	NYMEX	250	$70.35	July 1, 2006 - June 30, 2007
Swap	NYMEX	250	$65.88	July 1, 2006 - June 30, 2007
Swap	NYMEX	250	$66.28	July 1, 2006 - June 30, 2007
Swap	NYMEX	250	$64.80	July 1, 2006 - June 30, 2007
Swap	NYMEX	250	$67.12	July 1, 2006 - June 30, 2007
Swap	NYMEX	250	$67.57	July 1, 2006 - June 30, 2007
Swap	NYMEX	250	$69.65	July 1, 2007 - June 30, 2008
Swap	NYMEX	250	$65.05	July 1, 2007 - June 30, 2008
Swap	NYMEX	250	$65.45	July 1, 2007 - June 30, 2008
Swap	NYMEX	250	$65.63	July 1, 2007 - June 30, 2008
Swap	NYMEX	250	$67.37	July 1, 2007 - June 30, 2008
Swap	NYMEX	250	$66.17	July 1, 2007 - June 30, 2008
Swap	NYMEX	250	$70.30	July 1, 2007 - June 30, 2008
Collar	NYMEX	250	$66.00 (floor) / $69.25 (ceiling)	July 1, 2007 - June 30, 2008
Collar	NYMEX	250	$66.00 (floor) / $71.50 (ceiling)	July 1, 2007 - June 30, 2008

        We enter into derivative contracts, primarily collars, swaps and option contracts in order to mitigate the risk of market price fluctuations to achieve more predictable cash flows. While our current use of these derivative instruments limits the downside risk of adverse price movements, it also limits future revenues from favorable price movements. The use of derivatives also involves the risk that the counterparties to such instruments will be unable to meet the financial terms of such contracts.

        In order to qualify for hedge accounting, the relationship between the hedging instrument and the hedged item must be highly effective in achieving the offset of changes in cash flows attributable to the hedged risk both at the inception of the contract and on an ongoing basis. We measure effectiveness on a quarterly basis. Hedge accounting is discontinued prospectively when a hedge instrument is no longer considered highly effective. Our derivative instruments do not currently qualify for hedge accounting under SFAS No. 133 due to the ineffectiveness created by variability in our price differentials. For instance, our physical oil sales contracts for our Wyoming properties are tied to the price of Bow River crude oil, while our derivative contracts are tied to NYMEX WTI crude oil prices.

        All derivative instruments are recorded on the balance sheet at fair value. Fair value is generally determined based on the difference between the fixed contract price and the underlying market price at the determination date, and/or confirmed by the counterparty. Changes in the fair value of the effective portion of the cash flow hedges are recorded as a component of accumulated other comprehensive income (loss), which is later transferred to the statement of operations as a component of commodity derivative income (loss) when the hedged transaction occurs. Changes in the fair value of derivatives that do not qualify as a hedge or are not designated as a hedge, as well as the ineffective portion of hedge derivatives, are recorded in commodity derivative income (loss) on the statement of operations. We determine hedge ineffectiveness based on changes during the period in the price differentials between the index price of the derivative contracts and the contract price for the point of sale for the cash flow that is being hedged. Hedge ineffectiveness occurs only if the cumulative gain or loss on the derivative hedging instrument exceeds the cumulative change in the expected future cash flows on the hedged transaction. Ineffectiveness is recorded in earnings to the extent the cumulative changes in fair value of the actual derivative exceed the cumulative changes in fair value of the hypothetical derivative.

    Changes in Fair Value

        The fair value of our outstanding oil commodity derivative instruments and the change in fair value that would be expected from a $5.00 per barrel increase in the price of oil is shown in the table below (in thousands):

	May 9, 2006
	Fair Value	Effect of $5.00/Bbl Increase
Derivatives not designated as hedging instruments	$(16,713)	(29,969)

        The fair value of the swaps and option contracts are estimated based on quoted prices from independent reporting services compared to the contract price of the agreement, and approximate the cash gain or loss that would have been realized if the contracts had been closed out at period end. All derivative positions offset physical positions exposed to the cash market. None of these offsetting physical positions are included in the above table. Price risk sensitivities were calculated by assuming across-the-board increases in price of $5.00 per barrel for oil regardless of term or historical relationships between the contractual price of the instruments and the underlying commodity price. In the event of actual changes in prompt month prices equal to the assumptions, the fair value of our derivative portfolio would typically change by less than the amount shown in the table due to lower volatility in out-month prices.

BUSINESS

Overview

        We are an independent oil and gas partnership focused on the acquisition, exploitation and development of oil and gas properties. Our objective is to manage our oil and gas producing properties for the purpose of generating cash flow and making distributions to our unitholders. Our assets consist primarily of producing and non-producing crude oil reserves located in the Los Angeles Basin in California and the Wind River and Big Horn Basins in central Wyoming. As of December 31, 2005, our total estimated proved reserves were 29.7 MMBoe, of which approximately 98% were oil and 91% were classified as proved developed reserves, and we had estimated future net revenues discounted at 10%, or standardized measure, of $320.5 million. Of our total estimated proved reserves, 16.8 MMBoe, or 57%, are located in California and 12.9 MMBoe, or 43%, are located in Wyoming. Our major properties are characterized by long-lived reserves with stable production profiles. Based on our production of 1.7 MMBoe on a pro forma basis for the year ended December 31, 2005 and our proved reserves as of that date, our average reserve life, or reserves-to-production ratio, was approximately 17 years. We generally own a working interest of close to 100% in our oil and gas properties, and our average net revenue interest is in excess of 83%. We operate approximately 99% of the total wells in which we have interests.

        A predecessor to BreitBurn Energy was formed in May 1988 by Randall Breitenbach and Halbert Washburn. Messrs. Breitenbach and Washburn are the co-CEOs of our general partner. Since its inception in 1988, BreitBurn Energy has grown to become one of the largest independent oil companies in California and has achieved an 18-year track record of acquiring, exploiting and developing oil and gas properties. In June 2004, Provident, a publicly traded Canadian energy trust, acquired an approximate 92% indirect interest in BreitBurn Energy. Currently, Provident owns a 95.6% indirect interest in BreitBurn Energy, and BreitBurn Corporation owns the remaining interest in BreitBurn Energy. Please read "—Our Relationship with Provident Energy Trust." In connection with this offering, BreitBurn Energy will contribute the Partnership Properties to us. Upon completion of this offering, Provident and BreitBurn Corporation will own our general partner, with its 2% general partner interest in us, and in the aggregate a 71.24% limited partner interest in us.

Our Properties

        Substantially all of our properties are located in the Los Angeles Basin of California and the Wind River and Big Horn Basins of Wyoming, which are mature producing regions with well known geologic characteristics. These properties are located within fields that exhibit long-lived production. Most of our properties have been producing for more than 70 years, and one field has been producing continuously for more than 100 years.

        Our Los Angeles Basin properties are located in several large, complex oil fields. Our three largest fields in California were acquired by our predecessor from Texaco in 1999. Our principal properties in the Wind River and Big Horn Basins in Wyoming were acquired in conjunction with our predecessor's acquisition of Nautilus in March 2005.

        The following table summarizes our principal properties within our operating regions:

	As of December 31, 2005
Field Name	Estimated Net Proved Reserves(1)	Percent of Total	Estimated Proved Developed Reserves	Average Daily Production(2)
	(MMBoe)		(MMBoe)	(Boe/d)
California—Los Angeles Basin
Santa Fe Springs	11.6	40%	11.4	1,708
Rosecrans	2.3	8%	2.3	394
Brea Olinda	1.9	6%	1.9	232
Other	1.0	3%	1.0	165
Wyoming—Wind River and Big Horn Basins
Black Mountain	4.6	16%	3.6	485
Gebo	3.3	11%	2.7	669
North Sunshine	2.7	9%	1.8	273
Hidden Dome	1.0	3%	1.0	185
Other(3)	1.3	4%	1.3	303
Total	29.7	100%	27.0	4,414

(1)
Our estimated net proved reserves as of December 31, 2005 were determined using $57.75 per barrel of oil for California and $34.14 per barrel of oil for Wyoming and $10.08 per MMBtu of natural gas. Our reserve estimates are based on a reserve report prepared by our independent petroleum engineers. See "Business—Oil and Gas Data—Estimated Proved Reserves."

(2)
Average for the three months ended March 31, 2006.

(3)
Includes additional Wyoming properties, one of which is outside the Wind River and Big Horn Basins.

California

        On a surface acreage basis, the Los Angeles Basin is historically the second most prolific oil-producing basin in the world, with nine billion barrels of oil having been produced since the late 1800s. California currently ranks fourth among U.S. states in both crude oil reserves and production, behind only Louisiana, Texas and Alaska, and currently accounts for approximately 16% and 12% of total reserves and production in the United States, respectively.

        As of December 31, 2004, there were approximately 47,000 producing oil wells in California. California's substantial oil production, averaging approximately 700,000 barrels per day in 2005, is the result of several large sedimentary basins, complex geology creating significant traps, and more recently, the development of large offshore oil fields.

        In addition to oil and gas exploration activities, California is a major refining center for West Coast petroleum markets with over 20 refineries and a combined crude oil distillation capacity totaling more than 2 million barrels per day, ranking as the third highest state in the nation in crude oil refining capacity. Numerous companies, including Chevron, ExxonMobil and Shell maintain large networks of crude oil pipelines that connect producing areas with refineries located in the Los Angeles area, the San Francisco Bay area and the Central Valley.

    Los Angeles Basin, California

        Our operations in California are concentrated in several large, complex oil fields within the Los Angeles Basin. Exploration began in the basin in the 1880s and one of the first discoveries was the Brea-Olinda field, a portion of which we now own. In the 1920s and 1930s, reserves that have amounted to 1.3 billion, 1.1 billion and 3.0 billion Boe were discovered in the Huntington Beach, Long Beach and Wilmington fields, respectively. Today, the Los Angeles Basin continues to be productive, producing over 80,000 Boe per day.

        For the three months ended March 31, 2006, our California production was approximately 2,499 Boe per day and estimated proved reserves as of December 31, 2005 were 16.8 MMBoe. Our three largest fields were acquired by BreitBurn Energy from Texaco in 1999. These three fields make up 93% of our production and 93.5% of our estimated proved reserves in California and include the Santa Fe Springs Field, the Rosecrans Field and the Brea Olinda Field.

        Santa Fe Springs Field.    Our largest property in the Los Angeles Basin, measured both by current production as well as by proved reserves, is the Santa Fe Springs Field. We operate 95 wells in the Santa Fe Springs Field and own on average a 99.6% working interest and a 92.9% net revenue interest. Santa Fe Springs was discovered in 1919 and has produced more than 600 MMBoe to date from up to 10 productive sands ranging in depth from 3,000 feet to more than 9,000 feet. The five largest producing zones are the Bell, Meyer, O'Connell, Clark and Hathaway. Since acquiring the field, our predecessor has spent $9.4 million in development and exploitation activities consisting of nine infill wells and a number of behind pipe recompletions, reactivations of idle wells and waterflood expansions and enhancements. Our current production is approximately 1,708 Boe per day and our estimated proved reserves as of December 31, 2005 were 11.6 MMBoe.

        Rosecrans Field.    Our second largest property in the Los Angeles Basin is the Rosecrans Field. We operate 41 wells in the Rosecrans Field and own a 99.5% working interest and a 91.0% net revenue interest. Discovered in 1925, the Rosecrans Field has produced more than 84 MMBoe from several productive sands ranging in depth from 3,700 feet to 10,000 feet. The producing zones are the Padelford, Maxwell, Hoge, Zins and the O'dea. Since acquiring the field, we have spent $1.7 million in development and exploitation activities consisting of one infill well and a number of behind pipe recompletions, reactivations of idle wells and waterflood expansions and enhancements. Our current production is approximately 394 Boe per day and our estimated proved reserves as of December 31, 2005 were 2.3 MMBoe.

        Brea Olinda Field.    Our third largest property in the Los Angeles Basin is our interest in the Brea Olinda Field. We operate the Brea Olinda property. Discovered in approximately 1880, the Brea Olinda Field has produced more than 400 MMBoe from the shallow Pliocene formations at a depth of approximately 1,000 feet to the deeper Miocene formation at up to 6,000 feet. Our current production is approximately 232 Boe per day and our estimated proved reserves as of December 31, 2005 were 1.9 MMBoe. The title to the Brea Olinda Field that BreitBurn Energy acquired from Texaco in 1999 is to be conveyed to us upon the completion of certain obligations by us and certain third parties, including the City of Brea, California. Upon conveyance, we will own a 100% working interest and a 100% net revenue interest in the property.

        Other California Fields.    Our other fields include the Alamitos lease of the Seal Beach Field, which has 13 wells producing approximately 100 Boe per day from the Mcgrath and Wasem formations at approximately 7,000 feet, and the Recreation Park lease of the Long Beach Field, which has eight wells producing approximately 47 Boe per day from the same zones as the Alamitos lease but approximately 1,000 feet deeper.

Wyoming

        The State of Wyoming has a long history of oil and gas production, and its producing basins remain some of the most active in terms of current drilling activity and production. Oil wells were first drilled in Wyoming during the late 1800's, beginning in 1884 at Dallas Dome in central Wyoming. The state currently ranks eighth in oil production, accounting for 3% of U.S. production, and ranks sixth in oil reserves. The largest oil producing regions in Wyoming are the Powder River Basin, the Green River Basin, the Big Horn Basin, the Overthrust Belt, and the Wind River Basin.

        In addition to oil, the state is a major producer of natural gas and leads the nation in coal production. Wyoming currently ranks seventh and sixth in reserves and production, respectively, among U.S. states in natural gas. The Overthrust Belt leads Wyoming's geologic provinces in natural gas production followed by the Green River Basin, the Wind River Basin, and the Powder River Basin.

        The state's petroleum infrastructure is comprised of an extensive network of crude oil, refined product, and liquefied petroleum gas pipelines. Currently, there exists over 16,000 miles of pipelines in Wyoming carrying crude oil, natural gas and petroleum products. Additionally, five petroleum refineries operate throughout the state with a combined crude oil distillation capacity of 152,000 barrels per day.

    Wind River and Big Horn Basins, Wyoming

        Our properties in the Wind River and Big Horn Basins were acquired in March 2005, when our predecessor acquired Nautilus for $74.0 million. For the three months ended March 31, 2006, production was approximately 1,915 Boe per day and estimated proved reserves at December 31, 2005 totaled 12.9 MMBoe. Four fields, Gebo, Black Mountain, North Sunshine and Hidden Dome, make up 84% of our production and 90.6% of our estimated proved reserves in Wyoming.

        Black Mountain Field.    We operate 43 wells in the Black Mountain Field and hold a 98.39% working interest and 86.68% net revenue interest. The Black Mountain Field was discovered in 1924 and has produced 20 MMBoe to date. Production is from the Tensleep, Amsden and Madison formations with the producing zones as shallow as 2,000 feet and as deep as 4,500 feet. Current production is approximately 485 Boe per day and our estimated proved reserves as of December 31, 2005 were 4.6 MMBoe.

        Gebo Field.    We operate 39 wells in the Gebo Field and hold a 100% working interest and 85.83% net revenue interest. The Gebo Field was discovered in 1943 and has produced 33 MMBoe to date. Production is from the Tensleep formations from 3,000 to 5,000 feet deep. Current production is approximately 669 Boe per day and our estimated proved reserves as of December 31, 2005 were 3.3 MMBoe.

        North Sunshine Field.    We operate 24 wells in the North Sunshine Field and hold a 100% working interest and 87.43% net revenue interest. The North Sunshine Field was discovered in 1928 and has produced approximately 4 MMBoe to date. Production is from the Phosphoria at 3,000 feet and the Tensleep at about 3,500 feet. Current production is approximately 273 Boe per day and our estimated proved reserves as of December 31, 2005 were 2.7 MMBoe.

        Hidden Dome Field.    We operate 30 wells in the Hidden Dome Field and hold a 100% working interest and 90% net revenue interest. The Hidden Dome Field was discovered in 1921 and has produced approximately 9 MMBoe to date. Production is from the Frontier and Tensleep formations with the producing zones as shallow as 1,200 feet and as deep as 4,500 feet. Current production is approximately 185 Boe per day and our estimated proved reserves as of December 31, 2005 were 1.0 MMBoe.

        Other Wyoming Fields.    Our other fields include the Sheldon Dome Field and Rolf Lake Fields in Fremont County, with 30 wells producing from the Frontier to the Tensleep formations at depths up to 7,300 feet. Production from Sheldon Dome is approximately 121 Boe per day, and from Rolf Lake is approximately 61 Boe per day. The Lost Dome Field in Natrona County was discovered in 1998 by BreitBurn and has six wells producing from the Tensleep formation at approximately 5,000 feet. Production from the Lost Dome Field is approximately 69 Boe per day net to our investment. The other two fields we produce are the West Oregon Basin and Half Moon Fields in Park County, with 13 total wells and production of approximately 52 Boe per day between the two fields from the Phosphoria formation at approximately 4,000 feet.

Our Relationship with Provident Energy Trust

        One of our principal attributes is our relationship with Provident, a publicly traded Canadian energy trust that owns, acquires and manages oil and gas production properties and midstream infrastructure assets for the purpose of generating cash flow and distributions to its unitholders. Upon completion of this offering, Provident and BreitBurn Corporation will have a significant interest in us through their ownership in the aggregate of 15,975,758 common units, representing an approximate 71.24% limited partner interest in us, and a 2% general partner interest in us.

        Provident intends to utilize us as the primary acquisition vehicle for its upstream operations in the United States. We expect to pursue strategic acquisitions independently and to have the opportunity to participate jointly with Provident and its subsidiaries in reviewing potential U.S. acquisitions, including transactions that we would be unable to pursue on our own. Moreover, Provident has agreed that we will have a right of first offer with respect to the sale by Provident and its affiliates of any of their upstream oil and gas properties in the United States, and that we will have a preferential right over Provident to acquire any third party upstream oil and gas properties in the United States. We have agreed that Provident will have a preferential right to acquire any third party upstream oil and gas properties outside the United States, and Provident may offer us the right to participate in any such acquisition. These obligations will run until such time as Provident and its affiliates no longer control our general partner.

        We intend to enter into an Administrative Services Agreement with BreitBurn Management, which will be owned 95.6% by Provident and 4.4% by BreitBurn Corporation, pursuant to which BreitBurn Management will operate our assets and perform other administrative services for us such as accounting, corporate development, finance, land and engineering.

        While our relationship with Provident and its affiliates is a significant attribute, it is also a potential source of conflicts. We intend to enter into an Omnibus Agreement with Provident and BreitBurn Energy, which will set forth certain agreements with respect to conflicts of interest. Please read "Conflicts of Interest and Fiduciary Duties."

Business Strategy

        Our goal is to provide stability and growth in cash distributions to our unitholders. In order to meet this objective, we plan to continue to follow our core investment strategy, which includes the following principles:

  •
  Acquire long-lived assets with low-risk exploitation and development opportunities. We plan to implement a growth strategy of pursuing accretive acquisitions of oil and gas assets and businesses, and we intend to target assets with a blend of the following characteristics:

  •
  Large, mature and complex oil and gas accumulations. Large, mature and complex oil and gas fields offer the most potential for us to increase efficiency and add value. Properties of greater size and complexity increase the probability that previous owners failed to fully exploit reserve potential, as recent advances in computer visualization technology have dramatically improved the ability of scientists to visualize complex reservoirs and uncover bypassed oil and gas zones. In addition, larger accumulations possess the economies of scale that allow incremental improvements in oil and gas recovery to result in substantial increases in reserves. Larger accumulations also provide a greater opportunity to increase reserves as advances in technology and higher commodity prices improve the economics of extraction.

  •
  High percentage of proved developed producing reserves. Proved developed producing reserves tend to be the lowest risk category for oil and gas production. These reserves usually provide immediate cash flow, and future production from proved developed producing reserves is typically easier to predict due to the availability of historical data.

  •
  Longer-lived, low-decline reserves. Long-lived, low-decline reserves typically exhibit more sustainable production profiles, thereby better enabling us to grow reserves and production and increasing the likelihood that acquired assets will benefit from future advances in reservoir science and technology.

  •
  Geographic diversification. Although our current assets are located in California and Wyoming, we intend to extend our exploitation capabilities to properties in other producing basins within the United States.

  •
  Use our technical expertise and state of the art technologies to identify and implement successful exploitation techniques to maximize reserve recovery. We plan to balance our acquisition efforts with growth through internally generated drilling and production optimization projects. We believe our technical expertise and application of state of the art reservoir engineering and geoscience technologies are key attributes that differentiate us from many of our competitors, and we intend to utilize these resources in maximizing our production and ultimate reserve recovery.

  •
  Utilize the benefits of our relationship with Provident to pursue acquisitions. Provident has a long history of pursuing and consummating energy acquisitions in North America and intends to utilize us as the primary acquisition vehicle for its oil and gas upstream operations in the United States. Through our relationship with Provident, we will have access to a significant pool of management talent and strong industry relationships that we intend to utilize in implementing our strategies. We expect to have the opportunity to participate with Provident in pursuing transactions that we would not be able to pursue on our own. In the future, we may have the opportunity to make acquisitions directly from Provident and its affiliates.

  •
  Reduce cash flow volatility through commodity price hedging. When appropriate, we will enter into hedging transactions with unaffiliated third parties in order to reduce our exposure to fluctuations in commodity prices and achieve more predictable cash flows.

Competitive Strengths

        We believe the following competitive strengths will allow us to achieve our goals of generating and growing cash available for distribution:

  •
  Our high-quality asset base is characterized by stable, long-lived production. Our major properties are located in large, mature fields with long-lived reserves, low production decline rates and a high percentage of proved developed producing reserves. These properties have well-understood geologic features and relatively predictable production profiles that make them well-suited to our objective of making regular cash distributions to our unitholders.

  •
  Our experienced management, operating and technical teams share a long working history at BreitBurn Energy and in the basins in which we operate. The co-CEOs of our general partner, Randall H. Breitenbach and Halbert S. Washburn, founded our predecessor in May 1988 and have assembled highly experienced operating and technical teams. The executive officers and key employees of BreitBurn Management have on average over 20 years of experience in the oil and gas industry and have demonstrated a successful track record of acquiring, drilling and optimizing assets in the basins in which we operate. After giving effect to this offering, BreitBurn Corporation will own approximately 3.2% of our outstanding common units and 4.4% of our general partner, which we believe aligns our co-CEO's interests with those of our unitholders. In addition and concurrently with this offering, BreitBurn Management is adopting a long-term incentive plan that will provide for the award of equity incentives to its employees.

  •
  Our affiliation with Provident enhances our ability to pursue attractive acquisition opportunities. Following this offering, Provident will own approximately 69.5% of our outstanding common units and 95.6% of our general partner and intends to use us as its primary U.S. upstream acquisition vehicle. We believe that our relationship with Provident will provide us with a competitive advantage when we jointly pursue acquisition opportunities. As is frequently the case in the oil and gas industry, potential acquisition opportunities may include assets that are not suitable for us due to a number of factors, including, among other things, asset type and location, stage of development and capital requirements. Under these circumstances, Provident and its subsidiaries may find such assets more attractive, thus allowing them to separately acquire them alongside us. As a result of this affiliation, we expect to be able to pursue acquisition targets that would otherwise not be attractive acquisition candidates for us or other competing potential acquirers due to these factors.

  •
  Our management has proven acquisition, development and integration expertise. Our management team has demonstrated the ability to identify, evaluate, consummate and integrate strategic acquisitions and development projects as exemplified by our recent acquisitions of the Orcutt Hills Field and Nautilus.

  •
  Our cost of capital should provide us with a competitive advantage in pursuing acquisitions. Unlike our corporate competitors, we are not subject to federal income taxation at the entity level. In addition, unlike in a traditional master limited partnership structure, neither our management nor any of our owners hold incentive distribution rights that entitle them to increasing percentages of cash distributions as higher per unit levels of cash distributions are received. We believe that, collectively, these attributes should provide us with a lower cost of capital, thereby enhancing our ability to compete for future acquisitions.

  •
  In connection with this offering, we expect to enter into a revolving credit facility with a borrowing base that, combined with our ability to issue additional units, will give us significant financial flexibility. At the closing of this offering, we do not expect to have any borrowings. The credit facility will be available to fund acquisitions, exploitation and development and working capital. We may also issue additional units, which, combined with our borrowing capacity, should provide us with the resources to finance future acquisitions and internal projects as they arise.

Development and Exploitation Activities

        Our current development and exploitation activities differ from those of many of our competitors in that we focus almost exclusively on enhancing the recovery of oil and gas from large, complex and mature fields. Our primary area of expertise is focused on applying integrated reservoir engineering and geoscience technologies that allow us to better understand these complex oil and gas accumulations. We believe that this better understanding allows us to design and implement development programs that optimize the amount of oil and gas reserves recovered. These development programs may include projects such as infill drilling (including horizontal drilling), behind pipe recompletions, fracture treatments and other stimulations, as well as the initiation, expansion and reconfiguration of waterfloods.

        Integrated reservoir engineering and geoscience technologies we currently employ include, among others:

  •
  3-D geologic mapping;

  •
  3-D reservoir modeling;

  •
  Advanced well logging; and

  •
  3-D seismic and down-hole seismic imaging.

        We believe that our focus on these technologies differentiates us from many of our competitors. Furthermore, through the application of these technologies, BreitBurn Energy has been successful in finding and adding substantial incremental reserves to properties it has acquired. We believe our current asset base provides us with the opportunity to continue to grow our reserves and production.

        After acquiring a property, our technical team conducts an extensive geologic and reservoir engineering study of the property to identify development opportunities such as those mentioned above. This study often involves assembling a 3-D geologic and reservoir model of the field, which guides our decision-making on these capital intensive investments.

        Once we become satisfied that our team has evaluated a field adequately using this integrated approach, we initiate our development efforts. These efforts focus mainly on:

  •
  Infill drilling, or downspacing, which involves the drilling of wells between established producing wells to increase production, including the drilling of horizontal infill wells to maximize recovery. Wells in the Los Angeles Basin are often drilled on relatively close spacing of less than 10-acres per well due to a number of factors, including the thick hydrocarbon bearing section, relatively low porosity and permeability, and extensive faulting and other reservoir heterogeneity;

  •
  Behind-pipe recompletions involving the modification of an existing well for the purpose of producing oil and gas from a different producing formation or horizon;

  •
  Fracture treatments and other stimulation techniques for existing and new reservoirs to increase productivity and ultimate recovery; and

  •
  Waterflood projects (new projects, expansions or reconfigurations), which involve the injection of water into the reservoir through either new or existing wells with the objective of maintaining reservoir pressure and displacing hydrocarbons toward the producing wellbores.

        In general, our producing wells have stable production profiles and long-lived production, often with projected remaining economic lives in excess of 40 years. Many of our projects require only modest up-front capital and have limited maintenance capital needs over the life of the well. In most cases, once wells are drilled and completed they are brought on line rapidly, as the producing infrastructure (such as separation facilities, tankage and pipelines) is already in place.

Crude Oil Prices

        The NYMEX West Texas Intermediate, or "WTI," price of crude oil is a widely used benchmark in the pricing of domestic and imported oil in the United States. The relative value of crude oil is determined by two main factors: quality and location. In the case of WTI pricing, the crude oil is light and sweet, meaning that it has a higher specific gravity (lightness) measured in degrees API (a scale devised by the American Petroleum Institute) and low sulfur content, and is priced for delivery at Cushing, Oklahoma. In general, higher quality crude oils (lighter and sweeter) with fewer transportation requirements result in higher realized pricing for producers. These factors are described in more detail below:

  •
  Crude Oil Quality. Crude oils differ from one another in a large number of chemical and physical properties, many of which play an important part in their refining and subsequent sale as petroleum products. Among other things, there are two characteristics that commonly impact crude oil quality differentials: (1) the API gravity and (2) the percentage of sulfur content by weight. In general, lighter crudes (with higher API) produce a larger number of lighter products, such as gasoline, which have higher resale value. Other qualities being equal, lighter crudes are expected to sell at a premium over heavier crude oil. By extension, if the prices of all petroleum products rise by the same percentage amount, the absolute price differential between a heavy crude and a light crude (the discount) can be expected to grow. In addition to volatility resulting from changes in the absolute price of oil, price differentials may also fluctuate due to more localized supply and demand factors or other unanticipated events.

  •
  Location of Production. Crude oil produced in close proximity to major consuming and refining markets will require less transportation and therefore will be more attractive and command a premium over oil produced farther from the market, which has to incur greater transportation costs to get to the market.

        Crude oil produced in the Los Angeles Basin of California and Wind River and Big Horn Basins of central Wyoming typically sells at a discount to NYMEX WTI crude oil due to, among other factors, its relatively heavier grade and greater distance to market.

        Our Los Angeles Basin crude is generally medium gravity crude. Because of its proximity to the extensive Los Angeles refinery market, it trades at only a minor discount to NYMEX. Our Wyoming crude, while generally of similar quality to our Los Angeles Basin crude oil, trades at a significant discount to NYMEX because of its distance from a major refining market and the fact that it is priced relative to the Bow River benchmark for Canadian heavy sour crude oil, which has historically traded on average at an approximate 30% discount to WTI.

        For the year ended December 31, 2005, the average discount to NYMEX for our California crude oil and our Wyoming crude oil was $5.50 per barrel and $17.49 per barrel, respectively.

        We enter into derivative transactions to reduce the impact of crude oil price volatility on our cash flow from operations. Currently, we use a combination of fixed price swap and option arrangements to economically hedge NYMEX crude oil prices. By removing the price volatility from a significant portion of our crude oil production, we have mitigated, but not eliminated, the potential effects of changing crude oil prices on our cash flow from operations for those periods. See "Management's Discussion and Analysis of Financial Condition and Results of Operations—Quantitative and Qualitative Disclosure About Market Risk."

Oil and Gas Data

    Estimated Proved Reserves

        The following table presents the estimated net proved oil and gas reserves and the present value of estimated proved reserves relating to the Partnership Properties at December 31, 2003, December 31, 2004 and December 31, 2005, based on reserve reports prepared by our independent petroleum engineers, Netherland, Sewell & Associates, Inc. The estimates of net proved reserves have not been filed with or included in reports to any federal authority or agency other than the SEC in connection with this offering. The standardized measure values shown in the table are not intended to represent the current market value of our estimated oil and gas reserves.

	As of December 31,
	2003	2004	2005(1)
Reserve Data:
Estimated net proved reserves:
Oil (MBbls)	20,394	18,504	29,183
Natural gas (MMcf)	2,361	2,537	3,114
Total (MBoe)	20,787	18,927	29,702
Proved developed (MBoe)	20,054	18,225	27,000
Proved undeveloped (MBoe)	733	702	2,702
Proved developed reserves as % of total proved reserves	96%	96%	91%
Standardized Measure (in millions)(2)	$126.8	$156.6	$320.5
Representative Oil and Gas Prices(3):
Oil—NYMEX per Bbl	$32.52	$43.45	$61.04
Natural gas—NYMEX per MMBtu	$5.80	$6.01	$9.52

(1)
Includes reserve data for Nautilus, which was acquired by BreitBurn Energy in March 2005.

(2)
Standardized measure is the present value of estimated future net revenue to be generated from the production of proved reserves, determined in accordance with the rules and regulations of the SEC (using prices and costs in effect as of the date of estimation), less future development, production and income tax expenses, and discounted at 10% per annum to reflect the timing of future net revenue. Our standardized measure does not reflect any future income tax expenses because we are not subject to income taxes. Standardized measure does not give effect to derivative transactions. For a description of our derivative transactions, please read "Management's Discussion and Analysis of Financial Condition and Results of Operations—Quantitative and Qualitative Disclosure About Market Risk."

(3)
The NYMEX prices above are representative of market prices at the as-of date of the respective reports. Our estimated net proved reserves as of December 31, 2005 were determined using $57.75 per barrel of oil for California and $34.14 per barrel of oil for Wyoming and $10.08 per MMBtu of natural gas. As of December 31, 2005, our California and Wyoming properties' average realized oil prices represented a $5.50 per Bbl and a $17.49 per Bbl discount to NYMEX oil prices, respectively. As of December 31, 2005, our average overall realized oil prices represented a $9.22 per Bbl discount to NYMEX oil prices.

        Proved developed reserves are reserves that can be expected to be recovered through existing wells with existing equipment and operating methods. Proved undeveloped reserves are proved reserves that are expected to be recovered from new wells drilled to known reservoirs on undrilled acreage for which the existence and recoverability of such reserves can be estimated with reasonable certainty, or from existing wells on which a relatively major expenditure is required to establish production.

        The data in the above table represents estimates only. Oil and gas reserve engineering is inherently a subjective process of estimating underground accumulations of oil and gas that cannot be measured exactly. The accuracy of any reserve estimate is a function of the quality of available data and engineering and geological interpretation and judgment. Accordingly, reserve estimates may vary from the quantities of oil and gas that are ultimately recovered. Please read "Risk Factors."

        Future prices received for production and costs may vary, perhaps significantly, from the prices and costs assumed for purposes of these estimates. The standardized measure shown should not be construed as the current market value of the reserves. The 10% discount factor used to calculate present value, which is required by Financial Accounting Standards Board pronouncements, is not necessarily the most appropriate discount rate. The present value, no matter what discount rate is used, is materially affected by assumptions as to timing of future production, which may prove to be inaccurate.

        From time to time, we engage Netherland, Sewell and Associates, Inc. to prepare a reserve and economic evaluation of properties that we are considering purchasing. Neither Netherland, Sewell & Associates, Inc. nor any of their respective employees has any interest in those properties and the compensation for these engagements is not contingent on their estimates of reserves and future net revenue for the subject properties.

    Production and Price History

        The following table sets forth information for the Partnership Properties regarding net production of oil and gas and certain price and cost information for each of the periods indicated:

	As of December 31,
	2003	2004	2005
Net Production(1):
Total production (MBoe)	925	866	1,558
Average daily production (Boe per day)	2,536	2,368	4,269
Average Sales Prices per Boe(2)	$27.51	38.01	47.20

(1)
On a pro forma basis for the year ended December 31, 2005, total production was 1,675 MBoe and average daily production was 4,590 Boe per day. For the three months ended March 31, 2006, average daily production was 4,414 Boe per day.

(2)
Excludes losses on derivative transactions. BreitBurn Energy's average sales prices per barrel including losses on derivative transactions were $22.11, $32.38 and $41.68 for the years ended December 31, 2003, 2004 and 2005, respectively. On a pro forma basis for the year ended December 31, 2005, average sales prices (including losses on derivative transactions) were $40.27 and average sales prices (excluding losses on derivative transactions) were $45.90.

    Productive Wells and Acreage

        The following table sets forth information for the Partnership Properties at March 31, 2006, relating to the productive wells in which we owned a working interest as of that date. Productive wells consist of producing wells and wells capable of production. Gross wells are the total number of producing wells in which we have an interest, and net wells are the sum of our fractional working interests owned in the gross wells.

	Oil Wells
	Gross	Net
Operated	665	655
Non-operated	1	1

Total	666	656

    Developed and Undeveloped Acreage

        The following table sets forth information for the Partnership Properties as of December 31, 2005 relating to our leasehold acreage.

	Developed Acreage(1)		Undeveloped Acreage(2)		Total Acreage
	Gross(3)	Net(4)	Gross(3)	Net(4)	Gross	Net
Operated	15,660	12,139	0	0	15,660	12,139
Non-operated

Total	15,660	12,139	0	0	15,660	12,139

(1)
Developed acres are acres spaced or assigned to productive wells.

(2)
Undeveloped acres are acres on which wells have not been drilled or completed to a point that would permit the production of commercial quantities of gas or oil, regardless of whether such acreage contains proved reserves.

(3)
A gross acre is an acre in which a working interest is owned. The number of gross acres is the total number of acres in which a working interest is owned.

(4)
A net acre is deemed to exist when the sum of the fractional ownership working interests in gross acres equals one. The number of net acres is the sum of the fractional working interests owned in gross acres expressed as whole numbers and fractions thereof.

    Drilling Activity

        We intend to concentrate our drilling activity and production optimization projects on lower risk, development properties. The number and types of wells we drill or projects we undertake will vary depending on the amount of funds we have available, the cost of those activities, the size of the fractional working interests we acquire in each well and the estimated recoverable reserves attributable to each well.

        The following table sets forth information for the Partnership Properties with respect to wells completed during the years ended December 31, 2003, 2004 and 2005. The information should not be considered indicative of future performance, nor should it be assumed that there is necessarily any correlation between the number of productive wells drilled, quantities of reserves found or economic value. Productive wells are those that produce commercial quantities of oil and gas, regardless of whether they produce a reasonable rate of return. No exploratory wells were drilled during the periods presented.

	As of December 31,
	2003	2004	2005
Gross wells:
Productive	0	2	6
Dry	0	0	1

Total	0	2	7

Net Development wells:
Productive	0	2	6
Dry	0	0	1

Total	0	2	7

    Current Activities

        The following table sets forth information for the Partnership Properties relating to wells in process.

	At December 31, 2005
	Gross	Net
Los Angeles Basin	0	0
Santa Maria Basin	0	0
Wyoming	3	2

Total	3	2

    Delivery Commitments

        We have no delivery commitments.

Operations

    General

        In general, we seek to be the operator of wells in which we have an interest. As operator, we design and manage the development of a well and supervise operation and maintenance activities on a day-to-day basis. We do not own drilling rigs or other oilfield services equipment used for drilling or maintaining wells on properties we operate. Independent contractors engaged by us provide all the equipment and personnel associated with these activities. Pursuant to the Administrative Services Agreement, BreitBurn Management will manage all of our properties. BreitBurn Management employs production and reservoir engineers, geologists and other specialists, as well as field personnel.

    Sales Contracts

        We have a diverse portfolio of crude oil sales contracts with large, established refiners. The following table sets forth our crude oil sales by purchaser for the month of April 2006:

Purchaser	Source of Production	% of Our Total Volumes Purchased
California:
ConocoPhillips	Santa Fe Springs	40%
Paramount Petroleum	Rosecrans	9
Big West of California	Seal Beach (Alamitos), Brea Olinda, Recreation Park, Rosecrans, Santa Fe Springs	7
Wyoming:
Marathon Oil	Sheldon Dome, West Oregon Basin, West Halfmoon, Gebo, Hidden Dome, Black Mountain, North Sunshine, Rolff Lake	42
Shell Trading (US) Company	Lost Dome	2

Total		100%

        California.    We sell our California crude oil production pursuant to short-term (one to six month) contracts with automatic renewal provisions. The crude oil is priced using a basket of the monthly average refiner postings for the Buena Vista crude oil reference stream in southern California, corrected for actual quality delivered using the average of the quality scales in effect for the refiners to whom we sell. We receive a market premium above those postings ranging from $0.10 to $0.80 per barrel.

        Wyoming.    Marathon Oil purchases Wyoming crude oil from us under a contract entered into with Nautilus in 2003. The crude oil is priced using a basket of the monthly average refiner postings for the Canadian Bow River heavy oil reference stream at Hardisty, Alberta, corrected for actual gravity delivered against 22 API reference quality crude oil, using ConocoPhillips' sour gravity quality scales in effect. We receive a market premium above these postings ranging from $0.25 to $1.81 per barrel. Shell Trading (US) Company purchases Wyoming crude oil from us pursuant to a short-term contract with an automatic renewal provision. The crude oil is priced using a $2.80 premium above a basket of the monthly average refiner postings for the Canadian Bow River heavy oil reference stream at Hardisty, Alberta.

    Derivative Activity

        We enter into derivative transactions with unaffiliated third parties with respect to crude oil and natural gas prices and may enter into interest rate derivative transactions in order to achieve more predictable cash flows and to reduce our exposure to short-term fluctuations in commodity prices and interest rates. For a more detailed discussion of our derivative activities, please read "Management's Discussion and Analysis of Financial Condition and Results of Operations—Overview" and "—Quantitative and Qualitative Disclosures About Market Risk."

    Competition

        The oil and gas industry is highly competitive. We encounter strong competition from other independent operators and from major oil companies in acquiring properties, contracting for drilling equipment and securing trained personnel. Many of these competitors have financial and technical resources and staffs substantially larger than ours. As a result, our competitors may be able to pay more for desirable leases, or to evaluate, bid for and purchase a greater number of properties or prospects than our financial or personnel resources will permit.

        We are also affected by competition for drilling rigs and the availability of related equipment. In the past, the oil and gas industry has experienced shortages of drilling rigs, equipment, pipe and personnel, which has delayed development drilling and other exploitation activities and has caused significant price increases. We are unable to predict when, or if, such shortages may occur or how they would affect our development and exploitation program.

        Competition is also strong for attractive oil and gas producing properties, undeveloped leases and drilling rights, and we cannot assure you that we will be able to compete satisfactorily when attempting to make further acquisitions.

    Title to Properties

        As is customary in the oil and gas industry, we initially conduct only a cursory review of the title to our properties on which we do not have proved reserves. Prior to the commencement of drilling operations on those properties, we conduct a thorough title examination and perform curative work with respect to significant defects. To the extent title opinions or other investigations reflect title defects on those properties, we are typically responsible for curing any title defects at our expense. We generally will not commence drilling operations on a property until we have cured any material title defects on such property. Prior to completing an acquisition of producing oil leases, we perform title reviews on the most significant leases and, depending on the materiality of properties, we may obtain a title opinion or review previously obtained title opinions. As a result, we have obtained title opinions on a significant portion of our oil properties and believe that we have satisfactory title to our producing properties in accordance with standards generally accepted in the oil and gas industry. Our oil properties are subject to customary royalty and other interests, liens for current taxes and other burdens which we believe do not materially interfere with the use of or affect our carrying value of the properties. The title to the Brea Olinda Field that BreitBurn Energy acquired from Texaco in 1999 is to be conveyed to us upon the completion of certain obligations by us and certain third parties, including the City of Brea, California. We operate the Brea Olinda property and upon conveyance will own a 100% working interest and a 100% net revenue interest in the property.

    Seasonal Nature of Business

        Seasonal weather conditions and lease stipulations can limit our drilling activities and other operations in certain areas of Wyoming and, as a result, we seek to perform the majority of our drilling during the summer months. These seasonal anomalies can pose challenges for meeting our well drilling objectives and increase competition for equipment, supplies and personnel during the spring and summer months, which could lead to shortages and increase costs or delay our operations.

    Environmental Matters and Regulation

        General.    Our operations are subject to stringent and complex federal, state and local laws and regulations governing environmental protection as well as the discharge of materials into the environment. These laws and regulations may, among other things:

  •
  require the acquisition of various permits before drilling commences;

  •
  enjoin some or all of the operations of facilities deemed in non-compliance with permits;

  •
  restrict the types, quantities and concentration of various substances that can be released into the environment in connection with oil and natural gas drilling, production and transportation activities;

  •
  limit or prohibit drilling activities on certain lands lying within wilderness, wetlands and other protected areas; and

  •
  require remedial measures to mitigate pollution from former and ongoing operations, such as requirements to close pits and plug abandoned wells.

        These laws, rules and regulations may also restrict the rate of oil and natural gas production below the rate that would otherwise be possible. The regulatory burden on the oil and gas industry increases the cost of doing business in the industry and consequently affects profitability. Additionally, Congress and federal and state agencies frequently revise environmental laws and regulations, and the clear trend in environmental regulation is to place more restrictions and limitations on activities that may affect the environment. Any changes that result in more stringent and costly waste handling, disposal and cleanup requirements for the oil and gas industry could have a significant impact on our operating costs.

        The following is a summary of some of the existing laws, rules and regulations to which our business operations are subject.

        Waste Handling.    The Resource Conservation and Recovery Act, or RCRA, and comparable state statutes, regulate the generation, transportation, treatment, storage, disposal and cleanup of hazardous and non-hazardous wastes. Under the auspices of the federal Environmental Protection Agency, or EPA, the individual states administer some or all of the provisions of RCRA, sometimes in conjunction with their own, more stringent requirements. Drilling fluids, produced waters, and most of the other wastes associated with the exploration, development, and production of crude oil or natural gas are currently regulated under RCRA's non-hazardous waste provisions. However, it is possible that certain oil and natural gas exploration and production wastes now classified as non-hazardous could be classified as hazardous wastes in the future. Any such change could result in an increase in our costs to manage and dispose of wastes, which could have a material adverse effect on our results of operations and financial position. Also, in the course of our operations, we generate some amounts of ordinary industrial wastes, such as paint wastes, waste solvents, and waste oils, that may be regulated as hazardous wastes.

        Comprehensive Environmental Response, Compensation and Liability Act.    The Comprehensive Environmental Response, Compensation and Liability Act, or CERCLA, also known as the Superfund law, imposes joint and several liability, without regard to fault or legality of conduct, on classes of persons who are considered to be responsible for the release of a hazardous substance into the environment. These persons include the current and past owner or operator of the site where the release occurred, and anyone who disposed or arranged for the disposal of a hazardous substance released at the site. Under CERCLA, such persons may be subject to joint and several liability for the costs of cleaning up the hazardous substances that have been released into the environment, for damages to natural resources and for the costs of certain health studies. In addition, it is not uncommon for neighboring landowners and other third-parties to file claims for personal injury and property damage allegedly caused by the hazardous substances released into the environment.

        We currently own, lease, or operate numerous properties that have been used for oil and natural gas exploration and production for many years. Although we believe that we have utilized operating and waste disposal practices that were standard in the industry at the time, hazardous substances, wastes, or hydrocarbons may have been released on or under the properties owned or leased by us, or on or under other locations, including off-site locations, where such substances have been taken for disposal. In addition, some of our properties have been operated by third parties or by previous owners or operators whose treatment and disposal of hazardous substances, wastes, or hydrocarbons was not under our control. In fact, there is evidence that petroleum spills or releases have occurred in the past at some of the properties owned or leased by us. These properties and the substances disposed or released on them may be subject to CERCLA, RCRA, and analogous state laws. Under such laws, we could be required to remove previously disposed substances and wastes, remediate contaminated property, or perform remedial plugging or pit closure operations to prevent future contamination.

        Water Discharges.    The Federal Water Pollution Control Act, or the Clean Water Act, and analogous state laws, impose restrictions and strict controls with respect to the discharge of pollutants, including spills and leaks of oil and other substances, into waters of the United States. The discharge of pollutants into regulated waters is prohibited, except in accordance with the terms of a permit issued by EPA or an analogous state agency. Spill prevention, control, and countermeasure requirements of federal laws require appropriate containment berms and similar structures to help prevent the contamination of navigable waters in the event of a petroleum hydrocarbon tank spill, rupture, or leak. Federal and state regulatory agencies can impose administrative, civil and criminal penalties for non-compliance with discharge permits or other requirements of the Clean Water Act and analogous state laws and regulations.

        The primary federal law for oil spill liability is the Oil Pollution Act, or OPA, which addresses three principal areas of oil pollution—prevention, containment, and cleanup. OPA applies to vessels, offshore facilities, and onshore facilities, including exploration and production facilities that may affect waters of the United States. Under OPA, responsible parties, including owners and operators of onshore facilities, may be subject to oil cleanup costs and natural resource damages as well as a variety of public and private damages that may result from oil spills.

        Air Emissions.    The Federal Clean Air Act, and comparable state laws, regulate emissions of various air pollutants through air emissions permitting programs and the imposition of other requirements. In addition, EPA has developed, and continues to develop, stringent regulations governing emissions of toxic air pollutants at specified sources. Federal and state regulatory agencies can impose administrative, civil and criminal penalties for non-compliance with air permits or other requirements of the federal Clean Air Act and associated state laws and regulations.

        National Environmental Policy Act.    Oil and natural gas exploration and production activities on federal lands are subject to the National Environmental Policy Act, or NEPA. NEPA requires federal agencies, including the Department of Interior, to evaluate major agency actions having the potential to significantly impact the environment. In the course of such evaluations, an agency will prepare an Environmental Assessment that assesses the potential direct, indirect and cumulative impacts of a proposed project and, if necessary, will prepare a more detailed Environmental Impact Statement that may be made available for public review and comment. All of our current exploration and production activities, as well as proposed exploration and development plans, on federal lands require governmental permits that are subject to the requirements of NEPA. This process has the potential to delay the development of oil and natural gas projects.

        Pipeline Safety.    Some of our pipelines are subject to regulation by the U.S. Department of Transportation, or the DOT, pursuant to the Hazardous Liquid Pipeline Safety Act. The DOT, through the Office of Pipeline Safety, recently promulgated a series of rules which require pipeline operators to develop pipeline integrity management programs for transportation pipelines located in "high consequence areas." "High consequence areas" are currently defined as areas with specified population densities, buildings containing populations of limited mobility, and areas where people gather that are located along the route of a pipeline. Integrity management program elements include requirements for baseline assessments to identify potential threats to each pipeline segment, reassessments, and reporting and recordkeeping. We currently operate pipelines located in high consequence areas and will begin conducting baseline assessments of these pipelines in 2006.

        OSHA and Other Laws and Regulation.    We are subject to the requirements of the federal Occupational Safety and Health Act (OSHA) and comparable state statutes. These laws and the implementing regulations strictly govern the protection of the health and safety of employees. The OSHA hazard communication standard, the EPA community right-to-know regulations under the Title III of CERCLA and similar state statutes require that we organize and/or disclose information about hazardous materials used or produced in our operations. We believe that we are in substantial compliance with these applicable requirements and with other OSHA and comparable requirements.

        The Kyoto Protocol to the United Nations Framework Convention on Climate Change became effective in February 2005. Under the Protocol, participating nations are required to implement programs to reduce emissions of certain gases, generally referred to as greenhouse gases, that are suspected of contributing to global warming. The United States is not currently a participant in the Protocol, and Congress has not actively considered recent proposed legislation directed at reducing greenhouse gas emissions. However, there has been support in various regions of the country for legislation that requires reductions in greenhouse gas emissions, and some states have already adopted legislation addressing greenhouse gas emissions from various sources, primarily power plants. The oil and natural gas industry is a direct source of certain greenhouse gas emissions, namely carbon dioxide and methane, and future restrictions on such emissions could impact our future operations. Our operations are not adversely impacted by the current state and local climate change initiatives and, at this time, it is not possible to accurately estimate how potential future laws or regulations addressing greenhouse gas emissions would impact our business.

        We believe that we are in substantial compliance with all existing environmental laws and regulations applicable to our current operations and that our continued compliance with existing requirements will not have a material adverse impact on our financial condition and results of operations. For instance, we did not incur any material capital expenditures for remediation or pollution control activities for the year ended December 31, 2005. Additionally, as of the date of this prospectus, we are not aware of any environmental issues or claims that will require material capital expenditures during 2006. However, accidental spills or releases may occur in the course of our operations, and we cannot assure you that we will not incur substantial costs and liabilities as a result of such spills or releases, including those relating to claims for damage to property and persons. Moreover, we cannot assure you that the passage of more stringent laws or regulations in the future will not have a negative impact on our business, financial condition, results of operations or ability to make distributions to you.

    Other Regulation of the Oil and Gas Industry

        The oil and gas industry is extensively regulated by numerous federal, state and local authorities. Legislation affecting the oil and gas industry is under constant review for amendment or expansion, frequently increasing the regulatory burden. Also, numerous departments and agencies, both federal and state, are authorized by statute to issue rules and regulations binding on the oil and gas industry and its individual members, some of which carry substantial penalties for failure to comply. Although the regulatory burden on the oil and gas industry increases our cost of doing business and, consequently, affects our profitability, these burdens generally do not affect us any differently or to any greater or lesser extent than they affect other companies in the industry with similar types, quantities and locations of production.

        Legislation continues to be introduced in Congress and development of regulations continues in the Department of Homeland Security and other agencies concerning the security of industrial facilities, including oil and gas facilities. Our operations may be subject to such laws and regulations. Presently, it is not possible to accurately estimate the costs we could incur to comply with any such facility security laws or regulations, but such expenditures could be substantial.

        Oil Regulation.    Our operations are subject to various types of regulation at federal, state and local levels. These types of regulation include requiring permits for the drilling of wells, drilling bonds and reports concerning operations. Most states, and some counties and municipalities, in which we operate also regulate one or more of the following:

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  the location of wells;

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  the method of drilling and casing wells;

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  the surface use and restoration of properties upon which wells are drilled;

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  the plugging and abandoning of wells; and

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  notice to surface owners and other third parties.

        State laws regulate the size and shape of drilling and spacing units or proration units governing the pooling of oil and natural gas properties. Some states allow forced pooling or integration of tracts to facilitate exploration while other states rely on voluntary pooling of lands and leases. In some instances, forced pooling or unitization may be implemented by third parties and may reduce our interest in the unitized properties. In addition, state conservation laws establish maximum rates of production from oil and natural gas wells, generally prohibit the venting or flaring of natural gas and impose requirements regarding the ratability of production. These laws and regulations may limit the amount of oil and natural gas we can produce from our wells or limit the number of wells or the locations at which we can drill. Moreover, each state generally imposes a production or severance tax with respect to the production and sale of oil, natural gas and natural gas liquids within its jurisdiction.

        Natural Gas Regulation.    The availability, terms and cost of transportation significantly affect sales of natural gas. The interstate transportation and sale for resale of natural gas is subject to federal regulation, including regulation of the terms, conditions and rates for interstate transportation, storage and various other matters, primarily by the Federal Energy Regulatory Commission. Federal and state regulations govern the price and terms for access to natural gas pipeline transportation. The Federal Energy Regulatory Commission's regulations for interstate natural gas transmission in some circumstances may also affect the intrastate transportation of natural gas.

        Although natural gas prices are currently unregulated, Congress historically has been active in the area of natural gas regulation. We cannot predict whether new legislation to regulate natural gas might be proposed, what proposals, if any, might actually be enacted by Congress or the various state legislatures, and what effect, if any, the proposals might have on the operations of the underlying properties. Sales of condensate and natural gas liquids are not currently regulated and are made at market prices.

        State Regulation.    The various states regulate the drilling for, and the production, gathering and sale of, oil and natural gas, including imposing severance taxes and requirements for obtaining drilling permits. Wyoming currently imposes a severance tax on oil and gas producers at the rate of 6% of the value of the gross product extracted. Reduced rates may apply to certain types of wells and production methods, such as new wells, renewed wells, stripper production and tertiary production. A ballot initiative is currently circulating in California that would impose a similar severance tax, effective January 1, 2007. If the initiative collects a sufficient number of signatures, it will appear on the November 2006 ballot. As the ballot initiative is currently written, the California severance tax would be assessed on the gross value of oil produced at the rates of 1.5% for oil at $10.00 to $25.00 per barrel, 3% for oil at $25.01 to $40.00 per barrel, 4.5% for oil at $40.01 to $60.00 per barrel, and 6% for oil over $60.00 per barrel. Reduced rates would apply to wells that are incapable of producing an average of more than ten barrels of oil per day during a taxable month. The California legislature is also considering a bill that would impose a surtax of 2% on the taxable income over $10.0 million of taxpayers engaged in oil production, refining, wholesaling and related activities in the petroleum industry. The petroleum surtax bill, Assembly Bill 2442, is currently being reviewed by the Appropriations Committee of the California Assembly.

        States also regulate the method of developing new fields, the spacing and operation of wells and the prevention of waste of oil and natural gas resources. States may regulate rates of production and may establish maximum daily production allowables from oil and gas wells based on market demand or resource conservation, or both. States do not regulate wellhead prices or engage in other similar direct economic regulation, but there can be no assurance that they will not do so in the future. The effect of these regulations may be to limit the amounts of oil and natural gas that may be produced from our wells, and to limit the number of wells or locations we can drill.

    Employees

        Neither we, our subsidiaries nor our general partner have employees, but upon the consummation of this offering, we will enter into an Administrative Services Agreement with BreitBurn Management pursuant to which BreitBurn Management will operate our assets and perform other administrative services for us such as accounting, finance, land and engineering. As of December 31, 2005, BreitBurn Energy had 146 full time employees. None of these employees are represented by labor unions or covered by any collective bargaining agreement. We believe that relations with these employees are satisfactory.

    Offices

        BreitBurn Energy currently leases approximately 27,280 square feet of office space in California at 515 S. Flower St., Suite #4800, Los Angeles, California 90071, where our principal offices are located. The lease for the California office expires in February 2016. In addition to the office space in Los Angeles, BreitBurn Energy maintains offices in Cody, Wyoming and Houston, Texas. Following this offering, we expect to continue to use these offices under our Administrative Services Agreement with BreitBurn Management.

    Legal Proceedings

        Although we may, from time to time, be involved in litigation and claims arising out of our operations in the normal course of business, we are not currently a party to any material legal proceedings. In addition, we are not aware of any legal or governmental proceedings against us, or contemplated to be brought against us, under the various environmental protection statutes to which we are subject.

MANAGEMENT

Management of BreitBurn Energy Partners L.P.

        BreitBurn GP LLC, our general partner, will manage our operations and activities on our behalf. BreitBurn GP is owned by Provident and BreitBurn Corporation. We intend to enter into an Administrative Services Agreement with BreitBurn Management pursuant to which BreitBurn Management will operate our assets and perform other administrative services for us such as accounting, finance, land and engineering. We will reimburse BreitBurn Management for its costs in performing these services, plus related expenses.

        Our general partner is not elected by our unitholders and will not be subject to re-election on a regular basis in the future. Unitholders will not be entitled to elect the directors of our general partner or directly or indirectly participate in our management or operation. Our general partner owes a fiduciary duty to our unitholders. Our general partner will be liable, as general partner, for all of our debts (to the extent not paid from our assets), except for indebtedness or other obligations that are made specifically non-recourse to it. Whenever possible, our general partner intends to cause us to incur indebtedness or other obligations that are non-recourse to it.

        BreitBurn GP has a board of directors that oversees its management, operations and activities. We refer to the board of directors of BreitBurn GP as the "board of directors of our general partner." The board of directors of our general partner will have at least three members who are not officers or employees, and are otherwise independent, of Provident and its affiliates, including our general partner. These directors, to whom we refer as independent directors, must meet the independence standards established by the New York Stock Exchange and SEC rules.

        As required by our partnership agreement, the board of directors of our general partner will maintain a conflicts committee, comprised of at least two independent directors, that will determine if the resolution of a conflict of interest with our general partner or its affiliates is fair and reasonable to us. Any matters approved by the conflicts committee will be conclusively deemed to be fair and reasonable to us, approved by all of our partners and not a breach by our general partner of any duties it may owe us or our unitholders. In addition, as required by SEC rules and the listing standards of the New York Stock Exchange, the board of directors of our general partner will maintain an audit committee comprised of at least three independent directors. The audit committee may also serve as the conflicts committee.

        The board of directors of our general partner will have at least one independent director to serve on the audit committee prior to our units being listed for trading on the New York Stock Exchange, at least one additional independent director to serve on the audit committee within 90 days after listing of our units on the New York Stock Exchange, and a third independent director to serve on the audit committee not later than one year following the listing of our units on the New York Stock Exchange.

        Even though most companies listed on the New York Stock Exchange are required to have a majority of independent directors serving on the board of directors of the listed company and to establish and maintain an audit committee, a compensation committee and a nominating/corporate governance committee each consisting solely of independent directors, the New York Stock Exchange does not require a listed limited partnership like us to have a majority of independent directors on the board of directors of our general partner or to establish a compensation committee or a nominating/corporate governance committee.

        Whenever our general partner makes a determination or takes or declines to take an action in its individual, rather than representative, capacity, it is entitled to make such determination or to take or decline to take such other action free of any fiduciary duty or obligation whatsoever to us, any limited partner or assignee, and our general partner is not required to act in good faith or pursuant to any other standard imposed by our partnership agreement or under the Delaware Act or any other law. Examples include the exercise of its limited call rights, its voting rights with respect to the units it owns, its registration rights and its determination whether or not to consent to any merger or consolidation of the partnership.

Directors and Executive Officers of BreitBurn GP LLC

        The following table sets forth certain information with respect to the members of the board of directors and the executive officers of our general partner. Executive officers and directors will serve until their successors are duly appointed or elected.

Name	Age	Position with BreitBurn GP LLC
Randall H. Breitenbach	45	Co-Chief Executive Officer, Director
Halbert S. Washburn	46	Co-Chief Executive Officer, Director
Bruce D. McFarland	49	Treasurer, Chief Financial Officer
Chris E. Williamson	48	Vice President of Operations
Thomas W. Buchanan	50	Director
Randall J. Findlay	56	Chairman of the Board

        Randall H. Breitenbach, has been the Co-Chief Executive Officer and a Director of our general partner since March 2006. Mr. Breitenbach also is the co-founder and has been the Co-Chief Executive Officer of BreitBurn Energy and its predecessors since 1988. Mr. Breitenbach has been active in the petroleum industry for over 20 years. Mr. Breitenbach currently serves as Lead Trustee and a member of the Audit Committee for Hotchkis and Wiley Funds, which is a mutual funds company. Mr. Breitenbach holds both a B.S and M.S. degree in Petroleum Engineering from Stanford University and an M.B.A. from Harvard Business School.

        Halbert S. Washburn has been the Co-Chief Executive Officer and a Director of our general partner since March 2006. Mr. Washburn also is the co-founder and has been the Co-Chief Executive Officer of BreitBurn Energy and its predecessors since 1988. Mr. Washburn currently serves as a member of the Board of Directors and Audit and Compensation Committees of Rentech, Inc., which is an alternative fuels company. Mr. Washburn obtained a B.S. degree in Petroleum Engineering from Stanford University.

        Bruce D. McFarland, has been the Treasurer and Chief Financial Officer of our general partner since March 2006. Since joining a predecessor of BreitBurn Energy in 1994, Mr. McFarland served as Controller and subsequently as Treasurer. Before joining BreitBurn Energy, Mr. McFarland served as Division Controller of IT Corporation and worked at Price Waterhouse as a certified public accountant. Mr. McFarland obtained a B.S. in Civil Engineering from the University of Florida and an M.B.A. from University of California, Los Angeles.

        Chris E. Williamson, has been Vice President of Operations of our general partner since March 2006. Mr. Williamson, joined BreitBurn Energy in January of 1994 after spending five years as a petroleum engineer for Macpherson Oil Company. Prior to his position with Macpherson, Mr. Williamson worked at Shell Oil Company for 8 years holding various positions in Engineering and Operations. Mr. Williamson holds a B.S. in Chemical Engineering from Purdue University.

        Thomas W. Buchanan, was appointed to be a member of the Board of Directors in March 2006. Mr. Buchanan is currently the Chief Executive Officer of Provident Energy Trust and is also a member of Provident's board of directors, positions he has held since March 2001. Previously, Mr. Buchanan served as President and Chief Executive Officer of Founders Energy, Ltd., a predecessor to Provident. Mr. Buchanan is also a director of Hawk Energy Inc. and Churchill Energy Inc., both of which are oil and gas companies. Mr. Buchanan holds a B.S. in Commerce from the University of Calgary and is a Chartered Accountant.

        Randall J. Findlay, was appointed to be Chairman of the Board of Directors in March 2006. Mr. Findlay is currently the President of Provident Energy Trust and is also a member of Provident's board of directors, positions he has held since March 2001. Previously, Mr. Findlay served as Executive Vice President and Chief Operating Officer of Founders Energy, Ltd., a predecessor to Provident, and held executive positions with TransCanada Pipeline Ltd. and TransCanada Gas Processing, L.P. Mr. Findlay currently serves on the board of directors of TransAlta L.P. Mr. Findlay holds a B.S. in Chemical Engineering from the University of British Columbia.

Key Employees of BreitBurn Management

        The following sets forth certain information with respect to certain key employees of BreitBurn Management that we expect to perform services on behalf of the Partnership pursuant to its Administrative Services Agreement with BreitBurn Management. The Partnership and the general partner will have no employees.

        Thurmon Andress, will be a Managing Director of BreitBurn Management. Mr. Andress has been a Managing Director of BreitBurn Energy's Houston office since joining BreitBurn Energy in October 1998 as a result of the merger of BreitBurn Energy with Andress Oil and Gas Company, a private company that he founded in 1990. Mr. Andress was the President and Chief Executive Officer of Andress Oil & Gas company prior to the merger with BreitBurn Energy. Mr. Andress has served on the Board of Directors of Edge Petroleum Corp. (EPEX), which is an independent oil and gas company, since 2002 and currently serves as a member of the Audit Committee and as Chairman of the Compensation Committee. Mr. Andress obtained a B.S. in Geology from Texas Tech University.

        Dr. Dennis Graue, will be Manager, Exploitation of BreitBurn Management. Dr. Graue has been a Manager, Reservoir Engineering, of BreitBurn Energy since 2000. Before joining BreitBurn Energy, Dr. Graue founded and owned NITEC from 1995 to 2000. From 1978 to 1995, Dr. Graue was Senior Vice President and head of the Exploration and Producing Consulting Division. Dr. Graue obtained a B.S., an M.S. and a Ph.D. in Chemical Engineering from California Institute of Technology.

        Dr. William Fong, will be an Engineer with BreitBurn Management. Dr. Fong has been Senior Reservoir Engineer with BreitBurn Energy since 2002. Before joining BreitBurn Energy, Dr. Fong served as Advisor, Reservoir Modeling and Simulation, at Chevron, as a Senior Reservoir Engineer at Chevron USA, and as a Senior Research Scientist at Chevron Petroleum Technology.

Dr. Fong holds a B.S. in Chemical Engineering from Cal Tech and a Sc.D. in Chemical Engineering from MIT.

        Jonathan Kuespert, will be Manager, Development and Senior Geologist of BreitBurn Management. Mr. Kuespert has been with BreitBurn Energy since January 2001 after spending more than 19 years working in the oil and gas industry. Mr. Kuespert began his career as a Development Geologist and then an Exploration Geologist/Geophysicist for Chevron USA, focusing on California basins. More recently Mr. Kuespert was a Geological Consultant for evaluation, exploration and development projects. Mr. Kuespert holds a B.S. in Geology from Duke University, an M.S. in Petroleum Geology from Stanford University and an M.B.A from UCLA, and is both a California and a Wyoming Registered Geologist.

Reimbursement of Expenses

        Our partnership agreement requires us to reimburse our general partner for all direct and indirect expenses it incurs or payments it makes on our behalf and all other expenses allocable to us or otherwise incurred by our general partner in connection with operating our business, including overhead allocated to us by Provident. These expenses include salary, bonus, incentive compensation and other amounts paid to persons who perform services for us or on our behalf, and expenses allocated to our general partner by its affiliates. Our general partner is entitled to determine in good faith the expenses that are allocable to us.

        We intend to enter into an Administrative Services Agreement with BreitBurn Management pursuant to which BreitBurn Management will operate our assets and perform other administrative services for us such as accounting, finance, land and engineering. We will reimburse BreitBurn Management for its costs in performing these services, plus related expenses.

Executive Compensation

        We and our general partner were formed on March 23, 2006. We have not paid or accrued any amounts for management or director compensation for the 2006 fiscal year. Officers and employees of our general partner or its affiliates may participate in employee benefit plans and arrangements sponsored by our general partner or its affiliates, including plans that may be established by our general partner or its affiliates in the future.

Compensation of Directors

        Officers or employees of our general partner or its affiliates who also serve as directors will not receive additional compensation for their service as a director of our general partner. Our general partner anticipates that each director who is not an officer or employee of our general partner or its affiliates will receive compensation for attending meetings of the board of directors, as well as committee meetings. The amount of compensation to be paid to non-employee directors has not yet been determined. In addition, each non-employee director will be reimbursed for his out-of-pocket expenses in connection with attending meetings of the board of directors or committees. Each director will be fully indemnified by us for actions associated with being a director to the extent permitted under Delaware law.

Long-Term Incentive Plan

        Our general partner intends to adopt a BreitBurn Energy Partners L.P. Long-Term Incentive Plan for employees, consultants and directors of our general partner and affiliates who perform services for us. The long-term incentive plan will consist of the following components: restricted units, phantom units, unit options, unit appreciation rights and unit awards. The long-term incentive plan will limit the number of units that may be delivered pursuant to vested awards to 10% of the outstanding units on the effective date of the initial public offering of the units. Units withheld to satisfy exercise prices or tax withholding obligations are available for delivery pursuant to other awards. The plan will be administered by the board of directors of our general partner or a committee thereof, which we refer to as the plan administrator.

        The plan administrator may terminate or amend the long-term incentive plan at any time with respect to any units for which a grant has not yet been made. The plan administrator also has the right to alter or amend the long-term incentive plan or any part of the plan from time to time, including increasing the number of units that may be granted subject to unitholder approval as required by the exchange upon which the common units are listed at that time. However, no change in any outstanding grant may be made that would materially reduce the benefits of the participant without the consent of the participant. The plan will expire when units are no longer available under the plan for grants or, if earlier, its termination by the plan administrator.

    Restricted Units

        A restricted unit is a common unit that vests over a period of time and during that time is subject to forfeiture. The plan administrator may make grants of restricted units containing such terms as it shall determine, including the period over which restricted units will vest. The plan administrator, in its discretion, may base its determination upon the achievement of specified financial objectives. In addition, the restricted units will vest upon a "change of control" of us or our general partner, as defined in the plan, unless provided otherwise by the plan administrator. Distributions made on restricted units may be subjected to the same or different vesting provisions as the restricted unit. If a grantee's employment, consulting or membership on the board of directors terminates for any reason, the grantee's restricted units will be automatically forfeited unless, and to the extent, the plan administrator or the terms of the award agreement provide otherwise.

        Common units to be delivered as restricted units may be common units acquired by us in the open market, common units acquired by us from any other person or any combination of the foregoing. If we issue new common units upon the grant of the restricted units, the total number of common units outstanding will increase.

        We intend for the restricted units under the plan to serve as a means of incentive compensation for performance and not primarily as an opportunity to participate in the equity appreciation of our common units. Therefore, plan participants will not pay any consideration for the common units they receive, and we will receive no remuneration for the units.

    Phantom Units

        A phantom unit entitles the grantee to receive a common unit upon the vesting of the phantom unit or, in the discretion of the plan administrator, cash equivalent to the value of a common unit. The plan administrator may make grants of phantom units under the plan containing such terms as the plan administrator shall determine, including the period over which phantom units granted will vest. The plan administrator, in its discretion, may base its determination upon the achievement of specified financial objectives. In addition, the phantom units will vest upon a "change of control" of us or our general partner, unless provided otherwise by the plan administrator. If a grantee's employment, consulting or membership on the board of directors terminates for any reason, the grantee's phantom units will be automatically forfeited unless, and to the extent, the plan administrator or the terms of the award agreement provide otherwise.

        The plan administrator may, in its discretion, grant distribution equivalent rights ("DERs") with respect to phantom unit awards. DERs entitle the participant to receive cash equal to the amount of any cash distributions made by us during the period the phantom unit is outstanding. Payment of a DER may be subject to the same vesting terms as the award to which it relates or different vesting terms, in the discretion of the plan administrator.

        Common units to be delivered upon the vesting of phantom units may be common units acquired by us in the open market, common units acquired by us from any other person or any combination of the foregoing. If we issue new common units upon vesting of the phantom units, the total number of common units outstanding will increase.

        We intend the issuance of any common units upon vesting of the phantom units under the plan to serve as a means of incentive compensation for performance and not primarily as an opportunity to participate in the equity appreciation of our common units. Therefore, plan participants will not pay any consideration for the common units they receive, and we will receive no remuneration for the units.

    Unit Options

        The long-term incentive plan will permit the grant of options covering common units. The plan administrator may make grants containing such terms as the plan administrator shall determine. However, unit options will have an exercise price that may not be less than the fair market value of the units on the date of grant. In general, unit options granted will become exercisable over a period determined by the plan administrator. In addition, the unit options will become exercisable upon a "change of control" of us or our general partner, unless provided otherwise by the plan administrator. If a grantee's employment, consulting or membership on the board of directors terminates for any reason, the grantee's unvested unit options will be automatically forfeited unless, and to the extent, the option agreement or the plan administrator provides otherwise.

        Upon exercise of a unit option, we may issue new common units, acquire common units on the open market or directly from any person or use any combination of the foregoing, in the plan administrator's discretion. If we issue new common units upon exercise of the unit options (or a unit appreciation right settled in common units), the total number of common units outstanding will increase. The availability of unit options is intended to furnish additional compensation to plan participants and to align their economic interests with those of common unitholders.

    Unit Appreciation Rights

        The long-term incentive plan will permit the grant of unit appreciation rights. A unit appreciation right is an award that, upon exercise, entitles the participant to receive the excess of the fair market value of a unit on the exercise date over the exercise price established for the unit appreciation right. Such excess will be paid in cash or common units. The plan administrator may make grants of unit appreciation rights containing such terms as the plan administrator shall determine. However, unit appreciation rights will have an exercise price that may not be less than the fair market value of the common units on the date of grant. In general, unit appreciation rights granted will become exercisable over a period determined by the plan administrator. In addition, the unit appreciation rights will become exercisable upon a "change in control" of us or our general partner, unless provided otherwise by the plan administrator. If a grantee's employment, consulting or membership on the board of directors terminates for any reason, the grantee's unvested unit appreciation rights will be automatically forfeited unless, and to the extent, the grantee agreement or plan administrator provides otherwise.

        Upon exercise of a unit appreciation right, if it is paid in common units rather than in cash, we may issue new common units, acquire common units on the open market or directly from any person or use any combination of the foregoing, in the plan administrator's discretion. If we issue new common units upon exercise of the unit appreciation right, the total number of common units outstanding will increase. The availability of unit appreciation rights is intended to furnish additional compensation to plan participants and to align their economic interests with those of common unitholders.

    Unit Awards

        The long-term incentive plan will permit the grant of units that are not subject to vesting restrictions. Unit awards may be in lieu of or in addition to other compensation payable to the individual. To grant unit awards, we may issue new common units, acquire common units on the open market or directly from any person or use any combination of the foregoing, in the plan administrator's discretion. If we issue new common units as unit awards, the total number of common units outstanding will increase. The availability of unit awards is intended to furnish additional compensation to plan participants and to align their economic interests with those of common unitholders.

    U.S. Federal Income Tax Consequences of Awards Under the Long-Term Incentive Plan

        Generally, there are no income tax consequences for the participant or us when awards are granted under the plan, other than unit awards, which are taxable to the participant and deductible by us on grant. Upon the payment to the participant of common units and/or cash in respect of the vesting of restricted units or phantom units or the exercise of unit options or unit appreciation rights, the participant will recognize compensation income equal to the fair market value of the cash and/or units as of the payment date and we will be entitled to a corresponding deduction. Section 409A of the Internal Revenue Code imposes certain restrictions on awards that constitute "deferred compensation." As additional guidance is issued under Section 409A, we may alter the provisions of the plan and the terms of future awards.

SECURITY OWNERSHIP OF CERTAIN
BENEFICIAL OWNERS AND MANAGEMENT

        The following table sets forth the beneficial ownership of our common units that will be issued upon the consummation of this offering and the related transactions and held by beneficial owners of 5% or more of the common units, by each director and named executive officer of our general partner and by all directors and executive officers of our general partner as a group. The table assumes that the underwriters' option to purchase additional common units is not exercised.

        The table does not include common units expected to be purchased through the directed unit program described under the caption "Underwriting."

Name of Beneficial Owner	Common Units to be Beneficially Owned	Percentage of Common Units to be Beneficially Owned
Provident Energy Trust
BreitBurn Corporation(1)
Randall Breitenbach(1)
Halbert Washburn(1)
Bruce McFarland
Chris Williamson
Thomas W. Buchanan
Randall J. Findlay
All directors and executive officers as a group ( persons)

*
Less than 1%.

(1)
Messrs. Breitenbach and Washburn own 100% of the outstanding shares of BreitBurn Corporation.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

        After this offering, Provident and BreitBurn Corporation, affiliates of our general partner, will own 15,975,758 common units, representing an approximately 72.70% of our common units (approximately 68.60% if the underwriters exercise their option to purchase additional common units in full). In addition, our general partner will own a 2% general partner interest in us.

Distributions and Payments to Our General Partner and Its Affiliates

        The following table summarizes the distributions and payments to be made by us to our general partner and its affiliates in connection with the formation, ongoing operation and liquidation of BreitBurn Energy Partners L.P.

Formation Stage
The consideration received by our general partner and its affiliates for their contribution in us	•	15,975,758 common units; and
	•	a 2% general partner interest in us.
Payments at or prior to closing	•	We intend to use the net proceeds from this offering to repay $36.5 million of indebtedness of BreitBurn Energy assumed by us; and
	•	to distribute $71.6 million to Provident and BreitBurn Corporation.
Operational Stage
Distributions of available cash to our general partner and its affiliates	We will generally distribute 98% of our available cash to all unitholders, including affiliates of our general partner (as the holders of an aggregate of 15,975,758 common units), and 2% of our available cash to our general partner. Assuming we have sufficient available cash to pay the full initial quarterly distribution on all of our outstanding common units for four quarters, our general partner and its affiliates will receive an annual distribution of approximately $0.7 million on their 2% general partner interest and $26.4 million on their common units.
Payments to our general partner and its affiliates	Our partnership agreement requires us to reimburse our general partner for all direct and indirect expenses it incurs or payments it makes on our behalf and all other expenses allocable to us or otherwise incurred by our general partner in connection with operating our business, including overhead allocated to us by Provident. These expenses include salary, bonus, incentive compensation and other amounts paid to persons who perform services for us or on our behalf, and expenses allocated to our general partner by its affiliates. Our general partner is entitled to determine in good faith the expenses that are allocable to us.

Withdrawal or removal of our general partner	If our general partner withdraws or is removed, its general partner interest will either be sold to the new general partner for cash or converted into common units, in each case for an amount equal to the fair market value of those interests. Please read "The Partnership Agreement—Withdrawal or Removal of Our General Partner."
Liquidation Stage
Liquidation	Upon our liquidation, the partners, including our general partner, will be entitled to receive liquidating distributions according to their particular capital account balances.

        We have entered into or will enter into the various documents and agreements that will effect the transactions described in this prospectus, including the application of the proceeds of this offering. These agreements will not be the result of arm's-length negotiations, and they, or any of the transactions that they provide for, may not be effected on terms at least as favorable to us as could have been obtained from unaffiliated third parties. All of the transaction expenses incurred in connection with these transactions, including the expenses associated with vesting assets into our subsidiaries, will be paid from the proceeds of this offering.

Administrative Services Agreement

        We intend to enter into an Administrative Services Agreement with BreitBurn Management pursuant to which BreitBurn Management will operate our assets and perform other administrative services for us such as accounting, corporate development, finance, land and engineering. BreitBurn Management will be reimbursed by us for its expenses incurred on behalf of us. BreitBurn Management will also manage the operations of BreitBurn Energy and will be reimbursed by us and BreitBurn Energy for its general and administrative services incurred on their behalf. See "Management—Reimbursement of Expenses of our General Partner."

Omnibus Agreement

        We intend to enter into an Omnibus Agreement with Provident and BreitBurn Energy, which will set forth certain agreements with respect to conflicts of interest. Provident has agreed that we will have a right of first offer with respect to the sale by Provident and its affiliates of any of their upstream oil and gas properties in the United States, and that we will have a preferential right over Provident to acquire any third party upstream oil and gas properties in the United States. We have agreed that Provident will have a preferential right to acquire any third party upstream oil and gas properties outside the United States and Provident may offer us the right to participate in any such acquisition. These obligations will run until such time as Provident and its affiliates no longer control our general partner.

CONFLICTS OF INTEREST AND FIDUCIARY DUTIES

Conflicts of Interest

        Conflicts of interest exist and may arise in the future as a result of the relationships among us and our general partner and affiliates. The directors and officers of our general partner have fiduciary duties to manage our general partner in a manner beneficial to affiliates of Provident. At the same time, our general partner has a fiduciary duty to manage us in a manner beneficial to us and our limited partners. The board of directors or the conflicts committee of the board of directors of our general partner will resolve any such conflict and has broad latitude to consider the interests of all parties to the conflict. The resolution of these conflicts may not always be in our best interest or that of our unitholders.

        Whenever a conflict arises between our general partner or its affiliates, on the one hand, and us or any of our other partners, on the other hand, our general partner will resolve that conflict. Our partnership agreement contains provisions that modify and limit our general partner's fiduciary duties to our unitholders. Our partnership agreement also restricts the remedies available to unitholders for actions taken that, without those limitations, might constitute breaches of our general partner's fiduciary duty to us.

        Our general partner will not be in breach of its obligations under the partnership agreement or its duties to us or our unitholders if the resolution of the conflict is:

  •
  approved by the conflicts committee, although our general partner is not obligated to seek such approval;

  •
  approved by the vote of a majority of the outstanding common units, excluding any common units owned by our general partner or any of its affiliates;

  •
  on terms no less favorable to us than those generally being provided to or available from unrelated third parties; or

  •
  fair and reasonable to us, taking into account the totality of the relationships among the parties involved, including other transactions that may be particularly favorable or advantageous to us.

        Our general partner may, but is not required to, seek the approval of such resolution from the conflicts committee of its board. If our general partner does not seek approval from the conflicts committee and its board of directors determines that the resolution or course of action taken with respect to the conflict of interest satisfies either of the standards set forth in the third and fourth bullet points above, then it will be presumed that, in making its decision, the board of directors acted in good faith, and in any proceeding brought by or on behalf of any limited partner or us, the person bringing or prosecuting such proceeding will have the burden of overcoming such presumption. Unless the resolution of a conflict is specifically provided for in our partnership agreement, our general partner or the conflicts committee may consider any factors it determines in good faith to consider when resolving a conflict. When our partnership agreement requires someone to act in good faith, it requires that person to believe that he is acting in the best interests of the partnership.

        Conflicts of interest could arise in the situations described below, among others.

    Actions taken by our general partner may affect the amount of cash available for distribution to our common unitholders.

        The amount of cash that is available for distribution to our common unitholders is affected by decisions of our general partner regarding such matters as:

  •
  amount and time of cash expenditures;

  •
  asset sales or acquisitions;

  •
  borrowings;

  •
  the issuance of additional units;

  •
  the creation, reduction or increase of reserves in any quarter; and

  •
  corporate opportunities.

    We will reimburse our general partner and its affiliates for expenses.

        Our partnership agreement requires us to reimburse our general partner for all direct and indirect expenses it incurs or payments it makes on our behalf and all other expenses allocable to us or otherwise incurred by our general partner in connection with operating our business, including overhead allocated to us by Provident. These expenses include salary, bonus, incentive compensation and other amounts paid to persons who perform services for us or on our behalf, and expenses allocated to our general partner by its affiliates. Our general partner is entitled to determine in good faith the expenses that are allocable to us. We intend to enter into an Administrative Services Agreement with BreitBurn Management pursuant to which BreitBurn Management will operate our assets and perform other administrative services for us such as accounting, corporate development, finance, land and engineering. BreitBurn Management will charge us based on the actual time spent by its personnel performing these services, plus related expenses. Please read "Certain Relationships and Related Party Transactions."

    Our general partner intends to limit its liability regarding our obligations.

        Our general partner intends to limit its liability under contractual arrangements so that the other party has recourse only against our assets and not against our general partner or its assets. Our partnership agreement provides that any action taken by our general partner to limit its liability or our liability is not a breach of our general partner's fiduciary duties, even if we could have obtained more favorable terms without the limitation on liability.

    Common unitholders will have no right to enforce obligations of our general partner and its affiliates under agreements with us.

        Any agreements between us on the one hand, and our general partner and its affiliates, on the other, will not grant to the unitholders, separate and apart from us, the right to enforce the obligations of our general partner and its affiliates in our favor.

    Contracts between us, on the one hand, and our general partner and its affiliates, on the other, will not be the result of arm's-length negotiations.

        Our partnership agreement allows our general partner to determine, in good faith, any amounts to pay itself or its affiliates for any services rendered to us. Our general partner may also enter into additional contractual arrangements with any of its affiliates on our behalf. Neither the partnership agreement nor any of the other agreements, contracts and arrangements between us, on the one hand, and our general partner and its affiliates, on the other, are or will be the result of arm's-length negotiations.

        Our general partner will determine, in good faith, the terms of any of these transactions entered into after the sale of the common units offered in this offering.

    Common units are subject to our general partner's limited call right.

        Our general partner may exercise its right to call and purchase common units as provided in our partnership agreement or assign this right to one of its affiliates or to us. Our general partner may use its own discretion, free of fiduciary duty restrictions, in determining whether to exercise this right. As a result, a common unitholder may have his common units purchased from him at an undesirable time or price.

    We may not choose to retain separate counsel for ourselves or for the holders of common units.

        The attorneys, independent accountants and others who have performed services for us regarding this offering have been retained by our general partner. Attorneys, independent accountants and others who will perform services for us are selected by our general partner or the conflicts committee, if established, and may perform services for our general partner and its affiliates. We may retain separate counsel for ourselves or the holders of our common units in the event of a conflict of interest between our general partner and its affiliates, on the one hand, and us or the holders of our common units, on the other, depending on the nature of the conflict. We do not intend to do so in most cases.

    Acquisitions of Competing Businesses; Potential Future Conflicts.

        From time to time, we or our affiliates may acquire entities whose businesses compete with us. In addition, future conflicts of interest may arise between us and any entities whose general partner interests we or our affiliates acquire. It is not possible to predict the nature or extent of these potential future conflicts of interest at this time, nor is it possible to determine how we will address and resolve any such future conflicts of interest. However, the resolution of these conflicts may not always be in our best interest or those of our unitholders.

    Fiduciary Duties

        Our general partner is accountable to us and our unitholders as a fiduciary. The fiduciary duties our general partner owes to our unitholders are prescribed by law and our partnership agreement. The Delaware Revised Uniform Limited Partnership Act, which we refer to in this prospectus as the Delaware Act, provides that Delaware limited partnerships may, in their partnership agreements, modify, restrict or expand the fiduciary duties otherwise owed by a general partner to limited partners and the partnership.

        Our partnership agreement contains various provisions modifying and restricting the fiduciary duties that our general partner might otherwise owe. We have adopted these restrictions to allow our general partner to take into account the interests of other parties in addition to our interests when resolving conflicts of interest. These modifications are detrimental to the common unitholders because they restrict the remedies available to unitholders for actions that, without those limitations, might constitute breaches of fiduciary duty, as described below. The following is a summary of the material restrictions of the fiduciary duties owed by our general partner to the unitholders.

State-law fiduciary duty standards	Fiduciary duties are generally considered to include an obligation to act in good faith and with due care and loyalty. The duty of care, in the absence of a provision in a partnership agreement providing otherwise, would generally require a general partner to act for the partnership in the same manner as a prudent person would act on his own behalf. The duty of loyalty, in the absence of a provision in a partnership agreement providing otherwise, would generally prohibit a general partner of a Delaware limited partnership from taking any action or engaging in any transaction where a conflict of interest is present.
Partnership agreement modified standards
Our partnership agreement contains provisions that waive or consent to conduct by our general partner and its affiliates that might otherwise raise issues as to compliance with fiduciary duties or applicable law. For example, our partnership agreement provides that when our general partner is acting in its capacity as our general partner, as opposed to in its individual capacity, it must act in "good faith" and will not be subject to any other standard under applicable law. In addition, when our general partner is acting in its individual capacity, as opposed to in its capacity as our general partner, it may act without any fiduciary obligation to us or the unitholders whatsoever. These standards reduce the obligations to which our general partner would otherwise be held.

In addition to the other more specific provisions limiting the obligations of our general partner, our partnership agreement further provides that our general partner and its officers and directors will not be liable for monetary damages to us, our unitholders or assignees for errors of judgment or for any acts or omissions unless there has been a final and non-appealable judgment by a court of competent jurisdiction determining that the general partner or its officers and directors acted in bad faith or engaged in fraud or willful misconduct, or in the case of a criminal matter, acted with the knowledge that such conduct was unlawful.

Special provisions regarding affiliated transactions. Our partnership agreement generally provides that affiliated transactions and resolutions of conflicts of interest not involving a vote of unitholders and that are not approved by the conflicts committee of the board of directors of our general partner must be:
• on terms no less favorable to us than those generally provided to or available from unrelated third parties; or
• "fair and reasonable" to us, taking into account the totality of the relationships between the parties involved (including other transactions that may be particularly favorable or advantageous to us).

If our general partner does not seek approval from the conflicts committee or the common unitholders and its board of directors determines that the resolution or course of action taken with respect to the conflict of interest satisfies either of the standards set forth in the bullet points above, then it will be presumed that, in making its decision, the board of directors, which may include board members affected by the conflict of interest, acted in good faith, and in any proceeding brought by or on behalf of any limited partner or the partnership, the person bringing or prosecuting such proceeding will have the burden of overcoming that presumption. These standards reduce the obligations to which our general partner would otherwise be held.
Our partnership agreement provides for the allocation of overhead costs to us by our general partner and its affiliates (including Provident) in such amounts deemed to be fair and reasonable to us.
Rights and remedies of unitholders
The Delaware Act generally provides that a limited partner may institute legal action on behalf of the partnership to recover damages from a third party where a general partner has refused to institute the action or where an effort to cause a general partner to do so is not likely to succeed. These actions include actions against a general partner for breach of its fiduciary duties or of a partnership agreement. In addition, the statutory or case law of some jurisdictions may permit a limited partner to institute legal action on behalf of it and all other similarly situated limited partners to recover damages from a general partner for violations of its fiduciary duties to the limited partners.

        In order to become one of our limited partners, a unitholder is required to agree to be bound by the provisions in our partnership agreement, including the provisions discussed above. This is in accordance with the policy of the Delaware Act favoring the principle of freedom of contract and the enforceability of partnership agreements. The failure of a limited partner or assignee to sign a partnership agreement does not render the partnership agreement unenforceable against that person.

        We must indemnify our general partner and its officers, directors, managers and certain other specified persons, to the fullest extent permitted by law, against liabilities, costs and expenses incurred by our general partner or these other persons. We must provide this indemnification unless there has been a final and non-appealable judgment by a court of competent jurisdiction determining that these persons acted in bad faith or engaged in fraud or willful misconduct. We must also provide this indemnification for criminal proceedings unless our general partner or these other persons acted with knowledge that their conduct was unlawful. Thus, our general partner could be indemnified for its negligent acts if it meets the requirements set forth above. To the extent these provisions purport to include indemnification for liabilities arising under the Securities Act, in the opinion of the SEC, such indemnification is contrary to public policy and, therefore, unenforceable. Please read "Description of Our Partnership Agreement—Indemnification."

DESCRIPTION OF THE COMMON UNITS

The Units

        The common units represent limited partner interests in us. The holders of units are entitled to participate in partnership distributions and exercise the rights or privileges available to unitholders under our partnership agreement. For a description of the rights and preferences of holders of common units in and to partnership distributions, please read this section and "Cash Distribution Policy." For a description of the rights and privileges of unitholders under our partnership agreement, including voting rights, please read "The Partnership Agreement."

Transfer Agent and Registrar

    Duties

        American Stock Transfer and Trust Company will serve as registrar and transfer agent for the common units. We will pay all fees charged by the transfer agent for transfers of common units except the following that must be paid by unitholders:

  •
  surety bond premiums to replace lost or stolen certificates, taxes and other governmental charges;

  •
  special charges for services requested by a common unitholder; and

  •
  other similar fees or charges.

        There will be no charge to unitholders for disbursements of our cash distributions. We will indemnify the transfer agent, its agents and each of their stockholders, directors, officers and employees against all claims and losses that may arise out of acts performed or omitted for its activities in that capacity, except for any liability due to any gross negligence or intentional misconduct of the indemnified person or entity.

    Resignation or Removal

        The transfer agent may resign, by notice to us, or be removed by us. The resignation or removal of the transfer agent will become effective upon our appointment of a successor transfer agent and registrar and its acceptance of the appointment. If no successor has been appointed and has accepted the appointment within 30 days after notice of the resignation or removal, our general partner may act as the transfer agent and registrar until a successor is appointed.

Transfer of Common Units

        By transfer of common units in accordance with our partnership agreement, each transferee of common units shall be admitted as a limited partner with respect to the common units transferred when such transfer and admission is reflected in our books and records. Each transferee:

  •
  represents that the transferee has the capacity, power and authority to become bound by our partnership agreement;

  •
  automatically agrees to be bound by the terms and conditions of, and is deemed to have executed, our partnership agreement;

  •
  gives the consents and approvals contained in our partnership agreement, such as the approval of all transactions and agreements that we are entering into in connection with our formation and this offering; and

  •
  certifies that the transferee is an Eligible Holder.

As used herein, an Eligible Holder means a person or entity qualified to hold an interest in oil and gas leases on federal lands. As of the date hereof, an Eligible Holder means: (1) a citizen of the United States; (2) a corporation organized under the laws of the United States or of any state thereof; (3) a public body, including a municipality; or (4) an association of United States citizens, such as a partnership or limited liability company, organized under the laws of the United States or of any state thereof, but only if such association does not have any direct or indirect foreign ownership, other than foreign ownership of stock in a parent corporation organized under the laws of the United States or of any state thereof. For the avoidance of doubt, onshore mineral leases or any direct or indirect interest therein may be acquired and held by aliens only through stock ownership, holding or control in a corporation organized under the laws of the United States or of any state thereof.

        A transferee will become a substituted limited partner of our partnership for the transferred common units automatically upon the recording of the transfer on our books and records. Our general partner will cause any transfers to be recorded on our books and records no less frequently than quarterly.

        We may, at our discretion, treat the nominee holder of a common unit as the absolute owner. In that case, the beneficial holders' rights are limited solely to those that it has against the nominee holder as a result of any agreement between the beneficial owner and the nominee holder.

        Common units are securities and are transferable according to the laws governing transfers of securities. In addition to other rights acquired upon transfer, the transferor gives the transferee the right to become a substituted limited partner in our partnership for the transferred common units.

        Until a common unit has been transferred on our books, we and the transfer agent may treat the record holder of the unit as the absolute owner for all purposes, except as otherwise required by law or stock exchange regulations.

THE PARTNERSHIP AGREEMENT

        The following is a summary of the material provisions of our partnership agreement. The form of our partnership agreement is included as Appendix A in this prospectus. We will provide prospective investors with a copy of our partnership agreement upon request at no charge.

        We summarize the following provisions of our partnership agreement elsewhere in this prospectus:

  •
  with regard to distributions of available cash, please read "Cash Distribution Policy and Restrictions on Distributions";

  •
  with regard to the fiduciary duties of our general partner, please read "Conflicts of Interest and Fiduciary Duties";

  •
  with regard to rights of holders of units, please read "Description of the Common Units"; and

  •
  with regard to allocations of taxable income, taxable loss and other matters, please read "Material Tax Consequences."

Organization and Duration

        We were formed on March 23, 2006 and have a perpetual existence.

Purpose

        Under our partnership agreement, we are permitted to engage, directly or indirectly, in any business activity that is approved by our general partner and that lawfully may be conducted by a limited partnership organized under Delaware law; provided that our general partner may not cause us to engage, directly or indirectly, in any business activity that our general partner determines would cause us to be treated as an association taxable as a corporation or otherwise taxable as an entity for federal income tax purposes.

        Although our general partner has the ability to cause us, our affiliates and our subsidiaries to engage in activities other than the exploitation, development and production of oil and gas reserves, our general partner has no current plans to do so and may decline to do so free of any fiduciary duty or obligation whatsoever to us or the limited partners, including any duty to act in good faith or in the best interests of us or our limited partners. Our general partner is authorized in general to perform all acts it determines to be necessary or appropriate to carry out our purposes and to conduct our business. For a further description of limits on our business, please read "Certain Relationships and Related Transactions."

Power of Attorney

        Each limited partner, and each person who acquires a unit from a unitholder, by accepting the unit, automatically grants to our general partner and, if appointed, a liquidator, a power of attorney to, among other things, execute and file documents required for our qualification, continuance or dissolution. The power of attorney also grants our general partner the authority to amend, and to make consents and waivers under, our partnership agreement. Please read "—Amendments to Our Partnership Agreement."

Capital Contributions

        Unitholders are not obligated to make additional capital contributions, except as described below under "—Limited Liability."

Limited Liability

        Assuming that a limited partner does not participate in the control of our business within the meaning of the Delaware Act and that he otherwise acts in conformity with the provisions of our partnership agreement, his liability under the Delaware Act will be limited, subject to possible exceptions, to the amount of capital he is obligated to contribute to us for his common units plus his share of any undistributed profits and assets. If it were determined, however, that the right, or exercise of the right, by the limited partners as a group:

  •
  to remove or replace the general partner;

  •
  to approve some amendments to the partnership agreement; or

  •
  to take other action under the partnership agreement;

constituted "participation in the control" of our business for the purposes of the Delaware Act, then our limited partners could be held personally liable for our obligations under the laws of Delaware, to the same extent as our general partner. This liability would extend to persons who transact business with us and reasonably believe that the limited partner is a general partner. Neither our partnership agreement nor the Delaware Act specifically provides for legal recourse against our general partner if a limited partner were to lose limited liability through any fault of our general partner. While this does not mean that a limited partner could not seek legal recourse, we know of no precedent for this type of a claim in Delaware case law.

        Under the Delaware Act, a limited partnership may not make a distribution to a partner if, after the distribution, all liabilities of the limited partnership, other than liabilities to partners on account of their partnership interests and liabilities for which the recourse of creditors is limited to specific property of the partnership, would exceed the fair value of the assets of the limited partnership. For the purpose of determining the fair value of the assets of a limited partnership, the Delaware Act provides that the fair value of property subject to liability for which recourse of creditors is limited shall be included in the assets of the limited partnership only to the extent that the fair value of that property exceeds the non-recourse liability. The Delaware Act provides that a limited partner who receives a distribution and knew at the time of the distribution that the distribution was in violation of the Delaware Act shall be liable to the limited partnership for the amount of the distribution for three years. Under the Delaware Act, a substituted limited partner of a limited partnership is liable for the obligations of his assignor to make contributions to the partnership, except that such person is not obligated for liabilities unknown to him at the time he became a limited partner and that could not be ascertained from the partnership agreement.

        Limitations on the liability of limited partners for the obligations of a limited partner have not been clearly established in many jurisdictions. If, by virtue of our partnership interest in our operating company or otherwise, it were determined that we were conducting business in any state without compliance with the applicable limited partnership or limited liability company statute, or that the right or exercise of the right by the limited partners as a group to remove or replace the general partner, to approve some amendments to our partnership agreement, or to take other action under our partnership agreement constituted "participation in the control" of our business for purposes of the statutes of any relevant jurisdiction, then the limited partners could be held personally liable for our obligations under the law of that jurisdiction to the same extent as the general partner under the circumstances. We will operate in a manner that the general partner considers reasonable and necessary or appropriate to preserve the limited liability of the limited partners.

Voting Rights

        The following is a summary of the unitholder vote required for the matters specified below. In voting their units, affiliates of our general partner will have no fiduciary duty or obligation whatsoever to us or the limited partners, including any duty to act in good faith or in the best interests of us or the limited partners.

Issuance of additional common units	No approval right. Please read "—Issuance of Additional Securities."
Amendment of our partnership agreement
Certain amendments may be made by our general partner without the approval of our unitholders. Other amendments generally require the approval of a majority of our outstanding units. Please read "—Amendments to Our Partnership Agreement."
Merger of our partnership or the sale of all or substantially all of our assets	A majority of our outstanding units in certain circumstances. Please read "—Merger, Sale, or Other Disposition of Assets."
Dissolution of our partnership	A majority of our outstanding units. Please read "—Termination or Dissolution."
Continuation of our business upon dissolution	A majority of our outstanding units. Please read "—Termination or Dissolution."
Withdrawal of our general partner
Under most circumstances, the approval of a majority of the units, excluding units held by our general partner and its affiliates, is required for the withdrawal of our general partner prior to December 31, 2016 in a manner that would cause a dissolution of our partnership. Please read "—Withdrawal or Removal of Our General Partner."
Removal of our general partner	Not less than 66 2/3% of the outstanding units, including units held by our general partner and its affiliates. Please read "—Withdrawal or Removal of Our General Partner."

Transfer of the general partner interest
Our general partner may transfer all, but not less than all, of its general partner interest in us without a vote of our unitholders to (i) an affiliate (other than an individual) or (ii) another entity in connection with its merger or consolidation with or into, or sale of all or substantially all of its assets to, such person. The approval of a majority of the units, excluding units held by the general partner and its affiliates, is required in other circumstances for a transfer of the general partner interest to a third party prior to December 31, 2016. Please read "—Transfer of General Partner Interest."
Transfer of ownership interests in our general partner	No approval required at any time. Please read "—Transfer of Ownership Interests in Our General Partner."

Issuance of Additional Securities

        Our partnership agreement authorizes us to issue an unlimited number of additional limited partner interests and other equity securities for the consideration and on the terms and conditions established by our general partner in its sole discretion without the approval of our unitholders.

        It is possible that we will fund acquisitions through the issuance of additional units or other equity securities. Holders of any additional units we issue will be entitled to share equally with the then-existing holders of units in our cash distributions. In addition, the issuance of additional partnership interests may dilute the value of the interests of the then-existing holders of units in our net assets.

        In accordance with Delaware law and the provisions of our partnership agreement, we may also issue additional partnership interests that, in the sole discretion of our general partner, may have special voting rights to which units are not entitled. In addition, our partnership agreement does not prohibit the issuance by our subsidiaries of equity securities that may effectively rank senior to our common units.

        If we issue additional units in the future, our general partner is not obligated to, but may, contribute a proportionate amount of capital to us to maintain its general partner interest. If our general partner does not contribute a proportionate additional amount of capital, our general partner's initial 2% interest would be reduced.

Amendments to Our Partnership Agreement

    General

        Amendments to our partnership agreement may be proposed only by or with the consent of our general partner. However, our general partner will have no duty or obligation to propose any amendment and may decline to do so free of any fiduciary duty or obligation whatsoever to us or the limited partners, including any duty to act in good faith or in the best interests of us or the limited partners. To adopt a proposed amendment, other than the amendments discussed below under "—No Unitholder Approval," our general partner is required to seek written approval of the holders of the number of units required to approve the amendment or call a meeting of the limited partners to consider and vote upon the proposed amendment. Except as described below, an amendment must be approved by a majority of our outstanding units.

Prohibited Amendments

        No amendment may be made that would:

  (1)
  enlarge the obligations of any limited partner without its consent, unless approved by at least a majority of the type or class of limited partner interests so affected; or

  (2)
  enlarge the obligations of, restrict in any way any action by or rights of, or reduce in any way the amounts distributable, reimbursable or otherwise payable by us to our general partner or any of its affiliates without the consent of our general partner, which may be given or withheld at its option.

        The provision of our partnership agreement preventing the amendments having the effects described in clauses (1) or (2) above can be amended upon the approval of the holders of at least 90% of the outstanding units. Upon completion of this offering, our general partner and its affiliates will own approximately 72.70% of our outstanding common units.

No Unitholder Approval

        Our general partner generally may make amendments to our partnership agreement without the approval of any limited partner or assignee to reflect:

  (1)
  a change in the name of the partnership, the location of the partnership's principal place of business, the partnership's registered agent or its registered office;

  (2)
  the admission, substitution, withdrawal or removal of partners in accordance with our partnership agreement;

  (3)
  a change that, in the sole discretion of our general partner, is necessary or advisable for the partnership to qualify or to continue our qualification as a limited partnership or a partnership in which the limited partners have limited liability under the laws of any state or to ensure that the partnership will not be treated as an association taxable as a corporation or otherwise taxed as an entity for federal income tax purposes;

  (4)
  an amendment that is necessary, in the opinion of our counsel, to prevent the partnership or our general partner or its directors, officers, agents or trustees, from in any manner being subjected to the provisions of the Investment Company Act of 1940, the Investment Advisors Act of 1940, or "plan asset" regulations adopted under the Employee Retirement Income Security Act of 1974, whether or not substantially similar to plan asset regulations currently applied or proposed;

  (5)
  an amendment that our general partner determines to be necessary or appropriate for the authorization of additional partnership securities or rights to acquire partnership securities;

  (6)
  any amendment expressly permitted in our partnership agreement to be made by our general partner acting alone;

  (7)
  an amendment effected, necessitated or contemplated by a merger agreement that has been approved under the terms of our partnership agreement;

  (8)
  any amendment that, in the discretion of our general partner, is necessary or advisable for the formation by the partnership of, or its investment in, any corporation, partnership or other entity, as otherwise permitted by our partnership agreement;

  (9)
  a change in our fiscal year or taxable year and related changes;

  (10)
  certain mergers or conveyances set forth in our partnership agreement; and

  (11)
  any other amendments substantially similar to any of the matters described in (1) through (10) above.

        In addition, our general partner may make amendments to our partnership agreement without the approval of any limited partner or assignee if our general partner determines, at its option, that those amendments:

  (1)
  do not adversely affect our limited partners in any material respect;

  (2)
  are necessary or appropriate to satisfy any requirements, conditions or guidelines contained in any opinion, directive, order, ruling or regulation of any federal or state agency or judicial authority or contained in any federal or state statute;

  (3)
  are necessary or appropriate to facilitate the trading of limited partner interests or to comply with any rule, regulation, guideline or requirement of any securities exchange on which the limited partner interests are or will be listed for trading;

  (4)
  are necessary or advisable for any action taken by our general partner relating to splits or combinations of units under the provisions of our partnership agreement; or

  (5)
  are required to effect the intent of the provisions of our partnership agreement or are otherwise contemplated by our partnership agreement.

Opinion of Counsel and Unitholder Approval

        Our general partner will not be required to obtain an opinion of counsel that an amendment will not result in a loss of limited liability to the limited partners or result in our being treated as an entity for federal income tax purposes in connection with any of the amendments described under "—No Unitholder Approval." No other amendments to our partnership agreement will become effective without the approval of holders of at least 90% of the outstanding units unless we first obtain an opinion of counsel to the effect that the amendment will not affect the limited liability under applicable law of any of our limited partners. Any amendment that reduces the voting percentage required to take any action must be approved by the affirmative vote of limited partners constituting not less than the voting requirement sought to be reduced.

Merger, Sale or Other Disposition of Assets

        A merger or consolidation of us requires the prior consent of our general partner. However, our general partner will have no duty or obligation to consent to any merger or consolidation and may decline to do so free of any fiduciary duty or obligation whatsoever to us or the limited partners, including any duty to act in good faith or in the best interest of us or the limited partners.

        In addition, our partnership agreement generally prohibits our general partner without the prior approval of the holders of a unit majority, from causing us to, among other things, sell, exchange or otherwise dispose of all or substantially all of our assets in a single transaction or a series of related transactions, including by way of merger, consolidation or other combination, or approving on our behalf the sale, exchange or other disposition of all or substantially all of the assets of our subsidiaries. Our general partner may, however, mortgage, pledge, hypothecate or grant a security interest in all or substantially all of our assets without that approval. Our general partner may also sell all or substantially all of our assets under a foreclosure or other realization upon those encumbrances without that approval. Finally, our general partner may consummate any merger without the prior approval of our unitholders if we are the surviving entity in the transaction, the transaction would not result in a material amendment to our partnership agreement, each of our units will be an identical unit of our partnership following the transaction, and the units to be issued do not exceed 20% of our outstanding units immediately prior to the transaction.

        If the conditions specified in our partnership agreement are satisfied, our general partner may convert us or any of our subsidiaries into a new limited liability entity or merge us or any of our subsidiaries into, or convey all of our assets to, a newly formed entity if the sole purpose of that merger or conveyance is to effect a mere change in our legal form into another limited liability entity. The unitholders are not entitled to dissenters' rights of appraisal under our partnership agreement or applicable Delaware law in the event of a conversion, merger or consolidation, a sale of substantially all of our assets or any other transaction or event.

Termination or Dissolution

        We will continue as a limited partnership until terminated under our partnership agreement. We will dissolve upon:

  (1)
  the election of our general partner to dissolve us, if approved by the holders of a majority of our outstanding units;

  (2)
  there being no limited partners, unless we are continued without dissolution in accordance with applicable Delaware law;

  (3)
  the entry of a decree of judicial dissolution of our partnership; or

  (4)
  the withdrawal or removal of our general partner or any other event that results in its ceasing to be our general partner other than by reason of a transfer of its general partner interest in accordance with our partnership agreement or withdrawal or removal following approval and admission of a successor.

        Upon a dissolution under clause (4) above, the holders of a majority of our outstanding units may also elect, within specific time limitations, to continue our business on the same terms and conditions described in our partnership agreement by appointing as a successor general partner an entity approved by the holders of a majority of our outstanding units subject to receipt by us of an opinion of counsel to the effect that:

  •
  the action would not result in the loss of limited liability of any limited partner; and

  •
  none of our partnership nor the reconstituted limited partnership would be treated as an association taxable as a corporation or otherwise be taxable as an entity for federal income tax purposes upon the exercise of that right to continue.

Liquidation and Distribution of Proceeds

        Upon our dissolution, unless we are reconstituted and continued as a new limited partnership, the liquidator authorized to wind up our affairs will, acting with all the powers of our general partner that the liquidator deems necessary or desirable in its good faith judgment, liquidate our assets. The proceeds of the liquidation will be applied as follows:

  •
  first, towards the payment of all of our creditors and the creation of a reserve for contingent liabilities; and

  •
  then, to all partners in accordance with the positive balance in the respective capital accounts.

        Under some circumstances and subject to some limitations, the liquidator may defer liquidation or distribution of our assets for a reasonable period of time. If the liquidator determines that a sale would be impractical or would cause a loss to our partners, our general partner may distribute assets in kind to our partners.

Withdrawal or Removal of Our General Partner

        Except as described below, our general partner has agreed not to withdraw voluntarily as our general partner prior to December 31, 2016 without obtaining the approval of a majority of our outstanding common units, excluding those held by our general partner and its affiliates, and furnishing an opinion of counsel regarding limited liability and tax matters. On or after December 31, 2016, our general partner may withdraw as general partner without first obtaining approval of any unitholder by giving 90 days' written notice, and that withdrawal will not constitute a violation of our partnership agreement. In addition, our general partner may withdraw without unitholder approval upon 90 days' notice to our limited partners if at least 50% of our outstanding common units are held or controlled by one person and its affiliates other than our general partner and its affiliates. In addition, the partnership agreement permits our general partner in some instances to sell or otherwise transfer all of its general partner interest in us without the approval of the unitholders (See "Transfer of General Partner Interests").

        Upon the voluntary withdrawal of our general partner, other than as a result of its transfer of all or part of its general partner interest in us, the holders of a majority of our outstanding units, may elect a successor to the withdrawing general partner. If a successor is not elected, or is elected but an opinion of counsel regarding limited liability and tax matters cannot be obtained, we will be dissolved, wound up and liquidated, unless within 90 days after that withdrawal, the holders of a majority of our outstanding common units, excluding the common units held by the withdrawing general partner and its affiliates, agree to continue our business and to appoint a successor general partner.

        Our general partner may not be removed unless that removal is approved by not less than 66 2/3% of our outstanding units, including units held by our general partner and its affiliates, and we receive an opinion of counsel regarding limited liability and tax matters. Any removal of our general partner is also subject to the approval of a successor general partner by a majority of our outstanding units, including those held by our general partner and its affiliates. The ownership of more than 33 1/3% of the outstanding units by our general partner and its affiliates would give it the practical ability to prevent its removal. Upon completion of this offering, Provident and BreitBurn Corporation will own approximately 72.70% of the outstanding common units, assuming no exercise of its underwriters' option to purchase additional common units.

        In addition, we will be required to reimburse the departing general partner for all amounts due the departing general partner, including, without limitation, all employee-related liabilities, including severance liabilities, incurred for the termination of any employees employed by the departing general partner or its affiliates for our benefit.

Transfer of General Partner Interest

        Except for transfer by our general partner of all, but not less than all, of its general partner interest in us to:

  •
  an affiliate of the general partner (other than an individual); or

  •
  another entity as part of the merger or consolidation of the general partner with or into another entity or the transfer by the general partner of all or substantially all of its assets to another entity, our general partner may not transfer all or any part of its general partner interest in us to another entity prior to December 31, 2016 without the approval of a majority of the common units outstanding, excluding common units held by our general partner and its affiliates. As a condition of this transfer, the transferee must assume the rights and duties of our general partner, agree to be bound by the provisions of the partnership agreement, and furnish an opinion of counsel regarding limited liability and tax matters.

        Our general partner and its affiliates may at any time transfer units to one or more persons without unitholder approval.

Transfer of Ownership Interests in Our General Partner

        At any time, Provident and BreitBurn Corporation, as the members of our general partner, may sell or transfer all or part of their respective ownership interests in the general partner without the approval of our unitholders.

Change of Management Provisions

        Our partnership agreement contains specific provisions that are intended to discourage a person or group from attempting to remove our general partner as general partner or otherwise change management. If any person or group other than our general partner and its affiliates acquires beneficial ownership of 20% or more of any class of units, that person or group loses voting rights on all of its units. This loss of voting rights does not apply to any person or group that acquires the units from our general partner or its affiliates and any transferees of that person or group approved by our general partner.

Limited Call Right

        If at any time our general partner and its affiliates hold more than 80% of the outstanding limited partner interests of any class, our general partner will have the right, but not the obligation, which it may assign in whole or in part to any of its affiliates or us, to acquire all, but not less than all, of the remaining limited partner interests of the class held by unaffiliated persons as of a record date to be selected by our general partner, on at least ten but not more than 60 days' notice. The purchase price in the event of this purchase is the greater of:

  •
  the highest cash price paid by either our general partner or any of its affiliates for any limited partners interests of the class purchased within the 90 days preceding the date our general partner first mails notice of its election to purchase the limited partner interests; and

  •
  the current market price of the limited partner interests of the class as of the date three days prior to the date that notice is mailed.

        As a result of our general partner's right to purchase outstanding limited partner interests, a holder of limited partner interests may have his limited partner interests purchased at an undesirable time or price. The tax consequences to a unitholder of the exercise of this call right are the same as a sale by that unitholder of his units in the market. Please read "Material Tax Consequences—Disposition of Units."

        Upon completion of this offering, our general partner and its affiliates will own 15,975,758 of our common units, representing approximately 72.70% of our outstanding common units.

Meetings; Voting

        Except as described below regarding a person or group owning 20% or more of units then outstanding, unitholders on the record date will be entitled to notice of, and to vote at, meetings of our limited partners and to act upon matters for which approvals may be solicited. Units that are owned by Non-Eligible Holders will be voted by our general partner and our general partner will distribute the votes on those units in the same ratios as the votes of limited partners on other units are cast.

        Our general partner does not anticipate that any meeting of unitholders will be called in the foreseeable future. Any action that is required or permitted to be taken by our unitholders may be taken either at a meeting of the unitholders or without a meeting if consents in writing describing the action so taken are signed by holders of the number of units as would be necessary to authorize or take that action at a meeting. Meetings of the unitholders may be called by our general partner or by unitholders owning at least 20% of the outstanding units. Unitholders may vote either in person or by proxy at meetings. The holders of a majority of the outstanding units, represented in person or by proxy, will constitute a quorum unless any action by the unitholders requires approval by holders of a greater percentage of the units, in which case the quorum will be the greater percentage.

        Each record holder of a unit has a vote according to his percentage interest in us, although additional limited partner interests having special voting rights could be issued. Please read "—Issuance of Additional Securities" above. However, if at any time any person or group, other than our general partner and its affiliates, or a direct or subsequently approved transferee of our general partner or its affiliates, acquires, in the aggregate, beneficial ownership of 20% or more of any class of units then outstanding, that person or group will lose voting rights on all of its units and the units may not be voted on any matter and will not be considered to be outstanding when sending notices of a meeting of unitholders, calculating required votes, determining the presence of a quorum or for other similar purposes. Common units held in nominee or street name account will be voted by the broker or other nominee in accordance with the instruction of the beneficial owner unless the arrangement between the beneficial owner and his nominee provides otherwise.

        Any notice, demand, request, report or proxy material required or permitted to be given or made to record holders of units under our partnership agreement will be delivered to the record holder by us or by the transfer agent.

Status as Limited Partner

        By transfer of common units in accordance with our partnership agreement, each transferee of common units shall be admitted as a limited partner with respect to the transferred units when such transfer and admission is reflected in our books and records. Except as described under "—Limited Liability," the common units will be fully paid, and unitholders will not be required to make additional contributions.

Non-Eligible Holders; Redemption

        To comply with certain U.S. laws relating to the ownership of interests in oil and gas leases on federal lands, transferees are required to fill out a properly completed transfer application certifying, and our general partner, acting on our behalf, may at any time require each unitholder to re-certify that the unitholder is an Eligible Holder. As used herein, an Eligible Holder means a person or entity qualified to hold an interest in oil and gas leases on federal lands. As of the date hereof, Eligible Holder means: (1) a citizen of the United States; (2) a corporation organized under the laws of the United States or of any state thereof; (3) a public body, including a municipality; or (4) an association of United States citizens, such as a partnership or limited liability company, organized under the laws of the United States or of any state thereof, but only if such association does not have any direct or indirect foreign ownership, other than foreign ownership of stock in a parent corporation organized under the laws of the United States or of any state thereof. For the avoidance of doubt, onshore mineral leases or any direct or indirect interest therein may be acquired and held by aliens only through stock ownership, holding or control in a corporation organized under the laws of the United States or of any state thereof. This certification can be changed in any manner our general partner determines is necessary or appropriate to implement its original purpose.

        If a transferee or unitholder, as the case may be, fails to furnish:

  •
  a transfer application containing the required certification;

  •
  a re-certification containing the required certification within 30 days after request; or

  •
  provides a false certification

then, as the case may be, such transfer will be void or we will have the right, which we may assign to any of our affiliates, to acquire all but not less than all of the units held by such unitholder. Further, the units held by such unitholder will not be entitled to any allocations of income or loss, distributions or voting rights.

        The purchase price will be paid in cash or delivery of a promissory note, as determined by our general partner. Any such promissory note will bear interest at the rate of    % annually and be payable in three equal annual installments of principal and accrued interest, commencing one year after the redemption date.

Indemnification

        Under our partnership agreement, in most circumstances, we will indemnify the following persons, to the fullest extent permitted by law, from and against all losses, claims, damages or similar events:

  (1)
  our general partner;

  (2)
  any departing general partner;

  (3)
  any person who is or was an affiliate of our general partner or any departing general partner;

  (4)
  any person who is or was an officer, director, member, partner, fiduciary or trustee of any entity described in (1), (2) or (3) above;

  (5)
  any person who is or was serving as an officer, director, member, partner, fiduciary or trustee of another person at the request of the general partner or any departing general partner; and

  (6)
  any person designated by our general partner.

        Any indemnification under these provisions will only be out of our assets. Unless it otherwise agrees, our general partner will not be personally liable for, or have any obligation to contribute or loan funds or assets to us to enable us to effectuate indemnification. We may purchase insurance against liabilities asserted against and expenses incurred by persons for our activities, regardless of whether we would have the power to indemnify the person against liabilities under the partnership agreement.

Reimbursement of Expenses

        Our partnership agreement requires us to reimburse our general partner for all direct and indirect expenses it incurs or payments it makes on our behalf and all other expenses allocable to us or otherwise incurred by our general partner in connection with operating our business. These expenses include salary, bonus, incentive compensation and other amounts paid to persons who perform services for us or on our behalf and expenses allocated to our general partner by its affiliates. The general partner is entitled to determine in good faith the expenses that are allocable to us.

Books and Reports

        Our general partner is required to keep appropriate books of our business at our principal offices. The books will be maintained for both tax and financial reporting purposes on an accrual basis. For tax and fiscal reporting purposes, our fiscal year is the calendar year.

        We will furnish or make available to record holders of units, within 120 days after the close of each fiscal year, an annual report containing audited financial statements and a report on those financial statements by our independent public accountants. Except for our fourth quarter, we will also furnish or make available summary financial information within 90 days after the close of each quarter.

        We will furnish each record holder of a unit with information reasonably required for tax reporting purposes within 90 days after the close of each calendar year. This information is expected to be furnished in summary form so that some complex calculations normally required of partners can be avoided. Our ability to furnish this summary information to unitholders will depend on the cooperation of unitholders in supplying us with specific information. Every unitholder will receive information to assist him in determining his federal and state tax liability and filing his federal and state income tax returns, regardless of whether he supplies us with information.

Right to Inspect Our Books and Records

        A limited partner can, for a purpose reasonably related to the limited partner's interest as a limited partner, upon reasonable demand stating the purpose of such demand and at his own expense, obtain:

  •
  a current list of the name and last known address of each partner;

  •
  a copy of our tax returns;

  •
  information as to the amount of cash and a description and statement of the agreed value of any other property or services, contributed or to be contributed by each partner and the date on which each became a partner;

  •
  copies of our partnership agreement, our certificate of limited partnership, amendments to either of them and powers of attorney which have been executed under our partnership agreement;

  •
  information regarding the status of our business and financial condition; and

  •
  any other information regarding our affairs as is just and reasonable.

        Our general partner may, and intends to, keep confidential from the limited partners trade secrets and other information the disclosure of which our general partner believes in good faith is not in our best interest or which we are required by law or by agreements with third parties to keep confidential.

Registration Rights

        Under our partnership agreement, we have agreed to register for resale under the Securities Act and applicable state securities laws any units or other partnership securities proposed to be sold by our general partner or any of its affiliates or their assignees if an exemption from the registration requirements is not otherwise available. We are obligated to pay all expenses incidental to the registration, excluding underwriting discounts and commissions. Please read "Units Eligible for Future Sale."

UNITS ELIGIBLE FOR FUTURE SALE

        After the sale of the common units offered by this prospectus, and assuming that the underwriters' option to purchase additional common units is not exercised, our general partner and its affiliates will hold, directly and indirectly, an aggregate of 15,975,758 common units. The sale of these common units could have an adverse impact on the price of the common units or on any trading market that may develop.

        The common units sold in this offering will generally be freely transferable without restriction or further registration under the Securities Act, except that any common units held by an "affiliate" of ours may not be resold publicly except in compliance with the registration requirements of the Securities Act or under an exemption under Rule 144 or otherwise. Rule 144 permits securities acquired by an affiliate of the issuer to be sold into the market in an amount that does not exceed, during any three-month period, the greater of:

  •
  1% of the total number of the securities outstanding; or

  •
  the average weekly reported trading volume of the units for the four calendar weeks prior to the sale.

        Sales under Rule 144 are also subject to specific manner of sale provisions, holding period requirements, notice requirements and the availability of current public information about us. A person who is not deemed to have been an affiliate of ours at any time during the three months preceding a sale, and who has beneficially owned his units for at least two years, would be entitled to sell common units under Rule 144 without regard to the public information requirements, volume limitations, manner of sale provisions and notice requirements of Rule 144.

        Our partnership agreement provides that we may issue an unlimited number of limited partner interests of any type without a vote of the unitholders. Our partnership agreement does not restrict our ability to issue equity securities ranking junior to the common units at any time. Any issuance of additional common units or other equity securities would result in a corresponding decrease in the proportionate ownership interest in us represented by, and could adversely affect the cash distributions to and market price of, common units then outstanding. Please read "The Partnership Agreement—Issuance of Additional Securities."

        Under our partnership agreement, our general partner and its affiliates have the right to cause us to register, under the Securities Act and applicable state securities laws, the offer and sale of any common units that they hold. Subject to the terms and conditions of our partnership agreement, these registration rights allow our general partner and its affiliates or their assignees holding any common units to require registration of any of these common units and to include any of these common units in a registration by us of other units, including common units offered by us or by any unitholder. Our general partner will continue to have these registration rights for two years following its withdrawal or removal as our general partner. In connection with any registration of this kind, we will indemnify each unitholder participating in the registration and its officers, directors, and controlling persons from and against any liabilities under the Securities Act or any applicable state securities laws arising from the registration statement or prospectus. We will bear all costs and expenses incidental to any registration, excluding any underwriting discounts and commissions. Except as described below, our general partner and its affiliates may sell their common units in private transactions at any time, subject to compliance with applicable laws.

        We, the officers and directors of our general partner, our general partner and its affiliates have agreed not to sell any common units for a period of 180 days from the date of this prospectus. Please read "Underwriting" for a description of these lock-up provisions.

MATERIAL TAX CONSEQUENCES

        This section is a summary of the material tax considerations that may be relevant to prospective unitholders who are individual citizens or residents of the United States and, unless otherwise noted in the following discussion, is the opinion of Vinson & Elkins L.L.P., counsel to our general partner and us, insofar as it relates to matters of United States federal income tax law and legal conclusions with respect to those matters. This section is based upon current provisions of the Internal Revenue Code, existing and proposed regulations and current administrative rulings and court decisions, all of which are subject to change. Later changes in these authorities may cause the tax consequences to vary substantially from the consequences described below. Unless the context otherwise requires, references in this section to "us" or "we" are references to BreitBurn Energy Partners, LP and our operating subsidiaries.

        The following discussion does not comment on all federal income tax matters affecting us or the unitholders. Moreover, the discussion focuses on unitholders who are individual citizens or residents of the United States and has only limited application to corporations, estates, trusts, nonresident aliens or other unitholders subject to specialized tax treatment, such as tax-exempt institutions, foreign persons, individual retirement accounts (IRAs), real estate investment trusts (REITs) or mutual funds. Accordingly, we urge each prospective unitholder to consult, and depend on, his own tax advisor in analyzing the federal, state, local and foreign tax consequences particular to him of the ownership or disposition of common units.

        All statements as to matters of law and legal conclusions, but not as to factual matters, contained in this section, unless otherwise noted, are the opinion of Vinson & Elkins L.L.P. and are based on the accuracy of the representations made by us.

        No ruling has been or will be requested from the IRS regarding any matter affecting us or prospective unitholders. Instead, we will rely on opinions of Vinson & Elkins L.L.P. Unlike a ruling, an opinion of counsel represents only that counsel's best legal judgment and does not bind the IRS or the courts. Accordingly, the opinions and statements made here may not be sustained by a court if contested by the IRS. Any contest of this sort with the IRS may materially and adversely impact the market for the common units and the prices at which common units trade. In addition, the costs of any contest with the IRS, principally legal, accounting and related fees, will result in a reduction in cash available for distribution to our unitholders and our general partner and thus will be borne indirectly by our unitholders and our general partner. Furthermore, the tax treatment of us, or of an investment in us, may be significantly modified by future legislative or administrative changes or court decisions. Any modifications may or may not be retroactively applied.

        For the reasons described below, Vinson & Elkins L.L.P. has not rendered an opinion with respect to the following specific federal income tax issues: (1) the treatment of a unitholder whose common units are loaned to a short seller to cover a short sale of common units (please read "—Tax Consequences of Unit Ownership—Treatment of Short Sales"); (2) whether our monthly convention for allocating taxable income and losses is permitted by existing Treasury Regulations (please read "—Disposition of Common Units—Allocations Between Transferors and Transferees"); (3) whether percentage depletion will be available to a unitholder or the extent of the percentage depletion deduction available to any unitholder (please read "—Tax Treatment of Operations—Depletion Deductions"); (4) whether the deduction related to U.S. production activities will be available to a unitholder or the extent of any such deduction to any unitholder (please read "—Tax Treatment of Operations—Deduction for U.S. Production Activities"); and

(5) whether our method for depreciating Section 743 adjustments is sustainable in certain cases (please read "—Tax Consequences of Unit Ownership—Section 754 Election" and "—Uniformity of Units").

Partnership Status

        A partnership is not a taxable entity and incurs no federal income tax liability. Instead, each partner of a partnership is required to take into account his share of items of income, gain, loss and deduction of the partnership in computing his federal income tax liability, regardless of whether cash distributions are made to him by the partnership. Distributions by a partnership to a partner are generally not taxable unless the amount of cash distributed is in excess of the partner's adjusted basis in his partnership interest.

        Section 7704 of the Internal Revenue Code provides that publicly traded partnerships will, as a general rule, be taxed as corporations. However, an exception, referred to as the "Qualifying Income Exception," exists with respect to publicly traded partnerships of which 90% or more of the gross income for every taxable year consists of "qualifying income." Qualifying income includes income and gains derived from the exploration, development, mining or production, processing, transportation, storage and marketing of natural resources, including oil, natural gas and products thereof. Other types of qualifying income include interest (other than from a financial business), dividends, gains from the sale of real property and gains from the sale or other disposition of capital assets held for the production of income that otherwise constitutes qualifying income. We estimate that less than    % of our current gross income is not qualifying income; however, this estimate could change from time to time. Based upon and subject to this estimate, the factual representations made by us and our general partner and a review of the applicable legal authorities, Vinson & Elkins L.L.P. is of the opinion that at least 90% of our current gross income constitutes qualifying income.

        No ruling has been or will be sought from the IRS and the IRS has made no determination as to our status for federal income tax purposes or whether our operations generate "qualifying income" under Section 7704 of the Internal Revenue Code. Instead, we will rely on the opinion of Vinson & Elkins L.L.P. that, based upon the Internal Revenue Code, its regulations, published revenue rulings and court decisions and the representations described below, we will be classified as a partnership and each of our operating subsidiaries will be disregarded as an entity separate from us for federal income tax purposes.

        In rendering its opinion, Vinson & Elkins L.L.P. has relied on factual representations made by us and our general partner. The representations made by us and our general partner upon which Vinson & Elkins L.L.P. has relied are:

  •
  neither we nor our operating subsidiaries have elected or will elect to be treated as a corporation; and

  •
  for each taxable year, 90% or more of our gross income will be income that Vinson & Elkins L.L.P. has opined or will opine is "qualifying income" within the meaning of Section 7704(d) of the Internal Revenue Code.

        If we fail to meet the Qualifying Income Exception, other than a failure that is determined by the IRS to be inadvertent and that is cured within a reasonable time after discovery, we will be treated as if we had transferred all of our assets, subject to liabilities, to a newly formed corporation, on the first day of the year in which we fail to meet the Qualifying Income Exception, in return for stock in that corporation, and then distributed that stock to the unitholders in liquidation of their interests in us. This contribution and liquidation should be tax-free to unitholders and us so long as we, at that time, do not have liabilities in excess of the tax basis of our assets. Thereafter, we would be treated as a corporation for federal income tax purposes.

        If we were taxable as a corporation in any taxable year, either as a result of a failure to meet the Qualifying Income Exception or otherwise, our items of income, gain, loss and deduction would be reflected only on our tax return rather than being passed through to the unitholders, and our net income would be taxed to us at corporate rates. In addition, any distribution made to a unitholder would be treated as either taxable dividend income, to the extent of our current or accumulated earnings and profits, or, in the absence of earnings and profits, a nontaxable return of capital, to the extent of the unitholder's tax basis in his common units, or taxable capital gain, after the unitholder's tax basis in his common units is reduced to zero. Accordingly, taxation as a corporation would result in a material reduction in a unitholder's cash flow and after-tax return and thus would likely result in a substantial reduction of the value of the units.

        The discussion below is based on Vinson & Elkins L.L.P.'s opinion that we will be classified as a partnership for federal income tax purposes.

Limited Partner Status

        Unitholders who have become limited partners of BreitBurn Energy Partners L.P. will be treated as partners of BreitBurn Energy Partners L.P. for federal income tax purposes. Also:

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  assignees who have executed and delivered transfer applications, and are awaiting admission as limited partners, and

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  unitholders whose common units are held in street name or by a nominee and who have the right to direct the nominee in the exercise of all substantive rights attendant to the ownership of their common units will be treated as partners of BreitBurn Energy Partners L.P. for federal income tax purposes. As there is no direct authority addressing assignees of common units who are entitled to execute and deliver transfer applications and thereby become entitled to direct the exercise of attendant rights, but who fail to execute and deliver transfer applications, Vinson & Elkins L.L.P.'s opinion does not extend to these persons. Furthermore, a purchaser or other transferee of common units who does not execute and deliver a transfer application may not receive some federal income tax information or reports furnished to record holders of common units unless the common units are held in a nominee or street name account and the nominee or broker has executed and delivered a transfer application for those common units.

        A beneficial owner of common units whose units have been transferred to a short seller to complete a short sale would appear to lose his status as a partner with respect to those units for federal income tax purposes. Please read "—Tax Consequences of Unit Ownership—Treatment of Short Sales."

        Income, gain, deductions or losses would not appear to be reportable by a unitholder who is not a partner for federal income tax purposes, and any cash distributions received by a unitholder who is not a partner for federal income tax purposes would therefore appear to be fully taxable as ordinary income. These holders are urged to consult their own tax advisors with respect to their status as partners in BreitBurn Energy Partners L.P. for federal income tax purposes.

Tax Consequences of Unit Ownership

    Flow-Through of Taxable Income

        We will not pay any federal income tax. Instead, each unitholder will be required to report on his income tax return his share of our income, gains, losses and deductions without regard to whether corresponding cash distributions are received by him. Consequently, we may allocate income to a unitholder even if he has not received a cash distribution. Each unitholder will be required to include in income his allocable share of our income, gains, losses and deductions for our taxable year ending with or within his taxable year. Our taxable year ends on December 31.

    Treatment of Distributions

        Distributions by us to a unitholder generally will not be taxable to the unitholder for federal income tax purposes to the extent of his tax basis in his common units immediately before the distribution. Our cash distributions in excess of a unitholder's tax basis generally will be considered to be a gain from the sale or exchange of the common units, taxable in accordance with the rules described under "—Disposition of Common Units" below. Any reduction in a unitholder's share of our liabilities for which no partner, including our general partner, bears the economic risk of loss, known as "nonrecourse liabilities," will be treated as a distribution of cash to that unitholder. To the extent our distributions cause a unitholder's "at risk" amount to be less than zero at the end of any taxable year, he must recapture any losses deducted in previous years. Please read "—Limitations on Deductibility of Losses."

        A decrease in a unitholder's percentage interest in us because of our issuance of additional common units will decrease his share of our nonrecourse liabilities, and thus will result in a corresponding deemed distribution of cash, which may constitute a non-pro rata distribution. A non-pro rata distribution of money or property may result in ordinary income to a unitholder, regardless of his tax basis in his common units, if the distribution reduces the unitholder's share of our "unrealized receivables," including recapture of intangible drilling costs, depletion and depreciation recapture, and/or substantially appreciated "inventory items," both as defined in the Internal Revenue Code, and collectively, "Section 751 Assets." To that extent, he will be treated as having been distributed his proportionate share of the Section 751 Assets and having exchanged those assets with us in return for the non-pro rata portion of the actual distribution made to him. This latter deemed exchange will generally result in the unitholder's realization of ordinary income, which will equal the excess of (1) the non-pro rata portion of that distribution over (2) the unitholder's tax basis for the share of Section 751 Assets deemed relinquished in the exchange.

    Ratio of Taxable Income to Distributions

        We estimate that a purchaser of common units in this offering who owns those common units from the date of closing of this offering through the record date for distributions for the period ending                                  , will be allocated, on a cumulative basis, an amount of federal taxable income for that period that will be    % or less of the cash distributed with respect to that period. We anticipate that thereafter, the ratio of taxable income allocable to cash distributions to the unitholders will increase. These estimates are based upon the assumption that gross income from operations will approximate the amount required to make the initial quarterly distribution on all units and other assumptions with respect to capital expenditures, cash flow, net working capital, and anticipated cash distributions. These estimates and assumptions are subject to, among other things, numerous business, economic, regulatory, competitive and political uncertainties beyond our control. Further, the estimates are based on current tax law and tax reporting positions that we will adopt and with which the IRS could disagree. Accordingly, we cannot assure you that these estimates will prove to be correct. The actual percentage of distributions that will constitute taxable income could be higher or lower, and any differences could be material and could materially affect the value of the common units.

    Basis of Common Units

        A unitholder's initial tax basis for his common units will be the amount he paid for the common units plus his share of our nonrecourse liabilities. That basis will be increased by his share of our income and by any increases in his share of our nonrecourse liabilities. That basis will be decreased, but not below zero, by distributions from us, by the unitholder's share of our losses, by depletion deductions taken by him to the extent such deductions do not exceed his proportionate share of the tax basis of the underlying producing properties, by any decreases in his share of our nonrecourse liabilities and by his share of our expenditures that are not deductible in computing taxable income and are not required to be capitalized. A unitholder will have no share of our debt that is recourse to our general partner, but will have a share, generally based on his share of profits, of our nonrecourse liabilities. Please read "—Disposition of Common Units—Recognition of Gain or Loss."

    Limitations on Deductibility of Losses

        The deduction by a unitholder of his share of our losses will be limited to the tax basis in his units and, in the case of an individual unitholder or a corporate unitholder, if more than 50% of the value of the corporate unitholder's stock is owned directly or indirectly by five or fewer individuals or some tax-exempt organizations, to the amount for which the unitholder is considered to be "at risk" with respect to our activities, if that is less than his tax basis. A unitholder must recapture losses deducted in previous years to the extent that distributions cause his at risk amount to be less than zero at the end of any taxable year. Losses disallowed to a unitholder or recaptured as a result of these limitations will carry forward and will be allowable to the extent that his tax basis or at risk amount, whichever is the limiting factor, is subsequently increased. Upon the taxable disposition of a unit, any gain recognized by a unitholder can be offset by losses that were previously suspended by the at risk limitation but may not be offset by losses suspended by the basis limitation. Any excess loss above that gain previously suspended by the at risk or basis limitations is no longer utilizable.

        In general, a unitholder will be at risk to the extent of the tax basis of his units, excluding any portion of that basis attributable to his share of our nonrecourse liabilities, reduced by any amount of money he borrows to acquire or hold his units, if the lender of those borrowed funds owns an interest in us, is related to the unitholder or can look only to the units for repayment. A unitholder's at risk amount will increase or decrease as the tax basis of the unitholder's units increases or decreases, other than tax basis increases or decreases attributable to increases or decreases in his share of our nonrecourse liabilities. Moreover, a unitholder's at risk amount will decrease by the amount of the unitholder's depletion deductions and will increase to the extent of the amount by which the unitholder's percentage depletion deductions with respect to our property exceed the unitholder's share of the tax basis of that property.

        The at risk limitation applies on an activity-by-activity basis, and in the case of natural gas and oil properties, each property is treated as a separate activity. Thus, a taxpayer's interest in each oil or gas property is generally required to be treated separately so that a loss from any one property would be limited to the at risk amount for that property and not the at risk amount for all the taxpayer's natural gas and oil properties. It is uncertain how this rule is implemented in the case of multiple natural gas and oil properties owned by a single entity treated as a partnership for federal income tax purposes. However, for taxable years ending on or before the date on which further guidance is published, the IRS will permit aggregation of oil or gas properties we own in computing a unitholder's at risk limitation with respect to us. If a unitholder must compute his at risk amount separately with respect to each oil or gas property we own, he may not be allowed to utilize his share of losses or deductions attributable to a particular property even though he has a positive at risk amount with respect to his units as a whole.

        The passive loss limitation generally provides that individuals, estates, trusts, and some closely held corporations and personal service corporations are permitted to deduct losses from passive activities, which are generally defined as trade or business activities in which the taxpayer does not materially participate, only to the extent of the taxpayer's income from those passive activities. The passive loss limitation is applied separately with respect to each publicly traded partnership. Consequently, any losses we generate will be available to offset only our passive income generated in the future and will not be available to offset income from other passive activities or investments, including our investments, a unitholder's investments in other publicly traded partnerships, or a unitholder's salary or active business income. If we dispose of all or only a part of our interest in an oil or gas property, unitholders will be able to offset their suspended passive activity losses from our activities against the gain, if any, on the disposition. Any previously suspended losses in excess of the amount of gain recognized will remain suspended. Notwithstanding whether a natural gas and oil property is a separate activity, passive losses that are not deductible because they exceed a unitholder's share of income we generate may only be deducted by the unitholder in full when he disposes of his entire investment in us in a fully taxable transaction with an unrelated party. The passive activity loss rules are applied after certain other applicable limitations on deductions, including the at-risk rules and the tax basis limitation.

        A unitholder's share of our net income may be offset by any of our suspended passive losses, but it may not be offset by any other current or carryover losses from other passive activities, including those attributable to other publicly traded partnerships.

    Limitations on Interest Deductions

        The deductibility of a non-corporate taxpayer's "investment interest expense" is generally limited to the amount of that taxpayer's "net investment income." Investment interest expense includes:

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  interest on indebtedness properly allocable to property held for investment;

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  our interest expense attributed to portfolio income; and

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  the portion of interest expense incurred to purchase or carry an interest in a passive activity to the extent attributable to portfolio income.

        The computation of a unitholder's investment interest expense will take into account interest on any margin account borrowing or other loan incurred to purchase or carry a unit. Net investment income includes gross income from property held for investment and amounts treated as portfolio income under the passive loss rules, less deductible expenses, other than interest, directly connected with the production of investment income, but generally does not include gains attributable to the disposition of property held for investment. The IRS has indicated that net passive income earned by a publicly traded partnership will be treated as investment income to its unitholders. In addition, the unitholder's share of our portfolio income will be treated as investment income.

    Entity-Level Collections

        If we are required or elect under applicable law to pay any federal, state, local or foreign income tax on behalf of any unitholder or our general partner or any former unitholder, we are authorized to pay those taxes from our funds. That payment, if made, will be treated as a distribution of cash to the unitholder on whose behalf the payment was made. If the payment is made on behalf of a person whose identity cannot be determined, we are authorized to treat the payment as a distribution to all current unitholders. We are authorized to amend our partnership agreement in the manner necessary to maintain uniformity of intrinsic tax characteristics of units and to adjust later distributions, so that after giving effect to these distributions, the priority and characterization of distributions otherwise applicable under our partnership agreement is maintained as nearly as is practicable. Payments by us as described above could give rise to an overpayment of tax on behalf of an individual unitholder in which event the unitholder would be required to file a claim in order to obtain a credit or refund.

    Allocation of Income, Gain, Loss and Deduction

        In general, if we have a net profit, our items of income, gain, loss and deduction will be allocated among our general partner and the unitholders in accordance with their percentage interests in us. If we have a net loss for the entire year, that loss will be allocated first to our general partner and the unitholders in accordance with their percentage interests in us to the extent of their positive capital accounts and, second, to our general partner.

        Specified items of our income, gain, loss and deduction will be allocated to account for the difference between the tax basis and fair market value of property contributed to us by our general partner and its affiliates, referred to in this discussion as "Contributed Property." The effect of these allocations to a unitholder purchasing common units in this offering will be essentially the same as if the tax basis of our assets were equal to their fair market value at the time of this offering. In addition, items of recapture income will be allocated to the extent possible to the unitholder who was allocated the deduction giving rise to the treatment of that gain as recapture income in order to minimize the recognition of ordinary income by some unitholders. Finally, although we do not expect that our operations will result in the creation of negative capital accounts, if negative capital accounts nevertheless result, items of our income and gain will be allocated in an amount and manner to eliminate the negative balance as quickly as possible.

        An allocation of items of our income, gain, loss or deduction, other than an allocation required by the Internal Revenue Code to eliminate the difference between a partner's "book" capital account, credited with the fair market value of Contributed Property, and "tax" capital account, credited with the tax basis of Contributed Property, referred to in this discussion as the "Book-Tax Disparity," will generally be given effect for federal income tax purposes in determining a partner's share of an item of income, gain, loss or deduction only if the allocation has substantial economic effect. In any other case, a partner's share of an item will be determined on the basis of his interest in us, which will be determined by taking into account all the facts and circumstances, including:

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  his relative contributions to us;

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  the interests of all the partners in profits and losses;

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  the interest of all the partners in cash flow; and

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  the rights of all the partners to distributions of capital upon liquidation.

        Vinson & Elkins L.L.P. is of the opinion that, with the exception of the issues described in "—Section 754 Election" and "—Disposition of Common Units—Allocations Between Transferors and Transferees," allocations under our partnership agreement will be given effect for federal income tax purposes in determining a partner's share of an item of income, gain, loss or deduction.

    Treatment of Short Sales

        A unitholder whose units are loaned to a "short seller" to cover a short sale of units may be considered as having disposed of those units. If so, he would no longer be treated for tax purposes as a partner with respect to those units during the period of the loan and may recognize gain or loss from the disposition. As a result, during this period:

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  any of our income, gain, loss or deduction with respect to those units would not be reportable by the unitholder;

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  any cash distributions received by the unitholder as to those units would be fully taxable; and

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  all of these distributions would appear to be ordinary income.

        Vinson & Elkins L.L.P. has not rendered an opinion regarding the treatment of a unitholder where common units are loaned to a short seller to cover a short sale of common units; therefore, unitholders desiring to assure their status as partners and avoid the risk of gain recognition from a loan to a short seller are urged to modify any applicable brokerage account agreements to prohibit their brokers from borrowing their units. The IRS has announced that it is actively studying issues relating to the tax treatment of short sales of partnership interests. Please also read "—Disposition of Common Units—Recognition of Gain or Loss."

    Alternative Minimum Tax

        Each unitholder will be required to take into account his distributive share of any items of our income, gain, loss or deduction for purposes of the alternative minimum tax. The current minimum tax rate for noncorporate taxpayers is 26.0% on the first $175,000 of alternative minimum taxable income in excess of the exemption amount and 28.0% on any additional alternative minimum taxable income. Prospective unitholders are urged to consult with their tax advisors as to the impact of an investment in units on their liability for the alternative minimum tax.

    Tax Rates

        In general, the highest effective U.S. federal income tax rate for individuals is currently 35.0% and the maximum United States federal income tax rate for net capital gains of an individual is currently 15.0% if the asset disposed of was held for more than 12 months at the time of disposition.

    Section 754 Election

        We will make the election permitted by Section 754 of the Internal Revenue Code. That election is irrevocable without the consent of the IRS. The election will generally permit us to adjust a common unit purchaser's tax basis in our assets ("inside basis") under Section 743(b) of the Internal Revenue Code to reflect his purchase price. This election does not apply to a person who purchases common units directly from us. The Section 743(b) adjustment belongs to the purchaser and not to other unitholders. For purposes of this discussion, a unitholder's inside basis in our assets will be considered to have two components: (1) his share of our tax basis in our assets ("common basis") and (2) his Section 743(b) adjustment to that basis.

        Where the remedial allocation method is adopted (which we will adopt), the Treasury Regulations under Section 743 of the Internal Revenue Code require a portion of the Section 743(b) adjustment that is attributable to recovery property to be depreciated over the remaining cost recovery period for the Section 704(c) built-in gain. Under Treasury Regulation Section 1.167(c)-1(a)(6), a Section 743(b) adjustment attributable to property subject to depreciation under Section 167 of the Internal Revenue Code, rather than cost recovery deductions under Section 168, is generally required to be depreciated using either the straight-line method or the 150% declining balance method. Under our partnership agreement, our general partner is authorized to take a position to preserve the uniformity of units even if that position is not consistent with these Treasury Regulations. Please read "—Uniformity of Units."

        Although Vinson & Elkins L.L.P. is unable to opine as to the validity of this approach because there is no clear authority on this issue, we intend to depreciate the portion of a Section 743(b) adjustment attributable to unrealized appreciation in the value of Contributed Property, to the extent of any unamortized Book-Tax Disparity, using a rate of depreciation or amortization derived from the depreciation or amortization method and useful life applied to the common basis of the property, or treat that portion as non-amortizable to the extent attributable to property the common basis of which is not amortizable. This method is consistent with the regulations under Section 743 of the Internal Revenue Code but is arguably inconsistent with Treasury Regulation Section 1.167(c)-1(a)(6), which is not expected to directly apply to a material portion of our assets. To the extent this Section 743(b) adjustment is attributable to appreciation in value in excess of the unamortized Book-Tax Disparity, we will apply the rules described in the Treasury Regulations and legislative history. If we determine that this position cannot reasonably be taken, we may take a depreciation or amortization position under which all purchasers acquiring units in the same month would receive depreciation or amortization, whether attributable to common basis or a Section 743(b) adjustment, based upon the same applicable rate as if they had purchased a direct interest in our assets. This kind of aggregate approach may result in lower annual depreciation or amortization deductions than would otherwise be allowable to some unitholders. Please read "—Uniformity of Units."

        A Section 754 election is advantageous if the transferee's tax basis in his units is higher than the units' share of the aggregate tax basis of our assets immediately prior to the transfer. In that case, as a result of the election, the transferee would have, among other items, a greater amount of depreciation and depletion deductions and his share of any gain or loss on a sale of our assets would be less. Conversely, a Section 754 election is disadvantageous if the transferee's tax basis in his units is lower than those units' share of the aggregate tax basis of our assets immediately prior to the transfer. Thus, the fair market value of the units may be affected either favorably or unfavorably by the election. A tax basis adjustment is required regardless of whether a Section 754 election is made in the case of a transfer of an interest in us if we have a substantial built-in loss immediately after the transfer, or if we distribute property and have a substantial tax basis reduction. Generally a built-in loss or a tax basis reduction is substantial if it exceeds $250,000.

        The calculations involved in the Section 754 election are complex and will be made on the basis of assumptions as to the value of our assets and other matters. For example, the allocation of the Section 743(b) adjustment among our assets must be made in accordance with the Internal Revenue Code. The IRS could seek to reallocate some or all of any Section 743(b) adjustment allocated by us to our tangible assets to goodwill instead. Goodwill, as an intangible asset, is generally amortizable over a longer period of time or under a less accelerated method than our tangible assets. We cannot assure you that the determinations we make will not be successfully challenged by the IRS and that the deductions resulting from them will not be reduced or disallowed altogether. Should the IRS require a different basis adjustment to be made, and should, in our opinion, the expense of compliance exceed the benefit of the election, we may seek permission from the IRS to revoke our Section 754 election. If permission is granted, a subsequent purchaser of units may be allocated more income than he would have been allocated had the election not been revoked.

Tax Treatment of Operations

    Accounting Method and Taxable Year

        We use the year ending December 31 as our taxable year and the accrual method of accounting for federal income tax purposes. Each unitholder will be required to include in income his share of our income, gain, loss and deduction for our taxable year ending within or with his taxable year. In addition, a unitholder who has a taxable year ending on a date other than December 31 and who disposes of all of his units following the close of our taxable year but before the close of his taxable year must include his share of our income, gain, loss and deduction in income for his taxable year, with the result that he will be required to include in income for his taxable year his share of more than one year of our income, gain, loss and deduction. Please read "—Disposition of Common Units—Allocations Between Transferors and Transferees."

    Depletion Deductions

        Subject to the limitations on deductibility of taxable losses discussed above, unitholders will be entitled to deductions for the greater of either cost depletion or (if otherwise allowable) percentage depletion with respect to our natural gas and oil interests. Although the Internal Revenue Code requires each unitholder to compute his own depletion allowance and maintain records of his share of the tax basis of the underlying property for depletion and other purposes, we intend to furnish each of our unitholders with information relating to this computation for federal income tax purposes.

        Percentage depletion is generally available with respect to unitholders who qualify under the independent producer exemption contained in Section 613A(c) of the Internal Revenue Code. For this purpose, an independent producer is a person not directly or indirectly involved in the retail sale of oil, natural gas, or derivative products or the operation of a major refinery. Percentage depletion is calculated as an amount generally equal to 15% (and, in the case of marginal production, potentially a higher percentage) of the unitholder's gross income from the depletable property for the taxable year. The percentage depletion deduction with respect to any property is limited to 100% of the taxable income of the unitholder from the property for each taxable year, computed without the depletion allowance. A unitholder that qualifies as an independent producer may deduct percentage depletion only to the extent the unitholder's daily production of domestic crude oil, or the natural gas equivalent, does not exceed 1,000 barrels. This depletable amount may be allocated between natural gas and oil production, with 6,000 cubic feet of domestic natural gas production regarded as equivalent to one barrel of crude oil. The 1,000-barrel limitation must be allocated among the independent producer and controlled or related persons and family members in proportion to the respective production by such persons during the period in question.

        In addition to the foregoing limitations, the percentage depletion deduction otherwise available is limited to 65% of a unitholder's total taxable income from all sources for the year, computed without the depletion allowance, net operating loss carrybacks, or capital loss carrybacks. Any percentage depletion deduction disallowed because of the 65% limitation may be deducted in the following taxable year if the percentage depletion deduction for such year plus the deduction carryover does not exceed 65% of the unitholder's total taxable income for that year. The carryover period resulting from the 65% net income limitation is indefinite.

        Unitholders that do not qualify under the independent producer exemption are generally restricted to depletion deductions based on cost depletion. Cost depletion deductions are calculated by (1) dividing the unitholder's share of the tax basis in the underlying mineral property by the number of mineral units (barrels of oil and thousand cubic feet, or Mcf, of natural gas) remaining as of the beginning of the taxable year and (2) multiplying the result by the number of mineral units sold within the taxable year. The total amount of deductions based on cost depletion cannot exceed the unitholder's share of the total tax basis in the property.

        All or a portion of any gain recognized by a unitholder as a result of either the disposition by us of some or all of our natural gas and oil interests or the disposition by the unitholder of some or all of his units may be taxed as ordinary income to the extent of recapture of depletion deductions, except for percentage depletion deductions in excess of the tax basis of the property. The amount of the recapture is generally limited to the amount of gain recognized on the disposition.

        The foregoing discussion of depletion deductions does not purport to be a complete analysis of the complex legislation and Treasury Regulations relating to the availability and calculation of depletion deductions by the unitholders. Further, because depletion is required to be computed separately by each unitholder and not by our partnership, no assurance can be given, and counsel is unable to express any opinion, with respect to the availability or extent of percentage depletion deductions to the unitholders for any taxable year. We encourage each prospective unitholder to consult his tax advisor to determine whether percentage depletion would be available to him.

    Deductions for Intangible Drilling and Development Costs

        We will elect to currently deduct intangible drilling and development costs (IDCs). IDCs generally include our expenses for wages, fuel, repairs, hauling, supplies, and other items that are incidental to, and necessary for, the drilling and preparation of wells for the production of oil, natural gas, or geothermal energy. The option to currently deduct IDCs applies only to those items that do not have a salvage value.

        Although we will elect to currently deduct IDCs, each unitholder will have the option of either currently deducting IDCs or capitalizing all or part of the IDCs and amortizing them on a straight-line basis over a 60-month period, beginning with the taxable month in which the expenditure is made. If a unitholder makes the election to amortize the IDCs over a 60-month period, no IDC preference amount will result for alternative minimum tax purposes.

        Integrated oil companies must capitalize 30% of all their IDCs (other than IDCs paid or incurred with respect to natural gas and oil wells located outside of the United States) and amortize these IDCs over 60 months beginning in the month in which those costs are paid or incurred. If the taxpayer ceases to be an integrated oil company, it must continue to amortize those costs as long as it continues to own the property to which the IDCs relate. An "integrated oil company" is a taxpayer that has economic interests in crude oil deposits and also carries on substantial retailing or refining operations. An oil or gas producer is deemed to be a substantial retailer or refiner if it is subject to the rules disqualifying retailers and refiners from taking percentage depletion. In order to qualify as an "independent producer" that is not subject to these IDC deduction limits, a unitholder, either directly or indirectly through certain related parties, may not be involved in the refining of more than 75,000 barrels of oil (or the equivalent amount of natural gas) on average for any day during the taxable year or in the retail marketing of natural gas and oil products exceeding $5 million per year in the aggregate.

        IDCs previously deducted that are allocable to property (directly or through ownership of an interest in a partnership) and that would have been included in the tax basis of the property had the IDC deduction not been taken are recaptured to the extent of any gain realized upon the disposition of the property or upon the disposition by a unitholder of interests in us. Recapture is generally determined at the unitholder level. Where only a portion of the recapture property is sold, any IDCs related to the entire property are recaptured to the extent of the gain realized on the portion of the property sold. In the case of a disposition of an undivided interest in a property, a proportionate amount of the IDCs with respect to the property is treated as allocable to the transferred undivided interest to the extent of any gain recognized. See "—Disposition of Units—Recognition of Gain or Loss."

    Deduction for U.S. Production Activities

        Subject to the limitations on the deductibility of losses discussed above and the limitation discussed below, unitholders will be entitled to a deduction, herein referred to as the Section 199 deduction, equal to a specified percentage of our qualified production activities income that is allocated to such unitholder. The percentages are 3% for qualified production activities income generated in the year 2006; 6% for the years 2007, 2008, and 2009; and 9% thereafter.

        Qualified production activities income is generally equal to gross receipts from domestic production activities reduced by cost of goods sold allocable to those receipts, other expenses directly associated with those receipts, and a share of other deductions, expenses and losses that are not directly allocable to those receipts or another class of income. The products produced must be manufactured, produced, grown, or extracted in whole or in significant part by the taxpayer in the United States.

        For a partnership, the Section 199 deduction is determined at the partner level. To determine his Section 199 deduction, each unitholder will aggregate his share of the qualified production activities income allocated to him from us with the unitholder's qualified production activities income from other sources. Each unitholder must take into account his distributive share of the expenses allocated to him from our qualified production activities regardless of whether we otherwise have taxable income. However, our expenses that otherwise would be taken into account for purposes of computing the Section 199 deduction are taken into account only if and to the extent the unitholder's share of losses and deductions from all of our activities is not disallowed by the tax basis rules, the at-risk rules or the passive activity loss rules. Please read "—Tax Consequences of Unit Ownership—Limitations on Deductibility of Taxable Losses."

        The amount of a unitholder's Section 199 deduction for each year is limited to 50% of the IRS Form W-2 wages actually or deemed paid by the unitholder during the calendar year. Each unitholder is treated as having been allocated IRS Form W-2 wages from us equal to the lesser of either (1) the unitholder's allocable share of our wages, or (2) two times the applicable Section 199 deduction percentage of our qualified production activities income allocated to the unitholder plus any expenses incurred directly by the unitholder that are allocated to our qualified production activities for that taxable year. It is not anticipated that we or our subsidiaries will pay material wages that will be allocated to our unitholders.

        This discussion of the Section 199 deduction does not purport to be a complete analysis of the complex legislation and Treasury authority relating to the calculation of domestic production gross receipts, qualified production activities income, or IRS Form W-2 wages, or how such items are allocated by us to unitholders. Further, because the Section 199 deduction is required to be computed separately by each unitholder, no assurance can be given, and counsel is unable to express any opinion, as to the availability or extent of the Section 199 deduction to the unitholders. Each prospective unitholder is encouraged to consult his tax advisor to determine whether the Section 199 deduction would be available to him.

    Lease Acquisition Costs

        The cost of acquiring natural gas and oil leaseholder or similar property interests is a capital expenditure that must be recovered through depletion deductions if the lease is productive. If a lease is proved worthless and abandoned, the cost of acquisition less any depletion claimed may be deducted as an ordinary loss in the year the lease becomes worthless. Please read "Tax Treatment of Operations—Depletion Deductions."

    Geophysical Costs

        The cost of geophysical exploration incurred in connection with the exploration and development of oil and gas properties in the United States are deducted ratably over a 24-month period beginning on the date that such expense is paid or incurred.

    Operating and Administrative Costs

        Amounts paid for operating a producing well are deductible as ordinary business expenses, as are administrative costs to the extent they constitute ordinary and necessary business expenses that are reasonable in amount.

    Initial Tax Basis, Depreciation and Amortization

        The tax basis of our assets will be used for purposes of computing depreciation, depletion and cost recovery deductions and, ultimately, gain or loss on the disposition of these assets. The federal income tax burden associated with the difference between the fair market value of our assets and their tax basis immediately prior to this offering will be borne by our general partner and its affiliates. Please read "—Tax Consequences of Unit Ownership—Allocation of Income, Gain, Loss and Deduction."

        To the extent allowable, we may elect to use the depreciation and cost recovery methods that will result in the largest deductions being taken in the early years after assets are placed in service. We are not entitled to any amortization deductions with respect to any goodwill conveyed to us on formation. Property we subsequently acquire or construct may be depreciated using accelerated methods permitted by the Internal Revenue Code.

        If we dispose of depreciable property by sale, foreclosure or otherwise, all or a portion of any gain, determined by reference to the amount of depreciation previously deducted and the nature of the property, may be subject to the recapture rules and taxed as ordinary income rather than capital gain. Similarly, a unitholder who has taken cost recovery or depreciation deductions with respect to property we own will likely be required to recapture some or all of those deductions as ordinary income upon a sale of his interest in us. Please read "—Tax Consequences of Unit Ownership—Allocation of Income, Gain, Loss and Deduction" and "—Disposition of Common Units—Recognition of Gain or Loss."

        The costs incurred in selling our units (called "syndication expenses") must be capitalized and cannot be deducted currently, ratably or upon our termination. There are uncertainties regarding the classification of costs as organization expenses, which may be amortized by us, and as syndication expenses, which may not be amortized by us. The underwriting discounts and commissions we incur will be treated as syndication expenses.

    Valuation and Tax Basis of Our Properties

        The federal income tax consequences of the ownership and disposition of units will depend in part on our estimates of the relative fair market values, and the initial tax bases, of our assets. Although we may from time to time consult with professional appraisers regarding valuation matters, we will make many of the relative fair market value estimates ourselves. These estimates and determinations of basis are subject to challenge and will not be binding on the IRS or the courts. If the estimates of fair market value or basis are later found to be incorrect, the character and amount of items of income, gain, loss or deductions previously reported by unitholders might change, and unitholders might be required to adjust their tax liability for prior years and incur interest and penalties with respect to those adjustments.

Disposition of Common Units

    Recognition of Gain or Loss

        Gain or loss will be recognized on a sale of units equal to the difference between the amount realized and the unitholder's tax basis for the units sold. A unitholder's amount realized will be measured by the sum of the cash or the fair market value of other property received by him plus his share of our nonrecourse liabilities. Because the amount realized includes a unitholder's share of our nonrecourse liabilities, the gain recognized on the sale of units could result in a tax liability in excess of any cash received from the sale.

        Prior distributions from us in excess of cumulative net taxable income for a common unit that decreased a unitholder's tax basis in that common unit will, in effect, become taxable income if the common unit is sold at a price greater than the unitholder's tax basis in that common unit, even if the price received is less than his original cost.

        Except as noted below, gain or loss recognized by a unitholder, other than a "dealer" in units, on the sale or exchange of a unit held for more than one year will generally be taxable as capital gain or loss. Capital gain recognized by an individual on the sale of units held more than 12 months will generally be taxed at a maximum rate of 15%. However, a portion of this gain or loss will be separately computed and taxed as ordinary income or loss under Section 751 of the Internal Revenue Code to the extent attributable to assets giving rise to depreciation recapture or other "unrealized receivables" or to "inventory items" we own. The term "unrealized receivables" includes potential recapture items, including depletion, IDC, and depreciation recapture. Ordinary income attributable to unrealized receivables, inventory items and depreciation recapture may exceed net taxable gain realized upon the sale of a unit and may be recognized even if there is a net taxable loss realized on the sale of a unit. Thus, a unitholder may recognize both ordinary income and a capital loss upon a sale of units. Net capital losses may offset capital gains and no more than $3,000 of ordinary income, in the case of individuals, and may only be used to offset capital gains in the case of corporations.

        The IRS has ruled that a partner who acquires interests in a partnership in separate transactions must combine those interests and maintain a single adjusted tax basis for all those interests. Upon a sale or other disposition of less than all of those interests, a portion of that tax basis must be allocated to the interests sold using an "equitable apportionment" method. Treasury Regulations under Section 1223 of the Internal Revenue Code allow a selling unitholder who can identify common units transferred with an ascertainable holding period to elect to use the actual holding period of the common units transferred. Thus, according to the ruling, a common unitholder will be unable to select high or low basis common units to sell as would be the case with corporate stock, but, according to the regulations, may designate specific common units sold for purposes of determining the holding period of units transferred. A unitholder electing to use the actual holding period of common units transferred must consistently use that identification method for all subsequent sales or exchanges of common units. A unitholder considering the purchase of additional units or a sale of common units purchased in separate transactions is urged to consult his tax advisor as to the possible consequences of this ruling and application of the regulations.

        Specific provisions of the Internal Revenue Code affect the taxation of some financial products and securities, including partnership interests, by treating a taxpayer as having sold an "appreciated" partnership interest, one in which gain would be recognized if it were sold, assigned or terminated at its fair market value, if the taxpayer or related persons enter(s) into:

  •
  a short sale;

  •
  an offsetting notional principal contract; or

  •
  a futures or forward contract with respect to the partnership interest or substantially identical property.

        Moreover, if a taxpayer has previously entered into a short sale, an offsetting notional principal contract or a futures or forward contract with respect to the partnership interest, the taxpayer will be treated as having sold that position if the taxpayer or a related person then acquires the partnership interest or substantially identical property. The Secretary of the Treasury is also authorized to issue regulations that treat a taxpayer that enters into transactions or positions that have substantially the same effect as the preceding transactions as having constructively sold the financial position.

    Allocations Between Transferors and Transferees

        In general, our taxable income and losses will be determined annually, will be prorated on a monthly basis and will be subsequently apportioned among the unitholders in proportion to the number of units owned by each of them as of the opening of the applicable exchange on the first business day of the month, which we refer to in this prospectus as the "Allocation Date." However, gain or loss realized on a sale or other disposition of our assets other than in the ordinary course of business will be allocated among the unitholders on the Allocation Date in the month in which that gain or loss is recognized. As a result, a unitholder transferring units may be allocated income, gain, loss and deduction realized after the date of transfer.

        The use of this method may not be permitted under existing Treasury Regulations. Accordingly, Vinson & Elkins L.L.P. is unable to opine on the validity of this method of allocating income and deductions between unitholders. If this method is not allowed under the Treasury Regulations, or only applies to transfers of less than all of the unitholder's interest, our taxable income or losses might be reallocated among the unitholders. We are authorized to revise our method of allocation between unitholders, as well as unitholders whose interests vary during a taxable year, to conform to a method permitted under future Treasury Regulations.

        A unitholder who owns units at any time during a quarter and who disposes of them prior to the record date set for a cash distribution for that quarter will be allocated items of our income, gain, loss and deductions attributable to that quarter but will not be entitled to receive that cash distribution.

    Notification Requirements

        A unitholder who sells any of his units, other than through a broker, generally is required to notify us in writing of that sale within 30 days after the sale (or, if earlier, January 15 of the year following the sale). A purchaser of units who purchases units from another unitholder is required to notify us in writing of that purchase within 30 days after the purchase, unless a broker or nominee will satisfy such requirement. We are required to notify the IRS of any such transactions and to furnish specified information to the transferor and transferee. Failure to notify us of a purchase may, in some cases, lead to the imposition of penalties.

    Constructive Termination

        We will be considered to have been terminated for tax purposes if there is a sale or exchange of 50% or more of the total interests in our capital and profits within a twelve month period. A constructive termination results in the closing of our taxable year for all unitholders. In the case of a unitholder reporting on a taxable year other than a fiscal year ending December 31, the closing of our taxable year may result in more than 12 months of our taxable income or loss being includable in his taxable income for the year of termination. A constructive termination occurring on a date other than December 31 will result in our filing two tax returns (and unitholders' receiving two Schedule K-1s) for one calendar year and the cost of the preparation of these returns will be borne by all unitholders. We would be required to make new tax elections after a termination, including a new election under Section 754 of the Internal Revenue Code, and a termination would result in a deferral of our deductions for depreciation. A termination could also result in penalties if we were unable to determine that the termination had occurred. Moreover, a termination might either accelerate the application of, or subject us to, any tax legislation enacted before the termination.

Uniformity of Units

        Because we cannot match transferors and transferees of units, we must maintain uniformity of the economic and tax characteristics of the units to a purchaser of these units. In the absence of uniformity, we may be unable to completely comply with a number of federal income tax requirements, both statutory and regulatory. A lack of uniformity can result from a literal application of Treasury Regulation Section 1.167(c)-1(a)(6). Any non-uniformity could have a negative impact on the value of the units. Please read "—Tax Consequences of Unit Ownership—Section 754 Election."

        We intend to depreciate the portion of a Section 743(b) adjustment attributable to unrealized appreciation in the value of Contributed Property, to the extent of any unamortized Book-Tax Disparity, using a rate of depreciation or amortization derived from the depreciation or amortization method and useful life applied to the common basis of that property, or treat that portion as nonamortizable, to the extent attributable to property the common basis of which is not amortizable, consistent with the regulations under Section 743 of the Internal Revenue Code, even though that position may be inconsistent with Treasury Regulation Section 1.167(c)-1(a)(6), which is not expected to directly apply to a material portion of our assets. Please read "—Tax Consequences of Unit Ownership—Section 754 Election." To the extent that the Section 743(b) adjustment is attributable to appreciation in value in excess of the unamortized Book-Tax Disparity, we will apply the rules described in the Treasury Regulations and legislative history. If we determine that this position cannot reasonably be taken, we may adopt a depreciation and amortization position under which all purchasers acquiring units in the same month would receive depreciation and amortization deductions, whether attributable to a common basis or Section 743(b) adjustment, based upon the same applicable rate as if they had purchased a direct interest in our property. If this position is adopted, it may result in lower annual depreciation and amortization deductions than would otherwise be allowable to some unitholders and risk the loss of depreciation and amortization deductions not taken in the year that these deductions are otherwise allowable. This position will not be adopted if we determine that the loss of depreciation and amortization deductions will have a material adverse effect on the unitholders. If we choose not to utilize this aggregate method, we may use any other reasonable depreciation and amortization method to preserve the uniformity of the intrinsic tax characteristics of any units that would not have a material adverse effect on the unitholders. The IRS may challenge any method of depreciating the Section 743(b) adjustment described in this paragraph. If this challenge were sustained, the uniformity of units might be affected, and the gain from the sale of units might be increased without the benefit of additional deductions. Please read "—Disposition of Common Units—Recognition of Gain or Loss."

Tax-Exempt Organizations and Other Investors

        Ownership of units by employee benefit plans, other tax-exempt organizations, regulated investment companies, non-resident aliens, foreign corporations and other foreign persons raises issues unique to those investors and, as described below, may have substantially adverse tax consequences to them.

        Employee benefit plans and most other organizations exempt from federal income tax, including individual retirement accounts and other retirement plans, are subject to federal income tax on unrelated business taxable income. Virtually all of our income allocated to a unitholder that is a tax-exempt organization will be unrelated business taxable income and will be taxable to them.

        A regulated investment company or "mutual fund" is required to derive 90% or more of its gross income from interest, dividends and gains from the sale of stocks or securities or foreign currency or specified related sources. It is not anticipated that any significant amount of our gross income will include that type of income. Recent legislation also includes net income derived from the ownership of an interest in a "qualified publicly traded partnership" as qualified income to a regulated investment company. We expect that we will meet the definition of a qualified publicly traded partnership.

        Our partnership agreement generally prohibits non-resident aliens and foreign entities from owning our units. However, if non-resident aliens or foreign entities own our units, such non-resident aliens and foreign corporations, trusts or estates that own units will be considered to be engaged in business in the United States because of the ownership of units. As a consequence, they will be required to file federal tax returns to report their share of our income, gain, loss or deduction and pay federal income tax at regular rates on their share of our net income or gain. Moreover, under rules applicable to publicly traded partnerships, we will withhold at the highest applicable effective tax rate from cash distributions made quarterly to foreign unitholders. Each foreign unitholder must obtain a taxpayer identification number from the IRS and submit that number to our transfer agent on a Form W-8BEN or applicable substitute form in order to obtain credit for these withholding taxes. A change in applicable law may require us to change these procedures.

        In addition, because a foreign corporation that owns units will be treated as engaged in a United States. trade or business, that corporation may be subject to the United States branch profits tax at a rate of 30%, in addition to regular federal income tax, on its share of our income and gain, as adjusted for changes in the foreign corporation's "U.S. net equity," which is effectively connected with the conduct of a United States trade or business. That tax may be reduced or eliminated by an income tax treaty between the United States and the country in which the foreign corporate unitholder is a "qualified resident." In addition, this type of unitholder is subject to special information reporting requirements under Section 6038C of the Internal Revenue Code.

        Under a ruling of the IRS, a foreign unitholder who sells or otherwise disposes of a unit will be subject to federal income tax on gain realized on the sale or disposition of that unit to the extent that this gain is effectively connected with a United States trade or business of the foreign unitholder. Apart from the ruling, a foreign unitholder will not be taxed or subject to withholding upon the sale or disposition of a unit if he has owned less than 5% in value of the units during the five-year period ending on the date of the disposition and if the units are regularly traded on an established securities market at the time of the sale or disposition.

Administrative Matters

    Information Returns and Audit Procedures

        We intend to furnish to each unitholder, within 90 days after the close of each calendar year, specific tax information, including a Schedule K-1, which describes his share of our income, gain, loss and deduction for our preceding taxable year. In preparing this information, which will not be reviewed by counsel, we will take various accounting and reporting positions, some of which have been mentioned earlier, to determine his share of income, gain, loss and deduction. We cannot assure you that those positions will yield a result that conforms to the requirements of the Internal Revenue Code, Treasury Regulations or administrative interpretations of the IRS. Neither we nor

Vinson & Elkins L.L.P. can assure prospective unitholders that the IRS will not successfully contend in court that those positions are impermissible. Any challenge by the IRS could negatively affect the value of the units.

        The IRS may audit our federal income tax information returns. Adjustments resulting from an IRS audit may require each unitholder to adjust a prior year's tax liability, and possibly may result in an audit of his return. Any audit of a unitholder's return could result in adjustments not related to our returns as well as those related to our returns.

        Partnerships generally are treated as separate entities for purposes of federal tax audits, judicial review of administrative adjustments by the IRS and tax settlement proceedings. The tax treatment of partnership items of income, gain, loss and deduction are determined in a partnership proceeding rather than in separate proceedings with the partners. The Internal Revenue Code requires that one partner be designated as the "Tax Matters Partner" for these purposes. Our partnership agreement names BreitBurn GP as our Tax Matters Partner.

        The Tax Matters Partner will make some elections on our behalf and on behalf of unitholders. In addition, the Tax Matters Partner can extend the statute of limitations for assessment of tax deficiencies against unitholders for items in our returns. The Tax Matters Partner may bind a unitholder with less than a 1% profits interest in us to a settlement with the IRS unless that unitholder elects, by filing a statement with the IRS, not to give that authority to the Tax Matters Partner. The Tax Matters Partner may seek judicial review, by which all the unitholders are bound, of a final partnership administrative adjustment and, if the Tax Matters Partner fails to seek judicial review, judicial review may be sought by any unitholder having at least a 1% interest in profits or by any group of unitholders having in the aggregate at least a 5% interest in profits. However, only one action for judicial review will go forward, and each unitholder with an interest in the outcome may participate.

        A unitholder must file a statement with the IRS identifying the treatment of any item on his federal income tax return that is not consistent with the treatment of the item on our return. Intentional or negligent disregard of this consistency requirement may subject a unitholder to substantial penalties.

    Nominee Reporting

        Persons who hold an interest in us as a nominee for another person are required to furnish to us:

  •
  the name, address and taxpayer identification number of the beneficial owner and the nominee;

  •
  whether the beneficial owner is:

  •
  a person that is not a U.S. person;

  •
  a foreign government, an international organization or any wholly owned agency or instrumentality of either of the foregoing; or

  •
  a tax-exempt entity;

  •
  the amount and description of units held, acquired or transferred for the beneficial owner; and

  •
  specific information including the dates of acquisitions and transfers, means of acquisitions and transfers, and acquisition cost for purchases, as well as the amount of net proceeds from sales.

        Brokers and financial institutions are required to furnish additional information, including whether they are United States persons and specific information on units they acquire, hold or transfer for their own account. A penalty of $50 per failure, up to a maximum of $100,000 per calendar year, is imposed by the Internal Revenue Code for failure to report that information to us. The nominee is required to supply the beneficial owner of the units with the information furnished to us.

    Accuracy-Related Penalties

        An additional tax equal to 20% of the amount of any portion of an underpayment of tax that is attributable to one or more specified causes, including negligence or disregard of rules or regulations, substantial understatements of income tax and substantial valuation misstatements, is imposed by the Internal Revenue Code. No penalty will be imposed, however, for any portion of an underpayment if it is shown that there was a reasonable cause for that portion and that the taxpayer acted in good faith regarding that portion.

        For individuals a substantial understatement of income tax in any taxable year exists if the amount of the understatement exceeds the greater of 10% of the tax required to be shown on the return for the taxable year or $5,000. The amount of any understatement subject to penalty generally is reduced if any portion is attributable to a position adopted on the return:

  •
  for which there is, or was, "substantial authority"; or

  •
  as to which there is a reasonable basis and the pertinent facts of that position are disclosed on the return.

        If any item of income, gain, loss or deduction included in the distributive shares of unitholders might result in that kind of an "understatement" of income for which no "substantial authority" exists relating to such a transaction, we must disclose the pertinent facts on our return. In addition, we will make a reasonable effort to furnish sufficient information for unitholders to make adequate disclosure on their returns and to take other actions as may be appropriate to permit unitholders to avoid liability for this penalty. More stringent rules apply to "tax shelters," which we do not believe includes us.

        A substantial valuation misstatement exists if the value of any property, or the adjusted basis of any property, claimed on a tax return is 200% or more of the amount determined to be the correct amount of the valuation or adjusted basis. No penalty is imposed unless the portion of the underpayment attributable to a substantial valuation misstatement exceeds $5,000 ($10,000 for most corporations). If the valuation claimed on a return is 400% or more than the correct valuation, the penalty imposed increases to 40%.

    Reportable Transactions

        If we were to engage in a "reportable transaction," we (and possibly you and others) would be required to make a detailed disclosure of the transaction to the IRS. A transaction may be a reportable transaction based upon any of several factors, including the fact that it is a type of tax avoidance transaction publicly identified by the IRS as a "listed transaction" or that it produces certain kinds of losses in excess of $2 million. Our participation in a reportable transaction could increase the likelihood that our federal income tax information return (and possibly your tax return) would be audited by the IRS. Please read "—Information Returns and Audit Procedures" above.

        Moreover, if we were to participate in a reportable transaction with a significant purpose to avoid or evade tax or in any listed transaction, you may be subject to the following provisions of the American Jobs Creation Act of 2004:

  •
  accuracy-related penalties with a broader scope, significantly narrower exceptions, and potentially greater amounts than described above at "—Accuracy-related Penalties,"

  •
  for those persons otherwise entitled to deduct interest on federal tax deficiencies, nondeductibility of interest on any resulting tax liability, and

  •
  in the case of a listed transaction, an extended statute of limitations.

        We do not expect to engage in any reportable transactions.

State, Local, Foreign and Other Tax Considerations

        In addition to federal income taxes, you likely will be subject to other taxes, such as state, local and foreign income taxes, unincorporated business taxes, and estate, inheritance or intangible taxes that may be imposed by the various jurisdictions in which we do business or own property or in which you are a resident. Although an analysis of those various taxes is not presented here, each prospective unitholder should consider their potential impact on his investment in us. We will initially own property or do business in California and Wyoming. We may also own property or do business in other jurisdictions in the future. Although you may not be required to file a return and pay taxes in some jurisdictions because your income from that jurisdiction falls below the filing and payment requirement, you will be required to file income tax returns and to pay income taxes in many of these jurisdictions in which we do business or own property and may be subject to penalties for failure to comply with those requirements. In some jurisdictions, tax losses may not produce a tax benefit in the year incurred and may not be available to offset income in subsequent taxable years. Some of the jurisdictions may require us, or we may elect, to withhold a percentage of income from amounts to be distributed to a unitholder who is not a resident of the jurisdiction. Withholding, the amount of which may be greater or less than a particular unitholder's income tax liability to the jurisdiction, generally does not relieve a nonresident unitholder from the obligation to file an income tax return. Amounts withheld will be treated as if distributed to unitholders for purposes of determining the amounts distributed by us. Please read "—Tax Consequences of Unit Ownership—Entity-Level Collections." Based on current law and our estimate of our future operations, our general partner anticipates that any amounts required to be withheld will not be material.

        It is the responsibility of each unitholder to investigate the legal and tax consequences, under the laws of pertinent jurisdictions, of his investment in us. Accordingly, each prospective unitholder is urged to consult, and depend upon, his tax counsel or other advisor with regard to those matters. Further, it is the responsibility of each unitholder to file all state, local and foreign, as well as United States federal tax returns, that may be required of him. Vinson & Elkins L.L.P. has not rendered an opinion on the state, local or foreign tax consequences of an investment in us.

INVESTMENT IN OUR COMPANY BY EMPLOYEE BENEFIT PLANS

        An investment in us by an employee benefit plan is subject to additional considerations because the investments of these plans are subject to the fiduciary responsibility and prohibited transaction provisions of ERISA and restrictions imposed by Section 4975 of the Internal Revenue Code. For these purposes, the term "employee benefit plan" includes, but is not limited to, qualified pension, profit-sharing and stock bonus plans, Keogh plans, simplified employee pension plans and tax deferred annuities or IRAs established or maintained by an employer or employee organization. Among other things, consideration should be given to:

  •
  whether the investment is prudent under Section 404(a)(1)(B) of ERISA;

  •
  whether in making the investment, that plan will satisfy the diversification requirements of Section 404(a)(l)(C) of ERISA; and

  •
  whether the investment will result in recognition of unrelated business taxable income by the plan and, if so, the potential after-tax investment return.

        The person with investment discretion with respect to the assets of an employee benefit plan, often called a fiduciary, should determine whether an investment in us is authorized by the appropriate governing instrument and is a proper investment for the plan.

        Section 406 of ERISA and Section 4975 of the Internal Revenue Code prohibits employee benefit plans, and IRAs that are not considered part of an employee benefit plan, from engaging in specified transactions involving "plan assets" with parties that are "parties in interest" under ERISA or "disqualified persons" under the Internal Revenue Code with respect to the plan.

        In addition to considering whether the purchase of units is a prohibited transaction, a fiduciary of an employee benefit plan should consider whether the plan will, by investing in us, be deemed to own an undivided interest in our assets, with the result that our operations would be subject to the regulatory restrictions of ERISA, including its prohibited transaction rules, as well as the prohibited transaction rules of the Internal Revenue Code.

        The Department of Labor regulations provide guidance with respect to whether the assets of an entity in which employee benefit plans acquire equity interests would be deemed "plan assets" under some circumstances. Under these regulations, an entity's assets would not be considered to be "plan assets" if, among other things:

  (a)
  the equity interests acquired by employee benefit plans are publicly offered securities—i.e., the equity interests are widely held by 100 or more investors independent of the issuer and each other, freely transferable and registered under some provisions of the federal securities laws;

  (b)
  the entity is an "operating company,"—i.e., it is primarily engaged in the production or sale of a product or service other than the investment of capital either directly or through a majority owned subsidiary or subsidiaries; or

  (c)
  there is no significant investment by benefit plan investors, which is defined to mean that less than 25% of the value of each class of equity interest is held by the employee benefit plans referred to above, IRAs and other employee benefit plans not subject to ERISA, including governmental plans.

        Our assets should not be considered "plan assets" under these regulations because it is expected that the investment will satisfy the requirements in (a) and (b) above and may also satisfy the requirements in (c) above.

        Plan fiduciaries contemplating a purchase of our common units should consult with their own counsel regarding the consequences under ERISA and the Internal Revenue Code in light of the serious penalties imposed on persons who engage in prohibited transactions or other violations.

UNDERWRITING

        Subject to the terms and conditions stated in the underwriting agreement dated the date of this prospectus, the underwriters set forth below have agreed to purchase from us the number of common units set forth opposite its name.

Name	Number of Common Units
RBC Capital Markets Corporation
Citigroup Global Markets Inc.

Total	6,000,000

        The underwriting agreement provides that the underwriters' obligations to purchase the common units depend on the satisfaction of the conditions contained in the underwriting agreement and that if any of our common units are purchased by the underwriters, all of our common units must be purchased. The conditions contained in the underwriting agreement include the condition that all the representations and warranties made by us to the underwriters are true, that there has been no material adverse change in the condition of us or in the financial markets and that we deliver to the underwriters customary closing documents.

        The following table shows the underwriting fees to be paid to the underwriters by us in connection with this offering. These amounts are shown assuming both no exercise and full exercise of the underwriters' option to purchase additional common units. This underwriting fee is the difference between the initial price to the public and the amount the underwriters pay to us to purchase the common units. On a per common unit basis, the underwriting fee is 7% of the initial price to the public.

Paid by Us
	No Exercise	Full Exercise
Per common unit	$	$
Total	$	$

        We will pay an advisory fee of $400,000 to RBC Capital Markets Corporation for evaluation, analysis and structuring of our partnership.

        We estimate that total remaining expenses of the offering, other than underwriting discounts and commissions, will be approximately $3.5 million.

        We have been advised by the underwriters that the underwriters propose to offer our common units directly to the public at the initial price to the public set forth on the cover page of this prospectus and to dealers (who may include the underwriters) at this price to the public less a concession not in excess of $            per common unit. The underwriters may allow, and the dealers may reallow, a concession not in excess of $            per common unit to certain brokers and dealers. After the offering, the underwriters may change the offering price and other selling terms.

        We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act or to contribute to payments that may be required to be made with respect to these liabilities.

        We have granted to the underwriters an option to purchase up to an aggregate of 900,000 additional common units at the initial price to the public less the underwriting discount set forth on the cover page of this prospectus exercisable solely to cover over-allotments, if any. Such option may be exercised in whole or in part at any time until 30 days after the date of this prospectus. If this option is exercised, each underwriter will be committed, subject to satisfaction of the conditions specified in the underwriting agreement, to purchase a number of additional common units proportionate to the underwriter's initial commitment as indicated in the preceding table, and we will be obligated, pursuant to the option, to sell these common units to the underwriters.

        We, our general partner and its affiliates, including the directors and executive officers of our general partner have agreed that we will not, directly or indirectly, sell, offer or otherwise dispose of any common units or enter into any derivative transaction with similar effect as a sale of common units for a period of 180 days after the date of this prospectus without the prior written consent of RBC Capital Markets Corporation and Citigroup Global Markets Inc. The restrictions described in this paragraph do not apply to:

  •
  The sale of common units to the underwriters; or

  •
  Restricted common units issued by us under the long-term incentive plan or upon the exercise of options issued under the long-term incentive plan.

        The 180-day restricted period described in the preceding paragraphs will be extended if:

  •
  During the last 17 days of the 180-day restricted period we issue an earnings release or material news or a material event relating to us occurs; or

  •
  Prior to the expiration of the 180-day restricted period, we announce that we will release earnings results during the 16-day period beginning on the last day of the 180-day period;

in which case the restrictions described in the preceding paragraph will continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event.

        RBC Capital Markets Corporation and Citigroup Global Markets Inc., in their sole discretion, may release the common units subject to lock-up agreements in whole or in part at any time with or without notice. When determining whether or not to release common units from lock-up agreements, RBC Capital Markets Corporation and Citigroup Global Markets, Inc. will consider, among other factors, the unitholders' reasons for requesting the release, the number of common units for which the release is being requested and market conditions at the time.

        At our request, the underwriters have reserved up to    % of the total underwritten common units offered by this prospectus as part of our Directed Unit Program. These common units will be offered at the initial public offering price to certain of our officers, directors, employees and certain other persons associated with us. The number of common units available for sale to the general public will be reduced to the extent such persons purchase such reserved common units. Any reserved common units not so purchased will be offered by the underwriters to the general public on the same basis as the other common units offered hereby. The Directed Unit Program will be arranged through one of our underwriters.

        Our partnership agreement requires that all common unitholders be Eligible Holders. As used herein, an Eligible Holder means a person or entity qualified to hold an interest in oil and gas leases on federal lands. As of the date hereof, Eligible Holder means: (1) a citizen of the United States; (2) a corporation organized under the laws of the United States or of any state thereof; (3) a public body, including a municipality; or (4) an association of United States citizens, such as a partnership or limited liability company, organized under the laws of the United States or of any state thereof, but only if such association does not have any direct or indirect foreign ownership, other than foreign ownership of stock in a parent corporation organized under the laws of the United States or of any state thereof. For the avoidance of doubt, onshore mineral leases or any direct or indirect interest therein may be acquired and held by aliens only through stock ownership, holding or control in a corporation organized under the laws of the United States or of any state thereof. Accordingly, all potential investors must have completed and returned the Certification Form attached as Appendix C to this prospectus to the underwriter with whom they placed an order by the date indicated on the form in order to be allocated common units in this offering.

        In connection with this offering, the underwriters may engage in stabilizing transactions, over-allotment transactions, syndicate covering transactions and penalty bids in accordance with Regulation M under the Securities Exchange Act of 1934.

  •
  Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

  •
  Over-allotment transactions involve sales by the underwriters of the common units in excess of the number of common units the underwriters are obligated to purchase, which creates a syndicate short position. The short position may be either a covered short position or a naked short position. In a covered short position, the number of common units over-allotted by the underwriters is not greater than the number of common units they may purchase in their option to purchase additional common units. In a naked short position, the number of common units involved is greater than the number of common units in the underwriters' option to purchase additional common units. The underwriters may close out any short position by either exercising their option and/or purchasing common units in the open market.

  •
  Syndicate covering transactions involve purchases of the common units in the open market after the distribution has been completed in order to cover syndicate short positions. In determining the source of the common units to close out the short position, the underwriters will consider, among other things, the price of common units available for purchase in the open market as compared to the price at which they may purchase common units through their option. If the underwriters sell more common units than could be covered by their option to purchase additional common units, which we refer to in this prospectus as a naked short position, the position can only be closed out by buying common units in the open market. A naked short position is more likely to be created if the underwriters are concerned that there could be downward pressure on the price of the common units in the open market after pricing that could adversely affect investors who purchase in the offering.

        Penalty bids permit the representatives to reclaim a selling concession from a syndicate member when the common units originally sold by the syndicate member are purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.

        Similar to other purchase transactions, the underwriters' purchases to cover the syndicate short sales may have the effect of raising or maintaining the market price of the common units or preventing or retarding a decline in the market price of the common units. As a result, the price of the common units may be higher than the price that might otherwise exist in the open market.

        These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of our common units or preventing or retarding a decline in the market price of the common units. As a result, the price of the common units may be higher than the price that might otherwise exist in the open market. These transactions may be effected on the New York Stock Exchange or otherwise and, if commenced, may be discontinued at any time.

        Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the common units. In addition, neither we nor any of the underwriters make any representation that the underwriters will engage in these stabilizing transactions or that any transaction, if commenced, will not be discontinued without notice.

        We intend to apply to list our common units on the New York Stock Exchange under the symbol "BBE."

        Prior to this offering, there has been no public market for the common units. The initial public offering price was determined by negotiation between us and the underwriters. The principal factors considered in determining the public offering price included the following:

  •
  the information set forth in this prospectus and otherwise available to the underwriters;

  •
  our history and prospects and the history and prospects for the industry in which we will compete;

  •
  the ability of our management;

  •
  our prospects for future cash flow;

  •
  the present state of our development and our current financial condition;

  •
  market conditions for initial public offerings and the general condition of the securities markets at the time of this offering; and

  •
  the recent market prices of, and the demand for, publicly traded units of generally comparable entities.

        Some of the underwriters and their affiliates may in the future perform various financial advisory, investment banking and other commercial banking services in the ordinary course of business for us for which they will receive customary compensation. An affiliate of RBC Capital Markets Corporation served as financial advisor to BreitBurn Energy Company LLC in connection with its sale to Provident in 2004. An affiliate of Citigroup Global Markets Inc., an underwriter for this offering, is a lender under BreitBurn Energy's credit facility, which will be repaid with a portion of the net proceeds from this offering, and will be a lender under our anticipated new credit facility.

        Because the National Association of Securities Dealers, Inc. views the common units offered hereby as interests in a direct participation program, the offering is being made in compliance with Rule 2810 of the NASD's Conduct Rules. Investor suitability with respect to the common units should be judged similarly to the suitability with respect to other securities that are listed for trading on a national securities exchange.

        No sales to accounts over which any underwriter exercises discretionary authority in excess of 5% of the units offered by them may be made without the prior written approval of the customer.

        A prospectus in electronic format may be made available on the Internet sites or through other online services maintained by one or more of the underwriters and/or selling group members participating in this offering, or by their affiliates. In those cases, prospective investors may view offering terms online and, depending upon the particular underwriter or selling group member, prospective investors may be allowed to place orders online. The underwriters may agree with us to allocate a specific number of common units for sale to online brokerage account holders. Any such allocation for online distributions will be made by the underwriters on the same basis as other allocations.

        Other than the prospectus in electronic format, information contained in any other web site maintained by an underwriter or selling group member is not part of this prospectus or the registration statement of which this prospectus forms a part, has not been endorsed by us and should not be relied on by investors in deciding whether to purchase any units. The underwriters and selling group members are not responsible for information contained in web sites that they do not maintain.

VALIDITY OF THE COMMON UNITS

        The validity of the common units will be passed upon for us by Vinson & Elkins L.L.P., New York, New York. Certain legal matters in connection with the common units offered by us will be passed upon for the underwriters by Baker Botts L.L.P., Houston, Texas.

EXPERTS

        The consolidated financial statements of BreitBurn Energy Company LLC for the year ended December 31, 2003 and the period from January 1, 2004 to June 15, 2004, and the consolidated financial statements of BreitBurn Energy Company LP for the period from June 16, 2004 to December 31, 2004 and the year ended December 31, 2005, included in this prospectus, have been so included in reliance on the reports of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

        The statement of financial position of BreitBurn Energy Partners L.P. as of March 31, 2006, included in this prospectus, has been so included in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

        The statement of financial position of BreitBurn GP LLC as of March 31, 2006, included in this prospectus, has been so included in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

        The consolidated financial statements of Nautilus Resources LLC as of and for the year ended December 31, 2004 and as of March 1, 2005 and for the period from January 1, 2005 to March 1, 2005, included in this prospectus, have been audited by Hein & Associates LLP, an independent registered public accounting firm, as set forth in their reports appearing herein, and are so included in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

        The information appearing in this prospectus concerning estimates of our oil and gas reserves as of December 31, 2005 was prepared by Netherland, Sewell & Associates, Inc., an independent engineering firm, with respect to the Partnership Properties and has been included herein upon the authority of this firm as an expert.

WHERE YOU CAN FIND MORE INFORMATION

        We have filed with the SEC a registration statement on Form S-l regarding the units. This prospectus does not contain all of the information found in the registration statement. For further information regarding us and the units offered by this prospectus, you may desire to review the full registration statement, including its exhibits and schedules, filed under the Securities Act. The registration statement of which this prospectus forms a part, including its exhibits and schedules, may be inspected and copied at the public reference room maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. Copies of the materials may also be obtained from the SEC at prescribed rates by writing to the public reference room maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. The SEC maintains a web site on the Internet at http://www.sec.gov. Our registration statement, of which this prospectus constitutes a part, can be downloaded from the SEC's web site.

        We intend to furnish our unitholders annual reports containing our audited financial statements and furnish or make available quarterly reports containing our unaudited interim financial information for the first three fiscal quarters of each of our fiscal years.

BREITBURN ENERGY PARTNERS L.P. UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS
Introduction
BreitBurn Energy Partners LP Unaudited Pro Forma Consolidated Balance Sheet December 31, 2005
BreitBurn Energy Partners LP Unaudited Pro Forma Consolidated Statement of Operations For the Year Ended December 31, 2005
Notes to Unaudited Pro Forma Consolidated Financial Statements
BREITBURN ENERGY COMPANY L.P. HISTORICAL CONSOLIDATED FINANCIAL STATEMENTS
Reports of Independent Registered Public Accounting Firm
BreitBurn Energy Company LP and Subsidiaries Consolidated Balance Sheet
BreitBurn Energy Company LP and Subsidiaries Consolidated Statement of Operations
BreitBurn Energy Company LP and Subsidiaries Consolidated Statement of Comprehensive Income
BreitBurn Energy Company LP and Subsidiaries Consolidated Statement of Partners' Equity
BreitBurn Energy Company LP and Subsidiaries Consolidated Statement of Cash Flows
Notes to Consolidated Financial Statements
BREITBURN ENERGY PARTNERS L.P. HISTORICAL BALANCE SHEET
Report of Independent Registered Public Accounting Firm
Statement of Financial Position as of March 31, 2006
Note to the Statement of Financial Position
BREITBURN GP LLC HISTORICAL BALANCE SHEET
Report of Independent Registered Public Accounting Firm
Statement of Financial Position as of March 31, 2006
Note to the Statement of Financial Position
NAUTILUS RESOURCES LLC HISTORICAL CONSOLIDATED FINANCIAL STATEMENTS
Report of Independent Registered Public Accounting Firm
Nautilus Resources LLC Consolidated Balance Sheet as of March 1, 2005
Nautilus Resources LLC Consolidated Statement of Operations and Changes in Members' Equity for the period from January 1, 2005 to March 1, 2005
Nautilus Resources LLC Consolidated Statement of Cash Flows for the period from January 1, 2005 to March 1, 2005
Notes to the Consolidated Financial Statements
Report of Independent Registered Public Accounting Firm
Nautilus Resources LLC Consolidated Balance Sheet as of December 31, 2004
Nautilus Resources LLC Consolidated Statement of Operations and Changes in Members' Equity for the period from January 1, 2004 to December 31, 2004
Nautilus Resources LLC Consolidated Statement of Cash Flows for the period from January 1, 2004 to December 31, 2004
Notes to the Consolidated Financial Statements

INTRODUCTION

        Effective upon the closing of this offering, BreitBurn Energy Company LP (BEC LP) will contribute certain assets, liabilities and oil and natural gas operations to BreitBurn Energy Partners LP (Partnership), a newly formed Delaware limited partnership. The financial statements of BreitBurn Energy Company LP for periods prior to their actual contribution of these operations to BreitBurn Energy Partners LP are presented as the Predecessor.

        The accompanying unaudited pro forma consolidated financial statements of the Partnership should be read together with the historical consolidated financial statements of the Predecessor included elsewhere in this prospectus. The pro forma financial statements have been prepared on the basis that the Partnership will be treated as a partnership for federal income tax purposes. The accompanying unaudited pro forma consolidated financial statements of the Partnership were derived by making certain adjustments to the historical consolidated financial statements of the Predecessor. The adjustments are based on currently available information and certain estimates and assumptions. Therefore, the actual adjustments may differ from the pro forma adjustments. However, management believes that the assumptions provide a reasonable basis for presenting the significant effects of the transactions as contemplated and that the pro forma adjustments give appropriate effect to those assumptions and are properly applied in the pro forma consolidated financial statements.

        The accompanying unaudited pro forma consolidated financial statements give effect to the contribution of certain oil and natural gas assets to the Partnership, the execution of the Omnibus Agreement, and the related transactions in connection with the closing of this offering. The unaudited pro forma consolidated balance sheet assumes that the contribution, offering, and related transactions occurred on December 31, 2005 and the unaudited pro forma consolidated statement of operations assumes that the contribution, offering, and related transactions occurred on January 1, 2005. The assets and liabilities contributed to the Partnership will be recorded at historical cost in a manner similar to a reorganization of entities under common control.

        The accompanying unaudited pro forma consolidated statement of operations gives effect to the acquisition of Nautilus Resources, LLC as if the transaction occurred on January 1, 2005. The Nautilus acquisition was completed on March 2, 2005 and accordingly the operating results related to the acquired properties are included in our historical results from that date.

BreitBurn Energy Partners LP

Unaudited Pro Forma Consolidated Balance Sheet

December 31, 2005

(in thousands)

Assets:	BEC LP Historical	BEC LP Retained Operations Pro Forma Adjustments(a)	Partnership Pro Forma	Offering Related Adjustments		Partnership Pro Forma, As Adjusted
Current assets:
Cash	$2,740	(2,740)	—	120,000 (11,900 (71,600 (36,500	(b) )(c) )(d) )(e)	$—
Trade accounts receivable, net	14,555	(5,826)	8,729			8,729
Other receivables	3,110	(3,110)	—			—
Prepaid expenses	1,027	(378)	649			649
Deposits	241	(153)	88			88

Total current assets	21,673	(12,207)	9,466	—		9,466
Property, plant and equipment
Oil and gas properties	315,812	(140,942)	174,870			174,870
Land	6,994	(6,941)	53			53
Buildings	2,062	(2,062)	—			—
Non-oil and gas assets	1,807	(1,807)	—			—

	326,675	(151,752)	174,923	—		174,923
Accumulated depletion and depreciation	(15,934)	6,237	(9,697)	—		(9,697)

Net property, plant and equipment	310,741	(145,515)	165,226	—		165,226
Other assets:
Abandonment bonds	75	(75)	—			—
Investment in affiliates	519	(297)	222			222
Other long-term assets	518	(518)	—			—

Total assets	$333,526	(158,612)	174,914	—		$174,914

Liabilities:
Current liabilities:
Accrued liabilities	$21,911	(12,496)	9,415			$9,415
Accounts payable	4,564	(2,348)	2,216			2,216
Due to Provident	3,476	(1,274)	2,202			2,202
Distributions payable	9,053	(3,130)	5,923			5,923
Non-hedging derivative instruments	1,976	(724)	1,252			1,252

Total current liabilities	40,980	(19,972)	21,008	—		21,008
Long-term debt	36,500	—	36,500	(36,500	)(e)	—
Deferred gain	1,685	(1,685)	—			—
Asset retirement obligation	9,664	(2,796)	6,868			6,868
Other long-term liability	4,672	(1,937)	2,735			2,735

Total liabilities	93,501	(26,390)	67,111	(36,500)		30,611
Commitments and contingencies
Partners' equity	240,025	(132,222)	107,803	(36,203 (71,600	)(f) )(d)	—
Common unitholders:
Public unitholders				120,000 (11,900	(b) )(c)	108,100
Predecessor and affiliates				35,215	(f)	35,215
General partner interest				988	(f)	988

Total liabilities and partners' equity	$333,526	(158,612)	174,914	—		$174,914

See accompanying notes to unaudited pro forma consolidated financial statements.

BreitBurn Energy Partners LP

Unaudited Pro Forma Consolidated Statement of Operations

For the Year Ended December 31, 2005

(in thousands, except per unit data)

	BEC LP Historical	BEC LP Retained Operations(a)	Nautilus Historical (January 1, 2005 to March 1, 2005)(g)	Nautilus Pro Forma Adjustment	Partnership Pro Forma	Offering Related Adjustments		Partnership Pro Forma, As Adjusted
Revenues and other income items:
Oil, natural gas and NGL sales	$114,405	$(41,072)	$3,551		$76,884			$76,884
Realized loss on financial derivative instruments	(13,563)	4,970	(831)		(9,424)			(9,424)
Unrealized gain (loss) on financial derivative instruments	155	(57)	(1,576)		(1,478)			(1,478)
Other revenue, net	868	91	60		1,019			1,019

Total revenues and other income items	101,865	(36,068)	1,204	—	67,001	—		67,001
Operating costs and expenses:
Operating costs	32,960	(11,579)	1,326		22,707			22,707
Depletion, depreciation and amortization	11,556	(3,611)	314	332 (k)	8,591			8,591
Depreciation of non-oil and gas assets	306	(306)	—		—			—
General and administrative expenses	16,111	(5,707)	325		10,729 (h)	1,500	(i)	12,229

Total operating costs and expenses	60,933	(21,203)	1,965	332	42,027	1,500		43,527

Operating income (loss)	40,932	(14,865)	(761)	(332)	24,974	(1,500)		23,474

Other (income) expense:
Interest expense	1,631	—	200		1,831	(1,531	)(j)	300
Other (income) expense, net	294	(69)	17		242			242

Total other (income) expense, net	1,925	(69)	217	—	2,073	(1,531)		542

Net income (loss)	$39,007	$(14,796)	$(978)	$(332)	$22,901	$31		$22,932

Computation of net income per limited partner unit:
Net income	$39,007							$22,932
Less—income allocable to general partner	156							459

Net income allocable to limited partners	38,851							$22,473
Net income available to common unit holders								—
Basic net income per unit	$0.22							—

Net income per limited partner unit	—							$1.02

Weighted average limited partner units outstanding	179,076					(179,076	)(l)

Weighted average common units outstanding	—					21,976	(m)	21,976

See accompanying notes to unaudited pro forma consolidated financial statements.

BreitBurn Energy Partners LP

Notes to Unaudited Pro Forma Consolidated Financial Statements

(Unaudited)

Note 1. Basis of Presentation, the Offering and Other Transactions

        The historical financial information is derived from the historical consolidated financial statements of BEC LP. The pro forma consolidated balance sheet adjustments have been prepared as if the transactions effected had taken place on December 31, 2005, and in the case of the pro forma consolidated statement of operations, the pro forma adjustments have been prepared as if the transactions effected had taken place on January 1, 2005.

        The pro forma consolidated financial statements give effect to the following transactions:

  •
  the retention of certain assets and liabilities of BreitBurn Energy Company LP;

  •
  the contribution of certain assets, liabilities, and oil and natural gas operations from BEC LP to the Partnership in exchange for the issuance of 15,975,758 common units and the 2% general partner interest;

  •
  the sale by the Partnership of 6,000,000 common units to the public in the initial public offering;

  •
  the payment of the estimated underwriting discount of $8.4 million and related offering expenses of $3.5 million;

  •
  the repayment of $36.5 million of long-term debt using net proceeds from this offering;

  •
  the Nautilus acquisition; and

  •
  the disbursement of $71.6 million to Provident and BreitBurn Corporation.

        Upon completion of this offering, BreitBurn Energy Partners LP anticipates incurring incremental selling, general and administrative expenses related to becoming a separate public entity (e.g., cost of Schedule K-1 and tax return preparation, annual and quarterly reports to unitholders, stock exchange listing fees, and registrar and transfer agent fees) in an annual amount of approximately $1.5 million. The unaudited pro forma combined financial statements reflect these incremental selling, general and administrative expenses.

        In addition, subsequent to this offering the Partnership will reimburse BreitBurn Management Company for the provision of various general and adminstrative services. For purposes of this pro forma presentation, we have calculated the amount of such reimbursement based on a percentage of barrel of oil equivalent (BOE) production. The general and administrative expense allocated to the Partnership based on this estimate was $10.7 million. The allocation method for the Partnership's reimbursement for general and administrative expenses is subject to change.

Note 2. Pro Forma adjustments and assumptions

a)
Reflects assets, liabilities, and oil and natural gas operations that will be retained by BEC LP, and thus will not be contributed to the Partnership.

b)
Reflects the gross proceeds to the Partnership of $120.0 million from the issuance and sale of 6,000,000 common units at an assumed initial public offering price of $20.00 per unit.

c)
Reflects the payment of the estimated underwriting discount of $8.4 million and other offering related expenses of $3.5 million.

d)
Reflects the payment to Provident and BreitBurn Corporation of $71.6 million with a portion of the net proceeds of this offering, net of repayment of long term debt of $36.5 million and $11.9 million of underwriting and offering related expenses, from the public offering of common units.

e)
Reflects the repayment of $36.5 million in long-term debt with a portion of the net proceeds from this offering.

f)
Reflects the conversion of $36.2 million of BEC LP's adjusted equity as follows: $35.2 million for 15,975,758 common units and $1.0 million for 448,485 general partner unit equivalents representing the 2% general partner interest.

g)
Reflects historical results of operations of Nautilus for the period prior to its acquisition on March 2, 2005.

h)
Reflects estimated expenses for the provision of various general and administrative services, allocated based on the Partnership's percentage of BEC LP's barrel of oil equivalent (BOE) production. The allocation is subject to change. See Note 1.

i)
Reflects estimated additional incremental expenses associated with ongoing administration of the Partnership as a publicly held entity.

j)
Reflects the removal of $1.8 million of long-term debt related interest expense as a result of the repayment of borrowings using the net proceeds from this offering offset by the $0.3 million commitment fee related to the Partnership's anticipated new credit facility.

k)
Reflects additional depletion expense as if Nautilus had been acquired on January 1, 2005.

l)
Reflects the elimination of Predecessor limited partner units outstanding.

m)
Reflects the issuance of common units in connection with this offering.

Note 3. Pro Forma Net Income Per Unit

        Pro forma net income per unit is determined by dividing the pro forma net income available to the common unitholders, after deducting the general partner's interest in the pro forma net income, by the number of common units expected to be outstanding at the closing of the offering. For purposes of this calculation, we assumed that the number of common units outstanding was 21,975,758. All units were assumed to have been outstanding since January 1, 2005. Basic and diluted pro forma net income per unit are equivalent because there are no dilutive units at the date of closing of the initial public offering of the common units of the Partnership.

Note 4. Agreements with BreitBurn Energy Company LP

        Upon the closing of this offering, the Partnership will enter into an Administrative Services Agreement with BreitBurn Energy Management Company. The agreement will require us to reimburse our general partner for all direct and indirect expenses it incurs or payments it makes on our behalf and all other expenses allocable to us or otherwise incurred by our general partner in connection with operating our business. These expenses include salary, bonus, incentive compensation and other amounts paid to persons who perform services for us or on our behalf and expenses allocated to our general partner by its affiliates. The general partner is entitled to determine in good faith the expenses that are allocable to us. As mentioned in Note 1, the pro forma administrative fee allocated to the Partnership based on 2005 production was $10.7 million. The allocation method for reimbursement is subject to change.

Note 5. Oil and Natural Gas Activities

Supplemental reserve information (unaudited)

        The following information summarizes the net proved reserves of oil (including condensate and natural gas liquids) and gas and the present values thereof as of December 31, 2005 for the properties to be contributed to the Partnership. The following reserve information is based upon reports of the independent petroleum consulting firm of Netherland, Sewell & Associates, Inc. The estimates are prepared in accordance with SEC regulations.

        Management believes the reserve estimates presented herein, prepared in accordance with generally accepted engineering and evaluation principles consistently applied, are reasonable. However, there are numerous uncertainties inherent in estimating quantities and values of proved reserves and in projecting future rates of production and timing of development expenditures, including many factors beyond our control. Reserve engineering is a subjective process of estimating the recovery from underground accumulations of oil and gas that cannot be measured in an exact manner, and the accuracy of any reserve estimate is a function of the quality of available data and of engineering and geological interpretation and judgment. Because all reserve estimates are to some degree speculative, the quantities of oil and gas that are ultimately recovered, production and operating costs, the amount and timing of future development expenditures and future oil and gas sales prices may all differ from those assumed in these estimates. In addition, different reserve engineers may make different estimates of reserve quantities and cash flows based upon the same available data. Therefore, the Standardized Measure shown below represents estimates only and should not be construed as the current market value of the estimated oil and gas reserves attributable to our properties.

        Decreases in the prices of oil and natural gas have had, and could have in the future, an adverse effect on the carrying value of our estimated proved reserves and our revenues, profitability and cash flow. A significant portion of our estimated proved reserve base (approximately 98% of year-end 2005 reserve volumes) is comprised of oil properties that are sensitive to crude oil price volatility.

Estimated quantities of oil and natural gas reserves (unaudited)

        The following table sets forth certain data pertaining to our estimated proved and proved developed reserves for the year ended December 31, 2005.

	2005
Proved Reserves	Oil (MBbl)	Gas (MMcf)
Beginning balance	18,504	2,537
Revision of previous estimates	(1,076)	241
Extensions, discoveries and additions	—	—
Improved recovery	—	—
Purchase of reserves in-place	13,278	549
Sale of reserves in-place	—	—
Production	(1,523)	(213)

Ending balance	29,183	3,114

Proved Developed Reserves
Beginning balance	17,802	2,537
Ending balance	26,481	3,114

Standardized measure of discounted future net cash flows (unaudited)

        The Standardized Measure of discounted future net cash flows relating to estimated proved crude oil and natural gas reserves is presented below (in thousands):

December 31, 2005
Future cash inflows	$1,406,210
Future development costs	(108,096)
Future production expense	(647,739)
Future income tax expense	—

Future net cash flows	650,375
Discounted at 10% per year	(329,902)

Standardized Measure of discounted future net cash flows	$320,473

        The Standardized Measure of discounted future net cash flows (discounted at 10%) from production of proved reserves was developed as follows:

          1.     An estimate was made of the quantity of proved reserves and the future periods in which they are expected to be produced based on year-end economic conditions.

          2.     In accordance with SEC guidelines, the reserve engineers' estimates of future net revenues from our proved properties and the present value thereof are made using oil and gas sales prices in effect as of the dates of such estimates and are held constant throughout the life of the properties, except where such guidelines permit alternate treatment, including the use of fixed and determinable contractual price escalations. Our estimated net proved reserves as of December 31, 2005 were determined using $57.75 per barrel of oil for California and $34.14 per barrel of oil for Wyoming and $10.08 per MMBtu of natural gas. As of December 31, 2005, our California and Wyoming properties' average realized oil prices represented a $5.50 per Bbl and a $17.49 per Bbl discount to NYMEX oil prices, respectively. As of December 31, 2005, our average overall realized oil prices represented a $9.22 per Bbl discount to NYMEX oil prices.

          3.     The future gross revenue streams were reduced by estimated future operating costs (including production and ad valorem taxes) and future development and abandonment costs, all of which were based on current costs.

          4.     The reports reflect the pre-tax present value of proved reserves to be $320.5 million at December 31, 2005. SFAS No. 69 requires us to further reduce these estimates by an amount equal to the present value of estimated income taxes that may be payable by us in future years to arrive at the Standardized Measure of discounted future net cash flows. The Partnership is not subject to income tax; rather, the income or loss of the Partnership is included in the income tax returns of the partners.

REPORTS OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Partners of BreitBurn Energy Company LP:

        In our opinion, the accompanying consolidated statements of operations, comprehensive income, partners' equity and cash flows present fairly, in all material respects, the results of operations and cash flows of BreitBurn Energy Company LLC and subsidiaries' (Predecessor Company) (the Company) for the year ended December 31, 2003 and for the period from January 1 to June 15, 2004 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        As discussed in Note 4 to the consolidated financial statements, the Company changed its method of accounting for asset retirement obligations in connection with the adoption of Statement of Financial Accounting Standards No. 143, Accounting for Asset Retirement Obligations, in 2003. Also, as discussed in Note 4 to the consolidated financial statements, the Partnership adopted the provisions of Statement of Financial Accounting Standards No. 150, Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity, as of July 1, 2003.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP
Phoenix, Arizona
May 11, 2006

To the Partners of BreitBurn Energy Company LP:

        In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, comprehensive income, partners' equity and cash flows present fairly, in all material respects, the financial position of BreitBurn Energy Company LP and subsidiaries (Successor Company) (Partnership) at December 31, 2005 and 2004 and the results of their operations and cash flows for the year ended December 31, 2005 and for the period from June 16 (date of inception) to December 31, 2004 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        As discussed in Note 2 to the financial statements, the Partnership has restated its financial statements for the period from June 16 (date of inception) to December 31, 2004.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP
Phoenix, Arizona
May 11, 2006

BreitBurn Energy Company LP
and Subsidiaries

Consolidated Balance Sheet

(in thousands)

	December 31, 2005	December 31, 2004
		As Restated
ASSETS
Current assets:
Cash	$2,740	$636
Trade accounts receivable, net	14,555	8,383
Other receivables	3,110	214
Prepaid expenses	1,027	981
Deposits	241	261

Total current assets	21,673	10,475
Property, plant and equipment:
Oil and gas properties	315,812	191,441
Land	6,994	24,610
Buildings	2,062	173
Non-oil and gas assets	1,807	405

	326,675	216,629
Accumulated depletion and depreciation	(15,934)	(4,305)

Net property, plant and equipment	310,741	212,324
Other assets:
Abandonment bonds	75	150
Investment in affiliates	519	518
Other long-term assets	518	148

Total other assets	1,112	816

Total Assets	$333,526	$223,615

LIABILITIES AND PARTNERS' EQUITY
Current liabilities:
Accrued liabilities	$21,911	$11,051
Accounts payable	4,564	3,179
Discontinued operations liability	—	1,500
Due to Provident	3,476	2,775
Distributions payable	9,053	4,389
Non-hedging derivative instruments	1,976	2,131

Total current liabilities	40,980	25,025
Long-term debt	36,500	10,500
Deferred gain	1,685	—
Asset retirement obligation	9,664	2,127
Other long-term liability	4,672	1,949

Total liabilities	93,501	39,601
Commitments and contingencies (Note 13)
Partners' equity	240,025	184,014

Total liabilities and partners' equity	$333,526	$223,615

The accompanying notes are an integral part of these consolidated financial statements.

BreitBurn Energy Company LP
and Subsidiaries

Consolidated Statement of Operations

(in thousands, except unit and per unit amounts)

	Successor		Predecessor
	December 31, 2005	June 16 to December 31, 2004	January 1 to June 15, 2004	December 31, 2003
		As Restated
Revenues and other income items:
Oil, natural gas and NGL sales	$114,405	$31,626	$17,400	$37,751
Realized loss on financial derivative instruments	(13,563)	(528)	(5,721)	(7,290)
Unrealized gain (loss) on financial derivative instruments	155	(2,610)	—	—
Gain on sale of assets	—	—	—	10,824
Other revenue, net	868	545	534	896

Total revenues and other income items	101,865	29,033	12,213	42,181
Operating costs and expenses:
Operating costs	32,960	10,394	6,700	15,704
Depletion, depreciation and amortization	11,556	4,214	1,303	3,414
Depreciation of non-oil and gas assets	306	91	85	204
General and administrative expenses	16,111	4,310	5,309	4,171

Total operating costs and expenses	60,933	19,009	13,397	23,493

Operating income (loss)	40,932	10,024	(1,184)	18,688

Other (income) expense:
Amortization of debt issuance costs	—	—	508	268
Interest expense	1,631	143	4,203	5,235
Other (income) expense, net	294	203	501	268

	1,925	346	5,212	5,771
Net income (loss) before change in accounting principle	39,007	9,678	(6,396)	12,917

Cumulative effect of change in accounting principle (Note 4)	—	—	—	1,653

Net income (loss)	39,007	9,678	(6,396)	14,570

Redeemable preferred stock accretion and dividend	—	—	—	(2,140)

Net income available to common unit holders	$39,007	$9,678	$(6,396)	$12,430

Basic net income (loss) per unit	$0.22	$0.07	$(0.49)	$0.95

Weighted average number of units used to calculate basic net income per unit	179,795,294	138,509,666	13,096,068	13,088,068

The accompanying notes are an integral part of these consolidated financial statements.

BreitBurn Energy Company LP
and Subsidiaries

Consolidated Statement of Comprehensive Income

(in thousands)

	Successor		Predecessor
	December 31, 2005	June 16 to December 31, 2004	January 1 to June 15, 2004	December 31, 2003
		As Restated
Net income (loss)	$39,007	$9,678	$(6,396)	$14,570
Change in fair value of derivative instruments	—	—	(7,148)	(4,655)

Comprehensive income (loss)	$39,007	$9,678	$(13,544)	$(9,915)

The accompanying notes are an integral part of these consolidated financial statements.

BreitBurn Energy Company LP
and Subsidiaries

Consolidated Statement of Partners' Equity

(in thousands)

	Predecessor
	For the period January 1, 2003 to June 15, 2004
	Common Units	Accumulated Other Comprehensive Loss	Total
Balance, December 31, 2002	$2,262	$(4,646)	$(2,384)
Cash dividend	(17)	—	(17)
Net income	14,570	—	14,570
Redeemable preferred stock accretion	(317)	—	(317)
Redeemable preferred stock cash dividend	(1,823)	—	(1,823)
Change in fair value of derivative instruments	—	(4,655)	(4,655)

Balance, December 31, 2003	$14,675	$(9,301)	$5,374

Net loss	(6,396)	—	(6,396)
Change in fair value of derivative instruments	—	(7,148)	(7,148)

Balance, June 15, 2004	$8,279	$(16,449)	$(8,170)

	Successor
	For the period June 16, 2004 to December 31, 2005
	Pro LP Corp	Pro GP Corp	BreitBurn Corp	Total
Capital contribution, June 16, 2004	$114,500	$500	$10,000	$125,000
Additional capital contribution	61,773	248	—	62,021
Distributions paid or accrued	(11,847)	(51)	(787)	(12,685)
Net income (As Restated)	8,991	39	648	9,678

Balance, December 31, 2004	173,417	736	9,861	184,014

Additional capital contribution	79,233	318	—	79,551
Distributions paid or accrued	(59,427)	(250)	(2,870)	(62,547)
Net income	37,129	156	1,722	39,007

Balance, December 31, 2005	$230,352	$960	$8,713	$240,025

The accompanying notes are an integral part of these consolidated financial statements.

BreitBurn Energy Company LP
and Subsidiaries

Consolidated Statement of Cash Flows

(in thousands)

	Successor		Predecessor
	January 1 to December 31, 2005	June 16 to December 31, 2004	January 1 to June 15, 2004	January 1 to December 31 2003
		As Restated
Cash flows from operating activities
Net income (loss) for the period	$39,007	$9,678	$(6,396)	$14,570
Adjustments to reconcile net income to net cash provided by operating activities:
Cumulative effect of accounting change	—	—	—	(1,653)
Accrued dividend on mandatorily redeemable preferred shares	—	—	2,951	2,222
Depletion, depreciation and accretion	11,861	4,346	1,387	3,618
Deferred stock based compensation	7,213	1,874	—	—
Stock based compensation paid	(1,970)	—	—	—
Forgiveness of notes receivable from related parties	—	—	500	—
Redeemable preferred stock accretion	—	—	—	318
Loss on extinguishment of long-term debt	133	—	249	—
Equity in earnings of affiliates, net of dividends	(1)	35	28	81
Gain on sale of assets	—	—	—	(10,824)
Other	193	151	871	268
(Increase) decrease in current assets	(4,523)	19	(3,061)	(141)
Increase (decrease) in current liabilities	(5,987)	(15,992)	5,168	(1,833)

Net cash provided by operating activities	45,926	111	1,697	6,626

Cash flows from investing activities
Capital expenditures (excluding property acquisitions)	(39,945)	(11,314)	(8,522)	(12,809)
Property acquisitions	—	(47,508)	—	—
Acquisition of Nautilus, net of cash	(72,700)	—	—	—
Proceeds from sale of assets	19,652	—	—	34,534
Payments of acquisition transaction costs on behalf of Provident	(446)	(1,567)	—	—
Other	—	(101)	(9)	(1,105)

Net cash provided (used) by investing activities	(93,439)	(60,490)	(8,531)	20,620

Cash flows from financing activities
Proceeds from the issuance of long-term debt	36,500	10,500	36,190	56,500
Repayments of long-term debt	(10,500)	—	(29,620)	(81,500)
Long-term debt issuance costs	(717)	(332)	(405)	—
Cash preferred stock dividends	—	—	—	(1,823)
Payment of acquisition transaction costs	(23)	(3,195)	—	—
Cash overdraft	2,661	—	1,637	—
Capital contributions	79,551	62,021	—	—
Distributions paid	(57,855)	(8,296)	—	—
Other	—	—	(1,500)	(31)

Net cash provided (used) by financing activities	49,617	60,698	6,302	(26,854)

Increase (decrease) in cash, net	2,104	319	(532)	392
Cash beginning of period	636	317	715	323

Cash end of period	$2,740	$636	$183	$715

The accompanying notes are an integral part of these consolidated financial statements.

BreitBurn Energy Company LP
and Subsidiaries

Notes to Consolidated Financial Statements

1.    Organization and description of operations

        BreitBurn Energy Company LLC (the "Predecessor"), organized under the State of California Beverly-Killea Limited Liability Company Act, was formed on March 5, 1997. The Predecessor was engaged in the acquisition, exploration, development and production of oil and gas properties, in the States of California and Wyoming.

        BreitBurn Energy Company LP (the "Successor"), was formed on June 15, 2004. On June 15, 2004, Provident Energy Trust, ("Provident"), an open-end unincorporated investment trust created under the laws of Alberta, Canada, acquired the Predecessor for $125.0 million. BreitBurn Energy Company LLC was then converted into BreitBurn Energy Company LP, a Delaware limited partnership. Initial capital account balances and percentage interests in the Successor were held as follows: Pro GP, the general partner, a wholly owned subsidiary of Provident, $0.5 million or 0.4 percent; Pro LP, a limited partner, a wholly owned subsidiary of Provident, $114.5 million or 91.6 percent; and BreitBurn Energy Corporation, a limited partner, $10.0 million or 8.0 percent. In connection with the acquisition, the Provident affiliates paid cash and BreitBurn Energy Corporation retained an 8% interest valued at $10.0 million.

        During the period from June 16, 2004 to December 31, 2004 and for the year ended December 31, 2005, Pro LP Corp and Pro GP Corp made additional capital contributions to the Successor of $62.0 million and $79.6 million respectively. The impact of the additional contributions was to change the initial ownership interest as follows:

	December 31, 2005	December 31, 2004
Pro LP Corp	95.2%	93.8%
Pro GP Corp	0.4%	0.4%
BreitBurn Energy Corporation	4.4%	5.8%

	100%	100%

        Provident's purchase price was allocated to the assets acquired and liabilities assumed as follows (in thousands):

Net assets acquired and liabilities assumed
Property, plant and equipment	$153,508
Working capital deficiency	(8,330)
Non-hedging derivative instruments	(18,394)
Other assets	750
Asset retirement obligation	(737)
Other liabilities	(1,797)

$125,000

Consideration
Cash (Pro LP Corp and Pro GP Corp)	$115,000
Membership interest (BreitBurn Energy Corporation)	10,000

$125,000

        The Successor is engaged in the acquisition, development and production of oil and natural gas properties in the States of California and Wyoming.

        Where appropriate, the activities of both the Predecessor and Successor are referred to as the "Company."

        The Company is the General Partner in BreitBurn Energy Partners I, L.P. ("BEP I"), a Texas limited Partnership. The Company has a 1% General Partner interest and a 4% direct working interest in the properties. BEP I is also engaged in the exploitation, development and production of oil and gas properties.

2.    Restatement of Financial Information

        The Partnership has restated its financial statements at December 31, 2004 and for the period from June 16, 2004 (date of inception) to December 31, 2004 to properly account for the stock compensation expense relating to the Partnership's Stock Compensation Plans (Note 11). In addition the Partnership has restated the statement of cash flows for the period from June 16, 2004 (date of inception) to December 31, 2004 to properly reflect accrued partners' distributions, payment of acquisition related costs dividends received and payment of debt financing costs.

        During the period from June 16, 2004 (date of inception) to December 31, 2004 the Partnership incorrectly recorded $0.937 million of its stock compensation expense as a reduction of accrued direct acquisition costs relating to the acquisition of the Partnership by Provident Energy in June 2004. All internal costs associated with a business combination should properly be expensed as incurred. The restatement resulted in a decrease of previously reported net income of $0.937 million and an increase to accrued acquisition costs. After the correction of this error, the

Partnership also determined that accrued acquisition costs were overstated by $1.061 million. This restatement resulted in a reduction to accrued liabilities and a corresponding decrease to Oil and Gas Properties.

        The Partnership incorrectly classified $3.195 million of acquisition transaction costs as a use of cash in operating activities in the Statement of Cash Flows. These costs were related to Provident's acquisition of the Partnership and were paid by the Partnership on behalf of Provident. However, such costs are analogous to distributions to Provident; therefore they have been included as cash used in financing activities on the Statement of Cash Flows. The Partnership has restated its Statement of Cash Flows to reflect these amounts in their proper captions.

        Additionally, the Partnership previously reported $4.387 million of distributions payable to its parent in the Statement of Cash Flows under cash flows from financing activities and also inadvertently recorded an equal offsetting entry in cash flows from operating activities. The Partnership has restated its Statement of Cash Flows to correct for these errors. In addition, the accrued distributions have been reported among other non-cash investing activity.

        The Partnership previously reported $0.332 million of long-term debt issuance costs as a component of cash flows used in operating activities. Debt issuance costs should, however, be reported as financing activities. As such, the Partnership has restated its Statement of Cash Flows to reflect this correction.

        The Partnership previously reported $0.111 million of dividends received from equity investments as investing activities. Dividends received from equity investments should be included as a source of cash from operating activities. The Partnership has restated its Statement of Cash Flows to reflect these amounts in their proper captions.

        The Partnership incorrectly classified $0.433 million of unpaid acquisition transaction costs as a use of cash in investing activities in the Statement of Cash Flows. These costs were related to the Partnership's acquisition of the Orcutt properties. The amount was also improperly included in the change in accrued liabilities resulting in an overstatement of cash provided by operating activities. The Partnership has restated its Statement of Cash Flows to remove the cash outflow from investing activities and the cash inflow from operating activities, and the related non-cash transaction was included among other non-cash transactions.

        The following tables set forth the effects of the aforementioned restatements to the Partnership's Balance Sheet at December 31, 2004 and its Consolidated Statement of Operations and its Consolidated Statement of Cash Flows for the period from June 16 (date of inception) to December 31, 2004:

CONDENSED CONSOLIDATED BALANCE SHEET

	At December 31, 2004
	As Previously Reported	Adjustments		As Restated
	(in thousands)
ASSETS
Oil & gas properties, net	$192,502	$(1,061)		$191,441
Other assets	32,174	—		32,174

Total assets	224,676	(1,061)		223,615
LIABILITIES AND PARTNERS' EQUITY
Accrued liabilities	11,175	(124	)(a)	11,051
Other liabilities	28,550			28,550

Total liabilities	39,725	(124)		39,601

Partners' equity	$184,951	$(937)		$184,014

Total liabilities and partners' equity	$224,676			$223,615

(a)
This adjustment is composed of an increase to accrued liabilities of $0.937 million due to incorrect characterization of stock compensation expense and the correction of the reduction of accrued liabilities due to the excess accrued acquisition costs of $1.061 million.

CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

	For the Period June 16 to December 31, 2004
	As Previously Reported	Adjustments	As Restated
	(in thousands)
Total revenues	$29,033	$—	$29,033
General and administrative expenses	3,373	937	4,310
Other expenses	15,045	—	15,045

Total expenses	18,418	937	19,355

Net income	$10,615	$(937)	$9,678

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS

	For the Period June 16 to December 31, 2004
	As Previously Reported	Adjustments		As Restated
	(in thousands)
Net income for the period	$10,615	$(937)		$9,678
Deferred stock based compensation	937	937		1,874
Equity in earnings of affiliates net of dividends received	(76)	111		35
(Increase) decrease in current assets	(313)	332		19
Increase (decrease) in current liabilities	(14,367)	(1,625	)(a)	(15,992)
Other operating activities	4,497	—		4,497

Net cash provided by operating activities	1,293	(1,182)		111
Property acquisitions	(49,508)	2,000	(b)	(47,508)
Payment of acquisition transaction costs	—	(1,567	)(b)(c)	(1,567)
Dividends received from equity affiliates	111	(111)		—
Other investing activities	(11,415)	—		(11,415)

Net cash used in investing activities	(60,812)	322		(60,490)
Distributions paid	(12,683)	4,387		(8,296)
Acquisition costs paid on behalf of Provident	—	(3,195)		(3,195)
Long-term debt issuance costs	—	(332)		(332)
Other financing activities	72,521	—		72,521

Net cash provided by financing activities	59,838	860		60,698
Cash beginning of period	317	—		317

Cash end of period	$636	$—		$636

(a)
This adjustment is composed of the adjustment of distributions payable of a $4.387 million unpaid acquisition transaction costs of $0.433 million offset by Provident acquisition costs of $3.195 million.

(b)
To conform to current year presentation, the Partnership chose to report separately property acquisitions and payments of acquisition costs.

(c)
This adjustment is composed of an increase to payments of acquisitions of $2.0 million (Note (a)), offset by unpaid amounts of $0.433 million.

3.    Summary of Significant Accounting Policies

Principles of consolidation

        The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. Investments in affiliated companies with a 20% or greater ownership interest,

and in which the Company does not have control, are accounted for on the equity basis. Investments in affiliated companies with less than a 20% ownership interest, and in which the Company does not have control, are accounted for at cost. The effects of all intercompany transactions have been eliminated.

Cash and cash equivalents

        The Company considers all investments with original maturities of three months or less to be cash equivalents.

Revenue recognition

        Revenues associated with the sales of crude oil, natural gas and natural gas liquids ("NGLs") owned by the Company are recognized when title passes from the Company to its customer.

Use of estimates

        The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

        The financial statements are based on a number of significant estimates including oil and gas reserve quantities, which are the basis for the calculation of depletion, depreciation, amortization and impairment of oil and gas properties.

Property, Plant and Equipment

Oil and gas properties

        The Company follows the successful efforts method of accounting. Lease acquisition and development costs (tangible and intangible) incurred, including internal acquisition costs, relating to proved oil and gas properties are capitalized. Delay and surface rentals are charged to expense as incurred. Dry hole costs incurred on exploratory wells are expensed. Dry hole costs associated with developing proved fields are capitalized. Geological and geophysical costs related to exploratory operations are expensed as incurred.

        Upon sale or retirement of proved properties, the cost thereof and the accumulated depletion, depreciation and amortization are removed from the accounts and any gain or loss is recognized in the statement of operations. Maintenance and repairs are charged to operating expenses. Depletion, depreciation and amortization (DD&A) of proved oil and gas properties, including the estimated cost of future abandonment and restoration of well sites and associated facilities, are computed on a property-by-property basis and recognized using the units-of-production method net of any anticipated proceeds from equipment salvage and sale of surface rights.

Buildings and non-oil and natural gas assets

        Buildings and non-oil and gas assets are recorded at cost and depreciated using the straight-line method over their estimated useful lives, which range from 3 to 30 years.

Impairment of assets

        Oil and gas properties are regularly assessed for possible impairment, generally on a field-by-field basis where applicable, using the estimated undiscounted future cash flows of each field. Impairment losses are recognized when the estimated undiscounted future cash flows are less than the current net book values of the properties in a field.

        Impairment charges are also made for other long-lived assets when it is determined that the carrying values of the assets may not be recoverable.

        The Company did not record an impairment charge during the years ended December 31, 2005, 2004 or 2003.

Debt Issuance Costs

        The costs incurred to obtain financing have been capitalized. Debt issuance costs are amortized using the straight-line method over the term of the related debt.

Oil and natural gas reserve quantities

        Reserves and their relation to estimated future net cash flows impact the Company's depletion and impairment calculations. As a result, adjustments to depletion are made concurrently with changes to reserve estimates. The Company prepares its reserve estimates, and the projected cash flows derived from these reserve estimates, in accordance with Securities and Exchange Commission guidelines. The independent engineering firm adheres to the same guidelines when preparing their reserve reports.

Asset retirement obligation

        The Company has significant obligations to plug and abandon oil and natural gas wells and related equipment at the end of oil and natural gas production operations. The computation of the Company's asset retirement obligations (ARO) is prepared in accordance with SFAS No. 143, Accounting for Asset Retirement Obligations. This accounting standard applies to the fair value of a liability for an asset retirement obligation that is recorded when there is a legal obligation associated with the retirement of a tangible long-lived asset and the liability can be reasonably estimated.

Stock-based Compensation

        At December 31, 2005, we had various forms of stock compensation outstanding under employee compensation plans that are described more fully in Note 11. We apply the recognition and measurement principles of Accounting Principles Board ("APB") Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations in accounting for those plans. We use the method prescribed under FASB Interpretation No. 28, Accounting for Stock Appreciation Rights and Other Variable Stock Option or Award Plans—an interpretation of APB Opinions No. 15 and 25, to calculate the expenses associated with our awards.

Fair market value of financial instruments

        The carrying amount of the Company's cash, accounts receivable, accounts payable, and accrued expenses, approximate their respective fair value due to the relatively short term of the related instruments. The carrying amount of long-term debt approximates fair value due to the debt's variable interest rate terms.

Allowance for doubtful accounts

        The Company regularly reviews all aged accounts receivable for collectability and establishes an allowance as necessary for balances greater than 90 days outstanding.

Accounting for business combinations

        The Company has accounted for all of its business combinations using the purchase method, in accordance with SFAS No. 141, Accounting for Business Combinations. Under the purchase method of accounting, a business combination is accounted for at a purchase price based upon the fair value of the consideration given, whether in the form of cash, assets, stock or the assumption of liabilities. The assets and liabilities acquired are measured at their fair values, and the purchase price is allocated to the assets and liabilities based upon these fair values. The excess of the fair value of assets acquired and liabilities assumed over the cost of an acquired entity, if any, is allocated as a pro rata reduction of the amounts that otherwise would have been assigned to certain acquired assets. The Company has not recognized any goodwill from any business combinations.

Concentration of credit risk

        The Company maintains its cash accounts primarily with a single bank and invests cash in money market accounts, which the Company believes to have minimal risk. As operator of jointly owned oil and gas properties, the Company sells oil and gas production to U.S. oil and gas purchasers and pays vendors on behalf of joint owners for oil and gas services. Both purchasers and joint owners are located primarily in the western United States. The risk of nonpayment by the purchasers or joint owners is considered minimal and has been considered in the Company's allowance for doubtful accounts.

Derivatives

        SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, as amended establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and hedging activities. It requires the recognition of all derivative instruments as assets or liabilities in the Company's balance sheet and measurement of those instruments at fair value. The accounting treatment of changes in fair value is dependent upon whether or not a derivative instrument is designated as a hedge and if so, the type of hedge. For derivatives designated as cash flow hedges, changes in fair value are recognized in other comprehensive income, to the extent the hedge is effective, until the hedged item is recognized in earnings. Hedge effectiveness is measured based on the relative changes in fair value between the derivative contract and the hedged item over time. Any change in fair value resulting from ineffectiveness, as defined by SFAS No.133, is recognized immediately in earnings. Gains and losses on derivative instruments not designated as hedges are included in earnings currently.

Income taxes

        The Company is not subject to income tax and the income or loss of the Company is included in the income tax returns of the individual partners.

Earnings per unit

        Weighted average units outstanding for computing basic earnings for the periods ended December 31, 2005, 2004 and 2003 were:

	Successor		Predecessor
	Period Ended December 31,
			January 1, 2004 to June 15, 2004	January 1, 2003 to December 31, 2003
	2005	2004
Units outstanding—basic	179,795,294	138,509,666	13,096,068	13,088,068

Business segment information

        SFAS No. 131, Disclosures about Segments of an Enterprise and Related Information, establishes standards for reporting information about operating segments. Segment reporting is not applicable because the operating areas have similar economic characteristics and meet the criteria for aggregation as defined in SFAS No. 131. The Company acquires, exploits, develops and explores for and produces oil and natural gas and its operations are located primarily in the western United States. Corporate management administers all properties as a whole rather than as discrete operating segments. Operational data is tracked by area; however, financial performance is measured as a single enterprise and not on an area-by-area basis. Allocation of capital resources is employed on a project-by-project basis across our entire asset base to maximize profitability without regard to individual areas or segments.

Recent accounting pronouncements

        In December 2004, the Financial Accounting Standards Board ("FASB") issued SFAS No. 123 (revised 2004) (SFAS No. 123-R), Share Based Payments. This Statement revises SFAS No. 123, Accounting for Stock-Based Compensation (SFAS No. 123) and supersedes APB Opinion No. 25, Accounting for Stock Issued to Employees, and its related implementation guidance. This statement requires a public entity to measure the cost of employee services received in exchange for an award of equity instruments based on the fair market value of the award on the date of grant (with limited exceptions), which must be recognized over the period during which an employee is required to provide service in exchange for the award—the requisite service period (usually the vesting period). The statement applies to all share-based payment transactions in which an entity acquires goods or services by issuing (or offering to issue) its shares, share options, or other equity instruments or by incurring liabilities to an employee or other supplier (a) in amounts based, at least in part, on the price of the entity's shares or other equity instruments or (b) that require or may require settlement by issuing the entity's equity shares or other equity instruments.

        The statement requires the accounting for any excess tax benefits to be consistent with the existing guidance under SFAS No. 123, which provides a two-transaction model summarized as follows:

  •
  If settlement of an award creates a tax deduction that exceeds compensation cost, the additional tax benefit would be recorded as a contribution to paid-in-capital.

  •
  If the compensation cost exceeds the actual tax deduction, the write-off of the unrealized excess tax benefits would first reduce any available paid-in capital arising from prior excess tax benefits, and any remaining amount would be charged against the tax provision in the income statement.

        The statement also amends SFAS No. 95, Statement of Cash Flows, to require that excess tax benefits be reported as a financing cash inflow rather than as an operating cash inflow. However, the statement does not change the accounting guidance for share-based payment transactions with parties other than employees provided in SFAS No. 123 as originally issued and Emerging Issues Task Force ("EITF") Issue No. 96-18, Accounting for Equity Instruments That Are Issued To Whom It May Concern: Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services. Further, this statement does not address the accounting for employee share ownership plans, which are subject to AICPA Statement of Position 93-6, Employers' Accounting for Employee Stock Ownership Plans.

        The statement applies to all awards granted, modified, repurchased or cancelled after January 1, 2006, and to the unvested portion of all awards granted prior to that date. Public entities that used the fair market value method for either recognition or disclosure under SFAS No. 123 may adopt this Statement using a modified version of prospective application (modified prospective application). Under modified prospective application, compensation cost for the portion of awards for which the employee's requisite service has not been rendered that are outstanding as of January 1, 2006 must be recognized as the requisite service is rendered on or after that date.

        The compensation cost for that portion of awards shall be based on the original fair market value of those awards on the date of grant as calculated for recognition under SFAS No. 123. The compensation cost for those earlier awards shall be attributed to periods beginning on or after January 1, 2006 using the attribution method that was used under SFAS No. 123. Furthermore, the method of recognizing forfeitures must now be based on an estimated forfeiture rate and can no longer be based on forfeitures as they occur.

        We have not elected early adoption of SFAS No. 123-R and expect to implement the statement prospectively effective with options granted after January 1, 2006. The Company does not believe that the adoption of SFAS 123-R will have a significant impact on its consolidated financial statements.

Environmental expenditures

        The Company reviews, on an annual basis, its estimates of the cleanup costs of various sites. When it is probable that obligations have been incurred and where a reasonable estimate of the cost of compliance or remediation can be determined, the applicable amount is accrued. For other potential liabilities, the timing of accruals coincides with the related ongoing site assessments. The Company does not discount any of these liabilities.

4.    Adoption of New Accounting Policies

        In June 2001, the Financial Accounting Standards Board ("FASB") issued SFAS No. 143., Accounting for Asset Retirement Obligations. This statement requires that the Company recognize liabilities related to the legal obligations associated with the retirement of its tangible long-lived assets at fair values in the periods in which the obligations are incurred (typically when the assets are installed). These obligations include the plugging and abandonment of oil and gas wells and facilities and the closure and site restoration of certain facilities.

        Prior to January 1, 2003, the Predecessor was required, under SFAS No. 19, Financial Accounting and Reporting by Oil and Gas Producing Companies, to accrue its abandonment and restoration costs ratably over the productive lives of its assets. The Predecessor previously used the units-of-production method to accrue these costs. SFAS No. 19 resulted in higher costs being accrued early in the fields' lives when production was at its highest levels and abandonment and restoration costs accruals were matched with the revenues as oil and gas were produced.

        In accordance with the provisions of SFAS No. 143, the Predecessor recorded a cumulative-effect adjustment of $1.7 million in 2003 as the cumulative effect of an accounting change related to the adoption of SFAS No. 143 (Note 7).

        In May 2003, FASB issued SFAS No. 150, Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity. SFAS 150 requires that an issuer classify certain financial instruments with characteristics of both liabilities and equity as liabilities. SFAS 150 was effective for public entities at the beginning of the first interim period beginning after June 15, 2003 and for nonpublic entities for the first fiscal period beginning after December 15, 2003. The Partnership has adopted SFAS 150 at July 1, 2003 as if it were a public entity at that time. For the period from January 1 to June 30, 2003, prior to the adoption of SFAS 150, the Company recorded $2.140 million of accretion and dividends on the mandatorily redeemable preferred shares directly to partners' equity.

5.    Acquisitions

        On March 2, 2005 the Successor acquired Nautilus Resources, LLC ("Nautilus") for cash consideration of $73.0 million and acquisition costs of $1.0 million. Nautilus was a private oil and natural gas exploration and production company active in the state of Wyoming. The transaction has been accounted for using the purchase method in accordance with SFAS No. 141, Business Combinations. The purchase price was allocated to the assets acquired and liabilities assumed as follows (in thousands):

Net assets acquired and liabilities assumed
Property, plant and equipment	$82,446
Cash	268
Working capital	733
Non-hedging derivative instruments	(6,584)
Asset retirement obligation	(2,896)

$73,967

Consideration
Cash	$72,967
Acquisition costs	1,000

$73,967

        On October 4, 2004, the Successor acquired the Orcutt field, located in Santa Barbara County, from a private corporation for cash consideration of $45.0 million plus acquisition costs of $1.7 million. The purchase price was allocated to the assets acquired and liabilities assumed as follows (in thousands):

Net assets acquired and liabilities assumed
Property, plant and equipment	$48,813
Asset retirement obligation	(2,170)

$46,643

Consideration
Cash	44,968
Acquisition costs	$1,675

$46,643

        On September 10, 2004, the Successor acquired additional working interests at the Company's existing West Pico and Sawtelle fields from a private corporation for $2.5 million.

Pro Forma Information

        The following unaudited pro forma information shows the pro forma effect of the BEC LP and Orcutt acquisitions as if they occurred at January 1, 2003 and of the Nautilus acquisition as if it had occurred at January 1, 2004. The pro forma information includes numerous assumptions and is not necessarily indicative of future results of operations. The Company has prepared these pro forma financial results for comparative purposes only.

	For the period ended December 31, 2003(a)
	As Reported	Pro Forma Adjustment	Pro Forma
	(in thousands, except per share data)
Oil, natural gas and NGL sales	37,751	10,728	48,479
Net income	14,570	3,271	17,841
Net income per unit basic	1.11		1.05
Average units outstanding	13,088,068		16,999,618
	For the period from January 1, 2004 to June 15, 2004(b)
	As Reported	Pro Forma Adjustment	Pro Forma
	(in thousands, except per share data)
Oil, natural gas and NGL sales	17,400	16,702	34,102
Net income (loss)	(6,396)	259	(6,137)
Net income (loss) per unit basic	(0.49)		(0.36)
Average units outstanding	13,088,068		16,999,618
	For the period from June 16, 2004 to December 31, 2004(c)
	As Reported	Pro Forma Adjustment	Pro Forma
	(in thousands, except per share data)
Oil, natural gas and NGL sales	31,626	14,707	46,333
Net income	9,678	347	10,025
Net income per unit basic	0.07		0.06
Average units outstanding	138,509,666		179,795,294

(a)
Pro forma adjustments for the Orcutt and BEC LP acquisitions as if they had occurred as of January 1, 2003.

(b)
Pro forma adjustments for the Nautilus, Orcutt and BEC LP acquisitions as if they had occurred as of January 1, 2004.

(c)
Pro forma adjustments for the Nautilus and Orcutt acquisitions as if they had occurred as of June 16, 2004.

	For the year ended December 31, 2005(d)
	As Reported	Pro Forma Adjustment	Pro Forma
	(in thousands, except per share data)
Oil, natural gas and NGL sales	$114,405	$1,204	$115,609
Net income (loss)	$39,007	$(978)	$38,029
Net income per unit
Basic	$0.22		$0.21
Average units outstanding	179,795,294		179,795,294

(d)
Pro forma adjustments for the Nautilus acquisition as if it had occurred as of January 1, 2005.

6.    Financial Instruments

Fair Value of Financial Instruments

        The carrying amount of the Company's cash, accounts receivable, accounts payable and accrued expenses approximate their respective fair value due to the relatively short term of the related instruments. The carrying amount of long-term debt approximates fair value due to the debt's variable interest rate terms.

        The Company's commodity price risk management program is intended to reduce the Company's exposure to commodity prices and to assist with stabilizing cash flow and distributions. From time to time, the Company utilizes derivative financial instruments to reduce this volatility.

        With respect to derivative financial instruments, the Company could be exposed to losses if a counterparty fails to perform in accordance with the terms of the contract. This risk is managed by diversifying the derivative portfolio among counterparties meeting certain financial criteria.

        During 2005 and 2004, the Successor paid $13.6 million and $0.5 million, respectively, relating to various market based contracts. Included in the results of operations for the year ended December 31, 2005 and the period June 16 to December 31, 2004 are $0.2 million in unrealized gains and $2.6 million in unrealized losses relating to the marking to market of outstanding derivative instruments.

        The Predecessor paid $5.7 million and $7.3 million for the period and year ended June 15, 2004 and December 31, 2003, respectively, relating to various market based contracts. Unrealized losses were not included in the results of operations for the Predecessor as the contracts were designated as cash flow hedges. The Successor had financial instruments payable of $2.0 million and $2.1 million as of December 31, 2005 and December 31, 2004, respectively.

        The contracts in place at December 31, 2005 are as follows:

Year	Product	Volume	Terms	Effective Period
2006	Light oil	500 Bpd	Participating swap $40.00 at 66 percent	January 1 - December 31, 2006
2006	Light oil	250 Bpd	Put $52.00 per bbl	January 1 - December 31, 2006
2006	Light oil	500 Bpd	Put $52.00 per bbl	January 1 - December 31, 2006
2006	Light oil	250 Bpd	Participating swap $54.00 at 65 percent	January 1 - December 31, 2006
2006	Light oil	250 Bpd	Participating swap $55.00 at 60 percent	January 1 - December 31, 2006
2006	Light oil	250 Bpd	Put $56.00 per bbl	January 1 - December 31, 2006

7.    Asset Retirement Obligation

        The Company's asset retirement obligation is based on the Company's net ownership in wells and facilities and management's estimate of the costs to abandon and reclaim those wells and facilities as well as an estimate of the future timing of the costs to be incurred.

        The total undiscounted amount of future cash flows required to settle asset retirement obligations is estimated to be $59.5 million and $27.4 million at December 31, 2005 and 2004, respectively. Payments to settle asset retirement obligations occur over the operating lives of the assets, estimated to be from 12 to 51 years. Estimated cash flows have been discounted at the Successor's credit adjusted risk free rate of 7 percent and an inflation rate of 2 percent.

        Changes in the asset retirement obligation for the years ended:

	Successor
	Period Ended December 31,		Predecessor
			January 1, 2004 to June 15, 2004
	2005	2004
	(in thousands)
Carrying amount, beginning of period	$2,127	$737	$709
Acquisitions	2,896	386	—
Finalization of purchase price accounting relating to the Orcutt acquisition (1) (Note 5)	1,785	—	—
Revisions(2)	2,604	964	—
Accretion expense	232	40	28

Carrying amount, end of period	$9,644	$2,127	$737

(1)
In 2005 the Successor completed the evaluation of the asset retirement obligation relating to the Orcutt field acquired on October 4, 2004.

(2)
Increased cost estimates and revisions to reserve life.

Adoption of SFAS No. 143

        In June 2001, the FASB issued SFAS No. 143. This statement requires that the Company recognize liabilities related to the legal obligations associated with the retirement of its tangible long-lived assets at fair values in the periods in which the obligations are incurred (typically when the assets are installed). These obligations include the plugging and abandonment of oil and gas wells and facilities and the closure and site restoration of certain facilities.

        Prior to January 1, 2003, the Predecessor was required, under SFAS No. 19, "Financial Accounting and Reporting by Oil and Gas Producing Companies," to accrue its abandonment and restoration costs ratably over the productive lives of its assets. The Predecessor previously used the units-of-production method to accrue these costs. SFAS No. 19 resulted in higher costs being accrued early in the fields' lives when production was at its highest levels and abandonment and restoration costs accruals were matched with the revenues as oil and gas were produced.

        In accordance with the provisions of SFAS No. 143, the Predecessor recorded a cumulative-effect adjustment of $1.7 million in 2003 as the cumulative effect of an accounting change related to the adoption of SFAS No. 143.

        The Successor also has abandonment bonds of $75,000 and $150,000 at December 31, 2005 and 2004, respectively, with various governmental agencies to guarantee performance with respect to abandonment and environmental remediation.

8.    Long-Term Debt

        Long-term debt at December 31(in thousands):

	2005	2004
Senior credit facility	$36,500	$—
Provident credit facility	$—	$10,500

        On July 11, 2005, the Successor obtained a $400.0 million senior secured revolving credit facility (the "Senior Credit Facility") with Wells Fargo Bank, N.A. The availability under the Senior Credit Facility is subject to a borrowing base of $100.0 million as of December 31, 2005. Interest rates under the term of the Senior Credit Facility are determined with reference to the Prime Rate, the Federal Funds Rate and LIBOR. At December 31, 2005 the interest rate was the Prime Rate of 7.75% on the Prime Debt portion ($5.5 million) of the Senior Credit Facility and LIBOR of 5.88% on the LIBOR portion ($31.0 million) of the Senior Credit Facility.

        The facility, among other things, places certain restrictions with respect to additional borrowings and the purchase or sale of assets, as well as requiring the Successor to comply with certain financial covenants. The covenants include maintaining a 1.0 to 1.0 ratio of consolidated current assets to consolidated current liabilities (as defined). Consolidated current assets are defined as current assets plus available borrowing capacity less unrealized gains on derivative instruments. Consolidated current liabilities are defined as current liabilities less unrealized losses on derivative instruments. The covenants also include a requirement to maintain a 3.0 to 1.0 ratio of EBITDAX (earnings before interest, taxes, depletion, depreciation, amortization and non-cash income or charges) to interest expense. The Successor was not in compliance with its covenant to provide audited financial statements to the lender within 90 days of the end of the year ended December 31, 2005. The Successor has obtained a waiver from the lender and will provide the audited financial statements concurrently with the filing of the registration statement of which this prospectus forms a part.

        At December 31, 2005 the Successor had $4.4 million in letters of credit outstanding primarily relating to a property divestment (Note 12).

        The Senior Credit Facility has a term of 4 years expiring on July 11, 2009. The Senior Credit Facility replaced the Successor's participation in Provident's credit facility.

        Up to July 11, 2005 the Successor participated in Provident's Canadian dollar $410 million (U.S. dollar $340.3 million on July 11, 2005) term credit facility with a syndicate of Canadian chartered banks. Interest rates under the terms of the credit facility were determined quarterly based on the ratio of quarter end debt divided by the previous quarter's cash flow annualized. At December 31, 2004, the rate was the Canadian bank prime rate of 4.75 percent plus 0.50 percent. Under the terms of the facility, $40 million Canadian dollars (U.S. dollar $33.2 million on July 11, 2005) were intended to provide for a US dollar base rate loan for Company operations.

        The Successor retired the debt under the Provident line with proceeds from the Senior Credit Facility on July 11, 2005.

9.    Redeemable Preferred Stock

        In 1998, the Predecessor issued 167,349 Class A common shares and 3,000,000 preferred shares for $29.2 million. The preferred shares did not have any voting rights. The preferred shareholders were entitled to receive distributions from the Predecessor at the annual rate of 10% of the redemption amount of $30 million plus any dividends previously paid in-kind. Distributions on the preferred shares were payable semi-annually on December 3 and June 3 of each year, commencing on December 3, 1998. The first four dividends were paid in-kind at the option of the Predecessor. Distributions were cumulative and were accrued whether or not declared and whether or not there would be funds legally available for the payment thereof.

        For the year ended December 31, 2003, the Predecessor paid cash dividends in the amount of $1.8 million and accrued cash dividends in the amount of $2.2 million. In addition, redeemable stock accretion was $0.6 million for year ended December 31, 2003.

        The Predecessor had a dividend due in December 2003 that the Predecessor contractually modified to come due March 31, 2004 in the form of an in-kind dividend payment. The Predecessor issued 192,430 shares in March 2004 to satisfy the in-kind dividend payment. The Predecessor issued an additional 224,472 shares in June 2004 to satisfy the dividend payment in-kind.

        The preferred shares were redeemed on June 15, 2004.

        The Company adopted SFAS 150 at July 1, 2003 (Note 4).

10.    Related Party Transactions

        At December 31, 2005 and 2004, the Successor had a payable to Provident of $3.5 million and $2.8 million, respectively. The amount relates to certain expenditures made by Provident on the Successor's behalf. The payable bears interest at 8 percent.

11.    Stock Compensation Plans

Compensation Expense

        During 2004, the Successor adopted the Unit Appreciation Right Plan for Employees and Consultants (the "UAR Plan"). Under the UAR Plan, certain employees of the Successor are granted unit appreciation rights ("UARs"). The UARs entitle the employee to receive cash compensation in relation to the value of a specified number of underlying notional trust units ("Phantom Units"). The exercise price and the vesting terms of the UARs are determined at the sole discretion of the Plan Administrator at the time of the grant.

        UARs outstanding at December 31, 2005 vest evenly over a period of three years commencing one year after grant and expire after four years. Upon vesting, the employee is entitled to receive a cash payment equal to the excess of the market price of Provident's units over the exercise price of the Phantom Units at the grant date, adjusted for an additional amount equal to any Excess Distributions, as defined in the plan. The Successor settles rights earned under the plan in cash.

        For the year ended December 31, 2005 and the period June 16 to December 31, 2004, the Successor recognized expense of $1.9 million and $0.6 million, respectively, under the UAR Plan. $0.9 million was paid in 2005.

        The following table summarizes the information about UAR's:

	2005		June 16 to December 31, 2004
	Number of Appreciation Rights	Weighted Average Exercise Price	Number of Appreciation Rights	Weighted Average Exercise Price
Outstanding, beginning of period	976,000	$7.98	—	$—
Granted	147,000	10.01	976,000	7.98
Exercised	(296,642)	7.91	—	—
Cancelled	(57,666)	8.79	—	—

Outstanding, end of period	768,692	$8.34	976,000	$7.98

Exercisable at end of period	21,578	$7.94	—	$—

Executive phantom option plan

        Pursuant to the employment agreements between the Successor and the co-presidents, the co-presidents are eligible to participate in the executive phantom option plan. Under the executive phantom option plan the co-presidents are eligible to receive cash compensation in relation to the value of a specified number of underlying notional phantom units. The value of the phantom unit is determined on the basis of a valuation of the Successor as of the end of the fiscal period. The options vest immediately and payment is due within 90 days of the end of the fiscal period. At December 31, 2005 and 2004, there were 4,155,290 and 3,000,000 options, respectively, granted under the executive phantom option plan. For the year ended December 31, 2005 and the period June 16 to December 31, 2004, compensation expense of $3.2 million and $1.1 million, respectively, was recorded under the executive phantom option plan and $1.1 million was paid in 2005.

Unit appreciation plan for officers and key individuals ("key employee option plan")

        Pursuant to the terms of the key employee option plans, the key employees are eligible to participate in the key employee option plan. Under the key employee option plan participants are eligible to receive cash compensation in relation to the value of a specified number of underlying notional phantom units. The value of the key employee unit is determined on the basis of a valuation of the Successor as at the end of the fiscal period. The base price and vesting terms are determined by the Plan Administrator at the time of the grant. Vesting may be based on the attainment of designated performance goals or the satisfaction of specified service requirements. Options outstanding at December 31, 2005 vest in the following manner: one-third vest three years after the grant date, one-third vest four years after the grant date and one-third vest five years after the grant date. At December 31, 2005 and 2004, there were 2.2 million and 2.2 million options, respectively, granted under the key employee option plan. There was $1.5 million and $241,000, respectively, of compensation expense recorded under the key employee option plan for the year ended December 31, 2005 and the Successor period June 16 to December 31, 2004.

Restricted/performance units

        In September 2005, certain employees of the Successor were granted restricted units (RTU's) and/or performance units (PTU's), both of which entitle the employee to receive cash compensation in relation to the value of a specified number of underlying notional trust units. The grants are based on personal performance objectives. This plan replaces the UAR Plan for the period after September 2005 and subsequent years. RTU's vest evenly over a period of three years commencing one year after grant. Payments are made on the anniversary dates of the RTU to the employees entitled to receive them on the basis of a cash payment equal to the value of the underlying notional units. PTU's vest three years from the date of grant and can be increased to a maximum of double the PTU's granted or a minimum of zero PTU's depending on Provident's performance vis-à-vis other Canadian trusts performance based on total returns. PTU's entitle employees to receive cash payments equal to the market price of the underlying notional units.

        The estimated fair value associated with RTU's and PTU's is expensed in the statement of income over the vesting period. During the year ended December 31, 2005, the Successor recorded compensation costs of $0.7 million with respect to the expected issue of RTU's and PTU's.

Employee stock ownership plan

        In 1997, the Predecessor implemented an Employee Stock Ownership Plan (the "Plan") that covered key employees and Predecessor board members. The purpose of the plan was to provide an incentive to improve the profitability of the Predecessor, and to assist the Predecessor in attracting and retaining key personnel through the grant of shares of the Predecessor's common stock. The Board of Directors of the Predecessor authorized 1 million Class B common shares for issuance under the Plan. The Class B common shares had no voting rights. The stock issued under the Plan represents a profits interest only, as defined in Revenue Procedure 93-27, 1993-2 C.B. 343 (1993), and was granted without payment of any cash consideration. The Plan was effective for ten years and termination of the Plan will not affect any stock previously granted. The Predecessor may repurchase the stock granted to such participant at a purchase price and under terms defined in the Plan agreement. At June 15, 2004, the Predecessor had 926,750 Class B common shares issued and outstanding under the Plan. Although Class B Common Shares were issued, the Plan represented a profits interest only. The Class B Common Shares did not embody characteristics of equity such as voting rights, distribution rights or rights to a residual interest in Company assets. Holders were paid only their profits interest under specific circumstances described in the Plan, and if the Company, at its sole discretion, chose to exercise their repurchase rights under the Plan. The Company had exercised the repurchase rights in such circumstances. Accordingly, the Company has treated the Class B Shares as a profit sharing plan rather than as equity. No charge was recorded because the amount was determined to be insignificant.

        In May 2004, the Company established a bonus plan that provided for a bonus to be paid to the Class B unitholders in the event of the sale of the Company. Compensation expense of $2.8 million relating to the Bonus Plan was accrued at June 15, 2004 and subsequently paid upon the sale of the Company to Provident.

12.    Property Divestments

        On December 29, 2005 the Successor sold land and surface rights in Southern California. In conjunction with the sale, the Successor agreed to relocate certain oil field infrastructure and complete certain environmental remediation on the land and adjacent parcels. In accordance with SFAS No. 66, Accounting for Sales of Real Estate, no profit will be recognized until the future costs related to the relocation and remediation can be reasonably estimated. The total purchase price of $45.6 million was composed of $22.1 million for the sale of the land and $23.5 million for the relocation of infrastructure and remediation of the land and adjacent parcel. $1.7 million of gain relating to the land sale was deferred at December 31, 2005.

        On May 5, 2003, the Predecessor sold two oil and gas properties to BEP I for approximately $35.0 million, which resulted in a gain of approximately $10.0 million for the Predecessor. The Company retains a general partner equity interest in the properties and continues to be the operator of both properties through BEP I. The Company earns a management fee of 4% of operating income annually for providing this service to BEP I.

        In January 2002, the Predecessor adopted a formal plan to dispose of the its non-operating interest in the Beta field located in offshore California waters. The non-operating interest was accounted for as a discontinued operation beginning with the 2002 consolidated financial statements. To effect the disposal, the Predecessor paid $5.0 million in cash to the operator and recorded a $4.0 million non-interest bearing contractual obligation. The final payment of $1.5 million was made in January of 2005.

13.    Commitments and Contingencies

        The Company is involved in various lawsuits, claims and inquiries, most of which are routine to the nature of its business. In the opinion of Management, the resolution of these matters will not have a material effect on the Company's financial position, results of operations or liquidity.

        The Company has surety bonds to provide $4.9 million of coverage to Occidental Petroleum Corporation related to a purchase of oil and gas producing properties.

        Contractual obligations are summarized as follows (in thousands):

	Payments Due by Year
	2006	2007	2008	2009	2010	after 2010	Total
Credit facility	$—	—	—	36,500	—	—	36,500
Office, vehicle, and equipment leases	457	534	501	501	554	3,237	5,784
Asset retirement obligation	—	—	—	—	—	9,664	9,664

Total	$457	534	501	37,001	554	12,901	51,948

14.    Distributions to Partners

        The Successor's partnership agreement provides for distributions of "available cash" to be made no later than 45 days after each month end. Available cash is defined as a percentage of EBITDA less certain capital expenditures.

15.    Retirement Plan

        The Company's defined contribution retirement plan, which covers substantially all of its employees who have completed at least three months of service, provides for the Company to make regular contributions based on employee contributions as provided for in the plan agreement. Employees fully vest in the Company's contributions after 5 years of service. For the year ended December 31, 2005 and the period June 16 to December 31, 2004, the matching contributions were $111,000 and $34,000, respectively. For the period from January 1 to June 15, 2004 and the year ended December 31, 2003, the matching contributions were $49,900 and $81,600, respectively.

16.    Supplemental Cash Flow Data

        The Successor paid $1.4 million and $0.276 million, in interest during the periods ended December 31, 2005 and 2004, respectively. The Predecessor paid $1.3 million and $2.8 million, in interest during the periods ended June 15, 2004 and December 31, 2003, respectively. The Successor had distributions payable of $9.1 million and $4.4 million at December 31, 2005 and December 31, 2004, respectively. Included in accrued liabilities at December 31, 2004, the Successor had $0.433 million of unpaid direct acquisition costs related to the Orcutt acquisition.

17.    Significant Customers

        The Company sells oil, natural gas and natural gas liquids primarily to large domestic refiners of crude oil. For the year ended December 31, 2005, ConocoPhillips purchased approximately 47 percent of 2005 production while Marathon Oil Company purchased approximately 38 percent of 2005 production. For the periods from June 16 to December 31, 2004 and January 1 to June 15, 2004 and for the year ended December 31, 2003, ConocoPhillips purchased approximately 79, 82 and 66 percent of production, respectively.

18.    Oil and Natural Gas Activities

Costs incurred

        The Company's oil and natural gas acquisition, exploration, exploitation and development activities are conducted in the United States. The following table summarizes the costs incurred during the last three years (in thousands).

	Successor		Predecessor
	December 31, 2005	June 16 to December 31, 2004	January 1 to June 15, 2004	December 31, 2003
Acquisitions of property(1)	$82,446	$48,813	—	—
Exploitation and development costs	39,945	11,314	8,522	12,809

Total	$122,391	$60,127	$8,522	$12,809

(1)
Please see Note 5 for additional information.

Capitalized costs

        The following table presents the aggregate capitalized costs subject to amortization relating to our oil and gas acquisition, exploration, exploitation and development activities, and the aggregate related accumulated DD&A (Depletion, Depreciation and Amortization) (in thousands).

	Period Ended December 31,
	2005	2004
Proved properties	$315,812	$192,502
Accumulated DD&A	(15,357)	(4,214)

Total	$300,455	$188,288

        The average DD&A rate per equivalent unit of production for the year ended December 31, 2005, the period from June 16, 2004 to December 31, 2004 and the period from January 1, 2004 to June 15, 2004 were $4.82, $5.51 and $2.51 respectively.

Results of operations for oil and gas producing activities

        The results of operations from oil and gas producing activities below exclude non-oil and gas revenues and expenses, general and administrative expenses, interest charges, interest income and interest capitalized (in thousands).

	Successor		Predecessor
	December 31, 2005	June 16 to December 31, 2004	January 1 to June 15, 2004	December 31, 2003
		As Restated
Revenues from oil and gas producing activities(1)	$100,997	$28,488	$11,679	$30,461
Production costs and other	(32,960)	(10,394)	(6,700)	(15,704)
Depreciation, depletion, amortization and accretion	(11,556)	(4,214)	(1,303)	(3,414)

Results of operations from producing activities(2)	$56,481	$13,880	$3,676	$11,343

(1)
Revenues include realized losses from derivative activity of $13.5 million, $0.5 million, $5.7 million and $7.3 million for the periods ended December 31, 2005, December 31, 2004, June 15, 2004 and December 31, 2003, respectively. Revenues also include unrealized gains from derivative activity of $0.2 million for the period ended December 31, 2005 and unrealized losses of $2.6 million for the period ended December 31, 2004.

(2)
Excluding corporate overhead and interest costs

Supplemental reserve information (unaudited)

        The following information summarizes the Company's estimated proved reserves of oil (including condensate and natural gas liquids) and gas and the present values thereof for the three years ended December 31, 2005. The following reserve information is based upon reports by Netherland, Sewell & Associates, Inc. and another independent petroleum consulting firm. The estimates are prepared in accordance with SEC regulations.

        Management believes the reserve estimates presented herein, in accordance with generally accepted engineering and evaluation principles consistently applied, are reasonable. However, there are numerous uncertainties inherent in estimating quantities and values of the Company's estimated proved reserves and in projecting future rates of production and timing of development expenditures, including many factors beyond the Company's control. Reserve engineering is a subjective process of estimating the recovery from underground accumulations of oil and gas that cannot be measured in an exact manner and the accuracy of any reserve estimate is a function of the quality of available data and of engineering and geological interpretation and judgment. Because all reserve estimates are to some degree speculative, the quantities of oil and gas that are ultimately recovered, production and operating costs, the amount and timing of future development expenditures and future oil and gas sales prices may all differ from those assumed in these estimates. In addition, different reserve engineers may make different estimates of reserve quantities and cash flows based upon the same available data. Therefore, the standardized measure of discounted net future cash flows shown below represents estimates only and should not be construed as the current market value of the estimated oil and gas reserves attributable to our properties. In this regard, the information set forth in the following tables includes revisions of reserve estimates attributable to proved properties included in the preceding year's estimates. Such revisions reflect additional information from subsequent exploitation and development activities, production history of the properties involved and any adjustments in the projected economic life of such properties resulting from changes in product prices.

        Decreases in the prices of oil and natural gas have had, and could have in the future, an adverse effect on the carrying value of our proved reserves and our revenues, profitability and cash flow. A significant portion of our reserve base (approximately 98.4% of year-end 2005 reserve volumes) is comprised of oil properties that are sensitive to crude oil price volatility.

Estimated quantities of oil and natural gas reserves (unaudited)

        The following table sets forth certain data pertaining to the Company's estimated proved and proved developed reserves for the periods ended December 31, 2005, 2004 and 2003 (in thousands).

	2005		2004		2003
			Combined(a)
Proved Reserves	Oil (MBbl)	Gas (MMcf)	Oil (MBbl)	Gas (MMcf)	Oil (MBbl)	Gas (MMcf)
Beginning balance	47,472	18,063	36,433	19,221	48,378	32,831
Revision of previous estimates	(1,790)	(922)	(1,923)	(3,726)	1,251	(12,971)
Extensions, discoveries and additions	1,511	—	—	—	—	—
Improved recovery	—	—	—	—	—	—
Purchase of reserves in-place	13,278	549	14,168	3,038	—	—
Sale of reserves in-place	—	—	—	—	(11,909)	(166)
Production	(2,286)	(668)	(1,206)	(471)	(1,287)	(473)

Ending balance	58,185	17,023	47,472	18,063	36,433	19,221

Proved Developed Reserves
Beginning balance	37,497	8,937	26,377	8,001	35,051	9,958

Ending balance	45,195	8,359	37,497	8,937	26,377	8,001

(a)
Data not available as of June 15, 2004

Standardized measure of discounted future net cash flows (unaudited)

        The Standardized Measure of discounted future net cash flows relating to the Company's estimated proved crude oil and natural gas reserves is presented below (in thousands):

	December 31,
	2005	2004(a)	2003
Future cash inflows	$3,093,627	$1,970,648	$1,183,181
Future development costs	(240,486)	(171,295)	(114,621)
Future production expense	(1,231,777)	(830,953)	(487,434)
Future income tax expense	—	—	—

Future net cash flows	1,621,364	968,401	581,126
Discounted at 10% per year	(919,339)	(544,542)	(296,276)

Standardized Measure of discounted future net cash flows	$702,025	$423,859	$284,850

(a)
Data not available as of June 15, 2004

        The standardized measure of discounted future net cash flows (discounted at 10%) from production of proved reserves was developed as follows:

          1.     An estimate was made of the quantity of proved reserves and the future periods in which they are expected to be produced based on year-end economic conditions.

          2.     In accordance with SEC guidelines, the reserve engineers' estimates of future net revenues from the Company's estimated proved properties and the present value thereof are made using oil and gas sales prices in effect as of the dates of such estimates and are held constant throughout the life of the properties, except where such guidelines permit alternate treatment, including the use of fixed and determinable contractual price escalations. We have entered into various arrangements to fix or limit the prices for a portion of our oil and gas production. Arrangements in effect at December 31, 2005 are discussed in Note 6. Such arrangements are not reflected in the reserve reports. Representative market prices at the as-of date for the reserve reports as of December 31, 2005, 2004 and 2003 were $61.04, $43.45 and $32.52 per barrel of oil, respectively, and $9.52, $6.01 and $5.80 per MMBTU of gas, respectively.

          3.     The future gross revenue streams were reduced by estimated future operating costs (including production and ad valorem taxes) and future development and abandonment costs, all of which were based on current costs.

          4.     The reports reflect the pre-tax present value of proved reserves to be $702.0 million, $423.9 million and $284.9 million at December 31, 2005, 2004 and 2003, respectively. SFAS No. 69 requires us to further reduce these estimates by an amount equal to the present value of estimated income taxes which might be payable by us in future years to arrive at the Standardized measure. The Company is not subject to income tax and the income or loss of the Company is included in the income tax returns of the partners.

        The principal sources of changes in the Standardized Measure of the future net cash flows for the periods ended December 31, 2005, 2004, and 2003 are as follows (in thousands):

	2005	2004	2003
		Combined(a)
Beginning balance	$423,859	$284,850	$285,247
Sales, net of production expense	(81,444)	(31,932)	(22,065)
Net change in sales and transfer prices, net of production expense(b)	292,586	—	—
Changes in estimated future development costs	(69,191)	(56,673)	15,943
Extensions, discoveries and improved recovery, net of costs	13,849	—	—
Previously estimated development costs incurred during year	(17,504)	(8,672)	(1,132)
Purchase of reserves in-place	92,856	81,131	—
Sale of reserves in-place	—	—	(34,534)
Revision of quantity estimates and timing of estimated production(c)	7,914	129,160	15,981
Accretion of discount	39,100	25,996	25,409
Net change in income taxes	—	—	—

Ending balance	$702,025	$423,859	$284,850

(a)
Data not available as of June 15, 2004

(b)
The calculation of the net change in sales and transfer prices, net of production expense, requires data from two reserve-calculation scenarios. One scenario is a prior year-end evaluation with its corresponding oil and gas pricing. The other scenario needed is the prior year-end calculation, but run with the current year-end pricing; this second case was not calculated for 2002, 2003 and 2004 because this level of detail was not an internal requirement at that time. The lack of this data for the years 2004 and 2003 accounts for the blank entries in the table. Reconstruction of these cases is not possible at this time. This calculation is now being made.

(c)
The revisions for 2003 and 2004 include the effect of net change in prices because these quantities cannot be calculated explicitly (as discussed above). The revisions are determined to be the net of reconciliation between the opening and closing balances, taking all other known quantities into consideration. Without an entry in the table for Net Changes in Sales and Transfer Prices in 2003 and 2004, the revisions can, at best, be those quantities that provide an arithmetic closure to the opening-closing balance reconciliation.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Partners of
BreitBurn Energy Partners L.P.:

        In our opinion, the accompanying statement of financial position presents fairly, in all material respects, the financial position of BreitBurn Energy Partners L.P. at March 31, 2006 in conformity with accounting principles generally accepted in the United States of America. This financial statement is the responsibility of the Partnership's management; our responsibility is to express an opinion on this financial statement based on our audit. We conducted our audit of this statement in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the statement of financial position is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the statement of financial position, assessing the accounting principles used and significant estimates made by management, and evaluating the overall statement of financial position presentation. We believe that our audit of the financial statement provides a reasonable basis for our opinion.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP
Phoenix, Arizona
May 11, 2006

BREITBURN ENERGY PARTNERS L.P.

STATEMENT OF FINANCIAL POSITION

AS OF MARCH 31, 2006

March 31, 2006
Assets
Cash	$—

Total assets	$—
Liabilities and partners' equity
Limited partners' equity	980
General partner's equity	20
Receivable from partners	(1,000)

Total liabilities and partners' equity	$—

BREITBURN ENERGY PARTNERS L.P.

NOTE TO THE STATEMENT OF FINANCIAL POSITION

1.     Organization and Operations

        BreitBurn Energy Partners L.P. (the "Partnership") is a Delaware limited partnership formed on March 23, 2006, to acquire certain of the assets of BreitBurn Energy Company LP, the predecessor entity. The Partnership intends to operate the acquired assets through a wholly owned operating company.

        The Partnership intends to offer 6,000,000 common units, representing limited partner interests, pursuant to a public offering. Separately, the Partnership will issue 15,975,758 common units, representing additional limited partner interests, and an aggregate 2% general partner interest to Provident Energy Trust and BreitBurn Corporation. BreitBurn GP LLC will serve as the general partner of the Partnership.

        BreitBurn GP LLC, as general partner, has committed to contribute $20 and BreitBurn Energy Corporation, Pro GP Corporation and Pro LP Corporation, as the initial limited partners, have committed to contribute $980 in the aggregate to the Partnership as of March 31, 2006. These contributions receivable are reflected as a reduction to equity in accordance with generally accepted accounting principles. The accompanying financial statement reflects the financial position of the Partnership immediately subsequent to this initial capitalization. There have been no other transactions involving the Partnership as of March 31, 2006.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Members of
BreitBurn GP LLC:

        In our opinion, the accompanying statement of financial position presents fairly, in all material respects, the financial position of BreitBurn GP LLC, at March 31, 2006 in conformity with accounting principles generally accepted in the United States of America. This financial statement is the responsibility of the Company's management; our responsibility is to express an opinion on this financial statement based on our audit. We conducted our audit of this statement in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the statement of financial position is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the statement of financial position, assessing the accounting principles used and significant estimates made by management, and evaluating the overall statement of financial position presentation. We believe that our audit of the financial statement provides a reasonable basis for our opinion.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP
Phoenix, Arizona
May 11, 2006

BREITBURN GP, LLC

STATEMENT OF FINANCIAL POSITION

AS OF MARCH 31, 2006

March 31, 2006
Assets
Cash	$—
Investment in BreitBurn Energy Partners L.P.	20

Total assets	$20

Liabilities and Members' equity
Liabilities
Payable to BreitBurn Energy Partners L.P.	$20
Members' equity	1,000
Receivable from members	(1,000)

Total members' equity	$—

Total liabilities and members' equity	$20

BREITBURN GP LLC

NOTE TO THE STATEMENT OF FINANCIAL POSITION

1.    Organization and Operations

        BreitBurn GP, LLC is a Delaware limited liability company formed on March 23, 2006, for the purpose of becoming the general partner of BreitBurn Energy Partners L.P. BreitBurn GP, LLC has committed to contribute $20 of capital to BreitBurn Energy Partners L.P. for its 2% general partner interest. There have been no other transactions involving BreitBurn GP, LLC as of March 31, 2006.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Members
Nautilus Resources LLC
Denver, Colorado

        We have audited the accompanying consolidated balance sheet of Nautilus Resources, LLC (the "Company") and subsidiaries as of March 1, 2005 and the related consolidated statements of operations and changes in members' equity, and cash flows for the period from January 1, 2005 to March 1, 2005. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

        We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States) of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

        In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Nautilus Resources, LLC and subsidiaries as of March 1, 2005, and the results of their operations and their cash flows for the period from January 1, 2005 to March 1, 2005 in conformity with U.S. generally accepted accounting principles.

        As discussed in Note 9 to the consolidated financial statements, the Company has revised its consolidated statements of operations for the period from January 1, 2005 to March 1, 2005.

/s/  HEIN & ASSOCIATES LLP

HEIN & ASSOCIATES LLP
Denver, Colorado
January 27, 2006, except for the information in Note 9, as to which the date is May 9, 2006.

NAUTILUS RESOURCES LLC

BALANCE SHEET

MARCH 1, 2005

ASSETS
Current Assets:
Cash and cash equivalents	$1,002,642
Oil and gas sales receivables	1,908,936
Other assets	299,900

Total current assets	3,211,478
Oil and Gas Properties (full cost method):
Undeveloped oil and gas properties	21,190,980
Proved oil and gas properties	35,538,654

Total oil and gas properties	56,729,634
Less accumulated amortization	(2,430,234)

Net oil and gas properties	54,299,400

Other Assets:
Other property and equipment, net	746,718
Debt issuance costs, net	133,333
Other	20,055

Total other assets	900,106

Total Assets	$58,410,984

LIABILITIES AND MEMBERS' EQUITY
Current Liabilities:
Notes payable	$25,850,000
Accounts payable	800,708
Accrued liabilities	1,065,138
Unrealized loss on energy derivatives	6,297,265

Total current liabilities	34,013,111
Long-Term Asset Retirement Obligation	1,308,726
Commitments and Contingencies (Notes 6 and 8)
Members' equity	23,089,147

Total Liabilities and Members' Equity	$58,410,984

See accompanying notes to these financial statements.

NAUTILUS RESOURCES LLC

STATEMENT OF OPERATIONS AND CHANGES IN MEMBERS' EQUITY

FOR THE PERIOD FROM JANUARY 1, 2005 TO MARCH 1, 2005

Operating Revenues:
Oil sales	$3,502,720
Realized loss on energy derivatives	(830,978)
Unrealized loss on oil derivatives	(1,576,352)
Gas sales	48,117
Other	60,053

Total operating revenues	1,203,560

Operating Expenses:
Lease operations	967,216
Production taxes	359,003
Depletion and depreciation	313,771
General and administrative	324,650

Total operating expenses	1,964,640

Loss from Operations	(761,080)
Other Income (Expense):
Interest expense, net	(199,679)
Amortization of debt issuance costs	(16,667)

Total other income (expense)	(216,346)

Net Loss	(977,426)

Members' Equity, beginning of period	24,066,573

Members' Equity, end of period	$23,089,147

See accompanying notes to these financial statements.

NAUTILUS RESOURCES LLC

STATEMENT OF CASH FLOWS

FOR THE PERIOD FROM JANUARY 1, 2005 TO MARCH 1, 2005

Cash Flows from Operating Activities:
Net loss	$(977,426)
Adjustments to reconcile net loss to net cash used in operating activities:
Unrealized loss from energy derivatives	1,576,352
Depletion and depreciation	313,771
Amortization of debt issuance costs	16,667
Accretion of asset retirement obligation	10,000
Changes in assets and liabilities:
Receivables	(370,711)
Other assets	75,364
Payables and accrued liabilities	(1,585,357)

Net cash used in operating activities	(941,340)

Cash Flows from Investing Activities:
Capital expenditures for intangibles and well equipment	(33,939)

Net cash used in investing activities	(33,939)

Cash Flows from Financing Activities:
Proceeds from senior debt	850,000

Net cash provided by financing activities	850,000

Net Decrease in Cash and Cash Equivalents	(125,279)
Cash and Cash Equivalents, beginning of period	1,127,921

Cash and Cash Equivalents, end of period	$1,002,642

Cash Paid for Interest	$123,449

See accompanying notes to these financial statements.

NAUTILUS RESOURCES LLC

NOTES TO THE FINANCIAL STATEMENTS

1.    Organization and Summary of Significant Accounting Policies

        Organization and Business—Nautilus Resources LLC ("Nautilus" or "the Company"), is a limited liability Company under the State Statutes of Colorado and was organized on October 19, 1999. The LLC has a limited life to dissolve no later than May 29, 2028. Under the LLC rules in Colorado, the liability of the Company is limited to the members' equity. The Company is engaged in the acquisition of oil and gas properties and the production, development, and exploitation of oil and gas reserves in the United States through the application of leading edge technologies. The Partnership also explores for oil and gas reserves with the use of 3-D seismic technology.

        Principles of Consolidation—The consolidated financial statements include the accounts of Nautilus and its wholly owned subsidiaries: Phoenix Production Company (Phoenix), a C-Corporation whose operations consist of oil and gas operations in Wyoming, and Preventative Maintenance Services (PMS), whose operations consist of oil and gas field work (collectively referred to as the "Company"). All significant intercompany transactions and balances have been eliminated in consolidation.

        Cash and Cash Equivalents—The Company considers all highly liquid debt instruments purchased with an original maturity of three months or less to be cash equivalents.

        Use of Estimates—The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and the accompanying notes. The actual results could differ from those estimates.

        The Company's financial statements are based on a number of significant estimates, including realizability of receivables, selection of the useful lives for property and equipment, asset retirement obligation, and oil reserve quantities which are the basis for the calculation of depreciation, depletion and impairment of oil properties. The Company's reserve estimates were determined by an independent petroleum engineering firm. Management emphasizes that reserve estimates are inherently imprecise and that estimates of more recent discoveries are more imprecise than those for properties with long production histories. Accordingly, the Company's estimates are expected to change as future information becomes available.

        Revenue Recognition—The Company recognizes oil and gas revenues for only its ownership percentage of total production under the entitlement method.

        Accounts Receivable—The Company generates billings each month to its working interest partners in the properties the Company operates. The resulting receivables, net of royalty payments due to the working interest partners, are due within 30 days of receipt. Interest and other costs are provided for payments not timely received. The receivables are reviewed periodically and appropriate actions are taken on past due amounts, if any.

        Oil And Gas Producing Activities—The Company follows the full cost method of accounting for its oil and gas activities. Accordingly, all costs associated with the acquisition, exploration and development of oil and gas properties are capitalized. Should net oil and gas property cost exceed an amount equal to the present value (using a 10% discount factor) of estimated future net revenue from proved reserves (the ceiling), an impairment on the carrying value of the oil and gas properties will be incurred. The Company did not incur a ceiling limitation charge in the period ended March 1, 2005.

        Depreciation and depletion are calculated on the units-of-production method based on proved resources for the full cost pool. Depreciation and depletion recorded for the period ended March 1, 2005 was $274,563.

        If a significant portion of the Company's oil and gas reserves are sold, a gain or loss would be recognized; otherwise, proceeds from sales are applied as a reduction of oil and gas properties.

        Oil and Gas Reserves (unaudited)—The Company's estimated oil and gas reserves were prepared by an independent petroleum engineer. These reserve estimates were prepared based on constant prices and costs at December 31, 2004. As of December 31, 2004, Total Net Proved Reserves, as assessed by the independent petroleum engineer, were approximately 12,700,000 net barrels of crude oil and approximately 1,120,000 net Mcf of gas. The estimated Future Net Revenue, based on the standardized measure, was approximately $52,000,000.

        In addition to the uncertainties inherent in the reserve estimation process, the above amounts are affected by prices for oil and gas, which have typically been volatile. It is reasonably possible that the Company's oil and gas reserve estimates will change in the forthcoming year.

        Other Property and Equipment—Other property and equipment are recorded at cost and are depreciated using the straight-line method based on the useful lives of the related assets varying from 3 - 7 years. Renewals and betterments which extend the useful life of assets are capitalized. Routine maintenance and repairs are expensed as incurred.

        Other Assets—The Company has capitalized legal and other fees related to establishment of long-term debt during 2003. These costs are amortized over the life of the loan (36 months).

March 1, 2005
Debt issuance costs	$300,000
Accumulated amortization	(166,667)

Net carrying amount	$133,333

        For the period ended March 1, 2005, amortization of $16,667 was recorded.

        Energy Derivative Contracts—SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, as amended, establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and hedging activities. It requires the recognition of all derivative instruments as assets or liabilities in the Company's balance sheet and measurement of those instruments at fair value. The accounting treatment of changes in fair value is dependent upon whether or not a derivative instrument is designated as a hedge and if so, the type of hedge. For derivatives designated as cash flow hedges, changes in fair value are recognized in other comprehensive income, to the extent the hedge is effective, until the hedged item is recognized in earnings. Hedge effectiveness is measured based on the relative changes in fair value between the derivative contract and the hedged item over time. Any change in fair value resulting from ineffectiveness, as defined by SFAS No. 133, is recognized immediately in earnings. Gains and losses on derivative instruments not designated as hedges are included in earnings currently.

        Income Taxes—As a limited liability company, Nautilus Resources LLC does not pay Federal or state income taxes. The taxable income or loss of the Company, which may vary substantially from income or loss reported for financial reporting purposes, is included in the state and Federal tax returns of the members. However, the Company's wholly owned subsidiary, Phoenix, is subject to Federal income taxes. Income taxes related to the subsidiary's operations were immaterial.

2.    Sale of Assets

        On March 2, 2005, the Company was acquired by BreitBurn Energy for cash consideration of $73.0 million. BreitBurn purchased all equity shares in the agreement. The Company paid off all debt with the proceeds from this sale.

3.    Property and Equipment

        Property, plant and equipment consist of the following at March 1, 2005:

Vehicles	$553,204
Computer software and hardware	352,372
Furniture and equipment	73,246
Machinery, equipment and field equipment	67,267

Total	1,046,089
Less accumulated depreciation	(299,371)

Property and equipment, net	$746,718

        Total depreciation expense related to property and equipment was $39,208 for the period ended March 1, 2005.

4.    Asset Retirement Obligations

        In June 2001, the FASB issued SFAS No. 143, "Accounting for Asset Retirement Obligations," which addresses financial accounting and reporting for obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs. The standard applies to legal obligations associated with the retirement of long-lived assets that result from the acquisition, construction, development and/or normal use of the asset. The Company's asset retirement obligations relate primarily to the retirement of oil and gas properties and related batteries, lines and other equipment used at the wellsite.

        SFAS No. 143 requires that the fair value of a liability for an asset retirement obligation be recognized in the period in which it is incurred, if a reasonable estimate of fair value can be made. The fair value of the liability is added to the carrying amount of the associated asset. This additional carrying amount is then depreciated over the life of the asset. The liability increases due to the passage of time based on the time value of money until the obligation is settled.

        SFAS No. 143 was effective for fiscal years beginning after June 15, 2002, and was adopted by the Company in 2003. The effect of this new rule was an increase to the full cost pool and long-term liability of $1,196,230, which represents the establishment of an asset retirement obligation liability. For the period ended March 1 2005, the following activity was recorded:

Asset retirement obligation—January 1, 2005	$1,298,726
Accretion expense	10,000

Asset retirement obligation—March 1, 2005	$1,308,726

5.    Long-Term Debt

        On May 1, the Company entered into a credit agreement "Senior Credit Facility" with Fleet Bank. The Senior Credit Facility provides for borrowing up to $75 million and terminates on May 30, 2006. The initial borrowing base was set at $30 million and is subject to semi-annual borrowing base determinations commencing on November 1, 2003. The Senior Credit Facility is collateralized by mortgages on the Company's producing properties in Wyoming. Total debt outstanding on the Senior Credit Facility at March 1, 2005 was $25.850 million.

        The interest rate applicable to borrowings under the Senior Credit Facility was dependent on the type of borrowing elected by the Company. At February 28, 2005, the interest rates ranged from 3.09% to 4.75% depending on LIBOR and other borrowing factors.

        The debt is subject to certain covenants and as of March 1, 2005, the Company is not in compliance with a covenant which has resulted in the balance of the debt shown as a current liability. The debt was paid in full from proceeds of the sale of the Company (Note 2).

6.    Significant Concentrations and Off-Balance-Sheet Risk

        The Company enters into various futures commitments to minimize the effect of oil price fluctuations included in the table below.

        As of March 1, 2005, the Company had the following outstanding financial crude oil positions:

Date of Contract	Bbls Per Month	Average Fixed Price	Contract Term
10/03	18,000	$26.50	07/04 - 06/05
10/03	18,000	$24.22	07/04 - 06/05
05/04	16,800 - 18,800	$35.00	01/05 - 05/05
05/04	9,145	$30.00	07/05 - 05/06
05/04	9,145	$36.00	07/05 - 05/06

        These contracts are settled monthly based upon the monthly average NYMEX price. For the period ended March 1, 2005, the Company recorded realized losses of $830,978 and unrealized losses of $1,576,352 related to derivative contracts. These losses have been recorded in the statement of operations. The fair value of open contracts at March 1, 2005 was a negative $6,297,265.

        Substantially all of the Company's accounts receivable at March 1, 2005 resulted from oil and gas sales to other companies in the oil and gas industry. This concentration of customers may impact the Company's overall credit risk, either positively or negatively, in that these entities may be similarly affected by industry-wide changes in economic or other conditions. Such receivables are generally not collateralized.

        Oil and gas sales for the period ended March 1, 2005 included sales to one purchaser, representing 100% of total oil and gas revenues. The Company does not consider this a risk as there are a readily available supply of purchasers.

7.    Members' Equity

        During 2003, contributions from members totaled $31,000,000, representing $30,650,000 of cash and a $350,000 member note in order to raise funds for oil and gas acquisitions. The Company also paid a 1.25% placement fee of $387,500. This cost of capital has been recorded as a reduction to equity. The member note of $350,000 was also recorded as a reduction to equity as of December 31, 2003 and is still outstanding as of March 1, 2005. During the year ended December 31, 2004, one member was bought out at a cost of $550,000.

8.    Commitments and Contingencies

        Lease Agreement—The Company has a noncancellable lease agreement in effect through July 31, 2006. The minimum rent payment due under the agreement is $13,656 in 2004. During the period ended March 1, 2005, the Company's rent expenses were $15,001.

        Minimum lease payments under the office leases described above are approximately as follows:

Year
2005	$11,380
2006	13,656

Total	$25,036

        Letter of Credit—The Senior Credit Facility also allows the issuance of Letters of Credit up to $2 million on behalf of the Company. At March 1, 2005, the Company had $449,000 of Letters of Credit outstanding.

        Environmental—Oil and gas producing activities are subject to extensive Federal, state and local environmental laws and regulations. These laws, which are constantly changing, regulate the discharge of materials into the environment and may require the Company to remove or mitigate the environmental effects of the disposal or release of petroleum or chemical substances at various sites. Environmental expenditures are expensed or capitalized depending on their future economic benefit. Expenditures that relate to an existing condition caused by past operations and that have no future economic benefits are expensed. Liabilities for expenditures of a noncapital nature are recorded when environmental assessment and/or remediation is probable, and the costs can be reasonably estimated.

        Retirement Plan—The Company has a 401(k) plan (the "Plan") which became effective in fiscal 2004. Eligible employees may make voluntary contributions to the Plan. Company contributions to the Plan totaled $12,901 in 2005.

        Employment Agreements—The Company has entered into employment agreements with three officers. In the event of the termination of employee's employment with the Company for any reason, the Company shall pay employee, within 30 days of the effective date of termination, his base salary through May 31, 2005 (or any fiscal year ending May 31 thereafter). In the event of employee's voluntary resignation prior to May 31, 2005, the Company shall pay employee only the compensation and benefits earned through the effective date of termination. The aggregate commitment as of February 28, 2005 for future salaries, excluding bonuses, is approximately $354,000 through May 31, 2005. If employee is terminated under other circumstances, other amounts may be owed.

        Contingencies—The Company may from time to time be involved in various claims, lawsuits, disputes with third parties, actions involving allegations of discrimination, or breach of contract incidental to the operations of its business. The Company is not currently involved in any such incidental litigation which it believes could have a materially adverse effect on its financial condition or results of operations.

9.    Revision of Financial Statements:

        The Company has revised its previously reported financial statements for the period from January 1, 2005 through March 1, 2005. Unrealized gains and losses related to oil and gas derivative contracts not qualifying for hedge accounting under SFAS No. 133 were previously classified as "other income (expense)." These amounts have been reclassified and are now included in "operating revenues." The effect is a reduction of total operating revenues by $1,576,352 from $2,779,912 to $1,203,560 for the period from January 1, 2005 to March 1, 2005. The revision had no effect on net income for the period from January 1, 2005 to March 1, 2005.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Members
Nautilus Resources, LLC
Denver, Colorado

        We have audited the accompanying consolidated balance sheet of Nautilus Resources, LLC (the "Company") and subsidiaries as of December 31, 2004 and the related consolidated statements of operations and changes in members' equity, and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

        We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

        In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Nautilus Resources, LLC and subsidiaries as of December 31, 2004, and the results of their operations and their cash flows for the year ended December 31, 2004 in conformity with U.S. generally accepted accounting principles.

        As discussed in Note 9 to the consolidated financial statements, the Company has revised its consolidated statements of operations for the year ended December 31, 2004.

/s/  HEIN & ASSOCIATES LLP

HEIN & ASSOCIATES LLP
Denver, Colorado
January 27, 2006, except for the information in Note 9, as to which the date is May 9, 2006.

NAUTILUS RESOURCES LLC

BALANCE SHEET

DECEMBER 31, 2004

ASSETS
Current Assets:
Cash and cash equivalents	$1,127,921
Oil and gas sales receivables	1,538,225
Other assets	365,566

Total current assets	3,031,712
Oil and Gas Properties (full cost method):
Undeveloped oil and gas properties	21,190,980
Proved oil and gas properties	35,504,715

Total oil and gas properties	56,695,695
Less accumulated amortization	(2,155,671)

Net oil and gas properties	54,540,024

Other Assets:
Other property and equipment, net	785,925
Debt issuance costs, net	179,754

Total other assets	965,679

Total Assets	$58,537,415

LIABILITIES AND MEMBERS' EQUITY
Current Liabilities:
Notes payable	$25,000,000
Accounts payable	2,155,186
Accrued liabilities	1,296,017
Unrealized loss on energy derivatives	4,720,913

Total current liabilities	33,172,116
Long-Term Asset Retirement Obligation	1,298,726
Commitments and Contingencies (Notes 6 and 8)
Members' equity	24,066,573

Total Liabilities and Members' Equity	$58,537,415

See accompanying notes to these financial statements.

NAUTILUS RESOURCES LLC

STATEMENT OF OPERATIONS AND CHANGES IN MEMBERS' EQUITY

FOR THE YEAR ENDED DECEMBER 31, 2004

Operating Revenues:
Oil sales	$20,471,873
Realized loss on energy derivatives	(6,656,617)
Unrealized loss on oil derivatives	(2,601,244)
Gas sales	203,724
Other	362,710

Total operating revenues	11,780,446

Operating Expenses:
Lease operations	9,010,721
Production taxes	2,305,998
Depletion and depreciation	1,551,124
General and administrative	3,510,309

Total operating expenses	16,378,152

Loss from Operations	(4,597,706)
Other Income (Expense):
Interest expense, net	(743,368)
Amortization of debt issuance costs	(100,000)

Total other income (expense)	(843,368)

Net Loss	(5,441,074)
Members' Equity, beginning of period	30,057,647
Member buyout	(550,000)

Members' Equity, end of period	$24,066,573

See accompanying notes to these financial statements.

NAUTILUS RESOURCES LLC

STATEMENT OF CASH FLOWS

FOR THE YEAR ENDED DECEMBER 31, 2004

Cash Flows from Operating Activities:
Net loss	$(5,441,074)
Adjustments to reconcile net loss to net cash provided by operating activities:
Unrealized loss from energy derivatives	2,601,244
Depletion and depreciation	1,551,124
Amortization of debt issuance costs	100,000
Accretion of asset retirement obligation	71,906
Changes in assets and liabilities:
Receivables	(105,428)
Other assets	(89,148)
Payables and accrued liabilities	2,043,756

Net cash provided by operating activities	732,380

Cash Flows from Investing Activities:
Acquisition of oil and gas properties	—
Capital expenditures for intangibles and well equipment	(7,607,202)
Capital expenditures for other property and equipment	(420,676)

Net cash used in investing activities	(8,027,878)

Cash Flows from Financing Activities:
Proceeds from senior debt	4,680,548
Buyout of member	(550,000)

Net cash provided by financing activities	4,130,548

Net Decrease in Cash and Cash Equivalents	(3,164,950)
Cash and Cash Equivalents, beginning of period	4,292,871

Cash and Cash Equivalents, end of period	$1,127,921

Cash Paid for Interest	$624,208

See accompanying notes to these financial statements.

NAUTILUS RESOURCES LLC

NOTES TO THE FINANCIAL STATEMENTS

1.    Organization and Summary of Significant Accounting Policies

        Organization and Business—Nautilus Resources LLC ("Nautilus", "the Company"), is a limited liability Company under the State Statutes of Colorado and was organized on October 19, 1999. The LLC has a limited life to dissolve no later than May 29, 2028. Under the LLC rules in Colorado, the liability of the Company is limited to the members' equity. The Company is engaged in the acquisition of oil and gas properties and the production, development, and exploitation of oil and gas reserves in the United States through the application of leading edge technologies. The Partnership also explores for oil and gas reserves with the use of 3-D seismic technology.

        Principles of Consolidation—The consolidated financial statements include the accounts of Nautilus and its wholly owned subsidiaries: Phoenix Production Company (Phoenix), a C-Corporation whose operations consist of oil and gas operations in Wyoming, and Preventative Maintenance Services (PMS), whose operations consist of oil and gas field work (collectively referred to as the "Company"). All significant intercompany transactions and balances have been eliminated in consolidation.

        Cash and Cash Equivalents—The Company considers all highly liquid debt instruments purchased with an original maturity of three months or less to be cash equivalents.

        Use of Estimates—The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and the accompanying notes. The actual results could differ from those estimates.

        The Company's financial statements are based on a number of significant estimates, including realizability of receivables, selection of the useful lives for property and equipment, asset retirement obligation, and oil reserve quantities which are the basis for the calculation of depreciation, depletion and impairment of oil properties. The Company's reserve estimates were determined by an independent petroleum engineering firm. Management emphasizes that reserve estimates are inherently imprecise and that estimates of more recent discoveries are more imprecise than those for properties with long production histories. Accordingly, the Company's estimates are expected to change as future information becomes available.

        Revenue Recognition—The Company recognizes oil and gas revenues for only its ownership percentage of total production under the entitlement method.

        Accounts Receivable—The Company generates billings each month to its working interest partners in the properties the Company operates. The resulting receivables, net of royalty payments due to the working interest partners, are due within 30 days of receipt. Interest and other costs are provided for payments not timely received. The receivables are reviewed periodically and appropriate actions are taken on past due amounts, if any.

        Oil And Gas Producing Activities—The Company follows the full cost method of accounting for its oil and gas activities. Accordingly, all costs associated with the acquisition, exploration and development of oil and gas properties are capitalized. Should net oil and gas property cost exceed an amount equal to the present value (using a 10% discount factor) of estimated future net revenue from proved reserves (the ceiling), an impairment on the carrying value of the oil and gas properties will be incurred. The Company did not incur a ceiling limitation charge in the year ended December 31, 2004.

        Depletion and depreciation are calculated on the units-of-production method based on proved resources for the full cost pool. Depletion and depreciation recorded for the year ended December 31, 2004 was $1,361,231.

        If a significant portion of the Company's oil and gas reserves are sold, a gain or loss would be recognized; otherwise, proceeds from sales are applied as a reduction of oil and gas properties.

        Oil and Gas Reserves (unaudited)—The Company's estimated oil and gas reserves were prepared by an independent petroleum engineer. These reserve estimates were prepared based on constant prices and costs at December 31, 2004. As of December 31, 2004, Total Net Proved Reserves, as assessed by the independent petroleum engineer, were approximately 12,700,000 net barrels of crude oil and approximately 1,120,000 net Mcf of gas. The estimated Future Net Revenue, based on the standardized measure, was approximately $52,000,000.

        In addition to the uncertainties inherent in the reserve estimation process, the above amounts are affected by prices for oil and gas, which have typically been volatile. It is reasonably possible that the Company's oil and gas reserve estimates will change in the forthcoming year.

        Other Property and Equipment—Other property and equipment are recorded at cost and are depreciated using the straight-line method based on the useful lives of the related assets varying from 3 - 7 years. Renewals and betterments which extend the useful life of assets are capitalized. Routine maintenance and repairs are expensed as incurred.

        Other Assets—The Company has capitalized legal and other fees related to establishment of long-term debt during 2003. These costs are amortized over the life of the loan (36 months).

December 31, 2004
Debt issuance costs	$300,000
Accumulated amortization	(150,000)

Net carrying amount	$150,000

        For the year ended December 31, 2004, amortization of $100,000 was recorded.

        Energy Derivative Contracts—SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," as amended establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and hedging activities. It requires the recognition of all derivative instruments as assets or liabilities in the Company's balance sheet and measurement of those instruments at fair value. The accounting treatment of changes in fair value is dependent upon whether or not a derivative instrument is designated as a hedge and if so, the type of hedge. For derivatives designated as cash flow hedges, changes in fair value are recognized in other comprehensive income, to the extent the hedge is effective, until the hedged item is recognized in earnings. Hedge effectiveness is measured based on the relative changes in fair value between the derivative contract and the hedged item over time. Any change in fair value resulting from ineffectiveness, as defined by SFAS No. 133, is recognized immediately in earnings. Gains and losses on derivative instruments not designated as hedges are included in earnings currently.

        Income Taxes—As a limited liability company, Nautilus Resources LLC does not pay Federal or state income taxes. The taxable income or loss of the Company, which may vary substantially from income or loss reported for financial reporting purposes, is included in the state and Federal tax returns of the members. However, the Company's wholly owned subsidiary, Phoenix, is subject to Federal income taxes. Income taxes related to the subsidiary's operations were immaterial.

2.    Sale of Assets

        On March 2, 2005, the Company was acquired by BreitBurn Energy for cash consideration of $73.0 million. Breitburn acquired all equity shares in this transaction. In connection with this sale, all debt as of December 31, 2004 was paid off from the proceeds of this sale.

3.    Property and Equipment

        Property, plant and equipment consist of the following at December 31, 2004:

Vehicles	$553,204
Computer software and hardware	352,372
Furniture and equipment	73,247
Machinery, equipment and field equipment	67,266

Total	1,046,089
Less accumulated depreciation	(260,164)

Property and equipment, net	$785,925

        Total depreciation expense related to property and equipment was $189,893 for the year ended December 31, 2004.

4.    Asset Retirement Obligations

        In June 2001, the FASB issued SFAS No. 143, "Accounting for Asset Retirement Obligations," which addresses financial accounting and reporting for obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs. The standard applies to legal obligations associated with the retirement of long-lived assets that result from the acquisition, construction, development and/or normal use of the asset. The Company's asset retirement obligations relate primarily to the retirement of oil and gas properties and related batteries, lines and other equipment used at the wellsite.

        SFAS No. 143 requires that the fair value of a liability for an asset retirement obligation be recognized in the period in which it is incurred, if a reasonable estimate of fair value can be made. The fair value of the liability is added to the carrying amount of the associated asset. This additional carrying amount is then depreciated over the life of the asset. The liability increases due to the passage of time based on the time value of money until the obligation is settled.

        SFAS No. 143 was effective for fiscal years beginning after June 15, 2002. The Company was formed in 2003 and therefore there is no cumulative effect for SFAS No. 143. The effect of this new rule was an increase to the full cost pool and long-term liability of $1,196,230, which represents the establishment of an asset retirement obligation liability. The Company had the following activity for the year ended December 31, 2004:

Asset retirement obligation—January 1, 2004	$1,226,820
Accretion expense	71,906

Asset retirement obligation—December 31, 2004	$1,298,726

5.    Long-Term Debt

        In 2003, the Company entered into a credit agreement "Senior Credit Facility" with Fleet Bank. The Senior Credit Facility provides for borrowing up to $75 million and terminates on May 30, 2006. The initial borrowing base was set at $30 million and is subject to semi-annual borrowing base determinations commencing on November 1, 2003. The Senior Credit Facility is collateralized by mortgages on the Company's producing properties in Wyoming. Total debt outstanding on the Senior Credit Facility at December 31, 2004 was $25 million.

        The interest rate applicable to borrowings under the Senior Credit Facility was dependent on the type of borrowing elected by the Company. At December 31, 2004, the rates ranged from 3.09% to 4.75%.

        The debt is subject to certain covenants and as of December 31, 2004, the Company is not in compliance with a covenant which has resulted in the balance of the debt shown as a current liability. The debt was paid in full from the proceeds of the sale of the Company (Note 2).

6.    Significant Concentrations and Off-Balance-Sheet Risk

        The Company enters into various futures commitments to minimize the effect of oil price fluctuations included in the table below.

        As of December 31, 2004, the Company had the following outstanding financial crude oil positions:

Date of Contract	Bbls Per Month	Average Fixed Price	Contract Term
10/03	18,000	$26.50	07/04 - 06/05
10/03	18,000	$24.22	07/04 - 06/05
05/04	16,800 - 18,800	$35.00	01/05 - 05/05
05/04	9,145	$30.00	07/05 - 05/06
05/04	9,145	$36.00	07/05 - 05/06

        These contracts are settled monthly based upon the monthly average NYMEX price. For the year ended December 31, 2004, the Company recorded realized losses of $6,656,617 and unrealized losses of $2,601,244 related to derivative contracts. These losses have been recorded in the statement of operations. The fair value of open contracts at December 31, 2004 was a negative $4,720,913.

        Substantially all of the Company's accounts receivable at December 31, 2004 resulted from oil and gas sales to other companies in the oil and gas industry. This concentration of customers may impact the Company's overall credit risk, either positively or negatively, in that these entities may be similarly affected by industry-wide changes in economic or other conditions. Such receivables are generally not collateralized.

        Oil and gas sales for the year ended December 31, 2004 included sales to one purchaser, representing 100% of total oil and gas revenues. The Company does not consider this a risk as there are a readily available supply of purchasers.

7.    Members' Equity

        During 2003, contributions from members totaled $31,000,000, representing $30,650,000 of cash and a $350,000 member note in order to raise funds for oil and gas acquisitions. The Company also paid a 1.25% placement fee of $387,500. This cost of capital has been recorded as a reduction to equity. The member note of $350,000 was also recorded as a reduction to equity as of December 31, 2003. During the year ended December 31, 2004, one member was bought out at a cost of $550,000.

8.    Commitments and Contingencies

        Lease Agreement—The Company has a noncancellable lease agreement in effect through July 31, 2006. The minimum rent payment due under the agreement is $13,656 in 2004. During the year ended December 31, 2004, the Company's rent expenses were $81,082.

        Minimum lease payments under the office leases described above are approximately as follows:

Year
2005	$13,656
2006	13,656

Total	$27,312

        Letter of Credit—The Senior Credit Facility also allows the issuance of Letters of Credit up to $2 million on behalf of the Company. At December 31, 2004, the Company had $449,000 of Letters of Credit outstanding.

        Environmental—Oil and gas producing activities are subject to extensive Federal, state and local environmental laws and regulations. These laws, which are constantly changing, regulate the discharge of materials into the environment and may require the Company to remove or mitigate the environmental effects of the disposal or release of petroleum or chemical substances at various sites. Environmental expenditures are expensed or capitalized depending on their future economic benefit. Expenditures that relate to an existing condition caused by past operations and that have no future economic benefits are expensed. Liabilities for expenditures of a noncapital nature are recorded when environmental assessment and/or remediation is probable, and the costs can be reasonably estimated.

        Retirement Plan—The Company has a 401(k) plan (the "Plan") which became effective in fiscal 2004. Eligible employees may make voluntary contributions to the Plan. Company contributions to the Plan totaled $72,183 in 2004.

        Employment Agreements—The Company has entered into employment agreements with three employees. In the event of the termination of employee's employment with the Company for any reason, the Company shall pay employee, within 30 days of the effective date of termination, his base salary through May 31, 2005 (or any fiscal year ending May 31 thereafter). In the event of employee's voluntary resignation prior to May 31, 2005, the Company shall pay employee only the compensation and benefits earned through the effective date of termination. The aggregate commitment as of December 31, 2004 for future salaries, excluding bonuses, is approximately $354,000 through May 31, 2005. If employee is terminated under other circumstances, other amounts may be owed.

        Contingencies—The Company may from time to time be involved in various claims, lawsuits, disputes with third parties, actions involving allegations of discrimination, or breach of contract incidental to the operations of its business. The Company is not currently involved in any such incidental litigation which it believes could have a materially adverse effect on its financial condition or results of operations.

9.    Revision of Financial Statements

        The Company has revised its previously reported financial statements for the year ended December 31, 2004. Unrealized gains and losses related to oil and gas derivative contracts not qualifying for hedge accounting under SFAS No. 133 were previously classified as "other income (expense)." These amounts have been reclassified and are now included in "operating revenues." The effect is a reduction of total operating revenues by $2,601,244 from $14,381,690 to $11,780,446 for the year ended December 31, 2004. The revision had no effect on net income for the year ended December 31, 2004.

APPENDIX A

FIRST AMENDED AND RESTATED

AGREEMENT OF LIMITED PARTNERSHIP

OF

BREITBURN ENERGY PARTNERS L.P.

A-1

APPENDIX B

GLOSSARY OF TERMS

        Bbl:    One stock tank barrel or 42 U.S. gallons liquid volume.

        Bcf:    Billion cubic feet.

        Bcfe:    One billion cubic feet equivalent, determined using a ratio of six Mcf of natural gas to one Bbl of crude oil, condensate or natural gas liquids.

        Boe:    One barrel of oil equivalent, determined using a ratio of six Mcf of natural gas to one Bbl of crude oil.

        Boe/d:    Boe per day.

        btu:    British thermal unit, which is the heat required to raise the temperature of a one-pound mass of water from 58.5 to 59.5 degrees Fahrenheit.

        development well:    A well drilled within the proved area of a natural gas or oil reservoir to the depth of a stratigraphic horizon known to be productive.

        dry hole or well:    A well found to be incapable of producing hydrocarbons in sufficient quantities such that proceeds from the sale of such production would exceed production expenses and taxes.

        exploitation:    A drilling or other project which may target proven or unproven reserves (such as probable or possible reserves), but which generally has a lower risk than that associated with exploration projects.

        field:    An area consisting of a single reservoir or multiple reservoirs all grouped on or related to the same individual geological structural feature and/or stratigraphic condition.

        GAAP:    Generally accepted accounting principles in the United States.

        gross acres or gross wells:    The total acres or wells, as the case may be, in which a working interest is owned.

        MBbls:    One thousand barrels of crude oil or other liquid hydrocarbons.

        MBoe:    One thousand barrels of oil equivalent.

        Mcf:    One thousand cubic feet.

        Mcfe:    One thousand cubic feet equivalent, determined using the ratio of six Mcf of natural gas to one Bbl of crude oil, condensate or natural gas liquids.

        MMBbls:    One million barrels of crude oil or other liquid hydrocarbons.

        MMBoe:    One million barrels of oil equivalent.

        MMBtu:    One million British thermal units.

        MMcf:    One million cubic feet.

        MMcfe:    One million cubic feet equivalent, determined using a ratio of six Mcf of natural gas to one Bbl of crude oil, condensate or natural gas liquids.

        MMcfe/d:    MMcfe per day.

        MMMBtu:    One billion British thermal units.

        net acres or net wells:    The sum of the fractional working interests owned in gross acres or gross wells, as the case may be.

        NGLs:    The combination of ethane, propane, butane and natural gasolines that when removed from natural gas become liquid under various levels of higher pressure and lower temperature.

        NYMEX:    New York Mercantile Exchange.

        oil:    Crude oil, condensate and natural gas liquids.

        productive well:    A well that is found to be capable of producing hydrocarbons in sufficient quantities such that proceeds from the sale of such production exceeds production expenses and taxes.

        proved developed reserves:    Reserves that can be expected to be recovered through existing wells with existing equipment and operating methods. Additional natural gas and oil expected to be obtained through the application of fluid injection or other improved recovery techniques for supplementing the natural forces and mechanisms of primary recovery are included in "proved developed reserves" only after testing by a pilot project or after the operation of an installed program has confirmed through production response that increased recovery will be achieved.

        proved reserves:    Proved natural gas and oil reserves are the estimated quantities of natural gas, natural gas liquids and crude oil which geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under existing economic and operating conditions, i.e., prices and costs as of the date the estimate is made. Prices include consideration of changes in existing prices provided only by contractual arrangements, but not on escalations based on future conditions.

        proved undeveloped reserves or PUDs.    Reserves that are expected to be recovered from new wells on undrilled acreage or from existing wells where a relatively major expenditure is required for recompletion. Reserves on undrilled acreage are limited to those drilling units offsetting productive units that are reasonably certain of production when drilled. Proved reserves for other undrilled units are claimed only where it can be demonstrated with certainty that there is continuity of production from the existing productive formation. Estimates for proved undeveloped reserves are not attributed to any acreage for which an application of fluid injection or other improved recovery technique is contemplated, unless such techniques have been proved effective by actual tests in the area and in the same reservoir.

        recompletion:    The completion for production of an existing wellbore in another formation from that which the well has been previously completed.

        reserve:    That part of a mineral deposit which could be economically and legally extracted or produced at the time of the reserve determination.

        reservoir:    A porous and permeable underground formation containing a natural accumulation of producible oil and/or natural gas that is confined by impermeable rock or water barriers and is individual and separate from other reserves.

        standardized measure:    The present value of estimated future net revenue to be generated from the production of proved reserves, determined in accordance with the rules and regulations of the SEC (using prices and costs in effect as of the date of estimation), less future development, production and income tax expenses, and discounted at 10% per annum to reflect the timing of future net revenue. Our standardized measure does not reflect any future income tax expenses because we are not subject to income taxes. Standardized measure does not give effect to derivative transactions.

        successful well:    A well capable of producing natural gas and/or oil in commercial quantities.

        undeveloped acreage:    Lease acreage on which wells have not been drilled or completed to a point that would permit the production of commercial quantities of natural gas and oil regardless of whether such acreage contains proved reserves.

        working capital borrowings:    Borrowings used exclusively for working capital purposes or to pay distributions to partners, made pursuant to a credit agreement or other arrangement to the extent such borrowings are required to be reduced to a relatively small amount each year for an economically meaningful period of time.

        working interest:    The operating interest that gives the owner the right to drill, produce and conduct operating activities on the property and a share of production.

        workover:    Operations on a producing well to restore or increase production.

APPENDIX C

CERTIFICATION FORM FOR ELIGIBLE HOLDERS

        As described in this Prospectus, only Eligible Holders (as defined on Schedule 1 hereto) may purchase common units in the Partnership's proposed initial public offering ("IPO"). In order to comply with this requirement, all potential investors, including institutions, partnerships and trusts ("Potential Investor"), must complete this Certification Form.

  •
  You should fax the signed forms to RBC Capital Markets Corporation (    -    -            ) or Citigroup Global Markets Inc. (    -    -            ) by 5:00 pm Eastern time on [                  ,    ] 2006 (the "Return Date").

  Potential Investors who do not complete and return this
  form by the Return Date will not be allocated units in this offering.

Section 1:    Type of Entity (check one)

☐ Individual	☐ Partnership		☐ Corporation
☐ Trust	Other (specify	)

Section 2:    Eligible Holder (check one)

☐
The undersigned Potential Investor hereby certifies that it is an Eligible Holder.

☐
The undersigned Potential Investor hereby certifies that it is not an Eligible Holder.

Section 3:    United States Federal Income Taxation (check one)

        Indicate whether:

☐
you are an individual investor that is subject to United States federal income taxation on the income generated by the Partnership; or

☐
you are an individual investor that is not subject to United States federal income taxation on the income generated by the Partnership; or

☐
the entity is subject to United States federal income taxation on the income generated by the Partnership;

☐
the entity is not subject to United States federal income taxation, but it is a pass-through entity and all of its beneficial owners are subject to United States federal income taxation on the income generated by the Partnership;

☐
the entity is not subject to United States federal income taxation and it is (a) no a pass-through entity or (b) a pass-through entity, but not all of its beneficial owners are subject to United States federal income taxation on the income generated by the Partnership.

Section 4:    Nationality (check one)

☐ United States Citizen or Domestic Entity

☐ Foreign Corporation        ☐ Resident Alien or Non-resident Alien

Section 5:    Other

        1.    Acknowledgement and Consent to Forward this Certification Form.    The undersigned Potential Investor acknowledges and understands that an underwriter who receives this Certification Form may forward it to the Partnership and/or the transfer agent for the Common Units. Accordingly, the undersigned hereby grants its consent for RBC Capital Markets or Citigroup Global Markets Inc. to forward this Certification Form to the Partnership and/or the transfer agent for the Common Units.

        2.    Acknowledgement of Obligation to Complete a Transfer Application.    The undersigned Potential Investor further acknowledges that, if it purchases common units in the IPO, it must complete an Application for Transfer of Common Units (the "Transfer Application") in the form included in Appendix D to the Prospectus and deliver it to the address as instructed on the Transfer Application. The undersigned Potential Investor further acknowledges that no underwriter or affiliate of an underwriter has any responsibility or obligation to complete or deliver a Transfer Application on behalf of the undersigned.

        Executed this            day of            , 2006

(Name of Potential Investor)
By:
Name:
Title:

SCHEDULE 1

        An "Eligible Holder" is a person or entity qualified to hold an interest in oil and gas leases on federal lands. As of the date hereof, Eligible Holder means:

  1)
  a citizen of the United States;

  2)
  a corporation organized under the laws of the United States or of any state thereof;

  3)
  a public body, including a municipality; or

  4)
  an association of United States citizens, such as a partnership or limited liability company, organized under the laws of the United States or of any state thereof, but only if such association does not have any direct or indirect foreign ownership, other than foreign ownership of stock in a parent corporation organized under the laws of the United States or of any state thereof.

For the avoidance of doubt, onshore mineral leases or any direct or indirect interest therein may be acquired and held by aliens only through stock ownership, holding or control in a corporation organized under the laws of the United States or of any state thereof.

APPENDIX D

APPLICATION FOR TRANSFER OF COMMON UNITS

        The undersigned ("Assignee") hereby applies for transfer to the name of the Assignee of the Common Units evidenced hereby and hereby certifies to BreitBurn Energy Partners L.P. (the "Partnership") that the Assignee (including to the best of Assignee's knowledge, any person for whom the Assignee will hold the Common Units) is an Eligible Holder.*

*
The term "Eligible Holder" means a person or entity qualified to hold an interest in oil and gas leases on federal lands. As of the date hereof, Eligible Holder means: (1) a citizen of the United States; (2) a corporation organized under the laws of the United States or of any state thereof; (3) a public body, including a municipality; or (4) an association of United States citizens, such as a partnership or limited liability company, organized under the laws of the United States or of any state thereof, but only if such association does not have any direct or indirect foreign ownership, other than foreign ownership of stock in a parent corporation organized under the laws of the United States or of any state thereof. For the avoidance of doubt, onshore mineral leases or any direct or indirect interest therein may be acquired and held by aliens only through stock ownership, holding or control in a corporation organized under the laws of the United States or of any state thereof.

        The Assignee (a) requests admission as a Substituted Limited Partner and agrees to comply with and be bound by, and hereby executes, the Amended and Restated Agreement of Limited Partnership of the Partnership, as amended, supplemented or restated to the date hereof (the "Partnership Agreement"), (b) represents and warrants that the Assignee has all right, power and authority and, if an individual, the capacity necessary to enter into the Partnership Agreement, (c) appoints the General Partner of the Partnership and, if a Liquidator shall be appointed, the Liquidator of the Partnership as the Assignee's attorney-in-fact to execute, swear to, acknowledge and file any document, including, without limitation, the Partnership Agreement and any amendment thereto and the Certificate of Limited Partnership of the Partnership and any amendment thereto, necessary or appropriate for the Assignee's admission as a Substituted Limited Partner and as a party to the Partnership Agreement, (d) gives the powers of attorney provided for in the Partnership Agreement, and (e) makes the waivers and gives the consents and approvals contained in the Partnership Agreement. Capitalized terms not defined herein have the meanings assigned to such terms in the Partnership Agreement.

Date:

Social Security or other identifying number of Assignee	Signature of Assignee
Purchase Price including commissions, if any	Name and Address of Assignee

Type of Entity (check one):

☐	Individual	☐	Partnership	☐	Corporation
☐	Trust	☐	Other (specify)

Nationality (check one):

☐	U.S. citizen, Resident or Domestic Entity	☐	Non-resident Alien
☐	Foreign Corporation

        If the U.S. Citizen, Resident or Domestic Entity box is checked, the following certification must be completed.

        Under Section 1445(e) of the Internal Revenue Code of 1986, as amended (the "Code"), the Partnership must withhold tax with respect to certain transfers of property if a holder of an interest in the Partnership is a foreign person. To inform the Partnership that no withholding is required with respect to the undersigned interestholder's interest in it, the undersigned hereby certifies the following (or, if applicable, certifies the following on behalf of the interestholder).

Complete Either A or B:

A.
Individual Interestholder

1.
I am not a non-resident alien for purposes of U.S. income taxation.

2.
My U.S. taxpayer identification number (Social Security Number) is                         .

3.
My home address is                         .

B.
Partnership, Corporation or Other Interestholder

1.
                         is not a foreign corporation, foreign partnership, foreign trust or
(Name of Interestholder)
foreign estate (as those terms are defined in the Code and Treasury Regulations).

2.
The interestholder's U.S. employer identification number is                         .

3.
The interestholder's office address and place of incorporation (if applicable) is                         .

        The interestholder agrees to notify the Partnership within sixty (60) days of the date the interestholder becomes a foreign person.

        The interestholder understands that this certificate may be disclosed to the Internal Revenue Service by the Partnership and that any false statement contained herein could be punishable by fine, imprisonment or both.

        Under penalties of perjury, I declare that I have examined this certification and, to the best of my knowledge and belief, it is true, correct and complete and, if applicable, I further declare that I have authority to sign this document on behalf of:

Name of Interestholder
Signature and Date
Title (if applicable)

        Note: If the Assignee is a broker, dealer, bank, trust company, clearing corporation, other nominee holder or an agent of any of the foregoing, and is holding for the account of any other person, this application should be completed by an officer thereof or, in the case of a broker or dealer, by a registered representative who is a member of a registered national securities exchange or a member of the National Association of Securities Dealers, Inc., or, in the case of any other nominee holder, a person performing a similar function. If the Assignee is a broker, dealer, bank, trust company, clearing corporation, other nominee owner or an agent of any of the foregoing, the above certification as to any person for whom the Assignee will hold the Common Units shall be made to the best of the Assignee's knowledge.

BreitBurn Energy Partners L.P.

6,000,000 Common Units
Representing Limited Partner Interests

RBC CAPITAL MARKETS

CITIGROUP

P R O S P E C T U S

                        , 2006

Until            , 2006 (25 days after the date of this prospectus), all dealers that buy, sell or trade our common units, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II
INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

        Set forth below are the expenses (other than underwriting discounts and commissions) expected to be incurred in connection with the issuance and distribution of the securities registered hereby. With the exception of the Securities and Exchange Commission registration fee, the NASD filing fee and the New York Stock Exchange listing fee, the amounts set forth below are estimates.

SEC registration fee	$15,504
NASD filing fee	14,990
New York Stock Exchange listing fee	150,000
Printing expenses	400,000
Accounting fees and expenses	750,000
Legal fees and expenses	1,500,000
Transfer agent and registrar fees	5,000
Structuring Fee	400,000
Miscellaneous	264,506

Total	3,500,000

Item 14. Indemnification of Directors and Officers.

        The section of the prospectus entitled "The Partnership Agreement—Indemnification" is incorporated herein by this reference. Reference is also made to the Underwriting Agreement filed as Exhibit 1.1 to this registration statement. Subject to any terms, conditions or restrictions set forth in the partnership agreement, Section 17-108 of the Delaware Revised Uniform Limited Partnership Act empowers a Delaware limited partnership to indemnify and hold harmless any partner or other person from and against all claims and demands whatsoever.

Item 15. Recent Sales of Unregistered Securities.

        On March 23, 2006, in connection with the formation of the partnership, BreitBurn Energy Partners L.P. issued (1) to BreitBurn GP, LLC the 2% general partner interest in the Partnership for $20 and (2) to BreitBurn Energy Corporation, Pro GP Corporation, a wholly owned subsidiary of Provident, and Pro LP Corporation, a wholly owned subsidiary of Provident, an aggregate 98% limited partner interest in the partnership for $980 (contributed by each such limited partner in proportion to its respective limited partner interest) in an offering exempt from registration under Section 4(2) of the Securities Act of 1933. There have been no other sales of unregistered securities within the past three years.

Item 16. Exhibits and Financial Statement Schedules.

(a)
The following documents are filed as exhibits to this registration statement:

Exhibit Number	Description

1.1*	Form of Underwriting Agreement
3.1*	Certificate of Limited Partnership of BreitBurn Energy Partners L.P.
3.2*	Form of Amended and Restated Agreement of Limited Partnership of BreitBurn Energy Partners L.P. (included as Appendix A to the Prospectus)
3.3*	Certificate of Formation of BreitBurn GP, LLC
3.4*	Amended and Restated Limited Liability Company Agreement of BreitBurn GP LLC
5.1*	Opinion of Vinson & Elkins L.L.P. as to the legality of the securities being registered
8.1*	Opinion of Vinson & Elkins L.L.P. relating to tax matters
10.1*	Form of Credit Agreement
10.2*	Form of Contribution Agreement
10.3*	Form of Omnibus Agreement
10.4*	Form of Administrative Services Agreement
10.5*	Form of Long Term Incentive Plan of BreitBurn Energy Partners L.P.
21.1*	List of subsidiaries of BreitBurn Energy Partners L.P.
23.1	Consent of PricewaterhouseCoopers LLP
23.2	Consent of Hein & Associates LLP
23.3	Consent of Netherland, Sewell & Associates, Inc.
23.4*	Consent of Vinson & Elkins L.L.P. (contained in Exhibit 5.1)
23.5*	Consent of Vinson & Elkins L.L.P. (contained in Exhibit 8.1)
24.1	Powers of Attorney (included on the signature page)

*
To be filed by amendment.

Item 17. Undertakings.

        The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities

(other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction of the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

        The undersigned registrant hereby undertakes that:

          (1)   For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

          (2)   For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        The registrant undertakes to send to each limited partner at least on an annual basis a detailed statement of any transactions with Provident or its affiliates, and of fees, commissions, compensation and other benefits paid, or accrued to Provident or its affiliates for the fiscal year completed, showing the amount paid or accrued to each recipient and the services performed.

        The registrant undertakes to provide to the limited partners the financial statements required by Form 10-K for the first full fiscal year of operations of the partnership.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Los Angeles, State of California, on May 12, 2006.

BREITBURN ENERGY PARTNERS L.P.
By:	BREITBURN GP, LLC its General Partner
	By:	/s/ HALBERT S. WASHBURN Halbert S. Washburn Co-Chief Executive Officer

        Each person whose signature appears below appoints Halbert S. Washburn and Randall J. Findlay and each of them, any of whom may act without the joinder of the other, as his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and any Registration Statement (including any amendment thereto) for this offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933 and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or would do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them of their or his substitute and substitutes, may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities indicated on May 12, 2006.

Signature	Title

/s/ RANDALL H. BREITENBACH Randall H. Breitenbach	Co-Chief Executive Officer and Director (Principal Executive Officer)
/s/ HALBERT S. WASHBURN Halbert S. Washburn	Co-Chief Executive Officer and Director (Principal Executive Officer)

/s/ BRUCE D. MCFARLAND Bruce D. McFarland	Treasurer and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)
/s/ THOMAS W. BUCHANAN Thomas W. Buchanan	Director
/s/ RANDALL J. FINDLAY Randall J. Findlay	Chairman of the Board

EXHIBIT INDEX

Exhibit Number	Description

1.1*	Form of Underwriting Agreement
3.1*	Certificate of Limited Partnership of BreitBurn Energy Partners L.P.
3.2*	Form of Amended and Restated Agreement of Limited Partnership of BreitBurn Energy Partners L.P. (included as Appendix A to the Prospectus)
3.3*	Certificate of Formation of BreitBurn GP, LLC
3.4*	Amended and Restated Limited Liability Company Agreement of BreitBurn GP LLC
5.1*	Opinion of Vinson & Elkins L.L.P. as to the legality of the securities being registered
8.1*	Opinion of Vinson & Elkins L.L.P. relating to tax matters
10.1*	Form of Credit Agreement
10.2*	Form of Contribution Agreement
10.3*	Form of Omnibus Agreement
10.4*	Form of Administrative Services Agreement
10.5*	Form of Long Term Incentive Plan of BreitBurn Energy Partners L.P.
21.1*	List of subsidiaries of BreitBurn Energy Partners L.P.
23.1	Consent of PricewaterhouseCoopers LLP
23.2	Consent of Hein & Associates LLP
23.3	Consent of Netherland, Sewell & Associates, Inc.
23.4*	Consent of Vinson & Elkins L.L.P. (contained in Exhibit 5.1)
23.5*	Consent of Vinson & Elkins L.L.P. (contained in Exhibit 8.1)
24.1	Powers of Attorney (included on the signature page)

*
To be filed by amendment.